Form 10-K405, Exhibit 13
period 1997-03-25
EARTHGRAINS CO /DE/
filed 1997-06-23
CIK 1004985

THE EARTHGRAINS COMPANY                                      1997 ANNUAL REPORT




                               [EARTHGRAINS LOGO]

                               A fresh BEGINNING

We are proud to present the first annual report of The Earthgrains Company, an international manufacturer, distributor, and consumer marketer of fresh baked goods and refrigerated dough products. | The Earthgrains name reflects our values -- freshness, health, taste, variety and excellence. Founded in 1925 in America's heartland and formerly known as Campbell Taggart, Inc., Earthgrains was spun off as an independent company from Anheuser-Busch Companies, Inc. in March 1996. | Earthgrains, listed on the New York Stock Exchange under the EGR symbol, operates four businesses in the United States and Europe:

[PICTURE]
U.S. BAKERY PRODUCTS markets packaged fresh-baked bread, buns, rolls and snack cakes under leading brands in the Southeast, South, Southwest, Midwest and Northern California.

[PICTURE]
U.S. REFRIGERATED DOUGH PRODUCTS supplies customers nationwide with biscuits, cinnamon rolls, cookie dough, toaster pastries and pie crusts, primarily under retailers' store brands (private label).

[PICTURE]
EUROPEAN BAKERY PRODUCTS, known as Bimbo, S.A., (pronounced Beem-bo) is Spain's largest baker of American-style sliced bread, buns and rolls, and Portugal's second-largest seller of those products.

[PICTURE]
EUROPEAN REFRIGERATED DOUGH PRODUCTS, known as Europate, S.A., is the only supplier of canned dough products in Europe and also produces rolled dough products.

===============================================================================
Earthgrains has more than 11,000 employees in the United States and almost 3,000 in Europe who are dedicated to carrying out the Company's mission -- providing superior customer service, offering consumer satisfaction through quality products, and increasing shareholder value.
===============================================================================

                            TABLE OF CONTENTS

 Financial Highlights  1  Letter to Shareholders  2  Earthgrains at a Glance  4
      Recipe for Success & Appetite for Growth 9 Financial Contents 16 Officers of The Earthgrains Company and Its Principal Subsidiaries 40
              Board of Directors and Corporate Information  41

                                             Financial Highlights

                                                                  ----------------------------------------
                                                                              For years ended
----------------------------------------------------------------------------------------------------------
(Dollars in millions, except per share amounts)                    March 25, 1997       March 26, 1996<F1>
==========================================================================================================
                                                                                            Pro Forma
Net Sales                                                             $1,662.6               $1,660.5
Net Income (loss)                                                     $   16.2               $  (29.9)
Earnings (loss) per Share                                             $   1.60               $  (2.93)

Excluding nonrecurring charges and credits:<F2>
  Net Income (loss)                                                   $   18.8               $  (18.3)
  Earnings (loss) per Share                                           $   1.86               $  (1.80)
  EBITDA<F3>                                                          $  126.2               $   67.6
  EBITDA Margin                                                            7.6%                   4.1 %
  Operating Income (loss)                                             $   40.3               $  (17.4)
  Operating Margin                                                         2.4%                  (1.0)%
==========================================================================================================

Net Sales               [GRAPH]
(In millions)

Sales in 1997 show an increase of 4.4 percent over the year-ago period when the comparison is adjusted to eliminate facilities sold or closed because of restructuring. Revenue increased in all four businesses during 1997.

Earnings (loss) per Share    [GRAPH]
(In dollars)

Growth in earnings per share reflects Earthgrains' significant turnaround during its first year as an independent public company.

-------------------------------------------------------------------------------

EBITDA Margin           [GRAPH]
(As percent)

EBITDA margin nearly doubled in fiscal 1997, compared with the margin in the year-ago period. Improved cash flow continues to be an important target for future performance.

Debt-to-Capitalization Ratio    [GRAPH]
(As percent)

Modest debt provides Earthgrains with a strong capital platform for growth and significant financial flexibility to take advantage of industry consolidation opportunities.

===============================================================================

[FN]
<F1> Unaudited pro forma information (see page 17) produces more meaningful comparisons with actual results for fiscal 1997;
     however, the pro forma information is not necessarily indicative of results that would have occurred if the Company had been an independent company during the comparable year-ago period for
     1996.
<F2> 1997 amounts exclude a $12.7 million provision for restructuring and $5.3 million in Spanish tax incentives and credits. 1996 amounts exclude a $3.0 million provision for restructuring, $7.8 million for the Spanish work force reduction program and $7.6 for a legal settlement and other nonrecurring costs.
<F3> EBITDA is earnings before interest expense, income texes, depreciation and amortization.
<F4> 1996 sales have been adjusted to eliminate facilities sold or closed because of restructuring.
                                                  THE EARTHGRAINS COMPANY    1

                         Letter to Shareholders

I am very pleased to report The Earthgrains Company's accomplishments in its first year as an independent public company. We have several important positives to report: stock price appreciation, increased profitability, and increased revenues. As we celebrate the renewed success of our company in the United States and Europe, we are also looking to the future. We are hungry to increase shareholder value further. Our results in fiscal 1997 represent a solid start that is indicative of Earthgrains' significant potential for additional improvement.

FIRST-YEAR GOALS MET, ADDITIONAL GOALS SET    A year ago, we stated a clear
goal: to improve revenues and profitability. We accomplished that. Revenues from ongoing operations were $1.663 billion, up 4.4 percent from the comparable year-ago period. More important, our operating margins improved in all four businesses in the United States and Europe. Net income, excluding nonrecurring charges, was $18.8 million, up from a pro forma loss of $18.3 million.

                                   [PHOTO]

      The result was a total return on your investment of 69 percent -- a figure that includes our dividends and stock appreciation, which outperformed the S&P 500. Earnings per share, excluding one-time charges, were $1.86, up from a pro forma loss of $1.80 per share in the equivalent year-before period. In other moves, the Earthgrains Board of Directors declared a 2-for-1 stock split effective July 28, 1997, and authorized repurchase of up to 500,000 shares, or 5 percent of shares outstanding, subject to a favorable Internal Revenue Service ruling.

      As you can see, our turnaround progress has been good -- particularly in our U.S. and European bakery operations. Given our current trends, we expect even better performance. We want to be the best in the industry and drive shareholder value. By fiscal 2000, our goal is to more than double our operating margin, taking it to 5 percent. Our goal for EBITDA margin -- earnings before interest expense, income taxes, depreciation and amortization -- is 10 percent, with a stretch goal of 11 percent. These goals are supported by our new exceptional performance compensation program.

      We will continue to move toward these goals by using our business strategies that worked so well this first year:

* Offering quality, value and variety of products to consumers

* Enhancing customer satisfaction -- being the preferred supplier to customers

* Reducing and controlling costs

* Taking advantage of industry consolidation opportunities

TURNAROUND THROUGH FOCUS, FLEXIBILITY AND REWARDS    As an independent
company, Earthgrains has developed a culture of focus, flexibility and rewards to improve shareholder value.

      We like the opportunities in our core business areas of packaged fresh-baked goods and refrigerated dough products -- both in the United
States and in Europe. In bakery, we focus on building branded business to drive margins. In dough, we focus on operational excellence to provide customers with the finest quality store-brand products. Our businesses in the United States and Europe are parallel, and we are able to take advantage of many lessons learned to benefit both domestic and international operations.

      We have made significant turnarounds in our U.S. and European bakery products businesses, where we boosted profits and sales. We have lowered costs through re-engineered operations and have improved product mix, including new products and line extensions. In Spain, Bimbo, S.A., has increased market share and enjoys one of the most recognizable names in the branded food business.

2    THE EARTHGRAINS COMPANY

      A strong balance sheet has given Earthgrains the flexibility to respond quickly to industry conditions and market opportunities. We were spun off in sound financial condition, and we have done a good job of managing our cash. Earthgrains' debt-to-capitalization ratio of 15 percent gives us flexibility and a strong platform for growth.

      Our strong balance sheet also allows us to invest in disciplined high-return-on-investment capital projects, such as construction of our first Portuguese bakery, which will come on line in the summer of 1998 to meet increasing demand for bakery products in Portugal and northwest Spain. Our investment in information technology, such as the latest handheld computers, category management software, electronic partnerships with customers, and business application software, sets us apart from the competition. The benefits are numerous, including enhanced customer partnering, reduced distribution costs, and other efficiencies.

                                 [GRAPH]

      One of the most significant changes in our culture has been aligning the interests of management and employees with shareholders. Earthgrains has many employee-owners through its 401(k) plan and its Employee Stock Purchase Plan. Employee 401(k) contributions are matched by the company through investment in Earthgrains stock. We use business focal points, such as increasing revenue, increasing manufacturing and selling efficiencies, and improving safety, to link rewards with performance that drives EBITDA and Return on Capital Employed (ROCE). Moreover, Earthgrains' new Exceptional Performance Plan, an aggressive, broad-based compensation plan for more than 160 key executives, links significant one-time cash awards to reaching financial performance measures of 10 percent and 11 percent EBITDA margin concurrent with ROCE above the cost of capital. These programs and other incentives are critical to increasing shareholder value.

TAKING ADVANTAGE OF GROWTH AND CONSOLIDATION    We began our independence with
a vision of getting better, then bigger. We are better, and our improvements in our first year have put us in position to improve profitability even further and to take advantage of appropriate growth opportunities -- within existing markets and in new territory.

      Public ownership of the leading U.S. baking companies has resulted in positive fundamental change in the industry and a move away from its commodity nature. The factors for growth of U.S. Bakery Products are in place. Bread and baked goods consumption is steady, and customers are willing to pay more for premium products with unique qualities and tastes. We are making fundamental changes by being innovative with our customers and offering superior products, such as our successful shelf-stable bagels, which consumers enjoy for their taste, value and nutrition.

      We will continue to take advantage of consolidation in the U.S. baking industry for profitable growth. In the past year, we have rationalized our capacity while improving customer service, revenue and product quality. We were able to move quickly to reach an agreement to supply Jitney-Jungle Stores of America with branded and store-brand breads using our existing bakery capacity. We also entered into production and licensing agreements with Interstate Bakeries Corp. in north Texas and Virginia.

      Our acquisition in December 1996 of Heiner's Bakery, Inc. of Huntington, W.Va., almost immediately added to earnings. With our strong balance sheet and cash position, we are seeking further acquisitions to enhance revenues, profitability and return on capital.

      Earthgrains is moving forward according to plan. We have hard-working, dedicated employees (many of whom are shareholders), solid relationships with customers, and a strong mix of products and businesses -- all of which we can build on. I look forward to reporting our progress to you in the future.

Sincerely,


/s/ Barry H. Beracha

Barry H. Beracha
Chairman and Chief Executive Officer

June 13, 1997


                                                  THE EARTHGRAINS COMPANY    3

Earthgrains at a Glance

Net Sales
(In millions)
--------------------------------
/ / U.S.                $1,297.1
/ / European               365.5
--------------------------------
    Total               $1,662.6

[GRAPH]

U.S. operations accounted for 78 percent of total sales in 1997, while European operations contributed 22 percent. Sales for all four businesses increased in 1997, and all operate in healthy, growing markets.

Operating Income<F*>
(In millions)
--------------------------------
/ / U.S.                   $15.1
/ / European                25.2
--------------------------------
    Total                  $40.3

[GRAPH]

Turnaround in European Bakery Products significantly contributed to operating income in 1997. A turnaround in U.S. operations is under way and continued improvement should contribute to an increasing percentage of total operating income in subsequent years.

[FN]
<F*>See footnote 2 on page 1, Financial Highlights.

-------------------------------------------------------------------------------
U.S. BAKERY PRODUCTS
-------------------------------------------------------------------------------

PRODUCTS     Earthgrains is the third-largest bread and baked goods
producer in the United States. Fresh-baked products sold to retail grocers include white, wheat, pan, and hearth-baked breads and rolls, as well as bagels, snack cakes, cookies and other sweet goods. Earthgrains supplies specialty buns and rolls, sandwich buns, and other bakery products for food service and fast-food customers such as Burger King, Pizza Hut and Waffle House.

MARKETS     Earthgrains markets its popular, premium and superpremium
products under leading brand names in 27 states in the Southeast, South, Southwest, Midwest and Northern California -- representing about a third of the U.S. population. Earthgrains brands hold the No. 1 or No. 2 market position in 16 of the Company's 19 sales zones. Earthgrains distributes baked goods through more than 2,800 direct-store delivery routes and more than 240 thrift stores.

OVERVIEW     Earthgrains continues to roll out new products to supplement its lineup of popular pan breads, premium variety breads, superpremium hearth-baked breads, and other baked goods. Earth Grains(R) brand shelf-stable bagels have captured a significant market share in their first year.

      Earthgrains operates 33 bakeries serving pan bread markets in a 300-mile radius of its plants.

      U.S. Bakery Products also has three Diversified Products bakeries, which make such products as hearth-baked breads, croissants, breadsticks, snack cakes, and cookies for distribution throughout Earthgrains' markets. Earthgrains has entered an agreement to acquire its bagel co-packer, H&L Baking Co. of Albuquerque, N.M., to bring specialized bagel production into the company's Diversified Products operation.

-------------------------------------------------------------------------------
U.S. REFRIGERATED DOUGH PRODUCTS
-------------------------------------------------------------------------------

PRODUCTS     Earthgrains is the second-largest producer of refrigerated dough products in the United States. The Company makes packaged dough products that are sold through grocery refrigerated sections, including canned biscuits, crescent rolls, cinnamon rolls, cookie dough, breadsticks, pizza crust, and refrigerated pie crusts. The Company also makes toaster pastries.

MARKETS     Earthgrains is the only manufacturer of store-brand
refrigerated dough products, which are marketed nationwide under more than 200 store brands. Earthgrains co-packs brand-name cookie dough and is one of the largest producers of store-brand toaster pastries.

      Products are also sold under Earthgrains' Merico(R) brand name as well as under the Sun Maid(R) brand. Refrigerated dough products are distributed throughout the United States, primarily by direct sales to large retail grocery chains and grocery wholesalers.

OVERVIEW     Earthgrains manufactures refrigerated dough products at its
Forest Park, Ga., and Carrollton, Texas, plants, with a focus on operational excellence.

      In the last year, U.S. Refrigerated Dough Products has improved its product mix and streamlined its pricing system to improve customer service significantly.

      Working in conjunction with the Earthgrains R&D Center, Refrigerated Dough Products quickly develops products for customers to meet consumer demand and market trends. New products introduced in the last year include 3-inch-diameter Jumbos biscuits and cinnamon rolls, and a line of low-fat toaster pastries.

-------------------------------------------------------------------------------
EUROPEAN BAKERY PRODUCTS
-------------------------------------------------------------------------------

PRODUCTS     Earthgrains' Spanish subsidiary, Bimbo, S.A., operates eight bakeries and is the leading producer of fresh-baked sliced bread, buns, and rolls in Spain. Bimbo is the second-largest marketer of fresh-baked sliced bread in Portugal. In addition to baked breads, buns, and rolls, Bimbo makes snack cakes and other sweet goods.

MARKETS     More than 90 percent of European Bakery Products sales come from branded goods, including Bimbo(R) brand white breads and Silueta(R) brand wheat breads. More than 200 branded products are marketed through almost 1,100 direct-store delivery routes.

      A store-brand bread business is operated separately under Bimbo's Pimad subsidiary.

OVERVIEW     Bimbo, S.A., founded in 1964, introduced American-style sliced bread to Spain. Bimbo, which was acquired by Earthgrains in 1971, had some of the same founders as Grupo Industrial Bimbo in Mexico, but the two companies have always been independent.

      Bimbo, headquartered in Barcelona, Spain, is one of the top food companies in Spain with high consumer awareness and high customer service ratings. The growing sliced-bread markets in Spain and Portugal have prompted the recently completed expansion of Bimbo's Canary Islands bakery and the construction of a new bakery in northern Portugal, which will become operational in the summer of 1998.

-------------------------------------------------------------------------------
EUROPEAN REFRIGERATED DOUGH PRODUCTS
-------------------------------------------------------------------------------

PRODUCTS     Earthgrains' French subsidiary, Europate, S.A., operates one refrigerated dough plant and is the only manufacturer of canned refrigerated dough in Europe. Europate also makes rolled dough -- used to prepare foods such as quiches and tarts.

MARKETS     Europate's refrigerated dough products are sold throughout
Europe, primarily through contract packing arrangements with major international food companies. In France, canned dough and rolled dough products are also produced and sold under Earthgrains' CroustiPate and HappyRoll brands.

OVERVIEW     Earthgrains started Europate more than 20 years ago.
Europate's growth strategies include increasing sales of its own brands in France, and increasing exports of canned dough to its customers throughout Europe.


4    THE EARTHGRAINS COMPANY

-------------------------------------------------------------------------------
U.S. BRANDS
-------------------------------------------------------------------------------

[COLONIAL LOGO]

[RAINBO LOGO]

[HEINER'S LOGO]
Popular white bread and bakery products with taste, freshness and value for the whole family

[IRONKIDS LOGO]
Popular white bread for children with all the fiber and many important nutrients of whole-wheat bread

[EARTHGRAINS LOGO]
Superpremium specialty breads, bagels and other bakery products

[GRANT'S FARM LOGO]
Premium soft variety breads

[BREAK CAKE LOGO]
Snack cakes and sweet goods

[MERICO LOGO]
Toaster pastries and a full line of refrigerated dough products, including biscuits, dinner rolls, cinnamon rolls, cookie dough, and pie crusts

-------------------------------------------------------------------------------
EUROPEAN BRANDS
-------------------------------------------------------------------------------

[BIMBO LOGO]
Popular white breads, buns and rolls

[SILUETA LOGO]
Premium variety breads

[CROUSTIPATE LOGO]
Superpremium rolled and canned dough products made with pure butter

[BIMBOY LOGO]
Popular enriched white bread for children

[BIMBO CAO LOGO]
Snack cakes

[HAPPY ROLL LOGO]
Premium rolled and canned dough products made with margarine


                                                  THE EARTHGRAINS COMPANY    5

-------------------------------------------------------------------------------
U.S. DISTRIBUTION TERRITORY AND PLANT LOCATIONS
-------------------------------------------------------------------------------

                                    [MAP]

  HEADQUARTERS
  ------------------
* St. Louis

* REFRIGERATED DOUGH PLANTS (2)
  --------------------------------

  (National distribution)
  Carrollton, Texas
  Forest Park, Georgia

* BAKERY PRODUCT PLANTS (36)
---------------------------------------

* California Region
  CALIFORNIA
    Fresno
    Oakland
    Sacramento
    Stockton

* Southwest Region
  COLORADO
    Denver
    Pueblo
  ARIZONA
    Phoenix
    Tucson
  NEW MEXICO
    Albuquerque

* Texas Region
  TEXAS
    Dallas
    El Paso
    Harlingen
    Houston
    Lubbock
    San Antonio

* Central Region
  IOWA
    Des Moines
  KANSAS
    Hutchinson
    Wichita
  OKLAHOMA
    Oklahoma City
  MISSOURI
    Springfield

* Mid-south Region
  KENTUCKY
    Louisville
    Owensboro
  TENNESSEE
    Memphis
    Nashville
  MISSISSIPPI
    Meridian

* Southeast Region
  ALABAMA
    Dothan
    Huntsville
    Montgomery
  GEORGIA
    Macon
    Atlanta
  TENESSEE
    Chattanooga
    Johnson City

* Heiner's
  WEST VIRGINIA
    Huntington

* Diversified Product Plants
  (National distribution)
  Paris, Texas
  Fort Payne, Alabama
  Rome, Georgia

-------------------------------------------------------------------------------
EUROPEAN PLANT LOCATIONS
-------------------------------------------------------------------------------

* BAKERY PRODUCT PLANTS (8)
  ----------------------------

  SPAIN
  Almansa
  Antequera
  Canary Islands
  Granollers
  Las Mercedes
  Madrid
  Palma
  Solares

  PORTUGAL
  Albergaria-a-Velha
    (Summer 1998)

* REFRIGERATED DOUGH PLANT
  ---------------------------

  FRANCE
  Lievin

[MAP]


                                                  THE EARTHGRAINS COMPANY    6

                                    [PICTURE]

TRANSATLANTIC SYNERGY | The parallels between Earthgrains' bakery and dough operations in Europe and in the United States increase the Company's competitiveness in both markets. The two-way exchange of information, strategy and operating tactics is helping all four businesses improve. | All of the four businesses are profitable, and in healthy, growing markets. The businesses use similar production processes, ingredients, distribution processes, and technology. | For example, the handheld computer technology initiated by U.S. Bakery Products is now used by Bimbo, S.A., in Spain. And because the Spanish and Portuguese sliced-bread market is developing 20 to 30 years after the U.S. market, Bimbo is able to apply lessons learned in the United States. Similarly, U.S. Bakery has adopted techniques used in Spain to reduce selling expenses caused by seasonal volume fluctuations.

[PHOTO]
CHRIS HOLLOWAY, ROUTE SALES REPRESENTATIVE, ST. LOUIS


                                                  THE EARTHGRAINS COMPANY    7

BUILDING BETTER BAGELS AND JUMBO CINNAMON ROLLS

We refer to the operations in our 44,000-squarefoot R&D Center in St. Louis as "little r and Big D." That's because our focus is on the development of
products that will have a positive impact on the bottom line.    Our new Earth
Grains brand shelf-stable bagels is one example. Our R&D specialists were challenged to "build a better bagel" -- one that would not only taste great but
would also retain its freshness longer without refrigeration.    Mission
accomplished. Since being rolled out across the entire Earthgrains market area, the bagels have captured more than 15 percent of the market, and our
share is still growing.    Another big product accomplishment was the fast
development of Jumbos, our 3-inch-diameter canned cinnamon rolls and biscuits, to meet the needs of our refrigerated dough retail customers.


[PHOTO]

8    THE EARTHGRAINS COMPANY

                          RECIPE for SUCCESS
                          APPETITE for GROWTH


                               [PHOTO]


A fresh beginning has turned into a year of achievement for The Earthgrains Company and success for its shareholders. Earthgrains heads into the second year of its independence in a healthy position to further improve and grow as a leading provider of foods made from grain in the United States and Europe. Top brands, quality consumer products, superior customer service, operational efficiencies, and employee satisfaction have been integral to the Company's turnaround. Continuous improvement in each of these areas is critical for Earthgrains' future success. In fiscal 1997, Earthgrains improved margins
and revenues in all four of its businesses.    The Company's focus on
improving profitability -- both for Earthgrains and for its customers -- and the flexibility of a strong balance sheet have put Earthgrains in position to take advantage of opportunities in a consolidating U.S. baking industry and to continue to build Company value.


                                                  THE EARTHGRAINS COMPANY    9

STRATEGY:  Offering quality, value and variety of products to consumers

Quality, Value and Variety
      Consumers have embraced the superior nutritional qualities of foods made from grains. Healthy diets call for steady consumption of staples such as white and variety wheat breads. In addition, consumers want premium breads and rolls that are rich in texture and taste -- which is consistent with Earthgrains' efforts to introduce more high-quality, higher-margin products.
      Earthgrains' bread brands in America and Europe are some of the strongest in the baking industry. Domestically, brands such as IronKids(R), Colonial(TM), Rainbo(R), Heiner's(TM), Earth Grains(R) and Grant's Farm(TM) give Earthgrains market share leadership in its territory, which includes roughly a third of the nation's population.
      Brand building continues through the introduction of high-quality, value-added products. These include shelf-stable bagels and Harvest Top(TM) superpremium breads, both marketed under the Earth Grains brand name; and Old Family Recipe(TM), a home-style bread made with granulated sugar and milk, marketed under the Colonial and Rainbo brands.
      In Europe, the Company's bakery brands, including Bimbo and Silueta, hold a commanding market leadership position for bread and buns in Spain -- almost 60 percent, which is more than twice the market share of the nearest competitor. Bimbo, S.A., created the American-style sliced-bread market in Spain. Just five years after entering Portugal, Bimbo holds more than a fifth of that market, second overall in market share. Line extensions and new products, such as the premium Boutique de Bimbo bread and new Silueta brand whole-wheat varieties, are driving sales in the growing sliced-bread market in Spain and Portugal.
      In its refrigerated dough businesses, Earthgrains is focused on operational excellence. Earthgrains is one of only two refrigerated dough producers in the United States. It is the only producer of canned refrigerated dough in Europe. The Company serves the U.S. market primarily through store-brand products and its Merico brand. Through operational excellence, Earthgrains provides customers with proven products that taste as good as or better than the branded competitor's products, and it does so without the added costs associated with marketing and new-product introductions. In the last year, Earthgrains was able to quickly roll out 3-inch biscuits and cinnamon rolls, called Jumbos, in the United States after the branded leader introduced this new category of larger products. More products are nearing rollout.
      Earthgrains' European refrigerated dough subsidiary, Europate, S.A., distributes its own line of products under the CroustiPate and HappyRoll brands in France. The Company also produces canned refrigerated dough products for other multinational food companies throughout Europe.


[PHOTO]
BRAND LEADERSHIP
Earthgrains is No. 1 or No. 2 in 16 of its 19 U.S. Bakery Products sales zones. Strong brands such as IronKids, Colonial, Rainbo, Heiner's, Earth Grains and Grant's Farm give Earthgrains the market share leadership in its total sales territory.

[PHOTO]
THE NAME IN SPAIN IS BIMBO
In Spain, the name Bimbo is almost synonymous with American-style sliced sandwich bread. Branded products account for more than 90 percent of our sales in Spain. Increased marketing initiatives, product-line extensions, and new products will play a significant part in continued profitable growth.

10   THE EARTHGRAINS COMPANY

[PHOTO]
PUMPING UP SALES WITH IRONKIDS    IronKids bread, a white bread that appeals
to children's tastes, is a brand builder and a body builder. It has all the fiber and many of the important nutrients of whole-wheat bread. A longtime creative marketing campaign -- including the staging of popular triathlons for children, product support through commercials, sponsorship of the 1996 Summer Olympics in Atlanta, and the IronKids Internet web site (www.ironkids.com) -- has made IronKids one of the leading brands in the Earthgrains market area since its introduction in 1989.

[PHOTO]
EMPLOYEES DRIVE OPPORTUNITIES      The success of The Earthgrains Company is
dependent on employees and their commitment to the Company's vision and business mission. Earthgrains uses a Total Quality Commitment (TQC) team approach to problem-solving. The Company encourages its employees at all levels to make improvements and increase competitiveness. Earthgrains has also increased the training offered to employees -- particularly in problem-solving,
communications, and statistical analysis.    Plant employees oversee product
quality by using Quality Control Points, a TQC team procedure to improve product consistency and cost efficiencies.

Veronica Gonzalez of the Carrollton, Texas, refrigerated dough plant checks the weight of Jumbos biscuits.


                                                  THE EARTHGRAINS COMPANY   11

STRATEGY:  Enhancing customer satisfaction

Valued Customers, Valued Partners
      In America and Europe, Earthgrains is forging innovative partnerships. The Company is seeking more customer feedback and is conducting more research to achieve that end. New opportunities are being discovered -- and seized. To get closer to customers and their needs, U.S. Bakery Products reorganized its management last year, moving six executives from corporate headquarters into the field. This management structure is better aligned with the regional nature of both the baking industry and the retail grocery business. The result has been sales and baking operations that are better coordinated to meet customer needs.
      Information and data analysis are critical to customer partnerships. Earthgrains is making a significant investment in technology to serve customers better, to improve quality, and to lower costs. For example, the latest handheld computer technology will help Earthgrains put the right product in the right place at the right time for customers. Business decisions by retail grocers are increasingly driven by data, and Earthgrains is a leader in investing in technology to analyze information. Innovative customer partnerships will set Earthgrains apart from the competition. Technology is also playing an integral role in category management efforts with retailers -- another way to grow sales and margins for both the Company and its customers.


[MAP]

Last year, U.S. Bakery Products reorganized its management into a regional operating structure. The new system has resulted in better coordination of sales and baking operations to meet customer needs.

[PHOTO]
A KEY INGREDIENT:  TECHNOLOGY    Earthgrains is investing in technology and
computer software applications to hone its strategic decision making, to help customers sell product, to track and analyze sales data, and to improve business efficiency. In addition to updating handheld computer software for delivery route drivers, our major initiatives include category management programs, electronic partnerships with customers, and incorporation of business application software by SAP (Systems, Applications and Products in Data
Processing).    Through category management, Earthgrains is actively working with several customers to analyze how to stock bread shelves to enhance consumer satisfaction, and to maximize returns. Our objective is to increase sales and margins above industry averages for both Earthgrains and retailers. We use our computer technology and database systems to analyze product mix, bread rack size and layout, and a store's local demographic data to determine
the best way to sell bakery products.     The use of SAP business application
software has significantly reduced Earthgrains' accounts payable processing costs and improved its working capital management. U.S. Refrigerated Dough products analyzed SAP-generated information and data to streamline pricing schedules and focus on operational excellence. SAP will continue to help Earthgrains increase its return on information.

12   THE EARTHGRAINS COMPANY

TAKING BREAD COSTS OUT OF THE OVEN
Earthgrains' $4.2 million plant modernization in Albuquerque, N.M., is an example of disciplined capital spending with high return on investment. A new oven, state-of-the-art makeup equipment, and substantial plant infrastructure improvements have increased speed, quality, and production flexibility. With the improvements, the plant can meet growing bread demand across New Mexico. A second, less-efficient plant in the state has been closed. Revenues are up, and costs are down. That makes the Albuquerque project an improvement that pays for itself.

[PHOTO]
Albuquerque, N.M., bakery employee Sylvia Moliner prepares buns for packaging.


      U.S. Refrigerated Dough Products significantly improved customer service by using a new sales information software system to analyze its performance. The result will be improved product mix on customers' shelves, the simplification of promotional pricing schedules, and improved cost-effectiveness.

STRATEGY:  Reducing and controlling costs

Cost Improvements Boost Margins
      Earthgrains made significant cost improvements in its first year, and more are planned for fiscal 1998. Cost reductions have played a major part in improving margins. Earthgrains will continue to look for opportunities to rationalize capacity within its system and to make other improvements that lead to better quality and lower costs.
      Several U.S. Bakery Products initiatives resulted in reduced costs. These included reduction of ingredient waste, reduced workers' compensation costs through improved safety performance, better production line efficiency, baking efficiency improvements through reciprocal baking between plants, and reduction of stale returns.
      For better efficiency within its system, Earthgrains closed the Indianapolis, Ind., dough plant and is expanding operations at its Carrollton, Texas, dough plant. Bakery production at Earthgrains' Augusta, Ga., plant was transferred to the more modern Atlanta bakery.

                                                  THE EARTHGRAINS COMPANY   13

The Roswell, N.M., bakery was also closed. Its production transferred to the expanded Albuquerque, N.M., bakery. Customer-service levels and revenues were maintained or enhanced in each case.
      In Europe, Bimbo re-engineered its operations to reduce administrative costs and increase efficiencies. Europate has efforts under way to reduce ingredient costs and improve efficiencies for refrigerated dough operations.
      Earthgrains began to implement a new financial information software system in 1996. The benefits include reduced accounts payable processing costs and improved working capital management.

STRATEGY:  Taking advantage of industry consolidation opportunities

Industry Consolidation Continues
      Earthgrains is active in industry consolidation, using its strong balance sheet to take advantage of opportunities to build brands, to improve margins, to rationalize capacity, to lower costs, and to enhance shareholder value. Earthgrains made several moves in fiscal 1997 to strengthen its position in existing territories and to expand into a contiguous market.
      In December 1996, Earthgrains bought Heiner's Bakery, Inc. of
Huntington, W.Va., bringing a new market-leading fresh-bread brand into its group, along with an opportunity to introduce Earthgrains' premium bread products into a new territory.
[PHOTO]
      Through supply and licensing agreements, Earthgrains was able to help rationalize capacity and improve efficiency in the U.S. baking industry. In June 1996, Earthgrains assumed the production, distribution and marketing of the Interstate Bakeries Corp. (IBC) bread brands in Texas under a licensing agreement. IBC closed its Dallas bakery and took ownership of Earthgrains' Roanoke, Va., bakery, where it assumed production, distribution and marketing of Earthgrains' brands in Virginia.
      In April 1996, Earthgrains entered into a supply agreement with Jitney-Jungle Stores of America, Inc., to supply more than 100 of that retailer's grocery stores in Mississippi and five other Southern states with our brands and Jitney-Jungle store-brand bread, buns and snack cakes. Earthgrains absorbed the added production into its Meridian, Miss., bakery, and Jitney-Jungle was able to close its bakery.

Moving Forward
      The Earthgrains Company continues to focus on the factors driving its success -- product quality, value and variety; superior customer service; information technology; efficient operations; participation in industry consolidation; and a dedicated work force aligned with shareholder interests. The result is a profitable company growing in value.

[PHOTO]
UNIQUE DOUGH
Europate, S.A., is the only European producer of canned dough products. Our CroustiPate brand's products are uniquely designed to meet French consumer tastes for flaky and short-crust dough.

ACQUIRING A BIGGER BREAD BASKET
When Heiner's Bakery of Huntington, W.Va., went up for sale in mid-1996, Earthgrains took note -- and took action. Heiner's had an enviable market share (42 percent) in a contiguous territory to Earthgrains' markets; it marketed strictly branded breads; and it would add to the Earthgrains bottom line almost immediately.
      As an independent company, Earthgrains had the flexibility to quickly assess the opportunity and was nimble enough to bring Heiner's into the Earthgrains' fold within three months. Heiner's brand breads continue to lead the market in West Virginia, southeastern Ohio and northeastern Kentucky. And Earthgrains is introducing complementary products -- IronKids bread and Earth Grains brand superpremium products -- a move that will make this market even more profitable.

14   THE EARTHGRAINS COMPANY

[PHOTO]
DEMAND DRIVES PRODUCTION EXPANSION IN SPAIN, PORTUGAL
In Spain, the Bimbo name is synonymous with American-style packaged sliced bread. Bimbo, S.A., created the market for sliced white bread with its Bimbo brand. Bimbo also created the market for sliced wheat variety bread with its Silueta brand. The brands lead their categories, owning 55 percent and 65
percent market shares, respectively.     Bimbo has eight bakeries in Spain
running almost at full capacity. Bimbo's plant in Spain's Canary Islands, built just four years ago, doubled its capacity this year through an expansion. A new plant under construction in northern Portugal will be operational in the summer of 1998.

SAFETY IN NUMBERS: EMPLOYEE TEAMS SUCCEED
Safety is a long-term commitment at Earthgrains. Lost-work-time injuries are down more than 50 percent over the last three years. In 1996, 23 of our 38 U.S. plants had perfect safety records -- no lost-time injuries. Our Stockton, Calif., bakery employees have gone four years without a lost-time injury, which has boosted morale and reduced that bakery's workers'
compensation costs by more than 80 percent.     The new emphasis on safety
began when Earthgrains introduced the Total Quality Commitment management approach at all of its plants. Employees are now directly involved in solving problems. The Stockton safety team employees helped design and implement new procedures and hazard controls that have led to record safety achievements. TQC is used to drive other improvements as well, such as minimizing stale and ingredient waste.

[PHOTO]
Stockton, Calif., bakery safety team members, clockwise from left, Lynn Wright, George Lichty, Steve Horner, Don Helsel and Oscar Rodriguez.

                                                  THE EARTHGRAINS COMPANY   15

Financial Table of Contents

-------------------------------------------------------------------------------
Pro Forma Financial Information                                 17
------------------------------------------------------------------
Management's Discussion and Analysis of
Results of Operations and Financial Condition                   18
------------------------------------------------------------------
Consolidated Balance Sheets                                     22
------------------------------------------------------------------
Consolidated Statements of Earnings                             23
------------------------------------------------------------------
Consolidated Statements of Cash Flows                           24
------------------------------------------------------------------
Consolidated Statements of Shareholders' Equity                 25
------------------------------------------------------------------
Notes to Consolidated Financial Statements                      26
------------------------------------------------------------------
Responsibility for Financial Statements and
Report of Independent Accountants                               38
------------------------------------------------------------------
Five-Year Financial Highlights                                  39
------------------------------------------------------------------
Officers of The Earthgrains Company
and Its Principal Subsidiaries                                  40
------------------------------------------------------------------
Board of Directors and Corporate Information                    41
------------------------------------------------------------------



-------------------------------------------------------------------------------
Cautionary Statement Regarding Forward-Looking Statements

Matters discussed in this Annual Report (particularly in Management's Discussion and Analysis and the Letter to Shareholders), contain forward-looking information, as defined in the Private Securities Litigation Reform Act of 1995. All such forward-looking information in this report involves risks and uncertainties, including, but not limited to, variations in income levels of consumers, fluctuations in currency exchange rates for the Spanish peseta and French franc versus the U.S. dollar, the costs of raw materials, the ability of the Company to realize projected savings from productivity and product quality improvements, legal proceedings to which the Company may become a party, and other risks indicated in filings by the Company with the Securities and Exchange Commission.


16   THE EARTHGRAINS COMPANY

Pro Forma Financial Information


-------------------------------------------------------------------------------
Statements of earnings are presented below for the year ended March 25, 1997, and a comparable 52-week period ended March 26, 1996. Unaudited pro forma adjustments have been made to the unaudited historical financial statement to reflect the effect of the Distribution on a comparable fiscal 1996.
      The resulting pro forma income statement produces more meaningful comparisons with actual results for fiscal 1997; however, the pro forma information is not necessarily indicative of results that would have occurred if the Company had been an independent Company during the comparable year-ago period for 1996.


---------------------------------------------------------------------------------------------------------------------
                                                                    For the Years Ended March 25 and March 26
                                                             --------------------------------------------------------
                                                                          Historical      Pro Forma      Pro Forma
(In millions, except per share data)                             1997           1996    Adjustments <Fa>      1996
=====================================================================================================================
                                                                          (Unaudited)    (Unaudited)    (Unaudited)
Sales                                                        $1,662.6       $1,660.5         $   --       $1,660.5
Cost of products sold                                           988.8        1,037.4            3.5        1,040.9
----------------------------------------------------------------------------------------------------------------------------
Gross profit                                                    673.8          623.1           (3.5)         619.6
Marketing, distribution and administrative expenses             633.5          632.6           19.8          652.4
Provision for restructuring and consolidation, net               12.7            3.0             --            3.0
----------------------------------------------------------------------------------------------------------------------------
Operating income (loss)                                          27.6          (12.5)         (23.3)         (35.8)
Interest expense                                                 (6.3)          (1.6)          (5.4)          (7.0)
Other income, net                                                 1.4            3.8             --            3.8
----------------------------------------------------------------------------------------------------------------------------
Income (loss) before income taxes                                22.7          (10.3)         (28.7)         (39.0)
Provision (benefit) for income taxes                              6.5            1.2          (10.3)          (9.1)
----------------------------------------------------------------------------------------------------------------------------

Net income (loss)                                            $   16.2       $  (11.5)        $(18.4)      $  (29.9)
----------------------------------------------------------------------------------------------------------------------------

Weighted average number of common shares outstanding             10.1                                         10.2
----------------------------------------------------------------------------------------------------------------------------

Earnings (loss) per share                                    $   1.60 <Fb>                                $  (2.93) <Fc><Fd>
----------------------------------------------------------------------------------------------------------------------------

<Fa> The pro forma adjustments represent:  (1) estimates of incremental costs associated with being an independent public company; (2) the transfer of the prepaid pension asset to Anheuser-Busch; (3) interest expense on incremental debt and working capital requirements; and (4) the tax effect of such adjustments.
<Fb> Excluding the $12.7 million provision for restructuring and $5.3 million in Spanish tax incentives and credits, earnings for the current fiscal year were $1.86 per share.
<Fc> Excluding the $3.0 million provision for restructuring, $7.8 million for the Spanish work force reduction program and $7.6 for a legal settlement and other non-recurring costs, earnings performance for the pro forma comparable fiscal 1996 was $1.80 loss per share.
<Fd> Earnings per share for the comparable period presented were computed using the weighted average shares of Anheuser-Busch common stock outstanding during the period, adjusted for a 1-to-25 distribution ratio.

                                                  THE EARTHGRAINS COMPANY   17

Management's Discussion and Analysis of
Results of Operations and Financial Condition

-------------------------------------------------------------------------------
INTRODUCTION
------------

A number of significant factors, which are discussed below, affected the consolidated results of operations, financial condition and liquidity of Earthgrains during the current fiscal year ended March 25, 1997, the 12-week transition period ended March 26, 1996, and the two fiscal years ended January 2, 1996, and January 3, 1995. This discussion should be read in conjunction with the Consolidated Financial Statements and notes thereto for such periods included elsewhere in this report. Effective at the close of business on March 26, 1996 (the Distribution Date), shares of the Company were distributed to shareholders of Anheuser-Busch Common Stock, based upon a ratio of 1-to-25. Following the distribution, the Company began operations as an independent, publicly held company. Accordingly, since the Company was a wholly-owned subsidiary of Anheuser-Busch during the periods presented prior to the current fiscal year, these financial statements may not necessarily reflect the consolidated results of operations or financial position of the Company or what the results of operations would have been if the Company had been an independent public company during those periods.

OVERVIEW AND OUTLOOK
--------------------

Earthgrains operates in the packaged bakery products industry, which is highly competitive and price-sensitive. Commodity costs represent approximately 25-30% of the Company's cost of products sold. U.S. commodity market prices are subject to price volatility and remain relatively high although they have decreased in the second half of fiscal 1997 from reaching record levels in the first half of the year and during the 1996 transition period. Additionally, the packaged bakery products industry continues to be in a condition of excess capacity and underutilization.
      Earthgrains' first fiscal year results as an independent company demonstrate accomplishments from elements of a fundamental strategy of improving revenues, enhancing cost-effectiveness, gaining efficiencies and taking advantage of industry consolidation. This focus, along with emphasis on providing more new and better-quality products and services to customers, has enabled Earthgrains to improve revenues and operating margins, more than offsetting the increased costs associated with being a stand-alone public entity.
      A portion of these benefits are the result of the Company's restructuring and consolidation program aimed at reducing excess capacity and withdrawal from unprofitable markets and lower-margin accounts. The plant consolidations coupled with the reorganization of field management and sales groups have enabled the necessary focus on operating efficiency and product quality while strengthening customer partnering in core business operations. These changes have also concentrated resources in markets with the greatest growth opportunities and on products that offer higher margins. Benefits of the restructuring and consolidation program are expected to continue into the upcoming year. While strong progress has been demonstrated in improving underlying performance, continuing efforts will be made to maximize manufacturing, distribution and administrative efficiencies and to strive for even better operating results.
      Taking advantage of acquisition opportunities in its core fresh baked-goods business line is key to enhancing the Company's ability to compete successfully in this industry. The acquisition of Heiner's Bakery, Inc. as of November 30, 1996, which contributed to earnings from the outset, signifies the Company's intent to play an active role in this process. The Company will continue to seek opportunities to participate in industry consolidation that are a good fit with its strategy to enhance revenues, profitability and return on capital.

RESTRUCTURING AND CONSOLIDATION PROVISIONS
------------------------------------------

Beginning in late 1993, the Company established a restructuring and consolidation program designed to reduce costs and maximize operating efficiencies. The Company has recorded the following provisions relating to restructuring and consolidation programs:

      * A $12.7 million charge in fiscal 1997 primarily covering expenses in conjunction with closing one bakery and one refrigerated dough plant

      * A $27.5 million charge in fiscal 1995 covering estimated expenses arising from the consolidation of certain domestic bakery operations

      * A $114.6 million charge in fiscal 1993 covering the cost of Anheuser-Busch's groupwide enhanced retirement, restructuring and relocation program

      The Company believes improvements in the current fiscal year operating results reflect benefits achieved through the restructuring and consolidation program described above. Benefits of the recent charge are expected to carry into the upcoming year enabling further realization of operating efficiencies and improved financial performance. Although no major future restructurings

18   THE EARTHGRAINS COMPANY

-------------------------------------------------------------------------------
are anticipated at this time, the Company will continue to review its operations for opportunities to improve efficiencies. See Note 4 to the Consolidated Financial Statements for additional information concerning the details of the Company's restructuring charges, including a reconciliation of the balance sheet reserve relating thereto.

RESULTS OF OPERATIONS
---------------------

Fiscal Year 1997 Compared to Fiscal Year 1995
      Net sales for the fiscal year ended March 25, 1997, of $1,662.6 million were consistent with sales of $1,664.6 for the comparable 52-week period ended January 2, 1996 (fiscal 1995). The decrease in sales attributed to the closing or sale of underperforming and noncore businesses as part of the planned consolidation and restructuring was partially offset by the effect of price increases taken early in the year and favorable product mix shift. Sales contributed through the acquisition of Heiner's Bakery, Inc. as of November 30, 1996, were more than offset by the unfavorable impact of foreign exchange rates near the end of the year. After adjustment for the closed or sold facilities in both periods presented, sales for fiscal 1997 increased by $88.8 million or 5.6%, represented across fresh bakery and refrigerated dough operations both domestically and internationally.
      Gross margins increased to 40.5% in the current year from 37.8% in fiscal 1995. Profit margin improvements were experienced by domestic fresh bakery operations and both international bakery and refrigerated dough operations. Margins for domestic refrigerated dough operations were down slightly from fiscal 1995. These margin improvements can be attributed to the achieved price increases, benefits of the restructuring and consolidation process, and improved operating efficiencies. Additionally, flour costs which began to increase dramatically in the last half of fiscal 1995 have decreased, thereby resulting in improved margins from 1995.
      Agricultural commodity costs represented 25-30% of cost of products sold during the 1997 fiscal year, which is consistent with prior years.
Costs of products sold includes agricultural commodities whose prices are influenced by weather conditions, government regulations and economic conditions. The Company utilized futures contracts or options to hedge approximately 45-55% of such agricultural commodity costs or 11-17% of cost of products sold during the 1997 fiscal year. As of March 25, 1997, the amount of the Company's aggregate obligation to purchase commodities under such contracts was $11.4 million.
      Marketing, distribution and administrative expenses increased by $6.0 million in 1997 and from 37.7% to 38.1% on a percentage of sales basis. The elimination of costs through the closing or sale of facilities and the effect of the charge for the Spanish work force reduction program reflected in 1995 were more than offset by the costs of operating as a stand-alone public company.
      The prior-year charge of $27.5 million for restructuring and consolidation was netted with an $18.4 million gain on the sale of businesses, resulting in the net charge of $9.1 million. Excluding the current-year charge of $12.7 million and the 1995 net charge of $9.1 million to consolidate certain inefficient facilities, operating income for fiscal 1997 increased $37.9 million compared to the prior year. This significant increase in operating results reflects benefits from our consolidation and restructuring program and our continued focus on cost-effectiveness combined with an improvement in product mix.
      The lower effective tax rate for fiscal 1997 is a direct result of $5.3 million in one-time Spanish tax incentives and credits associated principally with investments made in the Canary Islands. The Company substantially completed the expansion of its Canary Islands bakery during the current year. Typically, the Company's effective income tax rate is higher primarily due to the relative impact of the nondeductible fixed goodwill amortization on the respective earnings level.
      Net earnings for fiscal 1997 were $16.2 million or $1.60 per share, compared to a loss of $6.6 million, or a $0.65 loss per share, computed on the basis of pro forma average shares outstanding for fiscal 1995.
      The historical statement of earnings for the year-ago period does not reflect interest expense related to long-term debt assumed by the Company upon the distribution at March 26, 1996, and certain administrative expenses associated with operating as an independent, stand-alone company. For a presentation of the potential effect these items and events might have had on the Company's results for a comparable year-ago fiscal year ended March 26, 1996, see the unaudited Pro Forma Financial Information on page 17 of this report.

Twelve-Week Period Ended March 26, 1996
Compared to Twelve-Week Period Ended March 28, 1995
      For the 12-week period ended March 26, 1996, sales declined $4.1 million or 1.1% from the comparable prior year period. The decrease can be attributed to the planned consolidation and restructuring that resulted in the closing or sale of underperforming and noncore businesses. This decrease in sales was partially offset by

                                                  THE EARTHGRAINS COMPANY   19

Management's Discussion and Analysis of
Results of Operations and Financial Condition

(CONTINUED)


-------------------------------------------------------------------------------
increased volume in refrigerated dough products, a $4.9 million increase in international sales and a $5.6 million favorable effect of exchange-rate fluctuations. After adjustment for the closed or sold facilities in both periods presented, sales increased by $19.8 million.
      Gross margins for the March 1996 period of 37.8% compared unfavorably to the prior-year period's 39.2%. As expected, margins were adversely affected by the dramatic increases in commodity prices for ingredients, specifically flour costs, which increased to record levels.
      The increase in marketing, distribution and administrative expenses to $146.0 million from $140.9 million in the comparable period is the result of one-time charges of $7.6 million, including $6.3 million related to a settlement agreement in a case that involved alleged price-fixing and antitrust violations in the state of Texas.
      In the comparable period, $6.1 million of the fiscal 1995 provision for restructuring and consolidation was recorded to cover estimated expenses arising from the consolidation of certain domestic bakery operations identified at that date.
      The variance in the effective income-tax rate reflects the relative impact of the nondeductible fixed goodwill amortization on the respective earnings levels.
      As a result of the March 1996 charge for the legal settlement and other factors discussed above, the Company incurred a loss of $5.1 million, or $0.50 per share, computed on the basis of pro forma average shares outstanding, compared to a loss of $0.3 million, or $0.03 per share in the prior year's comparable period.

Fiscal Year 1995 Compared to Fiscal Year 1994
      Net sales in 1995 decreased $55.9 million or 3.2% compared to the same period in the prior year. Domestic fresh baked-goods sales decreased by $89.6 million in part as a result of the planned consolidation and restructuring, including the withdrawal from underperforming territories. Lower domestic fresh baked-goods volume was partially offset by higher net prices, higher international sales of $32.5 million and a $13.7 million favorable effect of foreign currency exchange rate fluctuations. Excluding the sales of the closed facilities and divested businesses, foreign currency exchange-rate fluctuations and the extra week in the 1994 fiscal year, net sales decreased $6.5 million on a comparable basis.
      Gross profit decreased $19.6 million or 3.0% versus fiscal 1994. As a percentage of sales, gross profit remained constant at 37.8%. Margins for the 1995 fiscal year would have improved but were adversely affected by the dramatic increases in commodity prices for ingredients in the last half of the year.
      Marketing, distribution, and administrative expenses in 1995 increased $3.6 million compared to the prior year. As a percent of sales, these expenses increased to 37.7% in 1995 versus 36.3% in 1994, as the reduction in volume-related selling expenses was more than offset by increases in other costs, including the Spanish work force reduction program and domestic employee relocation expenses.
      Excluding the 1995 charge of $27.5 million to consolidate certain inefficient domestic bakery facilities, operating income for the 1995 fiscal year decreased $23.2 million compared to the prior year. This decrease in operating results was primarily attributable to the impact of commodity prices for ingredients and the work force reduction in Spain.
      The increase in the effective tax rate primarily reflects the relative effect of the nondeductible fixed goodwill amortization on a reduced earnings level.

Fiscal Year 1994 Compared to Fiscal Year 1993
      Net sales in 1994 decreased $20.1 million or 1.2%, primarily due to the sale in December 1993 of Eagle Crest Foods, Inc. (Eagle Crest), a frozen Mexican foods operation. Sales for Eagle Crest in 1993 amounted to $39.6 million, which more than offset the additional week in fiscal 1994. A new contract packing agreement and full-year effects of prior-year product introductions contributed to the $28.1 million or 11.8% increase in refrigerated dough products sales. Adverse changes in foreign currency exchange rates negatively affected sales in 1994 by $14.0 million. Excluding the effects of Eagle Crest, foreign currency exchange-rate fluctuations and the extra week in fiscal 1994, 1994 net sales increased $7.5 million over 1993 on a comparable basis.
      Gross profit of $649.5 million in 1994 represented a decrease of 7.4% from the prior year. As a percentage of net sales, gross profit in 1994 was 37.8% compared with 40.3% in 1993. The decrease was principally attributable to the domestic bakery operations. In the early stages of the realignment and consolidation program, these operations experienced manufacturing inefficiencies and reduced organizational effectiveness due to changes in field operating management. In addition, domestic bakery operating margins declined during the year due to a 6% increase in ingredient costs and increased promotional allowances for fresh baked goods in many market areas.
      Marketing, distribution and administrative expenses rose slightly as a percentage of net sales -- 36.3% in 1994 versus 35.4% in 1993.
      As a result of the effects noted above, operating income for 1994 was $25.6 million, a decrease of

20   THE EARTHGRAINS COMPANY

-------------------------------------------------------------------------------
$58.7 million versus 1993, excluding the effect of the 1993 restructuring charge.
      The increase in the effective tax rate primarily reflects the relative effect of the nondeductible fixed goodwill amortization on a reduced earnings level.

LIQUIDITY AND CAPITAL RESOURCES
-------------------------------

Concurrent with the Distribution on March 26, 1996, the Company used borrowings under a $215 million unsecured revolving credit facility with several financial institutions to pay $80 million to Anheuser-Busch as a partial payment of its net intercompany payable, to fund working capital needs and for general corporate purposes. Upon the effective date of the distribution, the remaining intercompany payables and receivables between the Company and Anheuser-Busch were contributed to the capital of the Company. A separate unsecured $15 million committed line of credit is also maintained for servicing funding requirements. Prior to the Distribution, as a subsidiary, the Company obtained funds for its capital needs, including working capital, from Anheuser-Busch, primarily through a non-interest bearing intercompany account.
      The Company's primary source of liquidity is cash flow from operations, which was $101.8 million for the current fiscal year ended March 25, 1997. Improved operating efficiencies and pricing initiatives have contributed to the strong cash flows from operations for the current year. Net working capital, excluding cash and cash equivalents, was $37.5 million at March 25, 1997, up slightly from $35.1 million a year ago.
      The funding for the acquisition of Heiner's, which was completed in the third quarter of fiscal 1997, was sourced through the existing credit agreement and cash generated from operations. The Company's primary routine cash requirements will continue to consist of funding capital expenditures and interest payments pursuant to the credit facility. The Company invested $71.2 million in capital expenditures during the current fiscal year and expects to fund capital investments of approximately $90 million in the upcoming year.
      The consolidated capital expenditure plan for fiscal 1998 includes a proposal recently approved by the Board of Directors to build a bakery in northern Portugal. This new facility will allow the Spanish operations to meet increased demand for baked goods and expand their current market in Portugal and northwest Spain. Funding for the plant will be provided through cash from the Spanish operations. Other planned capital projects include expansion of the refrigerated dough operations in Carrollton, Texas, to facilitate incorporation of the production from the recently closed Indianapolis plant and a new bagel production line for the Fort Payne, Ala., plant. The Company will also continue ongoing investments in systems technology along with modernization and expansion plans for various domestic and international bakeries.
      Effective April 30, 1997, the Company renegotiated the $215 million Credit Facility to $225 million with an option to increase the available line to $300 million. Additionally, the maturity date on the borrowings was extended to April 2002 and certain covenants were modified slightly to enable increased debt capacity. On both a short-term and long-term basis, management believes that its cash flows from operations, together with its available borrowings under the Credit Facility, will provide it with sufficient resources to meet its seasonal working capital needs, to finance its projected capital expenditures, and to meet its foreseeable liquidity requirements.

ENVIRONMENTAL MATTERS
---------------------

The operations of Earthgrains, like those of similar businesses, are subject to various Federal, state and local laws and regulations with respect to environmental matters, including air and water quality, underground fuel-storage tanks, and other regulations intended to protect public health and the environment. Earthgrains has been identified as a potentially responsible party ("PRP") at certain locations under the Comprehensive Environmental Responses, Compensation and Liability Act, and may be required to share in the cost of cleanup with respect to two sites. While it is difficult to quantify with certainty the financial impact of actions related to environmental matters, based on the information currently available it is management's opinion that the ultimate liability arising from such matters taking into consideration established reserves should not have a material effect on Earthgrains' results of operations or financial position.


                                                  THE EARTHGRAINS COMPANY   21

Consolidated Balance Sheets


------------------------------------------------------------------------------
                                                    March 25,         March 26,
(In millions, except share data)                        1997              1996
==============================================================================
ASSETS
Current assets:
  Cash and cash equivalents                         $   43.1          $   38.9
  Accounts receivable, net                             141.5             135.9
  Inventories, net                                      66.4              68.0
  Deferred income taxes                                 29.9              27.3
  Other current assets                                  15.7              15.4
------------------------------------------------------------------------------
    Total current assets                               296.6             285.5

Other assets                                            28.8              38.6
Goodwill, net                                          140.0             130.3
Plant and equipment, net                               706.7             723.2
------------------------------------------------------------------------------
    Total assets                                    $1,172.1          $1,177.6
==============================================================================

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable                                  $  121.4          $   98.1
  Accrued salaries, wages and benefits                  46.6              48.6
  Accrual for restructuring and consolidation           15.4              15.4
  Other current liabilities                             32.6              49.4
------------------------------------------------------------------------------
    Total current liabilities                          216.0             211.5

Postretirement benefits                                118.8             123.1
Long-term debt                                         103.0              92.6
Deferred income taxes                                  103.8              99.5
Other noncurrent liabilities                            48.1              68.8
Commitments and contingencies                             --                --

Shareholders' equity:
  Anheuser-Busch equity investment                        --             582.1
  Common stock, $.01 par value, 50,000,000
    authorized, 10,778,050 shares issued                 0.1                --
  Additional paid-in capital                           604.4                --
  Retained earnings                                     14.7                --
  Unearned ESOP shares                                 (15.1)               --
  Unearned portion of restricted stock                  (4.2)               --
  Cumulative translation adjustment                    (17.5)               --
------------------------------------------------------------------------------
    Shareholders' equity                               582.4             582.1
------------------------------------------------------------------------------
    Total liabilities and equity                    $1,172.1          $1,177.6
==============================================================================

See accompanying Notes to Consolidated Financial Statements.

22   THE EARTHGRAINS COMPANY

Consolidated Statements of Earnings

------------------------------------------------------------------------------------------------
                                                     For the     For the
                                                        year      twelve   For the years ended
                                                       ended weeks ended ---------------------
                                                   March 25,   March 26,  January 2,  January 3,
(In millions, except per share data)                    1997        1996        1996        1995<F*>
================================================================================================
Net sales                                           $1,662.6    $  367.7    $1,664.6    $1,720.5
Cost of products sold                                  988.8       228.8     1,034.7     1,071.0
------------------------------------------------------------------------------------------------

Gross profit                                           673.8       138.9       629.9       649.5

Marketing, distribution and
  administrative expenses                              633.5       146.0       627.5       623.9
Provision for restructuring and
  consolidation, net                                    12.7          --         9.1          --
------------------------------------------------------------------------------------------------

Operating income (loss)                                 27.6        (7.1)       (6.7)       25.6

Other income and expenses:
  Interest (expense)                                    (6.3)       (0.1)       (1.9)       (1.9)
  Other income (expense), net                            1.4        (0.1)        4.7         2.6
------------------------------------------------------------------------------------------------

Income (loss) before income taxes                       22.7        (7.3)       (3.9)       26.3

Provision (benefit) for income taxes                     6.5        (2.2)        2.7        15.0
------------------------------------------------------------------------------------------------

Net income (loss)                                   $   16.2    $   (5.1)   $   (6.6)   $   11.3
================================================================================================

Earnings per share                                  $   1.60
============================================================

<F*>Fiscal year contains 53 weeks.

See accompanying Notes to Consolidated Financial Statements.


                                                  THE EARTHGRAINS COMPANY   23

Consolidated Statements of Cash Flows


------------------------------------------------------------------------------------------------------------------
                                                             For the         For the
                                                                year    twelve weeks     For the years ended
                                                               ended           ended   -----------------------
                                                           March 25,       March 26,     January 2,    January 3,
(In millions)                                                   1997            1996           1996          1995<F*>
==================================================================================================================
Cash flows from operating activities:
  Net income (loss)                                          $  16.2          $ (5.1)       $  (6.6)       $ 11.3
  Adjustments to reconcile earnings to
      net cash flow provided by operations:
  Depreciation and amortization                                 84.5            17.4           79.5          81.8
      Deferred income taxes                                      1.7            (6.2)           2.5          20.1
      Provision for restructuring and consolidation
        ($12.7 million, less cash payments of $0.2;
        $27.5 million, less cash payments of $3.7 million)      12.5              --           23.8            --
      Gain on disposal of businesses                              --              --          (18.4)           --
      (Gain) loss on disposal of fixed assets                   (0.2)           (0.4)           0.5           9.5
      (Increase) decrease in noncash working capital            (6.9)           17.1            5.6         (91.9)
      Other, net                                                (6.0)           (5.3)          14.7            --
------------------------------------------------------------------------------------------------------------------
      Net cash flow from operations                            101.8            17.5          101.6          30.8
------------------------------------------------------------------------------------------------------------------

Cash flows from investing activities:
  Capital expenditures                                         (71.2)          (22.5)        (109.3)        (86.4)
  Acquisition                                                  (38.5)             --             --            --
  Proceeds from sale of property                                 4.5            (4.7)          31.9           1.7
------------------------------------------------------------------------------------------------------------------
      Net cash used by investing activities                   (105.2)          (27.2)         (77.4)        (84.7)
------------------------------------------------------------------------------------------------------------------

Cash flows from financing activities:
  Proceeds from (payments on) long-term borrowings, net         10.4            91.1          (10.1)         (0.2)
  Dividends to shareholders                                     (1.5)             --             --            --
  Payments on short-term borrowings                             (1.3)           (1.6)          (0.2)         (4.6)
  Net transactions with Anheuser-Busch                            --           (74.3)           5.1          35.1
------------------------------------------------------------------------------------------------------------------
      Net cash provided by (used by) financing activities        7.6            15.2           (5.2)         30.3
------------------------------------------------------------------------------------------------------------------

Net increase (decrease) in cash and cash equivalents             4.2             5.5           19.0         (23.6)
Cash and cash equivalents, beginning of year                    38.9            33.4           14.4          38.0
------------------------------------------------------------------------------------------------------------------

Cash and cash equivalents, end of year                       $  43.1          $ 38.9        $  33.4        $ 14.4
==================================================================================================================

<F*>Fiscal year contains 53 weeks.

See accompanying Notes to Consolidated Financial Statements.

24   THE EARTHGRAINS COMPANY

Consolidated Statements of Shareholders' Equity


------------------------------------------------------------------------------------------------------------------------
                                              Addi-                                                 Anheuser-
                             Common Stock    tional               Unearned   Unearned  Cumulative       Busch
(In millions, except     ------------------ Paid-In    Retained       ESOP Restricted Translation      Equity
share data)                Shares   Amount  Capital    Earnings     Shares      Stock  Adjustment  Investment      Total
------------------------------------------------------------------------------------------------------------------------
Balance December 29,
  1993                         --     $ --   $   --       $  --     $   --    $   --       $   --     $ 636.3    $ 636.3
Net income                                                                                               11.3       11.3
Translation
  adjustments                                                                                             1.6        1.6
Net transactions
  with A-B                                                                                               35.1       35.1
------------------------------------------------------------------------------------------------------------------------
Balance January 3,
  1995                                                                                                  684.3      684.3
Net (loss)                                                                                               (6.6)      (6.6)
Translation
  adjustments                                                                                            18.5       18.5
Net transactions
  with A-B                                                                                                5.1        5.1
------------------------------------------------------------------------------------------------------------------------
Balance January 2,
  1996                                                                                                  701.3      701.3
Net (loss)                                                                                               (5.1)      (5.1)
Translation
  adjustments                                                                                             2.0        2.0
Net transactions
  with A-B                                                                                             (116.1)    (116.1)
------------------------------------------------------------------------------------------------------------------------
Balance March 26,
  1996                                                                                                  582.1      582.1
Shares issued upon
  distribution         10,092,133      0.1    582.0                                                    (582.1)        --
Net income                                                 16.2                                                     16.2
Dividends
  ($.15 per share)                                         (1.5)                                                    (1.5)
Shares issued under
  stock plan              166,551               5.1                               (5.1)                               --
Amortization of
  restricted stock                                                                 0.9                               0.9
Shares issued to ESOP     513,114              16.8                  (16.8)                                           --
Shares allocated
  under ESOP                                    0.3                    1.7                                           2.0
Translation
  adjustments                                                                               (17.5)                 (17.5)
Other                       6,252               0.2                                                                  0.2
------------------------------------------------------------------------------------------------------------------------
Balance March 25,
  1997                 10,778,050     $0.1   $604.4       $14.7     $(15.1)   $   (4.2)    $(17.5)    $    --    $ 582.4
========================================================================================================================

See accompanying Notes to Consolidated Financial Statements.


                                                  THE EARTHGRAINS COMPANY   25

Notes to Consolidated Financial Statements

-------------------------------------------------------------------------------
1.    BASIS OF PRESENTATION
---------------------------

Effective March 26, 1996, one share of The Earthgrains Company (the Company or Earthgrains) $.01 par value common stock was distributed to holders of Anheuser-Busch Companies, Inc. (Anheuser-Busch) common stock for every 25 shares of Anheuser-Busch common stock owned at the established record date (the Distribution). At the time of the Distribution, Earthgrains began operations as a separate publicly owned company.
      The financial results presented in the financial statements for periods prior to the current fiscal year are not necessarily indicative of results that would have occurred if the Company had been an independent public company during the periods presented. See unaudited Pro Forma Financial Information on page 17 of this report for discussion and comparison of the effect of the Distribution on the Company on a comparable year-ago fiscal year ended March 26, 1996.


2.    SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES AND POLICIES
---------------------------------------------------------------

This summary of the Company's significant accounting principles and policies is presented to assist in evaluating the Company's financial statements included in this report. These principles and policies conform to generally accepted accounting principles and are applied on a consistent basis among years.

Principles of consolidation
      These financial statements include the Company and all its subsidiaries. All significant intercompany transactions are eliminated.

Fiscal year end
      The Company has a 52- or 53-week year. Concurrent with the Distribution, the Company changed its fiscal year end from the Tuesday closest to December 31 to the last Tuesday in March. The change resulted in a transition period of twelve weeks beginning January 3, 1996 and ending March 26, 1996. The following table summarizes the periods covered in each of the three fiscal years and in the transition period presented in these financial statements and footnotes thereto unless otherwise stated:

------------------------------------------------------------------
Fiscal Year/Period                                  Period Covered
------------------------------------------------------------------
1997                          52-week period ended March 25, 1997
1996 Transition Period        12-week period ended March 26, 1996
1995                          52-week period ended January 2, 1996
1994                          53-week period ended January 3, 1995

Foreign currency translation
      Adjustments resulting from foreign currency transactions are recognized in income, whereas adjustments resulting from the translation of financial statements are reflected within equity.

Goodwill
      Goodwill is amortized on a straight-line basis over a period of 40 years. Accumulated amortization as of March 25, 1997, and March 26, 1996, was $70.6 and $65.5 million, respectively. $124.9 million of the goodwill balance as of March 25, 1997, relates to the acquisition of the Company by Anheuser-Busch in 1982.

Cash and cash equivalents
      Cash and cash equivalents include cash on hand and temporary investments purchased with an initial maturity of three months or less.

Inventories and production costs
      Inventories are valued at the lower of cost or market. Cost is determined under the first-in, first-out method. Inventories include the cost of materials, direct labor and manufacturing overhead. Obsolete or unsaleable inventories are reflected at their estimated realizable values. The Company hedges certain of its commodity purchases as considered necessary to reduce the risk associated with market-price fluctuations. Gains and losses on hedges of future commodity purchases are recognized as a component of inventory in the same period as the related purchase transaction.

Plant and equipment
      Plant and equipment is carried at cost and includes expenditures for new facilities and expenditures that substantially increase the useful lives of existing facilities. Maintenance, repairs and minor renewals are expensed as incurred. When plant and equipment is retired or otherwise disposed, the related cost and accumulated depreciation are eliminated and any gain or loss on disposition is reflected in income or expense.
      Depreciation is provided principally on the straight-line method over the estimated useful lives of the assets, resulting in depreciation rates on buildings ranging from 2% to 10% and on machinery and equipment ranging from 5% to 25%.
      In conjunction with the acquisition of the Company by Anheuser-Busch in 1982, a portion of the purchase price was associated with reflecting the property, plant and equipment at fair value through purchase accounting. Additionally, the effect of the adoption of FAS No. 109

26   THE EARTHGRAINS COMPANY

--------------------------------------------------------------------------------
in fiscal 1992 was applied to these assets. Such amounts are being amortized on a straight-line basis over 40 years. This purchase price assigned to fixed assets amounted to $215.6 million, with related deferred taxes of $81.9 million, at March 25, 1997.

Capitalization of interest
      Interest relating to the cost of acquiring certain fixed assets is capitalized. The capitalized interest is included as part of the cost of the related asset and is amortized over its estimated useful life.

Income taxes
      The provision for income taxes is based on the income and expense amounts as reported in the Consolidated Statements of Earnings. Deferred income taxes are recognized for the effect of temporary differences between financial and tax reporting in accordance with the requirements of Statement of Financial Accounting Standards No. 109 (FAS109).

Financial instruments with off-balance-sheet risk and concentration of credit risk
      The Company is a party to certain financial instruments with off-balance-sheet risk incurred in the normal course of business. These financial instruments include forward and option contracts designated as hedges. Derivative financial instruments are used solely as hedges to manage existing risks or exposure. The Company's exposure to credit loss in the event of nonperformance by the counterparties to these financial instruments (either individually or in the aggregate) is not material.
      Derivative financial instruments, which are used by the Company in the management of commodity exposures, are accounted for on an accrual basis. Income and expense are recognized in the same category as that of the related asset or liability.
      The fair value of derivative instruments is monitored based on the estimated amounts the Company would receive or pay to terminate the contracts.
      The Company does not have a material concentration of accounts receivable or credit risk.

Fair value of financial instruments
      As of March 25, 1997 and March 26, 1996, the fair value of long-term debt was approximately equal to its recorded value of $103.0 million and $92.6 million, respectively. The fair value of long-term debt was estimated based on the quoted market values for the same or similar debt issues, or rates currently available for debt with similar terms.

Research and development and advertising and promotional costs
      Research and development and advertising and promotional costs are expensed in the year in which these costs are incurred.

Impairment of long-lived assets
      The Company reviews long-lived assets and goodwill for impairment whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable. The Company performs nondiscounted cash flow analyses to determine whether an impairment exists. Impairment losses, if any, would be determined based on the present value of the cash flows using discount rates that reflect the inherent risk of the underlying business.

Systems development costs
      The Company defers systems development costs when they reach technological feasibility. Amounts deferred are amortized over a five-year period.

Earnings per share
      Earnings per share for the current fiscal year are based on the weighted average number of shares of common stock outstanding during the year. Earnings per share figures have been omitted for prior periods presented because the Company was a wholly-owned subsidiary of Anheuser-Busch during this time. In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128 (FAS 128), "Earnings per Share." The statement, which specifies the computation, presentation and disclosure requirements for earnings per share, is effective as of the Company's third quarter of fiscal 1998. The adoption of FAS 128 is not expected to have a material effect on reported earnings per share for the Company.

Stock-based compensation
      The Company accounts for employee stock options in accordance with Accounting Principles Board Opinion No. 25 (APB 25), "Accounting for Stock Issued to Employees." Under APB 25, the Company applies the intrinsic value method of accounting and therefore does not recognize compensation expense for options granted, because options are only granted at a price equal to market value on the day of grant.
      In October 1995, the Financial Accounting Standards Board issued, Statement of Financial Accounting Standards No. 123 (FAS 123), "Accounting for Stock Based Compensation," which became effective for the Company


                                                  THE EARTHGRAINS COMPANY   27

Notes to Consolidated Financial Statements
(CONTINUED)

--------------------------------------------------------------------------------
in the 1996 transition period. FAS 123 prescribes the recognition of compensation expense based on the fair value of options determined on the grant date. However, FAS 123 allows companies that currently apply APB 25 to continue using that method. Earthgrains has therefore elected to continue applying the intrinsic value method under APB 25. For companies that choose to continue applying the intrinsic value method, FAS 123 requires certain pro forma disclosures as if the fair value method had been utilized. See Note 9 for additional discussion and disclosures.

Use of estimates
      In conformity with generally accepted accounting principles, the preparation of our financial statements requires our management to make estimates and assumptions that affect the amounts reported in our financial statements and accompanying notes. Although these estimates are based on our knowledge of current events and the actions that we may undertake in the future, they may ultimately differ from actual results.

Reclassification
      Certain reclassifications have been made to the prior period financial statements to conform with the current year presentation.


3.    ACQUISITION
-----------------

On November 30, 1996, the assets of Heiner's Bakery, Inc. of Huntington, West Virginia, were purchased for cash. Heiner's is a privately held wholesale manufacturer and distributor of branded bread, buns and rolls with marketing territory throughout West Virginia and in portions of Ohio and Kentucky. The acquisition has been accounted for using the purchase method and, accordingly, the results of operations are included in the Consolidated Statement of Earnings from the date of acquisition. Assets acquired were recorded at their estimated fair market value, and the excess costs over net tangible assets are being amortized over forty years. The acquisition agreement contains a provision for additional payments over the two years subsequent to the transaction date if certain minimum earnings requirements are met. Any such amounts earned under these terms of the agreement will be recorded as increases in the excess of the total acquisition cost over the fair value of the net assets acquired. Had the purchase taken place on January 4, 1995, unaudited pro forma consolidated results of operations would have been as follows (in millions, except for per share data):

------------------------------------------------------------------------
                              Fiscal        Transition            Fiscal
                                Year            Period              Year
                                1997              1996              1995
------------------------------------------------------------------------
Net sales                   $1,691.1            $376.3          $1,700.7
Net income                      17.7              (5.0)             (5.8)
Earnings per share              1.75

      Pro forma data do not purport to be indicative of the results that would have been obtained had these events actually occurred at the beginning of the periods presented and such data are not intended to be a projection of future results.


4.    PROVISIONS FOR RESTRUCTURING AND CONSOLIDATION, NET
---------------------------------------------------------

During fiscal 1995, the Company recorded a $27.5 million provision to cover estimated costs arising from the closing of eight domestic bakery facilities. Production was transferred to other facilities. The provision covers the costs associated with writing off certain fixed assets, employee severance benefits for approximately 950 employees at these facilities and other related closing costs. The Company's fiscal 1995 provision for restructuring and consolidation, net of $9.1 million is composed of the $27.5 million provision for restructuring and consolidation and an $18.4 million gain on the sale of businesses.
      During fiscal 1997, the Company recorded a provision of $12.7 million primarily in conjunction with closing one bakery and one refrigerated dough plant to achieve further efficiencies. The provision reflects costs of writing off certain fixed assets, employee severance benefits and other related closing costs. Production was transferred to other facilities.
Costs for the respective year provisions are categorized as follows (in millions):

------------------------------------------------------------
                                       Fiscal         Fiscal
                                         Year           Year
                                         1997           1995
------------------------------------------------------------
Noncash asset write-offs                $ 8.8          $19.5
Other, primarily severance                3.9            8.0
------------------------------------------------------------
                                        $12.7          $27.5
============================================================

28   THE EARTHGRAINS COMPANY

--------------------------------------------------------------------------------
      A reconciliation of activity with respect to the Company's fiscal year 1995 and 1997 provisions for restructuring and consolidation of domestic operations is as follows (in millions):

------------------------------------------------------------
Provision, 1995                                       $ 27.5
Noncash asset write-offs                                (5.9)
Cash payments associated with severance                 (3.4)
Other miscellaneous items, net                          (0.3)
------------------------------------------------------------
Ending balance, January 2, 1996                         17.9

Noncash asset write-offs                                (0.3)
Cash payments associated with severance                 (1.9)
Other miscellaneous items, net                          (0.3)
------------------------------------------------------------
Ending balance, March 26, 1996                          15.4

Provision, 1997                                         12.7
Noncash asset write-offs                               (11.5)
Cash payments associated with severance                 (1.1)
Other miscellaneous items, net                          (0.1)
------------------------------------------------------------
Ending balance, March 25, 1997                        $ 15.4
============================================================

5.    LONG-TERM DEBT
--------------------

Long-term debt is as follows as of (in millions):

------------------------------------------------------------------
                                            March 25,     March 26,
                                                1997          1996
------------------------------------------------------------------
Revolving Credit Facility due 2001            $100.5         $90.1
Note Payable, 9.375%, due 1998                   1.0           1.0
Industrial Development Bonds
  9.5%, due 2001                                 1.5           1.5
------------------------------------------------------------------
                                               103.0          92.6
Less current portion                              --            --
------------------------------------------------------------------
                                              $103.0         $92.6
==================================================================

      Concurrent with the Distribution, the Company used borrowings under a $215 million unsecured revolving credit facility (the Credit Facility) with several financial institutions to pay $80 million to Anheuser-Busch as a settlement on its net intercompany payable, to fund working capital needs and for general corporate purposes. The credit agreement has a maturity date of March 20, 2001, and interest on the borrowings is based on the rate for Eurodollar deposits. The credit facility also contains customary covenants, including maintenance of an interest coverage ratio and certain other restrictions. As of March 25, 1997, $37.3 million in letters of credit were also outstanding under this credit facility, principally related to self-insurance requirements. A separate $15 million unsecured committed line of credit is also maintained for servicing funding requirements.


6.    RELATED PARTY TRANSACTIONS
--------------------------------

The following describes transactions with Anheuser-Busch prior to the Distribution on March 26, 1996. Anheuser-Busch utilized a centralized cash management system to finance its domestic operations. Cash deposits from the Company were transferred to Anheuser-Busch on a daily basis and Anheuser-Busch funded the Company's disbursement bank accounts as required. No interest was charged on transactions with Anheuser-Busch.
      Anheuser-Busch provided certain general and administrative services to the Company, including tax, treasury, risk management and insurance, legal, research and development, information systems and human resources. These expenses were allocated to the Company based on actual usage or other methods which management believed to be reasonable. These allocations were $0.9 million for the 1996 transition period and $10.7 and $9.8 million in fiscal years 1995 and 1994, respectively. These costs could have been different had the Company operated on its own during these periods presented.
      The Company was included in the combined Federal and certain state income tax returns of Anheuser-Busch through March 26, 1996. The provision for income taxes and related tax payments or refunds reflected in the Company's financial statements prior to the current fiscal year are computed as if a separate return had been filed for the Company, using those elements of income and expense as reported in the Consolidated Statements of Earnings.


                                                  THE EARTHGRAINS COMPANY   29

Notes to Consolidated Financial Statements
(CONTINUED)

-------------------------------------------------------------------------------
7.  RETIREMENT BENEFITS
-----------------------

Pension plans

      Earthgrains has pension plans covering substantially all of its regular employees. In conjunction with the Distribution, Anheuser-Busch assumed responsibility for the vested portion of all benefits as of March 26, 1996. Accordingly, all pension assets and liabilities as of that date were retained by Anheuser-Busch.
      Net pension expense (benefit) for single-employer defined benefit plans was comprised of the following for the three fiscal years and the transition period (in millions):

------------------------------------------------------------------------------------------------
                                          Fiscal     Transition            Fiscal         Fiscal
                                            Year         Period              Year           Year
                                            1997           1996              1995           1994
------------------------------------------------------------------------------------------------
Service cost (benefits
  earned during the year)                  $ 2.8          $ 1.0            $  3.8         $  3.9
Interest cost on projected
  benefit obligation                         0.9            2.0               8.4            8.6
Assumed return on assets                    (0.2)          (4.4)            (17.5)         (15.6)
Amortization of actuarial
  gains (losses) and the excess
  of market value of plan
  assets over projected benefit
  obligation at January 1, 1986              1.1           (0.7)             (2.8)          (5.0)
------------------------------------------------------------------------------------------------
Net pension expense (benefit)              $ 4.6          $(2.1)           $ (8.1)        $ (8.1)
================================================================================================

      The key actuarial assumptions used in determining pension expense (benefit) for single-employer defined benefit plans were as follows for each of the three fiscal years and the transition period:

------------------------------------------------------------------------------------------------
                                          Fiscal     Transition            Fiscal         Fiscal
                                            Year         Period              Year           Year
                                            1997           1996              1995           1994
------------------------------------------------------------------------------------------------
Discount rate                                7.5%           7.5%              8.0%           7.5%
Long-term rate
  of return on plan assets                  10.0%          10.0%             10.0%          10.0%
Weighted-average rate
  of compensation increase                   4.5%           5.5%              5.5%           5.5%

      There was no gain on pension assets in fiscal year 1997. The actual gain on pension assets was $4.4 million, $30.1 million and $3.5 million in the 1996 transition period, and fiscal years 1995 and 1994, respectively.
      The following tables set forth the funded status of all Company single-employer defined benefit plans as of (in millions):

---------------------------------------------------------------------------------
                                                       March 25,         March 26,
                                                           1997              1996
---------------------------------------------------------------------------------
Plan assets at fair market value -
  primarily corporate equity securities
  and publicly traded bonds                              $  6.3           $ 193.9
Accumulated benefit obligation:
  Vested benefits                                          (6.0)           (104.8)
  Nonvested benefits                                       (0.8)             (1.2)
---------------------------------------------------------------------------------
Accumulated benefit obligation                             (6.8)           (106.0)
Effect of projected compensation increases                 (7.9)            (13.0)
---------------------------------------------------------------------------------
Projected benefit obligation                              (14.7)           (119.0)
Plan assets (less than) in excess
  of projected benefit obligation                        $ (8.4)          $  74.9
---------------------------------------------------------------------------------

Plan assets (less than) in excess of
  projected benefit obligation consist
  of the following components:
    Unamortized excess of market value
      of plan assets over projected benefit
      obligation at January 1, 1986
      being amortized over 15 years                      $  0.4           $  16.4
    Unrecognized net actuarial
      gains (losses)                                        0.1              (9.3)
    Prior service costs                                    (7.5)             (1.4)
    (Pension liability)
      prepaid pension                                      (1.4)             69.2
---------------------------------------------------------------------------------
Plan assets (less than) in excess of
  projected benefit obligation                           $ (8.4)          $  74.9
=================================================================================

The assumptions used in determining the funded status of these plans were as follows:

---------------------------------------------------------------------------------
                                                           1997              1996
---------------------------------------------------------------------------------
Discount rate                                               7.5%              7.5%
Weighted-average rate of
  compensation increase                                     4.5%              5.5%

      Contributions to multiple and multi-employer plans in which the Company participates are determined in accordance with the provisions of negotiated labor contracts. Contributions to these plans were $23.2 million, $5.7 million, $23.8 million and $24.1 million for fiscal 1997, the 1996 transition period, and fiscal years 1995 and 1994, respectively.

30   THE EARTHGRAINS COMPANY

-------------------------------------------------------------------------------
Postretirement benefits
      The Company provides certain health care and life insurance benefits to eligible retired employees. Salaried participants generally become eligible for retiree health care benefits after reaching age 60 with 30 years of service or after reaching age 65. Bargaining unit employees generally become eligible for retiree health care benefits after reaching age 55 with 10-15 years of service or after reaching age 65.
      The following table sets forth the accumulated postretirement benefit obligation (APBO) and the total postretirement benefit liability for all single-employer defined benefit plans in the Company's balance sheets as of (in millions):

---------------------------------------------------------------------------------
                                                       March 25,         March 26,
                                                           1997              1996
---------------------------------------------------------------------------------
Retirees                                                 $ 50.5            $ 52.2
Fully eligible active plan participants                    17.0              15.5
Other active plan participants                             26.8              21.2
---------------------------------------------------------------------------------
Accumulated postretirement benefit
  obligation (APBO)                                        94.3              88.9
Unrecognized prior service benefits                        38.9              45.4
Unrecognized net actuarial (losses)                        (8.7)             (7.4)
---------------------------------------------------------------------------------
  Total postretirement benefit liability                 $124.5            $126.9
=================================================================================

      As of March 25, 1997, and March 26, 1996, $118.8 million and $123.1 million of this obligation was classified as a long-term liability and $5.7 million and $3.8 million was classified as a current liability, respectively.
      Net periodic postretirement benefits expense for single-employer defined benefit plans for the following periods was comprised of the following (in millions):

------------------------------------------------------------------------------------------------
                                          Fiscal     Transition            Fiscal         Fiscal
                                            Year         Period              Year           Year
                                            1997           1996              1995           1994
------------------------------------------------------------------------------------------------
Service cost (benefits
  attributed to service
  during the year)                         $ 3.3          $ 0.8             $ 2.7          $ 3.0
Interest cost on
  accumulated postretirement
  benefit obligation                         6.7            1.5               6.4            5.8
Amortization of prior
  service benefit                           (6.4)          (1.5)             (6.4)          (6.4)
Amortization of actuarial gain                --             --                --            (.9)
------------------------------------------------------------------------------------------------
Net periodic postretirement
  benefits expense                         $ 3.6          $ 0.8             $ 2.7          $ 1.5
================================================================================================

      In measuring the APBO, a 10.0% annual trend rate for health care costs was assumed for fiscal year 1997 and 12.5% was used for prior periods presented. This rate is assumed to decline ratably over the next 9-12 years to 5.0% and remain at that level thereafter. The weighted-average discount rate used in determining the APBO was 8.0% at March 25, 1997 and March 26, 1996.
      If the assumed health care cost rate changed by 1%, the APBO as of the end of fiscal year 1997 would change by 8.7%. The effect of a 1% change in the cost trend rate on the service and interest cost components of net periodic postretirement benefits expense would be a change of 10.1%.


8.    EMPLOYEE STOCK OWNERSHIP PLAN
-----------------------------------

Substantially all domestic regular salaried and hourly employees are eligible for participation in the new company-sponsored Employee Stock Ownership Plan
(ESOP) that became effective July 1, 1996. The ESOP borrowed $16.8 million from the Company for a term of 10 years at an interest rate of 8.0% and used the proceeds to buy 513,114 shares of common stock from the Company. ESOP shares are being allocated to participants over the 10-year period, as contributions are made to the plan.
      The ESOP cash contributions and ESOP expense accrued during the plan year are determined by several factors, including the market price and number of shares allocated to participants, ESOP debt service, dividends on unallocated shares and the Company's 401(k) matching contribution. Over the 10-year life of the ESOP, total expense recognized will equal the total cash contributions made by the Company.
      The ESOP is based on a June 30 plan year with cash contributions made monthly. Cash contributions and dividends on unallocated ESOP shares for fiscal 1997 were $1.9 million, and $0.1 million, respectively.

                                                  THE EARTHGRAINS COMPANY   31

Notes to Consolidated Financial Statements
(CONTINUED)

-------------------------------------------------------------------------------

9.    STOCK OPTIONS AND RESTRICTED STOCK
----------------------------------------

In connection with its spin-off from Anheuser-Busch, Earthgrains adopted and Anheuser-Busch, then the sole shareholder of the Company, approved The Earthgrains Company 1996 Stock Incentive Plan (the 1996 Incentive Plan). The 1996 Incentive Plan authorizes the issuance of up to 1,130,000 shares of Earthgrains Common Stock pursuant to the grant of restricted stock and the exercise of incentive stock options, nonqualified stock options and stock appreciation rights. Grants under the 1996 Incentive Plan are made at the market price on the date of the grant. Options granted pursuant to the 1996 Incentive Plan vest over a three year period from the date of grant and, once vested, are generally exercisable over ten years from the anniversary of the grant date. The plan also provides for the granting of stock appreciation rights (SARs) in tandem with stock options. The exercise of an SAR cancels the related option and the exercise of an option cancels the related SAR. At March 25, 1997, there were no SARs outstanding under the plan.
      Under the 1996 Incentive Plan, 166,551 restricted shares of Earthgrains Common Stock were issued to certain officers of the Company. Restricted share awards vest one half each after 54 and 66 months following the date of the award. Compensation cost is recognized over the vesting period. No further shares of restricted stock are authorized under the 1996 Incentive Plan.
      The Company applies Accounting Principles Board Opinion No. 25 (APB
25), "Accounting for Stock Issued to Employees," in accounting for its stock option plans. Accordingly, because the grant price equals the market price on the date of grant, no compensation expense is recognized for stock option grants. Had compensation cost for the Company's stock options been determined based upon the fair value at the grant date consistent with the methodology prescribed under FAS 123, the Company's net income and earnings per share for the year ended March 25, 1997, would have been affected as follows (in millions except shares, per grant and per share amounts):

------------------------------------------------------------
                                                 Fiscal Year
                                                        1997
------------------------------------------------------------
Reported net income                                    $16.2
Pro forma net income                                   $14.4
Reported earnings per share                            $1.60
Pro forma earnings per share                           $1.42


      The weighted-average fair value of options granted (which is amortized to expense over the option vesting period in determining the pro forma impact), is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions:

------------------------------------------------------------
                                                        1997
------------------------------------------------------------
Risk-free interest rate                                  6.4%
Expected life of option                               4 Yrs.
Expected volatility of Earthgrains stock                  25%
Expected dividend yield on Earthgrains stock             0.7%

      The weighted-average fair value of options granted during 1997 is as follows:

------------------------------------------------------------
                                                        1997
------------------------------------------------------------
Fair value of each option granted                    $ 10.23
Number of options granted                            801,773
------------------------------------------------------------
Total fair value of all options granted              $   8.2
============================================================

      In accordance with FAS 123, the weighted-average fair value of stock options granted is required to be based on a theoretical statistical model in accord with assumptions noted above. In actuality, because employee stock options do not trade on a secondary exchange, employees receive no benefit and derive no value from holding stock options under these plans without an increase in the market price of Earthgrains stock. Such an increase in stock price would benefit all stockholders.
      The following table summarizes the stock option transactions under the Earthgrains 1996 Incentive Plan:

--------------------------------------------------------------------------
                                               Option     Weighted Average
                                                Shares      Exercise Price
--------------------------------------------------------------------------
Outstanding, March 26, 1996                        -0-                  --
  Granted                                      829,645              $37.37
  Exercised                                         --                  --
  Cancelled                                     27,872              $30.63
------------------------------------------------------
Outstanding, March 25, 1997                    801,773              $37.60
==========================================================================

32   THE EARTHGRAINS COMPANY

-------------------------------------------------------------------------------

      The following table summarizes information for options currently outstanding at March 25, 1997:

------------------------------------------------------------
                     Options Outstanding
------------------------------------------------------------
                                  Wtd. Avg.         Wtd. Avg.
Range                            Remaining          Exercise
of Prices         Number              Life             Price
------------------------------------------------------------
$30-36           536,393            10 Yrs            $30.64
 46-52           265,380            10 Yrs             51.67
                 -------
$30-52           801,773            10 Yrs            $37.60

      At March 25, 1997, no options outstanding were exercisable and 161,676 shares of Earthgrains Common Stock were available for future awards under the 1996 Incentive Plan. The plan provides for acceleration of exercisability of outstanding options and the vesting of restricted shares upon the occurrence of certain events relating to a change of control, merger, sale of assets or liquidation of the Company.


10.   CAPITAL STOCK
-------------------

On February 26, 1996, the Board of Directors of Anheuser-Busch declared a distribution (the Distribution) of one share of Earthgrains common stock, $.01 par value, for every 25 shares of Anheuser-Busch common stock outstanding. On March 26, 1996, Earthgrains was spun off from Anheuser-Busch, and 10,092,133 shares of Earthgrains Common Stock were distributed to Anheuser-Busch shareholders. Effective March 29, 1996, 1,130,000 shares were authorized for the issuance under the 1996 Stock Incentive Plan. Of those shares, 166,551 were issued as restricted share grants to certain Earthgrains Officers. Additionally, 513,114 shares were authorized for the Employee
Stock Ownership Plan, activated on July 1, 1996, of which 55,246 shares have been allocated to participants. 3,600 shares were granted as restricted shares and 2,652 shares were issued as compensation to members of the Board of Directors. As of March 25, 1997, 10,788,050 shares of Earthgrains Common Stock and no shares of Earthgrains Preferred Stock were issued and outstanding.

11.   INCOME TAXES
------------------

The provision (benefit) for income taxes consists of the following amounts for the periods ended (in millions):

------------------------------------------------------------------------------------------------
                                          Fiscal      Transition           Fiscal         Fiscal
                                            Year          Period             Year           Year
                                            1997            1996             1995           1994
------------------------------------------------------------------------------------------------
Current tax provision (benefit):
  Federal                                  $ 2.0           $ 1.9            $(5.0)        $(12.6)
  State and foreign                          2.8             2.1              5.2            7.5
------------------------------------------------------------------------------------------------
                                             4.8             4.0              0.2           (5.1)
------------------------------------------------------------------------------------------------
Deferred tax provision (benefit):
  Federal                                   (0.8)           (5.7)             0.6           16.6
  State and foreign                          2.5            (0.5)             1.9            3.5
------------------------------------------------------------------------------------------------
                                             1.7            (6.2)             2.5           20.1
Provision for income taxes                 $ 6.5           $(2.2)           $ 2.7         $ 15.0
================================================================================================


      The deferred tax assets and deferred tax liabilities as of the end of each period are comprised of the following (in millions):

------------------------------------------------------------------------
                                              March 25,         March 26,
                                                  1997              1996
------------------------------------------------------------------------
Deferred tax liabilities:
  Depreciation and property differences         $139.1            $139.2
  Deferred systems development costs               8.0               6.9
  Pension plan                                     4.2               4.6
  Other                                           15.9              16.6
------------------------------------------------------------------------
      Deferred tax liabilities                   167.2             167.3
------------------------------------------------------------------------
Deferred tax assets:
  Postretirement benefits other
    than pensions                                (47.8)            (48.9)
  Self-insurance reserves                        (20.3)            (21.0)
  Reserve for restructuring
    and consolidation                             (5.1)             (5.7)
  Accrued liabilities                             (9.8)            (16.4)
  Other                                          (10.3)             (3.1)
------------------------------------------------------------------------
      Deferred tax (assets)                      (93.3)            (95.1)
------------------------------------------------------------------------
      Net deferred tax liabilities              $ 73.9            $ 72.2
========================================================================

      A reconciliation between the statutory rate and the effective rate is presented below:

------------------------------------------------------------------------------------
                                            1997        1996        1995        1994
------------------------------------------------------------------------------------
Tax at statutory rate                      $ 7.9       $(2.5)      $(1.4)      $ 9.2
State income taxes,
  net of Federal benefit                      --        (0.2)        0.5         1.7
Amortization of goodwill                     1.9         0.4         2.9         1.9
Foreign tax credits and other               (4.4)         --          --          --
Meals and entertainment                      0.5         0.1         0.6         0.5
Other, net                                   0.6          --         0.1         1.7
------------------------------------------------------------------------------------
Provision for income taxes                 $ 6.5       $(2.2)      $ 2.7       $15.0
====================================================================================


                                                  THE EARTHGRAINS COMPANY   33

Notes to Consolidated Financial Statements
(CONTINUED)

-------------------------------------------------------------------------------

12.   CASH FLOWS
----------------

Supplemental information with respect to the Consolidated Statements of Cash Flows for each of the periods is presented below (in millions):

------------------------------------------------------------------------------------------------------------------------
                                                                         Fiscal     Transition        Fiscal      Fiscal
                                                                           Year         Period          Year        Year
                                                                           1997           1996          1995        1994
------------------------------------------------------------------------------------------------------------------------
Interest paid, net of capitalized interest                               $  5.4           $  --        $  2.0     $  1.6
Income taxes paid (refunded)                                                3.4              --          (6.0)      36.3
Changes in noncash working capital, net of effect of acquisition:
Decrease (increase) in noncash current assets:
  Accounts receivable, net                                               $ (2.9)          $ 0.1        $ 10.8     $  1.4
  Inventories, net                                                          2.1             2.6           8.0       (1.2)
  Other current assets                                                     (0.3)           (6.3)          5.8      (10.0)
Increase (decrease) in current liabilities:
  Accounts payable                                                         23.1             3.9         (15.4)       6.9
  Accrued salaries, wages and benefits                                     (2.1)            5.3          (5.6)      (4.0)
  Accrual for restructuring and consolidation                             (12.5)           (2.5)         (8.0)     (45.8)
  Income taxes payable                                                       --              --            --      (39.2)
  Other current liabilities                                               (14.3)           14.0          10.0         --
------------------------------------------------------------------------------------------------------------------------
(Increase) decrease in noncash working capital                           $ (6.9)          $17.1        $  5.6     $(91.9)
========================================================================================================================

13.   COMMITMENTS AND CONTINGENCIES
-----------------------------------

The Company and certain of its subsidiaries are involved in certain claims and legal proceedings in which monetary damages and other relief are sought. These proceedings, arising in the normal course of business, are in varying stages and may proceed for protracted periods of time.
      Although it is impossible to predict the outcome of any legal proceeding, the Company believes that it has meritorious defenses or insurance coverage to meet the proceedings pending against it and that the outcome of such proceedings should not, individually or in the aggregate, have a material adverse effect on the results of operations or financial condition of the Company.
      The operations of Earthgrains, like those of similar businesses, are subject to various Federal, state and local laws and regulations with respect to environmental matters, including air and water quality, underground fuel storage tanks, and other regulations intended to protect public health and the environment. Earthgrains has been identified as a potentially responsible party ("PRP") at certain locations under the Comprehensive Environmental Responses, Compensation and Liability Act, and the Company may be required to share in the cost of cleanup with respect to two sites. Although it is difficult to quantify with certainty the financial impact of actions related to environmental matters, based on the information currently available it is management's opinion that the ultimate liability arising from such matters, taking into consideration established reserves, should not have a material effect on the Company's results of operations or financial position.
      Future rental commitments under noncancelable operating leases in effect as of the end of fiscal year 1997 were, in millions: 1998 - $8.5, 1999 - $6.8, 2000 - $5.8, 2001 - $4.1, 2002 - $2.2, thereafter - $1.0.

34   THE EARTHGRAINS COMPANY

-------------------------------------------------------------------------------
14.  QUARTERLY FINANCIAL DATA (UNAUDITED)
-----------------------------------------

Summarized quarterly financial data for each of the fiscal years appear below (each quarter represents a period of twelve weeks except for the December quarter, which includes sixteen weeks):

------------------------------------------------------------------------------------------------------------------
                                                          Selected Quarterly Financial Data (Unaudited)
                                               -------------------------------------------------------------------
                                                  June      September     December            March         Fiscal
(In millions, except per share data)           Quarter        Quarter      Quarter          Quarter           Year
------------------------------------------------------------------------------------------------------------------
1997
------------------------------------------------------------------------------------------------------------------
Sales                                           $370.5         $381.8       $522.7           $387.6       $1,662.6
Gross profit                                     145.2          156.6        211.8            160.2          673.8
Net income                                         0.7            4.5          9.1              1.9<Fa>       16.2
Earnings per share<Fc>                          $  .07         $  .45       $  .91           $  .19<Fa>   $   1.60
------------------------------------------------------------------------------------------------------------------
1996 Transition Period
------------------------------------------------------------------------------------------------------------------
Sales                                                                                        $367.7       $  367.7
Gross profit                                                                                  138.9          138.9
Net (loss)                                                                                     (5.1)          (5.1)
------------------------------------------------------------------------------------------------------------------
                                                 March           June    September         December       Calendar
                                               Quarter        Quarter      Quarter          Quarter    Fiscal Year
------------------------------------------------------------------------------------------------------------------
1995
------------------------------------------------------------------------------------------------------------------
Sales                                           $371.8         $384.8       $383.1           $524.9       $1,664.6
Gross profit                                     145.7          150.1        145.4            188.7          629.9
Net income (loss)                                 (0.3)           1.8         (0.1)            (8.0)<Fb>      (6.6)
------------------------------------------------------------------------------------------------------------------

<Fa> Quarter's results include the $11.7 million pre-tax provision for restructuring and consolidation and $5.3 million in one-time Spanish tax incentives and credits.
<Fb> Quarter's results were reduced by $18.0 million of the year's $27.5 million pre-tax provision for restructuring and consolidation, increased by the $18.4 million gain on sale of businesses and reduced by the $7.8 million pre-tax provision for the Spanish work force reduction program.
<Fc> Earnings per share is computed independently for each of the periods presented, therefore, the sum of the earnings per share amounts for the quarters may not equal the total for the year.


                                                  THE EARTHGRAINS COMPANY   35

Notes to Consolidated Financial Statement
(CONTINUED)

-------------------------------------------------------------------------------

15.  GEOGRAPHIC INFORMATION
---------------------------

The Company operates in the United States and Europe. The foreign information below is comprised primarily of the Company's Spanish subsidiary.

----------------------------------------------------------------------------
                                                                Consolidated
(In millions)                     Domestic        Foreign              Total
----------------------------------------------------------------------------
Net sales
  1997                            $1,297.1          $365.5          $1,662.6
  1996 (twelve weeks)                284.9            82.8             367.7
  1995                             1,308.1           356.5           1,664.6
  1994                             1,404.3           316.2           1,720.5
Operating income (loss)
  1997                                 2.4<Fa>        25.2              27.6<Fa>
  1996 (twelve weeks)                (11.0)            3.9              (7.1)
  1995                               (18.9)<Fb>       12.2<Fc>          (6.7)<Fb><Fc>
  1994                                12.1            13.5              25.6
Identifiable assets
  1997                               849.8           182.3           1,032.1
  1996                               863.1           184.2           1,047.3
  1995                               886.7           178.9           1,065.6
  1994                               871.3           166.8           1,038.1

<Fa> 1997 operating income was reduced by the $12.7 pre-tax provision for restructuring and consolidation.
<Fb> 1995 operating income was reduced by the $27.5 pre-tax provision for restructuring and consolidation and increased by the $18.4 million gain on sale of businesses.
<Fc> 1995 operating income was reduced by $7.8 million for the Spanish work force reduction program.

16.   SUBSEQUENT EVENT (UNAUDITED)
----------------------------------

On May 5, 1997, the Earthgrains Board of Directors declared a two-for-one stock split for shareholders of record as of May 30, 1997. The split is effective July 28, 1997.

17.   QUARTERLY COMMON STOCK PRICE RANGES AND DIVIDENDS
-------------------------------------------------------

The Earthgrains Company Common Stock is listed and traded on the New York Stock Exchange under the ticker symbol "EGR." The table below presents the high and low market for the stock and cash dividend information for each quarter of fiscal 1997.

---------------------------------------------------------------
Fiscal 1997                  High            Low      Dividends
---------------------------------------------------------------
June Quarter                  $36         $29-1/8         $  --
September Quarter             $36         $31-1/2           .05
December Quarter              $53-7/8     $33-1/4           .05
March Quarter                 $57-3/8     $43-3/4           .05

      Earthgrains Common Stock began trading on the New York Stock Exchange March 27, 1996, following the spin-off from Anheuser-Busch. Earthgrains' first dividend to shareholders as an independent public company was declared in the June quarter and paid in the September quarter of fiscal 1997.

36   THE EARTHGRAINS COMPANY

-------------------------------------------------------------------------------
18.   SUPPLEMENTAL BALANCE SHEET INFORMATION
--------------------------------------------

------------------------------------------------------------------------------------
                                                          March 25,         March 26,
(In millions)                                                 1997              1996
------------------------------------------------------------------------------------
Receivables:
  Trade                                                   $  147.5          $  142.7
  Allowance for doubtful accounts                              6.0               6.8
------------------------------------------------------------------------------------
                                                          $  141.5          $  135.9
====================================================================================

Inventories:
  Raw materials                                           $   51.6          $   53.6
  Finished goods                                              14.8              14.4
------------------------------------------------------------------------------------
                                                          $   66.4          $   68.0
====================================================================================

Other assets:
  Litigation escrow fund                                  $     --          $   13.4
  Other                                                       28.8              25.2
------------------------------------------------------------------------------------
                                                          $   28.8          $   38.6
====================================================================================

Plant and equipment:
  Land                                                    $   65.1          $   65.1
  Buildings                                                  460.7             441.7
  Machinery and equipment                                    718.3             696.1
  Construction in progress                                    37.0              80.7
------------------------------------------------------------------------------------
                                                           1,281.1           1,283.6
  Less accumulated depreciation                             (574.4)           (560.4)
------------------------------------------------------------------------------------
                                                          $  706.7          $  723.2
====================================================================================

Accrued salaries, wages and benefits:
  Accrued payroll                                         $   16.9          $   21.8
  Accrued vacation                                            15.3              14.7
  Accrued group benefits                                      14.4              12.1
------------------------------------------------------------------------------------
                                                          $   46.6          $   48.6
====================================================================================

Other current liabilities:
  Current portion of self-insurance reserves              $   17.0          $   15.2
  Reserve for litigation settlement                             --               6.3
  Accrued taxes, other than income taxes                       9.0              10.8
  Spanish work force reduction program                         0.9               7.8
  Other items                                                  5.7               9.3
------------------------------------------------------------------------------------
                                                          $   32.6          $   49.4
====================================================================================

Other noncurrent liabilities:
  Self-insurance reserves                                 $   36.4          $   40.1
  Litigation reserve                                            --              13.4
  Other items                                                 11.7              15.3
------------------------------------------------------------------------------------
                                                          $   48.1          $   68.8
====================================================================================

Supplemental balance sheet information (in millions) (continued):

------------------------------------------------------------------------------------------------------------
                                                Fiscal        Transition            Fiscal            Fiscal
                                                  Year            Period              Year              Year
                                                  1997              1996              1995              1994
------------------------------------------------------------------------------------------------------------
Allowance for doubtful
  accounts:
    Balance, beginning
      of period                                  $ 6.8             $ 6.4             $ 5.5            $  5.1
    Provision charged
      to expense                                   0.2               0.7               1.8               1.4
    Write-offs,
      less recoveries                             (1.0)             (0.3)             (0.9)             (1.0)
------------------------------------------------------------------------------------------------------------
Balance, end of period                           $ 6.0             $ 6.8             $ 6.4             $ 5.5
============================================================================================================

                                                  THE EARTHGRAINS COMPANY   37

Responsibility for Financial Statements

-------------------------------------------------------------------------------
The management of The Earthgrains Company is responsible for the preparation and integrity of the consolidated financial statements appearing in this annual report. The financial statements were prepared in conformity with generally accepted accounting principles appropriate in the circumstances and, accordingly, include certain amounts based on our best judgments and estimates.
      We are responsible for maintaining a system of internal accounting controls and procedures which we believe are adequate to provide reasonable assurance, at an appropriate cost/benefit relationship, that assets are safeguarded against loss from unauthorized use or disposition and financial records provide a reliable basis for preparation of the financial statements. The internal accounting control system is augmented by a program of internal audits and appropriate reviews by management, written policies and guidelines, careful selection and training of qualified personnel and a written Code of Business Conduct adopted by our Company's Board of Directors, applicable to all management employees of our Company.
      The Audit and Finance Committee of our Company's Board of Directors, composed solely of directors who are not officers of our Company, meets with the independent auditors, management and internal auditors periodically to discuss internal accounting controls and auditing and financial reporting matters. The Committee reviews with the independent auditors the scope and results of the audit effort. The Committee also meets with the independent auditors and the chief internal auditor without management present to ensure that the independent auditors and the chief internal auditor have free access to the Committee.
      Price Waterhouse LLP is engaged to audit the consolidated financial statements of The Earthgrains Company and conduct such tests and related procedures as it deems necessary in conformity with generally accepted auditing standards. The opinion of the independent auditors, based upon their audits of the consolidated financial statements, is shown below.



Report of Independent Accountants

-------------------------------------------------------------------------------
To the Shareholders and Board of Directors of The Earthgrains Company

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of earnings, of cash flows, and of shareholders' equity present fairly, in all material respects, the financial position of The Earthgrains Company at March 25, 1997 and March 26, 1996, and the results of its operations and its cash flows for the fiscal year ended March 25, 1997, the 12-week period ended March 26, 1996, and the fiscal years ended January 2, 1996, and January 3, 1995, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.


     /s/ Price Waterhouse LLP
     PRICE WATERHOUSE LLP
     St. Louis, Missouri
     May 2, 1997

38   THE EARTHGRAINS COMPANY

Five-Year Financial Highlights

----------------------------------------------------------------------------------------------------------------------
                                                        For the
                                                         twelve,
                                                    weeks ended                       Fiscal Years
(In millions, except per share data)   Fiscal Year     March 26,   ---------------------------------------------------
                                              1997     1996<Fa>    1995<Fa>     1994<Fa><Fb>   1993<Fa>       1992<Fa>
======================================================================================================================
Statement of Earnings Data:
Net sales                                 $1,662.6     $  367.7    $1,664.6      $1,720.5      $1,740.6       $1,766.0
Cost of products sold                        988.8        228.8     1,034.7       1,071.0       1,039.4        1,049.5
----------------------------------------------------------------------------------------------------------------------
Gross profit                                 673.8        138.9       629.9         649.5         701.2          716.5
Marketing, distribution and
  administrative expenses                    633.5        146.0       627.5         623.9         616.9          653.9
Provision for restructuring
  and consolidation, net                      12.7           --         9.1            --         114.6             --
----------------------------------------------------------------------------------------------------------------------
Operating income (loss)                       27.6         (7.1)       (6.7)         25.6         (30.3)          62.6
Other income and expenses:
  Interest (expense)                          (6.3)        (0.1)       (1.9)         (1.9)         (3.4)          (4.0)
  Other income (expense), net                  1.4         (0.1)        4.7           2.6           2.2            3.4
----------------------------------------------------------------------------------------------------------------------
Income (loss) before income taxes             22.7         (7.3)       (3.9)         26.3         (31.5)          62.0
Provision (benefit) for income taxes           6.5         (2.2)        2.7          15.0          (4.5)          23.4
----------------------------------------------------------------------------------------------------------------------
Net income (loss) before cumulative
  effect of accounting changes                16.2         (5.1)       (6.6)         11.3         (27.0)          38.6
Cumulative effect of changes in accounting
  (FAS 106 and FAS 109)                         --           --          --            --          --            (28.2)
----------------------------------------------------------------------------------------------------------------------
Net income (loss)                         $   16.2<Fc> $   (5.1)   $   (6.6)<Fd> $   11.3      $  (27.0)<Fd>  $   10.4
======================================================================================================================

Earnings per share                        $   1.60
==================================================

Weighted average shares outstanding           10.1
==================================================

Balance Sheet Data:
Working capital                           $   80.6     $   74.0    $   63.1      $   69.3      $   15.6       $   82.7
Current ratio                                  1.4x         1.4x        1.3x          1.4x          1.1x           1.3x
Plant and equipment, net                  $  706.7     $  723.2    $  713.6      $  706.2      $  708.0       $  706.3
Long-term debt                            $  103.0     $   92.6    $    1.5      $   11.6      $   12.0       $   12.2
Deferred income taxes, net                $   73.9     $   72.2    $  109.4      $  106.9      $   86.8       $  123.5
Anheuser-Busch equity investment          $     --     $  582.1    $  701.3      $  684.3      $  636.3       $  694.7
Shareholders' equity                      $  582.4     $     --    $     --      $     --      $     --       $     --
Total assets                              $1,172.1     $1,177.6    $1,197.2      $1,177.2      $1,208.4       $1,273.4
----------------------------------------------------------------------------------------------------------------------

<Fa> Earthgrains was a wholly-owned subsidiary of Anheuser-Busch Companies,
     Inc. until March 27, 1996. Accordingly, statements for prior periods do not include costs associated with being an independent public company. See unaudited Pro Forma Financial Information on page 17 of this report for comparative purposes.
<Fb> Fiscal year 1994 includes 53 weeks.
<Fc> Reflects the effect of the provision for restructuring and consolidation and one-time Spanish tax incentives and credits. See "Management's Discussion and Analysis of Results of Operations and Financial
     Condition" and Footnote 4 in the Notes to the Consolidated Financial Statements.
<Fd> Reflects the effect of the provision for restructuring and consolidation.
     See "Management's Discussion and Analysis of Results of Operations and Financial Condition."

                                                  THE EARTHGRAINS COMPANY   39

Officers of The Earthgrains Company and Its Principal Subsidiaries


-------------------------------------------------------------------------------
THE EARTHGRAINS COMPANY
-----------------------

Policy Committee

Barry H. Beracha
Chairman and
Chief Executive Officer

John W. Iselin, Jr.
Executive Vice President
(Domestic Baking)

Xavier Argente
Executive Vice President (Bimbo)

William H. Opdyke
Executive Vice President
(Refrigerated Dough Products)

Larry G. Bergner
Vice President -- Technology

Todd A. Brown
Vice President -- Operations
(Refrigerated Dough Products)

Bary M. Horner
Vice President -- Bakery
Operations

Mark H. Krieger
Vice President and
Chief Financial Officer

Timothy J. Mitchell
Vice President -- Sales
(Refrigerated Dough Products)

Joseph M. Noelker
Vice Prresident, General Counsel
and Corporate Secretary

Larry D. Pearson
Vice President -- Diversified
Products

Bryan A. Torcivia
Vice President -- Planning,
Purchasing and Europate

Richard W. Witherspoon
Vice President -- Business
Development
(Refrigerated Dough Products)

Edward J. Wizeman
Vice President -- Human
Resources

Other Officers

Steven M. Brazile
Vice President -- Business Systems

George L. Moore
Vice President -- Labor Relations

William J. Palmer
Vice President -- Materials and
Transportation

John T. Reeves
Vice President -- Research and
Development

Virgil H. Rehkemper
Vice President and Controller

Michael A. Salamone
Vice President and Treasurer

Molly R. Salky
Vice President -- Investor Relations
and Communications

EARTHGRAINS BAKING COMPANIES, INC.
----------------------------------

John W. Iselin, Jr.
President

Barry M. Horner
Executive Vice President --
Operations

Larry D. Pearson
Executive Vice President --
Diversified Products

H. Edward Broome
Senior Vice President and General
Manager -- Mid-South Region

Thomas E. Coover
Vice President -- Sales
(Diversified Products)

Gary M. Feil
Senior Vice President and General
Manager -- California Region

Earl W. Heiner, Jr.
Senior Vice President and
General Manager -- Heiner's

Gary L. Jensen
Senior Vice President -- Marketing

Talmadge L. Miles
Senior Vice President and General
Manager -- Southeast Region

Steven V. Proscino
Senior Vice President and General
Manager -- Central Region

V. Anthony Ricker
Senior Vice President and
General Manager -- Texas Region

Philip L. Sexton
Senior Vice President --
National Accounts

Michael P. Swanson
Vice President -- Operations
(Diversified Products)

Jerry W. Thompson
Senior Vice President and General
Manager -- Southwest Region

Martha S. Uhlhorn
Vice President -- ECR and
Sales Technology

Joseph J. Waters
Vice President --
Field Services

Donald J. Wyant
Vice President --
Baking Technology

EARTHGRAINS REFRIGERATED DOUGH PRODUCTS, INC.
---------------------------------------------

William H. Opdyke
President

Todd A. Brown
Executive Vice President --
Operations

Timothy J. Mitchell
Executive Vice President --
Sales

Richard W. Witherspoon
Executive Vice President --
Business Development

William S. Cantzler
Regional Vice President -- Sales

William H. Crosby
Regional Vice President -- Sales

David M. Epps
Regional Vice President -- Sales

Dave A. Hall
Regional Vice President -- Sales

Thomas L. Rigdon
Regional Vice President -- Sales

BIMBO, S.A.
-----------

Xavier Argente
Chief Executive Officer

Fermin Altarriba
Managing Director -- PIMAD

Enrique Belda
Vice President -- Industrial

Santiago Guerra
Managing Director -- CATDES
(Canary Islands)

EUROPATE, S.A.
--------------

Bryan A. Torcivia
Chief Executive Officer

Henri Patacz
President

Gilbert Caratte
Director of Operations

Miguel Llado
Vice President -- Marketing
and Sales

Manuel Marcet
Vice President -- Human Resources

Carlos Martinez
Vice President -- Finance and
Administration

Leonor Sa Machado
Managing Director -- Portugal

Thierry Jonquois
Director of Sales

Jean-Louis Sabin
Director of Finance and
Administration


40   THE EARTHGRAINS COMPANY

Board of Directors

-------------------------------------------------------------------------------
[PHOTO]
Barry H. Beracha (55)
Chairman and
Chief Executive Officer
The Earthgrains Company
Director; Metal Container Co.
Director since 1993

[PHOTO]
Peter F. Benoist (49)
Executive Vice President,
Mercantile Bank of St. Louis, N.A.
Director; St. Louis Equity Fund
Director since 1996

[PHOTO]
Jaime Iglesias (66)
Retired Chairman,
Anheuser-Busch Europe Inc.
Director since 1996

[PHOTO]
William E. Stevens (54)
Executive Vice President,
Mills & Partners
Director; McCormick &
Company, Inc.
Director since 1996

[PHOTO]
J. Joe Adorjan (58)
Chairman and
Chief Executive Officer,
Borg-Warner Security Corporation
Director; ESCO Electronics,
California Microwave Corporation,
Goss Printing Company
Director since 1996

[PHOTO]
Maxine K. Clark (48)
President and
Chief Executive Officer,
Smart Stuff, Inc.
Director; Tandy Brands
Accessories, Inc.; Wave Technologies
Director since 1996

[PHOTO]
Jerry E. Ritter (62)
Chairman,
Clark Enterprises
Director; Brown Group, Inc.;
OmniQuip International, Inc.;
O'Gara Company
Director since 1995


Corporate Information


-------------------------------------------------------------------------------
The Earthgrains Company
Headquarters
8400 Maryland Avenue
St. Louis, Missouri 63105-3668
314-259-7000

Annual Meeting
Friday, July 25, 1997, 10:00 a.m.
America's Center
1 Convention Plaza
St. Louis, Missouri 63102

Transfer Agent, Registrar
and Dividend Payments
ChaseMellon Shareholder
Services
450 West 33rd Street
New York, New York 10001
1-888-213-0971

Investor Information
and Media Inquiries
Investor Relations
and Communications --
The Earthgrains Company
8400 Maryland Avenue
St. Louis, Missouri 63105-3668
314-259-7000
E-mail at invest@egr.com
Quarterly information is
available to all shareholders,
free of charge, via fax or mail,
by calling 1-888-213-0971.

SEC Filings
The Earthgrains Company files
forms 10-K and 10-Q with
the Securities and Exchange
Commission; shareholders may
obtain a copy of these forms,
without charge, by contacting
the Corporate Secretary at
Earthgrains headquarters.

Stock Trading Information
Listed on New York
Stock Exchange
Ticker Symbol: EGR
Newspaper Listing: Earthgr

Independent Accountants
Price Waterhouse LLP
800 Market Street
St. Louis, Missouri 63101

Dividends
Dividends are normally paid
in the months of May, August,
November, and February.

The Earthgrains Company
Principal Subsidiaries:
A U.S. manufacturer of fresh
baked goods with distribution
throughout the Southeast,
South, Midwest, Southwest
and Northern California.

Earthgrains Refrigerated
Dough Products, Inc.
Manufactures refrigerated
dough products and baked
toaster pastries at plants in
Forest Park, Georgia, and
Carrollton, Texas, and
distributes its products
nationally.

Bimbo, S.A.
Operates eight bakeries in
Spain and the Canary Islands
and is constructing a bakery
in Portugal. Distributes prod-
ucts in Spain and Portugal.

Europate, S.A.
Operates a refrigerated dough
plant in France and distributes
products throughout Europe.

Trademarks
All product or service names
appearing in type form different
from that of the surorunding
text are trademarks or service
marks owned by or licensed to
The Earthgrains Company and
its subsidiaries or affiliates.


                                                  THE EARTHGRAINS COMPANY   41

A DAY IN THE LIFE OF EARTHGRAINS | On Thursday, March 27, 1997, we celebrated [PICTURE] our first year as an independent public company. On that day, as on every other, we baked more than 70 million servings of packaged fresh bread, rolls, and buns [PICTURE] in America and Spain. We delivered these fresh goods to customers along more than 3,900 delivery routes across the United States and Europe. We also produced and sold more than 12 million servings of toaster pastries and refrigerated dough -- canned biscuits, cinnamon rolls, [PICTURE] croissants, pastry rolls, and cookie dough -- in America, France and elsewhere in Europe. [PICTURE] Day in and day out, we serve our customers and consumers with a variety of healthy, quality, fresh and tasty products made from grain. We are EARTHGRAINS.


THE EARTHGRAINS COMPANY   8400 MARYLAND AVENUE | ST. LOUIS, MISSOURI 63105-3668