Form 10-K, Exhibit 13
period 1998-03-31
EARTHGRAINS CO /DE/
filed 1998-06-22
CIK 1004985

18

             MANAGEMENT'S DISCUSSION AND ANALYSIS OF
           RESULTS OF OPERATIONS AND FINANCIAL CONDITION

-------------------------------------------------------------------------------
INTRODUCTION

A number of significant factors, which are discussed below, affected the consolidated results of operations, financial condition and liquidity of Earthgrains during the current fiscal year ended March 31, 1998, the prior fiscal year ended March 25, 1997, the 12-week transition period ended March 26, 1996, and the fiscal year ended January 2, 1996. This discussion should be read in conjunction with the Consolidated Financial Statements and notes thereto for such periods included elsewhere in this report. Effective at the close of business on March 26, 1996 (the Distribution Date), shares of the Company were distributed to shareholders of Anheuser-Busch Companies, Inc. (Anheuser-Busch) Common Stock, based upon a ratio of 1-to-25. Following the distribution, the Company began operations as an independent, publicly held company. Accordingly, since the Company was a wholly-owned subsidiary of Anheuser-Busch during the periods presented prior to fiscal 1997, these financial statements may not necessarily reflect the consolidated results of operations or financial position of the Company or what the results of operations would have been if the Company had been an independent public company during those periods.


OVERVIEW AND OUTLOOK

Earthgrains' operating results in its second fiscal year as an independent company demonstrate further accomplishments from elements of a fundamental strategy of improving revenues, enhancing cost-effectiveness, gaining efficiencies, and taking advantage of industry consolidation. This strategy, which has been facilitated through enhanced information made available through the Company's investment in systems technology, has enabled Earthgrains to focus its sales force and business plans in markets with the greatest growth opportunities and on products that offer higher margins. A renewed effort to provide better-quality products and services to customers is paying off. Customer partnering has become a fundamental way of doing business. New product initiatives and increased advertising for these offerings as well as for core brands have contributed to the Company's strategy to build branded business.

     Since its inception as an independent company, Earthgrains has stated that taking advantage of acquisition opportunities in its core fresh baked-goods business line is key to enhancing the Company's ability to compete successfully in this industry. Earthgrains has taken an active role in the consolidation process of the packaged bakery products industry that remains in a condition of excess capacity and underutilization. Acquisitions are contributing to Earthgrains' success and more benefits are expected in fiscal 1999. The integration of the fourth-quarter acquisition of CooperSmith, Inc. (CooperSmith) is on schedule. Related plant consolidations have taken place, and route consolidation and handheld computer rollouts are under way, as well as transition onto the Company's management information systems. While CooperSmith will be a significant contributor to Earthgrains, it is expected to be slightly dilutive to earnings through the first quarter of fiscal 1999. San Luis Sourdough, Inc., the specialty superpremium baker in San Luis Obispo, Calif., also acquired in the fourth quarter, is expected to make an immediate positive contribution to results. The acquisition of Heiner's Bakery, Inc. (Heiner's) in November 1996, which was additive to earnings from the outset, has been a big success and continues to exceed expectations. The Company will continue to seek opportunities to participate in industry consolidation that are a good fit with its strategy to enhance revenues, profitability and return on capital.

     Along with strengthening core business and growth through acquisition, emphasis has been placed on driving gains through efficiencies. Operating improvements from the Company's restructuring and consolidation program aimed at reducing excess capacity and withdrawal from unprofitable markets and lower-margin accounts continued into the current year. Results are showing from the emphasis on product quality and operating and distribution efficiencies. Additionally, a positive impact has resulted from the stabilization of commodity costs. Commodity costs, which represent approximately 22-25% of the Company's cost of products sold, have continued to decrease from the first half of fiscal 1997 after reaching record levels in that year and during the 1996 transition period.

     Earthgrains has made significant achievements since the spinoff. Benefits are expected to continue from these actions and the impact of acquisitions. The Company is poised for continued fundamental improvement in its existing operations and participation in industry consolidation opportunities. While strong progress has been demonstrated in improving underlying performance, certain market areas of the fresh baked-goods business continue to exhibit lower margins due to regional differences in price levels, product mix and input costs. These effects will be monitored and continuing efforts will be made to maximize manufacturing, distribution and administrative efficiencies and to strive for even better operating results.


RESTRUCTURING AND CONSOLIDATION PROVISIONS

Beginning in late 1993, the Company established a restructuring and consolidation program designed to reduce costs and maximize operating efficiencies. The Company recorded

THE EARTHGRAINS COMPANY

$12.7 million and $27.5 million charges in fiscal 1997 and 1995, respectively, covering estimated expenses in conjunction with closing certain domestic bakery operations and one refrigerated dough plant.

     The Company believes continued improvements in the current fiscal year's operating results reflect further benefits achieved through the restructuring and consolidation program. The Company will continue to review its operations for opportunities to improve efficiencies. See Note 5 in the Notes to the Consolidated Financial Statements for additional information concerning the details of the Company's restructuring charges, including a reconciliation of the balance sheet reserve relating thereto.


RESULTS OF OPERATIONS

FISCAL YEAR 1998 COMPARED WITH FISCAL YEAR 1997

     Net sales for the 53-week fiscal year ended March 31, 1998, of $1,719.0 million increased from sales of $1,662.6 million for the comparable 52-week fiscal year ended March 25, 1997. Sales added through the acquisition of CooperSmith since January 17, 1998, and a full year of Heiner's, acquired in November 1996, combined with the additional week were partially offset by the unfavorable impact of foreign-exchange rates during the year. Improved pricing and favorable product mix shift across all businesses also contributed to the increase in sales. After adjustment for the additional week and effect of foreign-exchange rates, sales for fiscal 1998 increased by $79.7 million or 4.8%.

     Gross margin increased significantly to 42.9% in the current year from 40.5% in fiscal 1997. Profit-margin improvements were experienced across fresh bakery and refrigerated dough operations both domestically and internationally. These solid margin improvements can be attributed to focus on branded and superpremium product categories, favorable pricing, and improved manufacturing efficiencies. Domestic refrigerated dough operations demonstrated the strongest margin-performance improvement, through efficiencies gained from closing its Indianapolis, Ind., plant in March 1997 and a positive mix shift. Additionally, flour costs continued to decrease since the first half of fiscal 1997 after reaching record highs thereby resulting in margin improvements.

     Agricultural commodity costs represented 22-25% of cost of products sold during the 1998 fiscal year, which is down from prior years. Costs of products sold includes agricultural commodities whose prices are influenced by weather conditions, government regulations and economic conditions. The Company utilized futures contracts or options to hedge approximately 55-65% of such agricultural commodity costs or 12-16% of cost of products sold during the 1998 fiscal year. As of March 31, 1998, the amount of the Company's aggregate obligation to purchase commodities under such contracts was $20.4 million.

     Marketing, distribution and administrative expenses increased in 1998 from 38.1% to 39.0% on a percentage-of-sales basis. A primary factor is the increased spending in marketing and advertising to focus on building core brands as well as supporting new premium product introductions.

     The prior-year charge of $12.7 million for restructuring and consolidation covered expenses in conjunction with closing one bakery and one refrigerated dough plant. Excluding the prior-year charge, operating income for fiscal
1998 increased $26.9 million. This significant increase in operating results reflects a strong contribution from Heiner's, benefits of lower ingredient costs, and the continued focus on cost-effectiveness combined with an improvement in product mix.

     The effective tax rate for fiscal 1998 represents a more typical tax rate expected for the Company on an on-going basis but will likely increase slightly with the effect of nondeductible goodwill amortization from current-year acquisitions. The lower effective tax rate for fiscal 1997 is a direct result of $5.3 million in one-time Spanish tax incentives and credits associated principally with investments made in the Canary Islands. The Company substantially completed the expansion of its Canary Islands bakery in that year.

     The $1.8 million net-of-tax charge for the change in accounting principle in the current year represents the effect of compliance with a new accounting interpretation related to the recognition of costs associated with business process re-engineering. See Note 3 for additional information.
Net earnings for fiscal 1998 were $36.0 million or $1.70 per diluted share, compared to $16.2 million, or $0.79 per diluted share for fiscal 1997. The marked increase in net earnings for the current year is a result of the factors noted above.


FISCAL YEAR 1997 COMPARED WITH FISCAL YEAR 1995

     Net sales for the fiscal year ended March 25, 1997, of $1,662.6 million were consistent with sales of $1,664.6 million for the comparable 52-week period ended January 2, 1996 (fiscal 1995). The decrease in sales attributed to the closing or sale of underperforming and noncore businesses as part of the planned consolidation and restructuring was partially offset by the effect of price increases taken early in the year and favorable product-mix shift. Sales contributed through the acquisition of Heiner's, as of November 30, 1996, were more than offset by the unfavorable impact of foreign exchange rates near the end of the year. After adjustment for the closed or sold facilities in both periods presented, sales for fiscal 1997 increased by $88.8 million or 5.6%, represented across fresh bakery and refrigerated dough operations both domestically and internationally.

     Gross margin increased to 40.5% in 1997 from 37.8% in fiscal 1995. Profit-margin improvements were experienced by domestic fresh bakery operations and both international bakery and refrigerated dough operations. Margins for domestic refrigerated dough operations were down slightly from fiscal 1995. These margin improvements can be attributed to the achieved price increases, benefits of the restructuring and consolidation process, and improved operating efficiencies. Additionally, flour costs which began to increase dramatically in the last half of fiscal 1995 have decreased, thereby resulting in improved margins from 1995.
                                                            1998 ANNUAL REPORT

20

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

     Marketing, distribution and administrative expenses increased by $6.0 million in 1997 and from 37.7% to 38.1% on a percentage-of-sales basis. The elimination of costs through the closing or sale of facilities and the effect of the charge for the Spanish work force reduction program reflected in 1995 were more than offset by the costs of operating as a stand-alone public company.

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

     The lower effective tax rate for fiscal 1997 is a direct result of $5.3 million in one-time Spanish tax incentives and credits associated principally with investments made in the Canary Islands. The Company substantially completed the expansion of its Canary Islands bakery during 1997. Typically, the Company's effective income tax rate is higher primarily due to the relative impact of the nondeductible fixed goodwill amortization on the respective earnings level.

     Net earnings for fiscal 1997 were $16.2 million or $0.79 per diluted share, compared with a loss of $6.6 million, or a $0.33 loss per diluted share, computed on the basis of pro forma average shares outstanding for fiscal 1995.

     The historical statement of earnings for the year-ago period does not reflect interest expense related to long-term debt assumed by the Company upon the distribution at March 26, 1996, and certain administrative expenses associated with operating as an independent, stand-alone company.


TWELVE-WEEK PERIOD ENDED MARCH 26, 1996, COMPARED WITH TWELVE-WEEK PERIOD ENDED MARCH 28, 1995

     For the 12-week period ended March 26, 1996, sales declined $4.1 million or 1.1% from the comparable prior-year period. The decrease can be attributed to the planned consolidation and restructuring that resulted in the closing or sale of underperforming and noncore businesses. This decrease in sales was partially offset by increased volume in refrigerated dough products, a $4.9 million increase in international sales and a $5.6 million favorable effect of exchange-rate fluctuations. After adjustment for the closed or sold facilities in both periods presented, sales increased by $19.8 million.

     Gross margin for the March 1996 period of 37.8% compared unfavorably with the prior-year period's 39.2%. As expected, margins were adversely affected by the dramatic increases in prices for ingredients, specifically flour costs, which increased to record levels.

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

     As a result of the March 1996 charge for the legal settlement and other factors discussed above, the Company incurred a loss of $5.1 million, or $0.25 per diluted share, computed on the basis of pro forma average shares outstanding, compared with a loss of $0.3 million, or $0.02 per diluted share in the prior year's comparable period.

FISCAL YEAR 1995 COMPARED WITH FISCAL YEAR 1994

     Net sales in 1995 decreased $55.9 million or 3.2% compared with the same period in the prior year. Domestic fresh baked-goods sales decreased by $89.6 million in part as a result of the planned consolidation and restructuring, including the withdrawal from underperforming territories. Lower domestic fresh baked-goods volume was partially offset by higher net prices, higher international sales of $32.5 million, and a $13.7 million favorable effect of foreign currency exchange rate fluctuations. Excluding the sales of the closed facilities and divested businesses, foreign currency exchange-rate fluctuations and the extra week in the 1994 fiscal year, net sales decreased $6.5 million on a comparable basis.

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

     Excluding the 1995 charge of $27.5 million to consolidate certain inefficient domestic bakery facilities, operating income for the 1995 fiscal year decreased $23.2 million compared with the prior year. This decrease in operating results was primarily attributable to the impact of commodity prices for ingredients and the work force reduction in Spain.

THE EARTHGRAINS COMPANY

     The increase in the effective tax rate primarily reflects the relative effect of the nondeductible fixed goodwill amortization on a reduced earnings level.


LIQUIDITY AND CAPITAL RESOURCES

Concurrent with the Distribution on March 26, 1996, the Company used borrowings under a $215 million unsecured revolving credit facility with several financial institutions to pay $80 million to Anheuser-Busch as a partial payment of its net intercompany payable, to fund working capital needs and for general corporate purposes. Prior to the Distribution, as a subsidiary, the Company obtained funds for its capital needs, including working capital, from Anheuser-Busch, primarily through a non-interest-bearing intercompany account.

     The Company's primary source of liquidity is cash flow from operations, which was $125.9 million for the current fiscal year ended March 31, 1998. Improved operating efficiencies, continued favorable product-mix shift, favorable ingredient costs and stable pricing have contributed to the strong cash flows from operations for the current year. Net working capital, excluding cash and cash equivalents, was $48.6 million at March 31, 1998, up from $37.5 million a year ago, primarily attributable to the effect of acquisitions.

     In conjunction with the acquisition of CooperSmith in the fourth quarter of fiscal 1998, the existing credit facility was renegotiated to $450 million with a maturity date of September 2002. The Company's primary routine cash requirements will continue to consist of funding capital expenditures and interest payments pursuant to the credit facility. The Company invested $79.6 million in capital expenditures during the current fiscal year and expects to fund capital investments of approximately $80-90 million in the upcoming year.

     The consolidated capital expenditure plan for fiscal 1999 includes completion of the new bakery in northern Portugal, continued rollout of new handheld computers for route sales drivers and CooperSmith equipment upgrades. The Company will also continue ongoing investments in systems technology along with modernization and expansion plans for various domestic and international bakeries.

     Additionally, a favorable IRS tax ruling was received during the year on the stock repurchase program authorized by the Company's Board of Directors in March 1997. The program authorizes the repurchase of up to 1 million shares of common stock as the Company determines. At March 31, 1998, 168,600 shares had been purchased for the treasury at a cost of $7.0 million.

     On both a short-term and long-term basis, management believes that its cash flows from operations, together with its available borrowings under the Credit Facility, will provide it with sufficient resources to meet its seasonal working capital needs, to finance its projected capital expenditures, and to meet its foreseeable liquidity requirements.


YEAR 2000

Many computer systems process dates in application software and data files based upon two digits for the year of a transaction rather than a full four digits. Therefore these systems may not be able to properly process dates in the year 2000. The Company has developed plans to address this issue and has identified its significant systems and software applications that are date-sensitive for key accounting, processing and operating systems. In the past few and upcoming years, several new information technologies have been and are being installed to achieve further productivity and cost improvements. Such systems will be year 2000 compliant. The Company believes that all systems necessary to manage the business effectively will be replaced, modified or upgraded before the year 2000. Because of the significant system replacement and business re-engineering investments under way, the Company believes the costs to modify current systems to be year 2000 compliant will not be material to the Company's results of operations.


ENVIRONMENTAL MATTERS

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

FORWARD-LOOKING STATEMENTS

Matters discussed in this Annual Report (particularly in this section and the Letter to Shareholders), contain forward-looking information, as defined in the Private Securities Litigation Reform Act of 1995. All such forward-looking information in this report involves risks and uncertainties, including, but not limited to, variations in income levels of consumers, fluctuations in currency exchange rates for the Spanish peseta and French franc versus the U.S. dollar, the costs of raw materials, the ability of the Company to realize projected savings from productivity and product quality improvements, the ability of the Company to continue to participate in industry consolidation and to successfully integrate acquired businesses, legal proceedings to which the Company may become a party, and other risks indicated in filings by the Company with the Securities and Exchange Commission.

                                                            1998 ANNUAL REPORT

22

                         CONSOLIDATED BALANCE SHEETS

------------------------------------------------------------------------------
                                                   MARCH 31,         March 25,
(In millions, except share data)                        1998              1997
------------------------------------------------------------------------------
ASSETS
Current assets:
  Cash and cash equivalents                         $   43.7          $   43.1
  Accounts receivable, net                             156.5             141.5
  Inventories, net                                      68.9              66.4
  Deferred income taxes                                 30.4              29.9
  Other current assets                                  26.8              15.7
------------------------------------------------------------------------------
    Total current assets                               326.3             296.6

Other assets                                            35.0              28.8
Goodwill, net                                          311.0             140.0
Plant and equipment, net                               722.0             706.7
------------------------------------------------------------------------------
    Total assets                                    $1,394.3          $1,172.1
==============================================================================

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable                                  $  132.1          $  121.4
  Accrued salaries, wages and benefits                  56.5              46.6
  Accrual for restructuring and consolidation            6.1              15.4
  Other current liabilities                             39.3              32.6
------------------------------------------------------------------------------
    Total current liabilities                          234.0             216.0

Postretirement benefits                                115.3             118.8
Long-term debt                                         266.7             103.0
Deferred income taxes                                   99.5             103.8
Other noncurrent liabilities                            72.2              48.1
Commitments and contingencies                             --                --

Shareholders' equity:
Common stock, $.01 par value, 50,000,000
    authorized, 21,498,864 and 10,778,050
    (pre-split) shares issued in 1998
    and 1997, respectively                               0.2               0.1
  Additional paid-in capital                           608.1             604.4
  Retained earnings                                     47.1              14.7
  Unearned ESOP shares                                 (14.1)            (15.1)
  Treasury stock                                        (7.0)               --
  Unearned portion of restricted stock                  (3.3)             (4.2)
  Cumulative translation adjustment                    (24.4)            (17.5)
------------------------------------------------------------------------------
    Total shareholders' equity                         606.6             582.4
------------------------------------------------------------------------------
    Total liabilities and equity                    $1,394.3          $1,172.1
==============================================================================

See accompanying Notes to Consolidated Financial Statements.

THE EARTHGRAINS COMPANY

                                                CONSOLIDATED STATEMENTS OF EARNINGS

---------------------------------------------------------------------------------------------------------------------
                                                                                               For the
                                                                  For the years ended           twelve        For the
                                                               ------------------------    weeks ended     year ended
                                                               MARCH 31,      March 25,      March 26,     January 2,
(In millions, except per-share data)                            1998<Fa>           1997           1996           1996
---------------------------------------------------------------------------------------------------------------------
Net sales                                                       $1,719.0       $1,662.6         $367.7       $1,664.6
Cost of products sold                                              981.6          988.8          228.8        1,034.7
---------------------------------------------------------------------------------------------------------------------
Gross profit                                                       737.4          673.8          138.9          629.9
Marketing, distribution and
  administrative expenses                                          670.2          633.5          146.0          627.5
Provision for restructuring and
  consolidation, net                                                  --           12.7             --            9.1
---------------------------------------------------------------------------------------------------------------------
Operating income (loss)                                             67.2           27.6           (7.1)          (6.7)
Other income and expenses:
  Interest (expense)                                                (8.2)          (6.3)          (0.1)          (1.9)
  Other income (expense), net                                        3.0            1.4           (0.1)           4.7
---------------------------------------------------------------------------------------------------------------------
Income (loss) before income taxes                                   62.0           22.7           (7.3)          (3.9)
Provision (benefit) for income taxes                                24.2            6.5           (2.2)           2.7
---------------------------------------------------------------------------------------------------------------------
Income (loss) before cumulative effect
  of change in accounting principle                                 37.8           16.2           (5.1)          (6.6)

Cumulative effect of change in accounting
  principle, net of tax                                              1.8             --             --             --
---------------------------------------------------------------------------------------------------------------------
Net income (loss)                                               $   36.0       $   16.2         $ (5.1)      $   (6.6)
=====================================================================================================================

Earnings per share:<Fb>
  Basic
    Earnings before cumulative effect
      of change in accounting principle                         $   1.86       $   0.80
    Cumulative effect of accounting change                          0.09             --
---------------------------------------------------------------------------------------
    Net earnings per share                                      $   1.77       $   0.80
=======================================================================================
    Weighted average shares outstanding                             20.3           20.3
=======================================================================================
  Diluted
    Earnings before cumulative effect
      of change in accounting principle                         $   1.78       $   0.79
    Cumulative effect of accounting change                          0.08             --
---------------------------------------------------------------------------------------
    Net earnings per share                                      $   1.70       $   0.79
=======================================================================================
    Weighted average shares outstanding                             21.2           20.6
=======================================================================================

<Fa> Fiscal year contains 53 weeks.

<Fb> Prior-year shares and per-share amounts have been restated to reflect the two-for-one stock split effective July 28, 1997.

See accompanying Notes to Consolidated Financial Statements.

                                                            1998 ANNUAL REPORT

24

                                        CONSOLIDATED STATEMENTS OF CASH FLOWS

---------------------------------------------------------------------------------------------------------------------
                                                                                               For the
                                                                  For the years ended     twelve weeks        For the
                                                               ------------------------          ended     year ended
                                                               MARCH 31,      March 25,      March 26,     January 2,
(In millions)                                                   1998<Fa>           1997           1996           1996
---------------------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
  Net income (loss)                                              $  36.0        $  16.2        $  (5.1)       $  (6.6)
  Adjustments to reconcile earnings to
    net cash flow provided by operations:
      Depreciation and amortization                                 84.6           84.5           17.4           79.5
      Deferred income taxes                                          6.7            1.7           (6.2)           2.5
      Provision for restructuring and consolidation
       ($12.7 million, less cash payments of $0.2;
       $27.5 million, less cash payments of $3.7 million)             --           12.5             --           23.8
      Gain on disposal of businesses                                  --             --             --          (18.4)
      (Gain) loss on disposal of fixed assets                       (1.3)          (0.2)          (0.4)           0.5
      (Increase) decrease in noncash working capital               (15.3)          (6.9)          17.1            5.6
      Other, net                                                    15.2           (6.0)          (5.3)          14.7
---------------------------------------------------------------------------------------------------------------------
      Net cash flow from operations                                125.9          101.8           17.5          101.6
---------------------------------------------------------------------------------------------------------------------

Cash flows from investing activities:
  Capital expenditures                                             (79.6)         (71.2)         (22.5)        (109.3)
  Acquisitions, net of cash acquired                              (206.6)         (38.5)            --             --
  Proceeds from sale of property                                     7.8            4.5           (4.7)          31.9
---------------------------------------------------------------------------------------------------------------------
      Net cash used by investing activities                       (278.4)        (105.2)         (27.2)         (77.4)
---------------------------------------------------------------------------------------------------------------------

Cash flows from financing activities:
  Proceeds from (payments on) long-term borrowings, net            163.7           10.4           91.1          (10.1)
  Dividends to shareholders                                         (3.6)          (1.5)            --             --
  Purchases of treasury stock                                       (7.0)            --             --             --
  Payments on short-term borrowings                                   --           (1.3)          (1.6)          (0.2)
  Net transactions with Anheuser-Busch                                --             --          (74.3)           5.1
---------------------------------------------------------------------------------------------------------------------
      Net cash provided by (used by) financing activities          153.1            7.6           15.2           (5.2)
---------------------------------------------------------------------------------------------------------------------

Net increase in cash and cash equivalents                            0.6            4.2            5.5           19.0
Cash and cash equivalents, beginning of year                        43.1           38.9           33.4           14.4
---------------------------------------------------------------------------------------------------------------------

Cash and cash equivalents, end of year                           $  43.7        $  43.1        $  38.9        $  33.4
=====================================================================================================================

<Fa> Fiscal year contains 53 weeks.

See accompanying Notes to Consolidated Financial Statements.

THE EARTHGRAINS COMPANY

                                          CONSOLIDATED STATEMENTS OF SHAREHOLDER'S EQUITY

------------------------------------------------------------------------------------------------------------------------
                                                        Common Stock            Additional                     Unearned
                                                  -------------------------        Paid-In       Retained          ESOP
(In millions, except share data)                      Shares         Amount        Capital       Earnings        Shares
------------------------------------------------------------------------------------------------------------------------
Balance January 3, 1995                                   --           $ --         $   --          $  --         $   --
Net (loss)
Translation adjustments
Net transactions with A-B
------------------------------------------------------------------------------------------------------------------------
Balance January 2, 1996
Net (loss)
Translation adjustments
Net transactions with A-B
------------------------------------------------------------------------------------------------------------------------
Balance March 26, 1996
Shares issued upon
  distribution                                    10,092,133            0.1          582.0
Net income                                                                                           16.2
Dividends
  ($.15 per share)                                                                                   (1.5)
Shares issued under
  stock plan                                         166,551                           5.1
Amortization of
  restricted stock
Shares issued to ESOP                                513,114                          16.8                         (16.8)
Shares allocated
  under ESOP                                                                           0.3                           1.7
Translation adjustments
Other                                                  6,252                           0.2
------------------------------------------------------------------------------------------------------------------------
Balance March 25, 1997                            10,778,050            0.1          604.4           14.7          (15.1)
Net income                                                                                           36.0
Dividends
  ($.175 per share)                                                                                  (3.6)
Two-for-one stock split                           10,778,050            0.1           (0.1)
Shares issued under
  stock plan and
  related tax benefits                               106,336                           2.3
Amortization of
  restricted stock
Shares allocated
  under ESOP                                                                           1.3                           1.0
Purchases of treasury stock                         (168,600)
Translation adjustments
Other                                                  5,028                           0.2
------------------------------------------------------------------------------------------------------------------------
BALANCE MARCH 31, 1998                            21,498,864           $0.2         $608.1          $47.1         $(14.1)
========================================================================================================================

------------------------------------------------------------------------------------------------------------------------
                                                                                                Anheuser-
                                                                   Unearned     Cumulative          Busch
                                                    Treasury     Restricted    Translation         Equity
(In millions, except share data)                       Stock          Stock     Adjustment     Investment          Total
------------------------------------------------------------------------------------------------------------------------
Balance January 3, 1995                                $  --          $  --         $   --       $  684.3        $ 684.3
Net (loss)                                                                                           (6.6)          (6.6)
Translation adjustments                                                                              18.5           18.5
Net transactions with A-B                                                                             5.1            5.1
------------------------------------------------------------------------------------------------------------------------
Balance January 2, 1996                                                                             701.3          701.3
Net (loss)                                                                                           (5.1)          (5.1)
Translation adjustments                                                                               2.0            2.0
Net transactions with A-B                                                                          (116.1)        (116.1)
------------------------------------------------------------------------------------------------------------------------
Balance March 26, 1996                                                                              582.1          582.1
Shares issued upon
  distribution                                                                                     (582.1)            --
Net income                                                                                                          16.2
Dividends
  ($.15 per share)                                                                                                  (1.5)
Shares issued under
  stock plan                                                           (5.1)                                          --
Amortization of
  restricted stock                                                      0.9                                          0.9
Shares issued to ESOP                                                                                                 --
Shares allocated
  under ESOP                                                                                                         2.0
Translation adjustments                                                              (17.5)                        (17.5)
Other                                                                                                                0.2
------------------------------------------------------------------------------------------------------------------------
Balance March 25, 1997                                   --            (4.2)         (17.5)            --          582.4
Net income                                                                                                          36.0
Dividends
  ($.175 per share)                                                                                                 (3.6)
Two-for-one stock split                                                                                               --
Shares issued under
  stock plan and
  related tax benefits                                                                                               2.3
Amortization of
  restricted stock                                                      0.9                                          0.9
Shares allocated
  under ESOP                                                                                                         2.3
Purchases of treasury stock                             (7.0)                                                       (7.0)
Translation adjustments                                                               (6.9)                         (6.9)
Other                                                                                                                0.2
------------------------------------------------------------------------------------------------------------------------
BALANCE MARCH 31, 1998                                 $(7.0)         $(3.3)        $(24.4)      $     --        $ 606.6
========================================================================================================================

See accompanying Notes to Consolidated Financial Statements.

                                                            1998 ANNUAL REPORT

26

               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


-------------------------------------------------------------------------------
1.  BASIS OF PRESENTATION

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

     The financial results presented in the financial statements for periods prior to fiscal year 1997 are not necessarily indicative of results that would have occurred if the Company had been an independent public company during the periods presented.



2.  SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES AND POLICIES

This summary of the Company's significant accounting principles and policies is presented to assist in evaluating the Company's financial statements included in this report. These principles and policies conform to generally accepted accounting principles and are applied on a consistent basis among years, except for a change in the Company's method of accounting for business process re-engineering costs in fiscal year 1998, as discussed in Note 3.

PRINCIPLES OF CONSOLIDATION

     These consolidated financial statements include the Company and all its subsidiaries. All significant intercompany transactions are eliminated.

FISCAL YEAR END

     The Company has a 52- or 53-week year. Concurrent with the Distribution, the Company changed its fiscal year end from the Tuesday closest to December 31 to the last Tuesday in March. The change resulted in a transition period of 12 weeks beginning January 3, 1996, and ending March 26, 1996. The following table summarizes the periods covered in each of the three fiscal years and in the transition period presented in these financial statements and footnotes thereto unless otherwise stated:

--------------------------------------------------------------------------
Fiscal Year/Period                                          Period Covered
--------------------------------------------------------------------------
1998                                   53-week period ended March 31, 1998
1997                                   52-week period ended March 25, 1997
1996 Transition Period                 12-week period ended March 26, 1996
1995                                  52-week period ended January 2, 1996

FOREIGN CURRENCY TRANSLATION

     Adjustments resulting from foreign currency transactions are recognized in income, whereas adjustments resulting from the translation of financial statements are reflected within shareholders' equity.

GOODWILL

     Goodwill is amortized on a straight-line basis over a period of 40 years. Accumulated amortization at March 31, 1998, and March 25, 1997, was $76.6 million and $70.6 million, respectively. $120.0 million of the goodwill balance at March 31, 1998, relates to the acquisition of the Company by Anheuser-Busch in 1982.

CASH AND CASH EQUIVALENTS

     Cash and cash equivalents include cash on hand and temporary investments purchased with an initial maturity of three months or less.

INVENTORIES AND PRODUCTION COSTS

     Inventories are valued at the lower of cost or market. Cost is determined under the first-in, first-out method. Inventories include the cost of materials, direct labor and manufacturing overhead. Obsolete or unsaleable inventories are reflected at their estimated realizable values. The Company uses commodity futures and option contracts to hedge certain of its commodity purchases as considered necessary to reduce the inherent risk associated with market-price fluctuations. Such contracts are accounted for as hedges; and accordingly, gains and losses on hedges of future commodity purchases are recognized as a component of inventory in the same period as the related purchase transaction. For any contracts that expire or are terminated, any related gains or losses are recognized in income or expense during the same period. The effect of any realized or deferred gains or losses is immaterial to the financial position or results of operations of the Company.

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

     Depreciation is provided principally on the straight-line method over the estimated useful lives of the assets, resulting in depreciation rates on buildings ranging from 2-10% and

THE EARTHGRAINS COMPANY
on machinery and equipment ranging from 5-25%.

     In conjunction with the acquisition of the Company by Anheuser-Busch in 1982, a portion of the purchase price was associated with reflecting the property, plant and equipment at fair value through purchase accounting. Additionally, the effect of the adoption of Statement of Financial Accounting Standards No. 109 (SFAS 109) in fiscal 1992 was applied to these assets. Such amounts are being amortized on a straight-line basis over 40 years. The remaining unamortized purchase price assigned to fixed assets amounted to $208.8 million, with related deferred taxes of $79.3 million, at March 31, 1998.

CAPITALIZATION OF INTEREST

     Interest relating to the cost of acquiring certain fixed assets is capitalized. The capitalized interest is included as part of the cost of the related asset and is amortized over its estimated useful life.

INCOME TAXES

     The provision for income taxes is based on the income and expense amounts as reported in the Consolidated Statements of Earnings. Deferred income taxes are recognized for the effect of temporary differences between financial and tax reporting in accordance with the requirements of SFAS 109.

FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK AND CONCENTRATION OF CREDIT
RISK

     The Company is a party to certain financial instruments with off-balance-sheet risk incurred in the normal course of business. These financial instruments include forward and option contracts designated as hedges. Derivative financial instruments are used solely as hedges to manage existing risks or exposure. The Company's exposure to credit loss in the event of nonperformance by the counterparties to these financial instruments (either individually or in the aggregate) is not material to the financial condition or results of operations of the Company.

     Derivative financial instruments, which are used by the Company in the management of commodity exposures, are accounted for on an accrual basis. Income and expense are recognized in the same category as that of the related asset or liability. The fair value of derivative instruments is monitored based on the estimated amounts the Company would receive or pay to terminate the contracts.

     In fiscal 1998, the Company entered into a forward-starting interest rate swap transaction, in order to hedge its exposure to interest rate fluctuations on $100 million of existing floating rate borrowings under the credit facility. Through this swap transaction, the Company is obligated at a future date up to one year to make payments based upon a fixed rate while receiving a LIBOR-based floating rate. Any gains or losses on the swap agreement would be recognized as an adjustment to interest expense on the underlying debt instrument. The impact of the swap transaction on interest expense was immaterial to the Company's results of operations. The Company does not have a material concentration of accounts receivable or credit risk.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     As of March 31, 1998, and March 25, 1997, the fair value of long-term debt was approximately equal to its recorded value of $266.7 million and $103.0 million, respectively. The fair value of long-term debt was estimated based on the quoted market values for the same or similar debt issues, or rates currently available for debt with similar terms.

RESEARCH AND DEVELOPMENT AND ADVERTISING AND PROMOTIONAL COSTS

     Research and development and advertising and promotional costs are expensed in the year in which these costs are incurred.

IMPAIRMENT OF LONG-LIVED ASSETS

     The Company reviews long-lived assets and goodwill for impairment whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable. The Company performs nondiscounted cash-flow analyses to determine whether an impairment exists. Impairment losses, if any, would be determined based on the present value of the cash flows using discount rates that reflect the inherent risk of the underlying business.

SYSTEMS DEVELOPMENT COSTS

     The Company defers certain systems development costs as allowed in accordance with established criteria. Amounts deferred are amortized over a five-year period.

EARNINGS PER SHARE

     Earnings per share for the current year and fiscal 1997 have been calculated and presented to comply with the new accounting pronouncement, Statement of Financial Accounting Standards No. 128 (SFAS 128), "Earnings per Share." Earnings per share are based on the weighted average number of shares of common stock outstanding during the year. The difference in the weighted average shares outstanding used in the basic and dilutive earnings-per-share calculations represents the assumed conversion of stock options. Earnings-per-share figures have been omitted for prior periods presented because the Company was a wholly-owned subsidiary of Anheuser-Busch during this time.

STOCK-BASED COMPENSATION

     Effective with its adoption in the 1996 transition period, the Company elected to disclose the pro forma effects of Statement of Financial Accounting Standards No. 123 (SFAS 123), "Accounting for Stock Based Compensation." SFAS 123 allows companies to continue to apply Accounting Principles Board Opinion No. 25 (APB 25), "Accounting for Stock Issued to Employees." Under APB 25, the Company applies the intrinsic value method of accounting and therefore does not recognize compensation expense for options granted, because options are only granted at a price equal to market value on the date of grant. See Note 10 for additional discussion and pro forma disclosures as if the fair value method had been utilized.

                                                            1998 ANNUAL REPORT

28

USE OF ESTIMATES

     In conformity with generally accepted accounting principles, the preparation of financial statements requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Although these estimates are based on our knowledge of current events and the actions that we may undertake in the future, they may ultimately differ from actual results.

NEW ACCOUNTING PRONOUNCEMENTS

     In June 1997, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 130 (SFAS 130), "Reporting Comprehensive Income" and SFAS No. 131 (SFAS 131), "Disclosures about Segments of an Enterprise and Related Information." The adoption of SFAS 130 will modify the format the Company uses to report noncash changes in shareholders' equity. These changes will be shown together with net income in a new financial statement category titled "comprehensive income." SFAS 131 will require the Company to reconsider its industry segments for reporting under the new standard. In February 1998, the FASB issued SFAS No. 132 (SFAS
132), "Employers' Disclosure about Pensions and Other Postretirement Benefits." SFAS 132 will revise the required disclosures about pension and other postretirement benefit plans.

     These new accounting standards will become effective for fiscal 1999 financial reporting. Based upon preliminary reviews of the provisions of these standards, the Company believes that they will not have an impact on its financial position or results of operations or have a material effect on its financial statement reporting.



3.  CHANGE IN ACCOUNTING PRINCIPLE

In November 1997, the Emerging Issues Task Force (EITF), a subcommittee of the FASB, reached a consensus requiring that costs of business process re-engineering be expensed as those costs are incurred. Any such unamortized costs that were previously capitalized must be written off as a cumulative adjustment in the quarter containing November 20, 1997. Accordingly, in the third quarter of fiscal 1998, the Company recorded a $1.8 million, net of tax, (or $0.08 per diluted share) charge against earnings to comply with the new required accounting interpretation. The charge is presented as a separate cumulative effect of accounting change line item in the Consolidated Statement of Earnings. Most of Earthgrains' system development costs affected by the accounting change are associated with implementation of the Company's new integrated SAP systems.



4.  ACQUISITIONS

Effective January 17, 1998, the Company completed the acquisition of all of the stock of CooperSmith, Inc. (CooperSmith) of Atlanta, Ga., for a purchase price of $193 million. CooperSmith operated eight bakeries producing bread, buns and rolls in the South, Southeast and Northeast United States. On March 11, 1998, the Company acquired the assets of San Luis Sourdough, Inc. of San Luis Obispo, Calif. San Luis Sourdough produces sourdough, French and specialty hearth breads that are marketed in Central and Northern California and parts of Arizona. Both acquisitions were purchased for cash and will be accounted for using the purchase method. Accordingly, the results of operations are reflected in the Consolidated Statement of Earnings from the respective dates of acquisition. The estimated purchase price has been preliminarily allocated to the assets acquired and liabilities assumed based upon their estimated fair market value, and the excess costs over net tangible assets are being amortized over 40 years. Had these purchases taken place on March 27, 1996, unaudited pro forma consolidated net sales would have been $1,933.2 million and $1,920.3 million for fiscal years 1998 and 1997, respectively. Consolidated net earnings and earnings per share would not have been significantly different from the amounts reflected in the accompanying financial statements.

     On November 30, 1996, the assets of Heiner's Bakery, Inc. of Huntington, W.Va., were purchased for cash. Heiner's is a wholesale manufacturer and distributor of branded bread, buns and rolls with marketing territory throughout West Virginia and in portions of Ohio and Kentucky. This acquisition has also been accounted for using the purchase method. Accordingly, the results of operations are reflected in the Consolidated Statement of Earnings from the date of acquisition. The acquisition agreement contains a provision for additional payments over the two years subsequent to the transaction date if certain minimum earnings requirements are met. The amount earned in fiscal 1998 under the terms of the agreement was recorded as an increase in the excess of the total acquisition cost over the fair value of the net assets acquired. Had the purchase taken place on January 4, 1995, unaudited pro forma consolidated results of operations would have been as follows (in millions, except for per share data):

-----------------------------------------------------------------------------
                                              Fiscal    Transition     Fiscal
                                                Year        Period       Year
                                                1997          1996       1995
-----------------------------------------------------------------------------
Net sales                                   $1,691.1        $376.3   $1,700.7
Net income                                      17.7          (5.0)      (5.8)
Earnings per diluted share                      0.86

     Pro forma data do not purport to be indicative of the results that would have been obtained had these events actually occurred at the beginning of the periods presented and such data are not intended to be a projection of future results.

THE EARTHGRAINS COMPANY

29

5.  PROVISIONS FOR RESTRUCTURING AND CONSOLIDATION, NET

During fiscal 1997, the Company recorded a provision of $12.7 million primarily in conjunction with closing one bakery and one refrigerated dough plant to achieve manufacturing and administrative efficiencies. During fiscal 1995, the Company recorded a $27.5 million provision to cover estimated costs arising from the closing of eight domestic bakery facilities. Production was transferred to other facilities. Both provisions reflect costs of writing off certain fixed assets, employee severance benefits and other related closing costs. The Company's fiscal 1995 net provision of $9.1 million for restructuring and consolidation is comprised of the $27.5 million provision for restructuring and consolidation and an $18.4 million gain on the sale of businesses.

     Costs for the respective-year provisions are categorized as follows (in millions):

------------------------------------------------------------------------
                                                      Fiscal      Fiscal
                                                        Year        Year
                                                        1997        1995
------------------------------------------------------------------------
Noncash asset write-offs                               $ 8.8       $19.5
Other, primarily severance                               3.9         8.0
------------------------------------------------------------------------
                                                       $12.7       $27.5
========================================================================

     Additionally, a reserve of $4.7 million was established in conjunction with the CooperSmith acquisition related to closure of certain of that company's plants. The reserve is primarily for severance and equipment removal and relocation. In accordance with generally accepted accounting principles, this reserve was recorded as an increase to goodwill and no provision was reflected.

     A reconciliation of activity with respect to the Company's restructuring and consolidation of domestic operations is as follows (in millions):

------------------------------------------------------------------------
Provision, 1995                                                   $ 27.5
Noncash asset write-offs                                            (5.9)
Cash payments associated with severance                             (3.4)
Other miscellaneous items, net                                      (0.3)
------------------------------------------------------------------------
Ending balance, January 2, 1996                                     17.9
Noncash asset write-offs                                            (0.3)
Cash payments associated with severance                             (1.9)
Other miscellaneous items, net                                      (0.3)
------------------------------------------------------------------------
Ending balance, March 26, 1996                                      15.4
Provision, 1997                                                     12.7
Noncash asset write-offs                                           (11.5)
Cash payments associated with severance                             (1.1)
Other miscellaneous items, net                                      (0.1)
------------------------------------------------------------------------
Ending balance, March 25, 1997                                      15.4
Acquisition-related plant closings                                   4.7
Noncash asset write-offs                                           (11.3)
Cash payments associated with severance                             (1.8)
Other miscellaneous items, net                                      (0.9)
------------------------------------------------------------------------
ENDING BALANCE, MARCH 31, 1998                                    $  6.1
========================================================================

6.  LONG-TERM DEBT

Long-term debt is as follows (in millions):

------------------------------------------------------------------------
                                                   MARCH 31,   March 25,
                                                        1998        1997
------------------------------------------------------------------------
Revolving Credit Facility due 2002                    $265.2      $100.5
Note Payable, 9.375%, due 1998                           0.9         1.0
Industrial Development Bonds
  9.5%, due 2001                                         1.5         1.5
------------------------------------------------------------------------
                                                       267.6       103.0
Less current portion                                     0.9          --
------------------------------------------------------------------------
                                                      $266.7      $103.0
                                                    ====================

     Concurrent with the Distribution, the Company used borrowings under a $215 million unsecured revolving credit facility (the Credit Facility) with several financial institutions to pay $80 million to Anheuser-Busch as a settlement on its net intercompany payable, to fund working capital needs and for general corporate purposes. During fiscal 1998, the credit agreement was increased to $450 million with a maturity date of September 30, 2002, and interest on the borrowings is based on the rate for Eurodollar deposits. The credit facility also contains customary covenants, including maintenance of an interest coverage ratio and certain other restrictions. As of March 31, 1998, $75.9 million in letters of credit were also outstanding under this credit facility, principally related to self-insurance requirements.



7.  RELATED-PARTY TRANSACTIONS

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

     Anheuser-Busch provided certain general and administrative services to the Company, including tax, treasury, risk management and insurance, legal, research and development, information systems and human resources. These expenses were allocated to the Company based on actual usage or other methods which management believed to be reasonable. These allocations were $0.9 million for the 1996 transition period and $10.7 million in fiscal year 1995. These costs could have been different had the Company operated on its own during these periods presented.

     The Company was included in the combined Federal and certain state income tax returns of Anheuser-Busch through March 26, 1996. The provision for income taxes and related tax payments or refunds reflected in the Company's financial statements prior to fiscal year 1997 are computed as if a separate return had been filed for the Company, using those elements of income and expense as reported in the Consolidated Statements of Earnings.

                                                            1998 ANNUAL REPORT

30

8.  RETIREMENT BENEFITS

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

     Net pension expense (benefit) for single-employer defined benefit plans was comprised of the following for the three fiscal years and the transition period (in millions):

-----------------------------------------------------------------------------
                                    FISCAL     Fiscal   Transition     Fiscal
                                      YEAR       Year       Period       Year
                                      1998       1997         1996       1995
-----------------------------------------------------------------------------
Service cost (benefits
  earned during the year)            $ 3.2      $ 2.8        $ 1.0     $  3.8
Interest cost on projected
  benefit obligation                   1.1        0.9          2.0        8.4
Actual return on assets               (0.6)      (0.2)        (4.4)     (17.5)
Amortization of actuarial
  gains (losses), prior service
  cost, and the excess of
  market value of plan assets
  over projected benefit
  obligation at January 1, 1986        1.0        1.1         (0.7)      (2.8)
-----------------------------------------------------------------------------
Net pension expense (benefit)        $ 4.7      $ 4.6        $(2.1)    $ (8.1)
=============================================================================

     The key actuarial assumptions used in determining pension expense (benefit) for single-employer defined benefit plans were as follows for each of the three fiscal years and the transition period:

-----------------------------------------------------------------------------
                                    FISCAL     Fiscal   Transition     Fiscal
                                      YEAR       Year       Period       Year
                                      1998       1997         1996       1995
-----------------------------------------------------------------------------
Discount rate                         7.5%       7.5%         7.5%       8.0%

Long-term rate of
  return on plan assets              10.0%      10.0%        10.0%      10.0%

Weighted-average rate of
  compensation increase               4.5%       4.5%         5.5%       5.5%

     The actual gain on pension assets was $0.6 million in fiscal 1998, $0 in fiscal 1997, $4.4 million in the 1996 transition period, and $30.1 million in fiscal year 1995.

     The following tables set forth the funded status of all Company single-employer defined benefit plans as of (in millions):

-----------------------------------------------------------------------------
                                                         MARCH 31,  March 25,
                                                              1998       1997
-----------------------------------------------------------------------------
Plan assets at fair market value -
  primarily corporate equity securities
  and publicly traded bonds                                 $  9.5     $  6.3
Accumulated benefit obligation:
  Vested benefits                                             (9.9)      (6.0)
  Nonvested benefits                                          (1.1)      (0.8)
-----------------------------------------------------------------------------
Accumulated benefit obligation                               (11.0)      (6.8)
Effect of projected compensation increases                    (8.9)      (7.9)
-----------------------------------------------------------------------------
Projected benefit obligation                                 (19.9)     (14.7)

Plan assets (less than) projected benefit obligation        $(10.4)    $ (8.4)
=============================================================================

Plan assets (less than) projected benefit obligation
  consist of the following components:
    Unamortized excess of market value
      of plan assets over projected benefit
      obligation at January 1, 1986,
      being amortized over 15 years                         $  0.4     $  0.4
    Unrecognized net actuarial (losses) gains                 (1.3)       0.1
    Prior service costs                                       (6.4)      (7.5)
    Pension liability                                         (3.1)      (1.4)
-----------------------------------------------------------------------------
Plan assets (less than) projected benefit obligation        $(10.4)    $ (8.4)
=============================================================================

     The assumptions used in determining the funded status of these plans were as follows:

-----------------------------------------------------------------------------
                                                              1998       1997
-----------------------------------------------------------------------------
Discount rate                                                7.25%       7.5%

Weighted-average rate of compensation increase                4.5%       4.5%

     Contributions to multiple and multi-employer plans in which the Company participates are determined in accordance with the provisions of negotiated labor contracts. Contributions to these plans were $24.4 million, $23.2 million, $5.7 million, and $23.8 million for fiscal 1998, 1997, the 1996 transition period, and fiscal year 1995, respectively.


THE EARTHGRAINS COMPANY

POSTRETIREMENT BENEFITS

     The Company provides certain health care and life insurance benefits to eligible retired employees. Salaried and bargaining unit employees generally become eligible for retiree health care benefits after reaching age 55 with 15 years of service.

     The following table sets forth the accumulated postretirement benefit obligation (APBO) and the total postretirement benefit liability for all single-employer defined benefit plans in the Company's Consolidated Balance Sheets as of (in millions):

------------------------------------------------------------------------
                                                   MARCH 31,   March 25,
                                                        1998        1997
------------------------------------------------------------------------
Retirees                                              $ 45.0      $ 50.5
Fully eligible active plan participants                 13.9        17.0
Other active plan participants                          23.4        26.8
------------------------------------------------------------------------
Accumulated postretirement benefit
  obligation (APBO)                                     82.3        94.3
Unrecognized prior service benefits                     40.2        38.9
Unrecognized net actuarial gains (losses)                1.0        (8.7)
------------------------------------------------------------------------
Total postretirement benefit liabilities              $123.5      $124.5
========================================================================

     As of March 31, 1998, and March 25, 1997, $115.3 million and $118.8 million of this obligation was classified as a long-term liability, respectively, and $8.2 million and $5.7 million was classified as a current liability, respectively.

     Net periodic postretirement benefits expense for single-employer defined benefit plans for the following periods was comprised of the following (in millions):

-----------------------------------------------------------------------------
                                    FISCAL     Fiscal   Transition     Fiscal
                                      YEAR       Year       Period       Year
                                      1998       1997         1996       1995
-----------------------------------------------------------------------------
Service cost (benefits attributed
  to service during the year)        $ 4.2      $ 3.3        $ 0.8      $ 2.7
Interest cost on accumulated
  postretirement benefit
  obligation                           5.9        6.7          1.5        6.4
Amortization of prior
  service benefit                     (4.7)      (6.4)        (1.5)      (6.4)
Amortization of actuarial gain        (1.9)        --           --         --
-----------------------------------------------------------------------------
Net periodic postretirement
  benefits expense                   $ 3.5      $ 3.6        $ 0.8      $ 2.7
=============================================================================

     In measuring the APBO, an 8.8% annual trend rate for health care costs was assumed for fiscal year 1998, 10% for fiscal 1997 and 12.5% was used for prior periods presented. This rate is assumed to decline ratably over the next 9-12 years to 5.0% and remain at that level thereafter. The weighted-average discount rate used in determining the APBO was 8.0% at March 31, 1998, and March 25, 1997.

     If the assumed health care cost rate changed by 1%, the APBO as of the end of fiscal year 1998 would change by 9.0%. The effect of a 1% change in the cost-trend rate on the service and interest cost components of net periodic postretirement benefits expense would be a change of 10.7%.



9.  EMPLOYEE STOCK OWNERSHIP PLAN

Substantially all domestic regular salaried and hourly employees are eligible for participation in the company-sponsored Employee Stock Ownership Plan
(ESOP) that became effective July 1, 1996. The ESOP borrowed $16.8 million from the Company for a term of 10 years at an interest rate of 8.0% and used the proceeds to buy 1,026,228 shares of common stock from the Company. ESOP shares are being allocated to participants over the 10-year period, as contributions are made to the plan. At March 31, 1998, 169,188 shares have been allocated to participants.
     The ESOP cash contributions and ESOP expense accrued during the plan year are determined by several factors, including the market price and number of shares allocated to participants, ESOP debt service, dividends on unallocated shares and the Company's 401(k) matching contribution. Over the 10-year life of the ESOP, total expense recognized will equal the total cash contributions made by the Company.

     The ESOP is based on a June 30 plan year with cash contributions made monthly. Cash contributions and dividends on unallocated ESOP shares for fiscal 1998 and 1997 were $1.7 million and $0.2 million, and $1.9 million and $0.1 million, respectively.



10. STOCK OPTIONS AND RESTRICTED STOCK

In connection with its spinoff from Anheuser-Busch, Earthgrains adopted and Anheuser-Busch, then the sole shareholder of the Company, approved The Earthgrains Company 1996 Stock Incentive Plan (the 1996 Incentive Plan). The 1996 Incentive Plan authorized the issuance of up to 2,260,000 shares of Earthgrains Common Stock pursuant to the grant of restricted stock and the exercise of incentive stock options, nonqualified stock options and stock appreciation rights. Grants under the 1996 Incentive Plan are made at the market price on the date of the grant. Options granted pursuant to the 1996 Incentive Plan vest over a three-year period from the date of grant and, once vested, are generally exercisable over 10 years from the anniversary of the grant date. The plan also provides for the granting of stock appreciation rights (SARs) in tandem with stock options. The exercise of a SAR cancels the related option and the exercise of an option cancels the related SAR. At March 31, 1998, there were no SARs outstanding under the plan.

     Under the 1996 Incentive Plan, 333,102 restricted shares of Earthgrains Common Stock were issued to certain officers of the Company. Restricted share awards vest one-half each after 54 and 66 months following the date of the award. Compensation cost is recognized over the vesting period. No further shares of restricted stock are authorized under the 1996 Incentive Plan.

                                                            1998 ANNUAL REPORT

32

     The Company applies Accounting Principles Board Opinion No. 25 (APB 25), "Accounting for Stock Issued to Employees," in accounting for its stock option plans. Accordingly, because the grant price equals the market price on the date of grant, no compensation expense is recognized for stock option grants. Had compensation cost for the Company's stock options been determined based upon the fair value at the grant date consistent with the methodology prescribed under FAS 123, the Company's net income and earnings per share for the years ended March 31, 1998, and March 25, 1997, would have been affected as follows (in millions except shares, per grant and per share amounts):

------------------------------------------------------------------------
                                                 FISCAL YEAR Fiscal Year
                                                        1998        1997
------------------------------------------------------------------------
Reported net income                                    $36.0       $16.2
Pro forma net income                                   $33.6       $14.4
Reported earnings per diluted share                    $1.70       $0.79
Pro forma earnings per diluted share                   $1.59       $0.71

     The weighted-average fair value of options granted (which is amortized to expense over the option vesting period in determining the pro forma impact), is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions:

------------------------------------------------------------------------
                                                        1998        1997
------------------------------------------------------------------------
Risk-free interest rate                                 6.3%        6.4%
Expected life of option                               4 Yrs.      4 Yrs.
Expected volatility of Earthgrains stock                 25%         25%
Expected dividend yield on Earthgrains stock           0.75%        0.7%

     The weighted-average fair value of options granted during 1998 and 1997 is as follows:

------------------------------------------------------------------------
                                                        1998        1997
------------------------------------------------------------------------
Fair value of each option granted                     $12.64       $5.12
Number of options granted                            257,185   1,603,546
------------------------------------------------------------------------
Total fair value of all options granted               $  3.3       $ 8.2

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

     The following table summarizes the stock option transactions under the Earthgrains 1996 Incentive Plan:

------------------------------------------------------------------------
                                             Option            Wtd. Avg.
                                             Shares       Exercise Price
------------------------------------------------------------------------
Outstanding, March 26, 1996                       0                   --
  Granted                                 1,659,290               $18.69
  Exercised                                      --                   --
  Cancelled                                  55,744               $15.32
------------------------------------------------------------------------
Outstanding, March 25, 1997               1,603,546               $18.80
  Granted                                   257,185               $43.47
  Exercised                                 106,336               $15.56
  Cancelled                                  30,585               $19.96
------------------------------------------------------------------------
OUTSTANDING, MARCH 31, 1998               1,723,810               $22.66
========================================================================

     The following table summarizes information for options currently outstanding at March 31, 1998:

------------------------------------------------------------------------
                             Options Outstanding
------------------------------------------------------------------------
                                          Wtd. Avg.            Wtd. Avg.
Range                                     Remaining             Exercise
of Prices               Number                 Life                Price
------------------------------------------------------------------------
$15-26               1,466,625               9 Yrs.               $19.01
    43                 257,185              10 Yrs.                43.47
------------------------------
$15-43               1,723,810               9 Yrs.               $22.66

     At March 31, 1998, 488,875 options outstanding were exercisable and 696,752 shares of Earthgrains Common Stock were available for future awards under the 1996 Incentive Plan. No options were exercisable at the end of fiscal 1997. The plan provides for acceleration of exercisability of outstanding options and the vesting of restricted shares upon the occurrence of certain events relating to a change of control, merger, sale of assets or liquidation of the Company.


THE EARTHGRAINS COMPANY

11.  CAPITAL STOCK

On February 26, 1996, the Board of Directors of Anheuser-Busch declared a distribution (the Distribution) of one share of Earthgrains common stock, $.01 par value, for every 25 shares of Anheuser-Busch common stock outstanding. On March 26, 1996, Earthgrains was spun off from Anheuser-Busch, and 20,184,266 shares of Earthgrains Common Stock were distributed to Anheuser-Busch shareholders. Effective March 29, 1996, 2,260,000 shares were authorized for the issuance under the 1996 Stock Incentive Plan. Of those shares, 333,102 were issued as restricted share grants to certain Earthgrains Officers. Additionally, 1,026,228 shares were authorized for the Employee Stock Ownership Plan, activated on July 1, 1996, of which 169,188 shares have been allocated to participants. 7,800 shares have been granted as restricted shares and 9,132 shares issued as compensation to members of the Board of Directors.

     During the first quarter of fiscal 1998, a favorable IRS tax ruling was received on the stock repurchase program approved by the Company's Board of Directors. The program authorizes the repurchase of up to 1 million shares of common stock. 168,600 shares have been repurchased into the treasury as of March 31, 1998. As of March 31, 1998, 21,498,864 shares of Earthgrains Common Stock and no shares of Earthgrains Preferred Stock were issued and outstanding.

     All share and per-share amounts have been adjusted to reflect the two-for-one common stock split effective July 28, 1997.



12.  INCOME TAXES

The provision (benefit) for income taxes consists of the following amounts for the periods ended (in millions):

-----------------------------------------------------------------------------
                                    FISCAL     Fiscal   Transition     Fiscal
                                      YEAR       Year       Period       Year
                                      1998       1997         1996       1995
-----------------------------------------------------------------------------
Current tax provision (benefit):
  Federal                            $13.3      $ 2.0        $ 1.9      $(5.0)
  State and foreign                    4.2        2.8          2.1        5.2
-----------------------------------------------------------------------------
                                      17.5        4.8          4.0        0.2
-----------------------------------------------------------------------------
Deferred tax provision (benefit):
  Federal                              2.6       (0.8)        (5.7)       0.6
  State and foreign                    4.1        2.5         (0.5)       1.9
-----------------------------------------------------------------------------
                                       6.7        1.7         (6.2)       2.5
-----------------------------------------------------------------------------
Provision (benefit)
  for income taxes                   $24.2      $ 6.5        $(2.2)     $ 2.7
=============================================================================

    The deferred tax assets and deferred tax liabilities as of the end of each period are comprised of the following (in millions):

------------------------------------------------------------------------
                                                   MARCH 31,   March 25,
                                                        1998        1997
------------------------------------------------------------------------
Deferred tax liabilities:
  Depreciation and property differences               $142.2      $139.1
  Deferred systems development costs                     7.9         8.0
  Pension plan                                           4.9         4.2
  Other                                                 13.2        15.9
------------------------------------------------------------------------
    Deferred tax liabilities                           168.2       167.2
------------------------------------------------------------------------
Deferred tax assets:
  Postretirement benefits other
    than pensions                                      (46.4)      (47.8)
  Self-insurance reserves                              (21.7)      (20.3)
  Reserve for restructuring
    and consolidation                                   (1.9)       (5.1)
  Accrued liabilities                                  (11.7)       (9.8)
  Deductible goodwill                                   (8.7)         --
  Other                                                 (8.7)      (10.3)
------------------------------------------------------------------------
    Deferred tax (assets)                              (99.1)      (93.3)
------------------------------------------------------------------------
    Net deferred tax liabilities                      $ 69.1      $ 73.9
========================================================================

     A reconciliation between the statutory rate and the effective rate is presented below:

-----------------------------------------------------------------------------
                                      1998       1997         1996       1995
-----------------------------------------------------------------------------
Tax at statutory rate                $21.7      $ 7.9        $(2.5)     $(1.4)
State income taxes,
  net of Federal benefit               1.4         --         (0.2)       0.5
Amortization of goodwill               2.0        1.9          0.4        2.9
Foreign tax credits and other         (1.6)      (4.4)          --         --
Other, net                             0.7        1.1          0.1        0.7
-----------------------------------------------------------------------------
Provision (benefit)
  for income taxes                   $24.2      $ 6.5        $(2.2)      $2.7
=============================================================================

                                                            1998 ANNUAL REPORT

34

13.  CASH FLOWS

Supplemental information with respect to the Consolidated Statements of Cash Flows for each of the periods is presented below (in millions):

-----------------------------------------------------------------------------
                                    FISCAL     Fiscal   Transition     Fiscal
                                      YEAR       Year       Period       Year
                                      1998       1997         1996       1995
-----------------------------------------------------------------------------
Interest paid, net of
  capitalized interest              $  6.4     $  5.4       $  --      $  2.0
Income taxes paid (refunded)          19.4        3.4          --        (6.0)
Changes in noncash working
  capital, net of effect of
  acquisitions:
Decrease (increase) in
  noncash current assets:
    Accounts receivable, net        $  4.6     $ (2.9)      $  0.1     $ 10.8
    Inventories, net                   1.9        2.1          2.6        8.0
    Other current assets             (13.0)      (0.3)        (6.3)       5.8
Increase (decrease) in
  current liabilities:
    Accounts payable                   2.3       23.1          3.9      (15.4)
    Accrued salaries,
      wages and benefits              (5.4)      (2.1)         5.3       (5.6)
    Accrual for restructuring
      and consolidation                 --      (12.5)        (2.5)      (8.0)
    Other current liabilities         (5.7)     (14.3)        14.0       10.0
-----------------------------------------------------------------------------
(Increase) decrease in
  noncash working capital           $(15.3)    $ (6.9)      $ 17.1     $  5.6
=============================================================================


14.  COMMITMENTS AND CONTINGENCIES

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

     Future rental commitments under noncancelable operating leases in effect as of the end of fiscal year 1998 were, in millions: 1999 - $11.4; 2000 - $9.7; 2001 - $6.5; 2002 - $3.8; 2003 - $2.2; thereafter - $1.4.



15.  GEOGRAPHIC INFORMATION

The Company operates in the United States and Europe. The foreign information below is comprised primarily of the Company's Spanish subsidiary.

-------------------------------------------------------------------------------
                                                          Consolidated
(In millions)                     Domestic     Foreign           Total
-------------------------------------------------------------------------------
Net sales
  1998<Fa>                        $1,400.4      $318.6        $1,719.0
  1997                             1,297.1       365.5         1,662.6
  1996 (twelve weeks)                284.9        82.8           367.7
  1995                             1,308.1       356.5         1,664.6

Operating income (loss)
  1998<Fa>                        $   48.8      $ 18.4        $   67.2
  1997                                 2.4 <Fb>   25.2            27.6 <Fb>
  1996 (twelve weeks)                (11.0)        3.9            (7.1)
  1995                               (18.9)<Fc>   12.2<Fd>        (6.7)<Fc><Fd>

Identifiable assets
  1998                            $  898.9      $184.4        $1,083.3
  1997                               849.8       182.3         1,032.1
  1996                               863.1       184.2         1,047.3
  1995                               886.7       178.9         1,065.6

<Fa> Fiscal 1998 includes 53 weeks.

<Fb> 1997 operating income was reduced by the $12.7 million pre-tax provision for restructuring and consolidation.

<Fc> 1995 operating income was reduced by the $27.5 million pre-tax provision for restructuring and consolidation and increased by the $18.4 million gain on sale of businesses.

<Fd> 1995 operating income was reduced by $7.8 million, pre-tax for the
     Spanish work force reduction program.


THE EARTHGRAINS COMPANY

16.  QUARTERLY FINANCIAL DATA (UNAUDITED)

Summarized quarterly financial data for each of the fiscal years appear below (each quarter represents a period of twelve weeks except for the December quarter, which includes sixteen weeks):

-------------------------------------------------------------------------------------------------------------------------
                                                                Selected Quarterly Financial Data (Unaudited)
                                                  -----------------------------------------------------------------------
                                                     June      September       December          March         Fiscal
(In millions, except per share data)              Quarter        Quarter        Quarter        Quarter           Year
-------------------------------------------------------------------------------------------------------------------------
1998
-------------------------------------------------------------------------------------------------------------------------
Net sales                                          $377.4         $382.5         $514.7         $444.4<Fa>   $1,719.0<Fb>
Gross profit                                        162.7          164.0          218.9          191.8<Fa>      737.4<Fb>
Income before cumulative effect
  of accounting change                                6.9            9.3           14.1            7.5<Fa>       37.8<Fb>
Cumulative effect of accounting change                 --             --            1.8<Ff>         --            1.8
-------------------------------------------------------------------------------------------------------------------------
Net income                                            6.9            9.3           12.3            7.5           36.0
-------------------------------------------------------------------------------------------------------------------------
Basic earnings per share:
Earnings before cumulative effect
  of accounting change                             $ 0.34         $ 0.46         $ 0.69         $ 0.37<Fa>   $   1.86<Fb>
Cumulative effect of accounting change                 --             --           0.09             --           0.09
-------------------------------------------------------------------------------------------------------------------------
Net earnings per share                             $ 0.34         $ 0.46         $ 0.60         $ 0.37       $   1.77
-------------------------------------------------------------------------------------------------------------------------
Diluted earnings per share:
Earnings before cumulative effect
  of accounting change                             $ 0.33         $ 0.44         $ 0.66         $ 0.35<Fa>   $   1.78<Fb>
Cumulative effect of accounting change                 --             --           0.08             --           0.08
-------------------------------------------------------------------------------------------------------------------------
Net earnings per share                             $ 0.33         $ 0.44         $ 0.58         $ 0.35       $   1.70
=========================================================================================================================


-------------------------------------------------------------------------------------------------------------------------
1997
-------------------------------------------------------------------------------------------------------------------------
Net sales                                          $370.5         $381.8         $522.7         $387.6       $1,662.6
Gross profit                                        145.2          156.6          211.8          160.2          673.8
Net income                                            0.7            4.5            9.1            1.9<Fe>       16.2

Basic earnings per share:<Fc>
Net earnings per share                             $ 0.03         $ 0.22         $ 0.45         $ 0.09<Fe>   $   0.80<Fd>
-------------------------------------------------------------------------------------------------------------------------

Diluted earnings per share:<Fc>
Net earnings per share<Fd>                         $ 0.03         $ 0.22         $ 0.44         $ 0.09<Fe>   $   0.79<Fd>
=========================================================================================================================

<Fa> March 1998 quarter includes 13 weeks.

<Fb> Fiscal 1998 contains 53 weeks.

<Fc> Prior-year earnings per-share amounts have been restated to reflect the two-for-one stock split effective July 28, 1997.

<Fd> Earnings per share is computed independently for each of the periods presented, therefore, the sum of the earnings per-share amounts for the quarters may not equal the total for the year.

<Fe> Quarter's results include the $11.7 million pre-tax provision for restructuring and consolidation and $5.3 million in one-time Spanish tax incentives and credits.

<Ff> See Note 3 in the Notes to the Consolidated Financial Statements
     describing the required change in accounting principle in the third quarter of fiscal 1998.


                                                            1998 ANNUAL REPORT

36

17.  SUPPLEMENTAL BALANCE SHEET INFORMATION

-----------------------------------------------------------------------------
                                                      MARCH 31,     March 25,
(In millions)                                              1998          1997
-----------------------------------------------------------------------------
Receivables:
  Trade                                                $  162.7      $  147.5
  Allowance for doubtful accounts                           6.2           6.0
-----------------------------------------------------------------------------
                                                       $  156.5      $  141.5
=============================================================================

Inventories:
  Raw materials                                        $   53.5      $   51.6
  Finished goods                                           15.4          14.8
-----------------------------------------------------------------------------
                                                       $   68.9      $   66.4
=============================================================================

Plant and equipment:
  Land                                                 $   68.9      $   65.1
  Buildings                                               459.6         460.7
  Machinery and equipment                                 757.7         718.3
  Construction in progress                                 51.8          37.0
-----------------------------------------------------------------------------
                                                        1,338.0       1,281.1
  Less accumulated depreciation                          (616.0)       (574.4)
-----------------------------------------------------------------------------
                                                       $  722.0      $  706.7
=============================================================================

Accrued salaries, wages and benefits:
  Accrued payroll                                      $   23.0      $   16.9
  Accrued vacation                                         16.6          15.3
  Accrued group benefits                                   16.9          14.4
-----------------------------------------------------------------------------
                                                       $   56.5      $   46.6
=============================================================================

Other current liabilities:
  Current portion of self-insurance reserves           $   18.6      $   17.0
  Accrued taxes, other than income taxes                    8.1           9.0
  Other items                                              12.6           6.6
-----------------------------------------------------------------------------
                                                       $   39.3      $   32.6
=============================================================================

Other noncurrent liabilities:
  Self-insurance reserves                              $   39.3      $   36.4
  Other items                                              32.9          11.7
-----------------------------------------------------------------------------
                                                       $   72.2      $   48.1
=============================================================================

-----------------------------------------------------------------------------
                                    FISCAL     Fiscal   Transition     Fiscal
                                      YEAR       Year       Period       Year
                                      1998       1997         1996       1995
-----------------------------------------------------------------------------
Allowance for doubtful accounts
    Balance, beginning
      of period                      $ 6.0      $ 6.8        $ 6.4      $ 5.5
    Provision charged
      to expense                       0.8        0.2          0.7        1.8
    Write-offs, less recoveries       (0.6)      (1.0)        (0.3)      (0.9)
-----------------------------------------------------------------------------
Balance, end of period               $ 6.2      $ 6.0        $ 6.8      $ 6.4
=============================================================================


18.  QUARTERLY COMMON STOCK PRICE

RANGES AND DIVIDENDS

     The Earthgrains Company Common Stock is listed and traded on the New York Stock Exchange under the ticker symbol "EGR." The table below presents the high and low market for the stock and cash dividend information for each quarter of fiscal 1998.

------------------------------------------------------------------
FISCAL 1998                           High         Low   Dividends
------------------------------------------------------------------
June Quarter                       $31        $24 5/8        $.025
September Quarter                  $44 3/8    $30 13/16        .05
December Quarter                   $47 1/2    $37 1/2          .05
March Quarter                      $47 1/4    $40 1/2          .05

     Earthgrains Common Stock began trading on the New York Stock Exchange March 27, 1996, following the spinoff from Anheuser-Busch. Earthgrains' first dividend to shareholders as an independent public company was declared in the June quarter and paid in the September quarter of fiscal 1997.




19.  SUBSEQUENT EVENT (UNAUDITED)

On May 26, 1998, Earthgrains announced a two-for-one stock split for shareholders of record as of July 10, 1998. The split is effective July 20, 1998.


THE EARTHGRAINS COMPANY

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


                 REPORT OF INDEPENDENT ACCOUNTANTS


-------------------------------------------------------------------------------
To the Shareholders and Board of Directors of The Earthgrains Company

     In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of earnings, of cash flows, and of shareholders' equity present fairly, in all material respects, the financial position of The Earthgrains Company at March 31, 1998 and March 25, 1997, and the results of its operations and its cash flows for the fiscal years ended March 31, 1998 and March 25, 1997, the 12-week period ended March 26, 1996, and the fiscal year ended January 2, 1996, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

     As discussed in Note 3 to the financial statements, the Company changed its method of accounting for business process re-engineering costs in fiscal year 1998.


     /s/ Price Waterhouse LLP

     PRICE WATERHOUSE LLP
     St. Louis, Missouri
     May 1, 1998


                                                            1998 ANNUAL REPORT

38

                                                   FIVE-YEAR FINANCIAL HIGHLIGHTS


-----------------------------------------------------------------------------------------------------------------------------------
                                                                     For the twelve
                                                Fiscal Years            weeks ended                     Fiscal Years
                                           ----------------------         March 26,      ------------------------------------------
(In millions, except per-share data)           1998<Fb>      1997              1996<Fa>      1995<Fa>        1994<Fa><Fb>  1993<Fa>
-----------------------------------------------------------------------------------------------------------------------------------
STATEMENT OF EARNINGS DATA:
Net sales                                  $1,719.0      $1,662.6          $  367.7      $1,664.6        $1,720.5      $1,740.6
Cost of products sold                         981.6         988.8             228.8       1,034.7         1,071.0       1,039.4
-----------------------------------------------------------------------------------------------------------------------------------
Gross profit                                  737.4         673.8             138.9         629.9           649.5         701.2
Marketing, distribution and
  administrative expenses                     670.2         633.5             146.0         627.5           623.9         616.9
Provision for restructuring
  and consolidation, net                         --          12.7                --           9.1              --         114.6
-----------------------------------------------------------------------------------------------------------------------------------
Operating income (loss)                        67.2          27.6              (7.1)         (6.7)           25.6         (30.3)
Other income and expenses:
  Interest (expense)                           (8.2)         (6.3)             (0.1)         (1.9)           (1.9)         (3.4)
  Other income (expense), net                   3.0           1.4              (0.1)          4.7             2.6           2.2
-----------------------------------------------------------------------------------------------------------------------------------
Income (loss) before income taxes              62.0          22.7              (7.3)         (3.9)           26.3         (31.5)
Provision (benefit) for income taxes           24.2           6.5              (2.2)          2.7            15.0          (4.5)
Net income (loss) before cumulative
  effect of accounting change                  37.8          16.2              (5.1)         (6.6)           11.3         (27.0)
Cumulative effect of change in accounting
  principle, net of tax                         1.8<Fc>        --                --            --              --            --
-----------------------------------------------------------------------------------------------------------------------------------
Net income (loss)                          $   36.0      $   16.2<Fd>      $   (5.1)     $   (6.6)<Fe>   $   11.3      $  (27.0)<Fe>
====================================================================================================================================

EARNINGS PER SHARE:<Ff>
  Basic
    Earnings before cumulative
      effect of change in
      accounting principle                       $1.86        $0.80
    Cumulative effect of
      accounting change                           0.09           --
-------------------------------------------------------------------
    Net earnings per share                       $1.77        $0.80
===================================================================
    Weighted average shares outstanding           20.3         20.3
===================================================================
  Diluted
    Earnings before cumulative
      effect of change in
      accounting principle                       $1.78        $0.79
    Cumulative effect of
      accounting change                           0.08           --
-------------------------------------------------------------------
    Net earnings per share                       $1.70        $0.79
===================================================================
    Weighted average shares outstanding           21.2         20.6
===================================================================

THE EARTHGRAINS COMPANY

---------------------------------------------------------------------------------------------------------------------------------
                                                                     For the twelve
                                                Fiscal Years            weeks ended                   Fiscal Years
                                           ----------------------         March 26,     -----------------------------------------
(In millions)                                  1998<Fb>      1997              1996<Fa>     1995<Fa>     1994<Fa><Fb>    1993<Fa>
---------------------------------------------------------------------------------------------------------------------------------
BALANCE SHEET DATA:
---------------------------------------------------------------------------------------------------------------------------------
Working capital                            $   92.3      $   80.6          $   74.0     $   63.1     $   69.3        $   15.6
---------------------------------------------------------------------------------------------------------------------------------
Current ratio                                  1.4x          1.4x              1.4x         1.3x         1.4x            1.1x
---------------------------------------------------------------------------------------------------------------------------------
Plant and equipment, net                   $  722.0      $  706.7          $  723.2     $  713.6     $  706.2        $  708.0
---------------------------------------------------------------------------------------------------------------------------------
Long-term debt                             $  266.7      $  103.0          $   92.6     $    1.5     $    1.6        $   12.0
---------------------------------------------------------------------------------------------------------------------------------
Deferred income taxes, net                 $   69.1      $   73.9          $   72.2     $  109.4     $  106.9        $   86.8
---------------------------------------------------------------------------------------------------------------------------------
Anheuser-Busch equity investment           $     --      $     --          $  582.1     $  701.3     $  684.3        $  636.3
---------------------------------------------------------------------------------------------------------------------------------
Shareholders' equity                       $  606.6      $  582.4          $     --     $     --     $     --              --
---------------------------------------------------------------------------------------------------------------------------------
Total assets                               $1,394.3      $1,172.1          $1,177.6     $1,197.2     $1,177.2        $1,208.4
---------------------------------------------------------------------------------------------------------------------------------

<Fa> Earthgrains was a wholly-owned subsidiary of Anheuser-Busch Companies,
     Inc., until March 27, 1996. Accordingly, statements for prior periods do not include costs associated with being an independent public company.

<Fb> Fiscal years 1998 and 1994 contain 53 weeks.

<Fc> See Footnote 3 in the Notes to the Consolidated Financial Statements
     describing the required change in accounting principle in the third quarter of fiscal 1998.

<Fd> Reflects the effect of the provision for restructuring and consolidation and one-time Spanish tax incentives and credits. See "Management's Discussion and Analysis of Results of Operations and Financial Condition" and Note 5 in the Notes to the Consolidated Financial Statements.

<Fe> Reflects the effect of the provision for restructuring and consolidation.
     See "Management's Discussion and Analysis of Results of Operations and Financial Condition."

<Ff> Prior-year shares and per-share amounts have been restated to reflect the two-for-one stock split effective July 28, 1997.


                                                            1998 ANNUAL REPORT