Form 10-K, Exhibit 13
period 1999-03-30
EARTHGRAINS CO /DE/
filed 1999-06-28
CIK 1004985

FINANCIAL CONTENTS


---------------------------------------------------------
Management's Discussion and Analysis of
   Results of Operations and Financial Condition      18
---------------------------------------------------------
Consolidated Financial Statements                     24
---------------------------------------------------------
Notes to Consolidated Financial Statements            28
---------------------------------------------------------
Five-Year Financial Highlights                        40
---------------------------------------------------------
Responsibility for Financial Statements
   and Report of Independent Accountants              41
---------------------------------------------------------










FORWARD-LOOKING STATEMENTS


Matters discussed in this Annual Report (particularly in this section and the Letter to Shareholders), contain forward-looking information, as defined in the Private Securities Litigation
Reform Act of 1995. All such forward-looking information in this report involves risk and uncertainties, including, but not limited to, variations in income levels of consumers, fluctuations in currency exchange rates for the Spanish peseta and French franc versus the U.S. dollar, the costs of raw materials, the ability of the Company to realize projected savings from productivity and product quality improvements, the ability of the Company to continue to participate in industry consolidation and to successfully integrate acquired businesses, legal proceedings to which the Company may become a party, competitive pricing, economic conditions in the Company's countries of operations, the impact of the Year 2000 date on the Company's information systems, operating systems, or those of its customers or suppliers, the impact of the European currency conversion, and other risks indicated in filings by the Company with the Securities and Exchange Commission.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND
FINANCIAL CONDITION

18
INTRODUCTION

A number of significant factors, which are discussed below, affected the consolidated results of operations, financial condition, and liquidity of Earthgrains during the current fiscal year ended March 30, 1999, and the prior fiscal years ended March 31, 1998, and March 25, 1997. This discussion should be read in conjunction with the Consolidated Financial Statements and notes thereto for such periods, which are included elsewhere in this report. Effective at the close of business on March 26, 1996 (the Distribution Date), shares of the Company were distributed to shareholders of Anheuser-Busch Companies, Inc. (Anheuser-Busch) Common Stock, based upon a ratio of 1-to-25. Following the distribution, the Company began operations as an independent publicly held company. Accordingly, since the Company was a wholly-owned subsidiary of Anheuser-Busch during the periods presented prior to fiscal 1997, financial highlights presented for these prior periods may not necessarily reflect the consolidated results of operations or the financial position of the Company or what the results of operations would have been if the Company had been an independent public company during those periods.

OVERVIEW AND OUTLOOK

For the third consecutive year since its spinoff as an independent company, Earthgrains delivered significantly improved operating results. The Company's multidisciplined strategy of enhancing cost-effectiveness, gaining volume and efficiencies through acquisitions, and focusing on higher margin products is paying off. Customer partnering is proving a valuable means of effective category management. Driving growth of value-added superpremium and specialty product lines, as part of the fundamental strategy to build branded and value-added specialty store-brand business, has produced positive margin effects for both business segments -- Bakery Products and Refrigerated Dough Products.
   During fiscal 1999, Earthgrains continued its active role in the consolidation of the bakery products industry. Added volume from retailer supply agreements and manufacturing synergies from acquisition-related capacity and delivery route rationalization have contributed significantly to improved operating results. Earthgrains' investment in information systems has provided a platform to enable successful and swift integration to achieve efficiency gains. Benefits have continued during the current year from integrating the fourth quarter fiscal 1998 acquisition of CooperSmith, Inc. Initiatives are under way involving the integration of supply agreements entered into with Kroger Co. in Texas and Lucky Stores, Inc. in California, as well as the recent acquisition of Reposteria Martinez Group of Santander, Spain. Resposteria Martinez's high-profile brands in sweet goods will make a strong complement to the existing product lines and provide a good opportunity to capture manufacturing and distribution synergies with the Company's bakery operations in Spain. As a result of significant integration costs, it is expected to be slightly dilutive through fiscal 2000 and additive to earnings thereafter. Acquisitions continue to be an important component of Earthgrains' growth and increased profitability, both in the United States and Europe. The Company will continue to evaluate opportunities for industry consolidation in all of its businesses in line with its strategy to enhance revenues, profitability and return on capital.
   Additionally, the Company has maintained a focus on optimizing efficiencies and enhancing cost-effectiveness throughout its operations in manufacturing, sales and distribution, and administration. Further operating improvements have resulted from the Company's restructuring and consolidation program aimed at reducing excess capacity and rationalizing business mix. Creation of the Financial Shared Services Center in St. Louis to streamline and centralize accounting and administrative functions, is also expected to generate significant operating efficiencies, while further facilitating the ability to integrate acquisitions. This year's results have also benefited from lower raw material costs.
   Since the spinoff, Earthgrains has demonstrated the ability to successfully implement its strategies to drive shareholder value. These same initiatives are expected to continue delivering benefits going forward. The Company is poised to capitalize on opportunities for further industry consolidation and to continue making progress in fundamental improvements in its existing operations. Earthgrains will continue to focus on driving sustainable growth in profits and cash flow by partnering with key customers, to improve service by understanding consumers, to bring ever-improving quality, value and variety of products and services to the market, and by using quality-driven cost reduction to maximize manufacturing, distribution and administrative efficiencies.

RESTRUCTURING AND CONSOLIDATION PROVISIONS

The Company recorded the following provisions during the periods presented:

* A $28.0 million charge in fiscal 1999 for restructuring of existing operations in Spain related to the


The Earthgrains Company                                     1999 Annual Report

                                                                            19
   Reposteria Martinez acquisition, for estimated expenses to close three bakeries, and for severance costs related to creation of the centralized Financial Shared Services Center in St. Louis

* A $12.7 million charge in fiscal 1997 primarily for estimated expenses in conjunction with closing one bakery and one refrigerated dough plant

   The Company believes that notable improvements in the current fiscal year's operating results reflect further benefits achieved through the restructuring and consolidation program. Continued benefits are expected to be achieved in the upcoming fiscal year. The Company will continue to review its operations to balance capacity and to seek additional opportunities to improve efficiencies. See Note 5 in the Notes to the Consolidated Financial Statements for additional information concerning the details of the Company's restructuring charges, including a reconciliation of the balance sheet reserve relating thereto.

RESULTS OF OPERATIONS

The following discussion addresses the operating results and financial condition of the Company for the current year ended March 30, 1999, and the prior years ended March 31, 1998, and March 25, 1997. This discussion has been modified to reflect business results by operating segment, as reported consistently with how management assesses operating segment performance. See Note 14 for comparative presentation of business segment data.

FISCAL YEAR 1999 COMPARED WITH FISCAL YEAR 1998
   Net sales for the 52-week fiscal year ended March 30, 1999, of $1,925.2 million increased from sales of $1,719.0 million for the 53-week fiscal year ended March 31, 1998. Both operating segments, Bakery Products and Refrigerated Dough Products, posted increased sales, but the majority of the increase can be attributed to acquisitions and supply agreements in Bakery Products, most notably CooperSmith. Foreign exchange rates for the current year had a $2.9 million favorable impact. Adjusting for the additional week a year ago and the foreign exchange impact, sales increased 13.8%.
   Gross margin increased to 43.3% in the current year from 42.9% in fiscal 1998. Despite weaker performance from the European Bakery Products operations, profit-margin improvements were experienced by both business segments through a continued focus on mix-shift improvement to branded products and to premium and superpremium categories for Bakery Products and to specialty dough products for Refrigerated Dough Products. Added volume from supply agreements and manufacturing synergies related to acquisitions along with lower raw material costs continued to drive margin improvements.
   Agricultural commodity costs represented 22-25% of cost of products sold during the 1999 fiscal year, which is consistent with the prior year. Costs of products sold include agricultural commodities whose prices are influenced by weather conditions, government regulations and economic conditions. The Company utilized futures contracts or options to hedge approximately 55-65% of such agricultural commodity costs or 12-16% of cost of products sold during the 1999 fiscal year. As of March 30, 1999, the amount of the Company's aggregate obligation to purchase commodities under such contracts was $23.0 million.
   Marketing, distribution and administrative expenses decreased significantly in 1999 to 38.0% from 39.0% on a percentage-of-sales basis. This decrease can be primarily attributed to further benefits in the consolidation of selling, distribution and administrative expenses from capacity and delivery route rationalization as a result of integrating the CooperSmith and Southern Bakeries, Inc. acquisitions into the Bakery Products operations in the southeast United States.
   The charge of $28.0 million for restructuring and consolidation during the current year is for expenses in conjunction with closing bakeries in Pueblo, Colo., Macon, Ga., and Montgomery, Ala., for severance costs related to creation of the centralized Financial Shared Services Center in St. Louis, and for the restructuring of existing operations in Spain related to the Reposteria Martinez acquisition. Excluding the charge, operating income for fiscal 1999 increased by $34.0 million.
   The increase in other income is related substantially to gains on the sales of property.
   The lower effective tax rate for fiscal 1999 is a direct result of a $2.0 million one-time tax benefit from a structure put into place during the fourth quarter to improve management of the Company's benefit programs. This benefit is offset slightly with the effect of increased nondeductible goodwill amortization from current-year and prior-year acquisitions.
   In the prior year, the $1.8 million net-of-tax charge for the change in accounting principle represents the effect of compliance with a new accounting interpretation related to the recognition of costs associated with business process re-engineering. See Note 3 for additional information.
   Net earnings for fiscal 1999 were $38.0 million or $0.89 per diluted share, compared with $36.0 million,


The Earthgrains Company                                     1999 Annual Report

20
or $0.85 per diluted share for fiscal 1998. The increase in net earnings for the current year is a result of the factors noted above.

FISCAL YEAR 1998 COMPARED WITH FISCAL YEAR 1997
   Net sales for the 53-week fiscal year ended March 31, 1998, of $1,719.0 million increased from sales of $1,662.6 million for the comparable 52-week fiscal year ended March 25, 1997. Sales increases in Bakery Products added through the acquisition of CooperSmith since January 17, 1998, and a full year of Heiner's, acquired in November 1996, combined with the additional week were partially offset by the unfavorable impact of foreign exchange rates during the year. Improved pricing and favorable product-mix shift across both business segments also contributed to the increase in sales. After adjustment for the additional week and effect of foreign exchange rates, sales for fiscal 1998 increased by $79.7 million or 4.8%.
   Gross margin increased significantly to 42.9% in 1998 from 40.5% in fiscal 1997. Profit margin improvements were experienced across both Bakery Products and Refrigerated Dough Products segments. These solid margin improvements can be attributed to focus on branded and superpremium product categories, favorable pricing, and improved manufacturing efficiencies. Refrigerated Dough operations demonstrated the strongest margin-performance improvement, through efficiencies gained from closing the Indianapolis, Ind., plant in March 1997 and a positive mix shift toward value-added specialty dough products. Additionally, flour costs continued to decrease since the first half of fiscal 1997 after reaching record highs thereby resulting in margin improvements.
   Agricultural commodity costs represented 22-25% of cost of products sold during the 1998 fiscal year, which was down from prior years. Costs of products sold include agricultural commodities whose prices are influenced by weather conditions, government regulations and economic conditions. The Company utilized futures contracts or options to hedge approximately 55-65% of such agricultural commodity costs or 12-16% of cost of products sold during the 1998 fiscal year. As of March 31, 1998, the amount of the Company's aggregate obligation to purchase commodities under such contracts was $20.4 million.
   Marketing, distribution and administrative expenses increased in 1998 from 38.1% to 39.0% on a percentage-of-sales basis. A primary factor is the increased spending in marketing and advertising to focus on building core brands as well as supporting new premium product introductions.
   The prior-year charge of $12.7 million for restructuring and consolidation covered expenses in conjunction with closing one bakery and one refrigerated dough plant. Excluding the prior-year charge, operating income for fiscal 1998 increased $26.9 million. This significant increase in operating results reflects a strong contribution from Heiner's, the benefits of lower ingredient costs, and the continued focus on cost-effectiveness combined with an improvement in product mix.
   The effective tax rate for fiscal 1998 represents a more typical tax rate expected for the Company on an on-going basis but may increase slightly with the effect of nondeductible goodwill amortization from acquisitions. The lower effective tax rate for fiscal 1997 is a direct result of $5.3 million in one-time Spanish tax incentives and credits associated principally with investments made in the Canary Islands. The Company substantially completed the expansion of its Canary Islands bakery in that year.
   The $1.8 million net-of-tax charge for the change in accounting principle in fiscal 1998 represents the effect of compliance with a new accounting interpretation related to the recognition of costs associated with business process re-engineering. See Note 3 for additional information.
   Net earnings for fiscal 1998 were $36.0 million or $0.85 per diluted share, compared to $16.2 million, or $0.39 per diluted share for fiscal 1997. The marked increase in net earnings for the current year is a result of the factors noted above.

FISCAL YEAR 1997 COMPARED WITH FISCAL YEAR 1995
   Net sales for the fiscal year ended March 25, 1997, of $1,662.6 million were consistent with sales of $1,664.6 million for the comparable 52-week period ended January 2, 1996 (fiscal 1995). The decrease in sales attributed to the closing or sale of underperforming and noncore businesses as part of the planned consolidation and restructuring was partially offset by the effect of price increases taken early in the year and favorable product-mix shift. Sales contributed through the acquisition of Heiner's, as of November 30, 1996, were more than offset by the unfavorable impact of foreign exchange rates near the end of the year. After adjustment for the closed or sold facilities in both periods presented, sales for fiscal 1997 increased by $88.8 million or 5.6% represented across both Bakery Products and Refrigerated Dough Products segments.
   Gross margin increased to 40.5% in 1997 from 37.8% in fiscal 1995. Profit margin improvements were experienced by Bakery Products while margins for the Refrigerated Dough Products operations were down


The Earthgrains Company                                     1999 Annual Report

                                                                            21
slightly from fiscal 1995. The margin improvements can be attributed to price increases, benefits of the restructuring and consolidation process, and improved operating efficiencies. Additionally, flour costs which began to increase dramatically in the last half of fiscal 1995 decreased, thereby resulting in improved margins from 1995.
   Agricultural commodity costs represented 25-30% of cost of products sold during the 1997 fiscal year, which is consistent with the prior year. The Company utilized futures contracts or options to hedge approximately 45-55% of such agricultural commodity costs or 11-17% of cost of products sold during the 1997 fiscal year. As of March 25, 1997, the amount of the Company's aggregate obligation to purchase commodities under such contracts was $11.4 million.
   Marketing, distribution and administrative expenses increased by $6.0 million in 1997 and from 37.7% to 38.1% on a percentage-of-sales basis. The elimination of costs through the closing or sale of facilities and the effect of the charge for the Spanish work force reduction program reflected in 1995 were more than offset by the costs of operating as a stand-alone public company.
   The prior-year charge of $27.5 million for restructuring and consolidation was netted with an $18.4 million gain on the sale of businesses, resulting in the net charge of $9.1 million. Excluding the fiscal 1997 charge of $12.7 million and the 1995 net charge of $9.1 million to consolidate certain inefficient facilities, operating income for fiscal 1997 increased $37.9 million compared to the prior year. This significant increase in operating results reflects benefits from our consolidation and restructuring program and our continued focus on cost-effectiveness combined with an improvement in product mix and lower raw material costs.
   The lower effective tax rate for fiscal 1997 is a direct result of $5.3 million in one-time Spanish tax incentives and credits associated principally with investments made in the Canary Islands. The Company substantially completed the expansion of its Canary Islands bakery during 1997. Typically, the Company's effective income tax rate is higher primarily due to the relative impact of the nondeductible fixed goodwill amortization on the respective earnings level.
   Net earnings for fiscal 1997 were $16.2 million or $0.39 per diluted share, compared with a loss of $6.6 million, or a $0.16 loss per diluted share, computed on the basis of pro forma average shares outstanding for fiscal 1995.
   The historical statement of earnings for fiscal 1995 does not reflect interest expense related to long-term debt assumed by the Company upon the distribution on March 26, 1996, and certain administrative expenses associated with operating as an independent, stand-alone company.

LIQUIDITY AND CAPITAL RESOURCES

Concurrent with the Distribution on March 26, 1996, the Company used borrowings under a $215 million unsecured revolving credit facility with several financial institutions to pay Anheuser-Busch as a partial payment of its net intercompany payable, to fund working capital needs and for general corporate purposes. In conjunction with the acquisition of CooperSmith in the fourth quarter of fiscal 1998, the existing credit facility was renegotiated to $450 million with a maturity date of September 2002. During the current year, three separate lines of credit for $25 million each, due in 1999, and a 27 million Euro Revolving Credit Facility, due in 2004, were added to increase the Company's borrowing flexibility.
   The Company's primary source of liquidity is cash flow from operations, which was $131.9 million for the current fiscal year ended March 30, 1999. Improved operating efficiencies, favorable product-mix shift, results from acquisitions and continued lower ingredient costs have contributed to the strong cash flows from operations for the current year. Net working capital, excluding cash and cash equivalents, was $49.0 million at March 30, 1999, consistent with $48.6 million a year ago.
   The Company's primary routine cash requirements will continue to consist of funding capital expenditures, interest payments pursuant to the credit facility, and dividends to shareholders. The Company invested $86.5 million in capital expenditures during the current fiscal year and expects to fund capital investments of approximately $90 million in the upcoming year.
   The consolidated capital expenditure plan for fiscal 2000 includes expansion of one of the CooperSmith plants, information systems, new hand held computers and equipment related to the Reposteria Martinez acquisition, and a project in the southeast United States to convert delivery racks and trays to a more efficient basket process. The Company will also continue ongoing investments in systems technology along with modernization plans for various domestic and international bakeries and refrigerated dough plants.
   The Company's stock repurchase program authorizes the repurchase of up to 2 million shares of common stock through open market transactions as the Company determines. In fiscal 1999, Earthgrains purchased 557,700 shares of the Company's common stock on the open market at a cost of $13.4 million. During the two years of the program, 894,900 shares, adjusted to


The Earthgrains Company                                     1999 Annual Report

22
reflect the two stock splits, have been purchased to date for the treasury at a cost of $20.4 million.
   Additionally, Earthgrains filed a shelf registration statement with the Securities and Exchange Commission to issue up to $250 million in debt securities, which became effective in April 1999. These debt securities may be offered by the Company from time to time at prices and on terms to be determined at the time of any such offering. On April 20, 1999, Earthgrains issued $150 million in 10-year, 6.5% fixed-rate senior debentures. Proceeds from the offering will be used to fund capital expenditures, acquisition opportunities, and for general corporate purposes.
   On both a short-term and long-term basis, management believes that its cash flows from operations, together with its available borrowings under the existing credit facilities and the new shelf registration, will provide it with sufficient resources to meet its seasonal working capital needs, to finance its projected capital expenditures, to fund acquisition opportunities, and to meet its foreseeable liquidity requirements.

MARKET RISK

The Company actively monitors its exposure to commodity price, foreign currency exchange rate and interest rate risks and uses derivative financial and commodity instruments to manage the impact of certain of these risks. The Company uses derivatives only for purposes of managing risk associated with underlying exposures. The Company does not trade or use instruments with the objective of earning financial gains on the instruments themselves or on a speculative basis, nor does it use instruments where there are not underlying exposures.
   The Company has estimated its market risk exposures using sensitivity analyses. Market risk exposure has been defined as the change in fair value of a derivative commodity or financial instrument assuming a hypothetical 10 percent adverse change in market prices or rates. Fair value was determined using quoted market prices, if available. Actual changes in market prices or rates may differ from hypothetical changes.

* COMMODITIES - Earthgrains uses commodity futures and options to manage price risk on commodity inventories or anticipated commodity purchases. The Company typically purchases certain commodities such as wheat, corn and soy oil. Based on the results of the sensitivity analysis, the estimated market risk exposure on such instruments was approximately $2.6 million and $1.4 million as of March 30, 1999 and March 31, 1998, respectively.

* FOREIGN EXCHANGE - For the Company's international operations, the functional currency is the local currency and any transactions denominated in a currency other than the respective functional currency are immaterial. The Company does not use derivative instruments to manage exchange risk of net investments in or earnings of its foreign operations.

* INTEREST RATES - The Company manages its interest rate exposures to reduce its borrowing costs and risks through the use of a mix of floating and fixed rate debt, as well as interest rate swap agreements and other appropriate hedging instruments. The Company's interest-rate related financial instruments consist of outstanding debt and a $100 million interest rate swap agreement which was terminated on April 20, 1999 in conjunction with the issuance of $150 million of debentures due April 15, 2009. Based on the Company's outstanding floating rate debt at fiscal year-end, an assumed adverse 10% increase in interest rates would have increased annual interest expense by $1.9 million and $1.5 million during fiscal 1999 and fiscal 1998, respectively. A similar 10% decline in interest rates would have the potential to reduce the fair market value of the $100 million ten-year swap by $4.6 million and $4.5 million as of March 30, 1999, and March 31, 1998, respectively. This sensitivity analysis for the interest rate swap does not take into account changes in the fair market value of the underlying exposures being hedged.

YEAR 2000

Many computer systems process dates in application software and data files based upon two digits for the year of a transaction rather than a full four digits. As a result, these systems may not be able to properly process dates in the year 2000. Consequently, businesses and governmental entities are at risk for possible miscalculations or systems failures causing disruptions in their business operations.
   In 1994, in order to improve access to business information through integrated systems across the company, and accordingly gain efficiencies and cost improvements, Earthgrains embarked on a companywide systems integration project using SAP software. Additionally, in the past two years, the Company has purchased a new mainframe computer to increase capacity in support of its acquisition growth strategy and has replaced all handheld computers, upgrading to the latest technology to enhance route distribution efficiency. These new components, which comprise the majority of the Company's core business computer systems, are Year 2000 compliant. The purchase of new systems and hardware as a


The Earthgrains Company                                     1999 Annual Report

                                                                            23
part of the companywide business systems improvement program are being capitalized. This improvement program is proceeding as planned in support of the Company's ongoing business strategy.
   The Company is also in the process of executing a plan to address the Year 2000 issue with the objective to have all significant business systems and software applications that are date-sensitive, including those related to facilities and manufacturing activities, operating effectively before January 1, 2000. A project team is in place and is supervising the Company's activity regarding this issue, monitoring progress, and reporting such findings regularly to management and the Board of Directors.
   The project is structured into three major categories -- Internal Information Systems; Property, Plant and Equipment Systems; and Third
Party Suppliers and Trading Partners. The six phases of the project common to each of the categories are: (1) establishing an inventory of Year 2000 affected items; (2) assessing the risk of these identified items; (3) assessing the compliance of items considered to have a potential for material impact; (4) remediating items determined not to be in compliance; (5) testing such items; and (6) formulating contingency and business continuation plans for any areas as deemed necessary.
   Inventory, assessment, and remediation of internal information systems began in 1997. All critical internal information systems, within the U.S. operations and European Refrigerated Dough Products operations, were remediated by March 1999 and will be tested by mid-1999. Property, plant and equipment systems, for these operations, have been inventoried and assessed with remediation scheduled to be completed by June 1999, and testing to be completed by July 1999.
   Within the European Bakery Products operations, inventory and assessment of critical internal information systems are scheduled to be completed by May 1999, while a schedule for remediation and testing is under review due to the recent Reposteria Martinez acquisition. For property, plant and equipment systems, inventory, assessment, and remediation are scheduled to be completed by September 1999, and testing to be completed by October 1999.
   The Company is in the process of communicating with Third Party
Suppliers and Trading Partners to coordinate Year 2000 conversion and obtain assurances that their systems are Year 2000 compliant.
Contingency plans are being developed, as considered necessary, for each of the three project categories with completion targeted for July 1999. Contingency plans will be reviewed and updated throughout 1999.
   Incremental project costs associated with Year 2000 compliance will be expensed or capitalized where appropriate as incurred and are expected to total approximately $5 million, based upon current estimates. Such costs are not anticipated to be material to the Company's financial position or results of operations.
   Although the Company believes that the cost of Year 2000 modification efforts for internal-use software and systems are not material, due to the inherent uncertainties surrounding Year 2000 compliance issues, there can be no assurances that Year 2000 failures or implications, including litigation, will not have a material adverse effect on the Company's business, operating results or financial position, particularly in the event any significant third parties cannot in a timely manner provide the Company with products, services or systems that meet Year 2000 requirements. The Year 2000 project is designed to reduce risks surrounding Year 2000 issues and, coupled with the ongoing business systems improvement effort, the possibility of significant interruptions of routine business operations should be reduced.
   The conclusions and estimates in this Year 2000 information include forward-looking statements and are based upon management's current best estimates of future events. Risks to achieving this plan include the availability of resources, the ability to discover and correct the potential Year 2000 sensitive problems, and the ability of suppliers and trading partners to bring their systems into Year 2000 compliance.

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


The Earthgrains Company                                     1999 Annual Report

24

CONSOLIDATED BALANCE SHEETS

--------------------------------------------------------------------------
                                                   March 30,   March 31,
(In millions, except share data)                        1999        1998
--------------------------------------------------------------------------
ASSETS
Current assets:
  Cash and cash equivalents                         $   53.1    $   43.7
  Accounts receivable, net                             184.5       156.5
  Inventories, net                                      77.7        68.9
  Deferred income taxes                                 39.8        30.4
  Other current assets                                  29.6        26.8
--------------------------------------------------------------------------
    Total current assets                               384.7       326.3

Other assets, net                                       46.0        35.0
Goodwill, net                                          399.8       311.0
Plant and equipment, net                               761.1       722.0
--------------------------------------------------------------------------
    Total assets                                    $1,591.6    $1,394.3
==========================================================================


LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable                                  $  125.5    $  132.1
  Accrued salaries, wages and benefits                  56.9        56.5
  Accrual for restructuring and consolidation           32.4         6.1
  Other current liabilities                             67.8        39.3
--------------------------------------------------------------------------
    Total current liabilities                          282.6       234.0

Postretirement benefits                                114.0       115.3
Long-term debt                                         369.3       266.7
Deferred income taxes                                  102.7        99.5
Other noncurrent liabilities                            73.6        72.2
Commitments and contingencies                             --          --

Minority interest -- mandatorily redeemable
  preferred stock of subsidiary                         10.0          --

Shareholders' equity:
  Common stock, $.01 par value, 150,000,000
    authorized, 42,851,851 and 21,498,864
    (pre-split) shares issued in 1999 and 1998,
    respectively                                         0.4         0.2
  Additional paid-in capital                           616.6       608.1
  Retained earnings                                     79.1        47.1
  Unearned ESOP shares                                 (13.0)      (14.1)
  Treasury stock                                       (20.4)       (7.0)
  Unearned portion of restricted stock                  (2.5)       (3.3)
  Accumulated other comprehensive income               (20.8)      (24.4)
--------------------------------------------------------------------------
    Total shareholders' equity                         639.4       606.6
--------------------------------------------------------------------------
    Total liabilities and shareholders' equity      $1,591.6    $1,394.3
==========================================================================

See accompanying Notes to Consolidated Financial Statements.


The Earthgrains Company                                     1999 Annual Report

                                                                            25

CONSOLIDATED STATEMENTS OF EARNINGS

----------------------------------------------------------------------------------------------
                                                                 For the years ended
                                                         -------------------------------------
                                                         March 30,   March 31,     March 25,
(In millions, except per-share data)                          1999        1998<Fa>      1997
----------------------------------------------------------------------------------------------
Net sales                                                 $1,925.2    $1,719.0      $1,662.6
Cost of products sold                                      1,092.4       981.6         988.8
----------------------------------------------------------------------------------------------
Gross profit                                                 832.8       737.4         673.8
Marketing, distribution and administrative expenses          731.6       670.2         633.5
Provision for restructuring and consolidation                 28.0          --          12.7
----------------------------------------------------------------------------------------------
Operating income                                              73.2        67.2          27.6
Other income and expenses:
  Interest (expense)                                         (19.5)       (8.2)         (6.3)
  Other income, net                                            6.2         3.0           1.4
----------------------------------------------------------------------------------------------
Income before income taxes                                    59.9        62.0          22.7
Provision for income taxes                                    21.9        24.2           6.5
----------------------------------------------------------------------------------------------
Income before cumulative effect of change in accounting
  principle                                                   38.0        37.8          16.2
Cumulative effect of change in accounting principle,
  net of tax                                                    --         1.8            --
----------------------------------------------------------------------------------------------
Net income                                                $   38.0    $   36.0      $   16.2
==============================================================================================

Earnings per share:<Fb>
  Basic
    Earnings before cumulative effect
      of change in accounting principle                   $   0.93    $   0.93      $   0.40
    Cumulative effect of accounting change                      --        0.04            --
----------------------------------------------------------------------------------------------
    Net earnings per share                                $   0.93    $   0.89      $   0.40
==============================================================================================
    Weighted average shares outstanding                       40.7        40.7          40.6
==============================================================================================
  Diluted
    Earnings before cumulative effect
      of change in accounting principle                   $   0.89    $   0.89      $   0.39
    Cumulative effect of accounting change                      --        0.04            --
----------------------------------------------------------------------------------------------
    Net earnings per share                                $   0.89    $   0.85      $   0.39
==============================================================================================
    Weighted average shares outstanding                       42.7        42.5          41.3
==============================================================================================

<Fa> Fiscal year contains 53 weeks.

<Fb> Prior-year shares and per-share amounts have been restated to reflect the two-for-one stock splits effective July 20, 1998 and July 28, 1997.


See accompanying Notes to Consolidated Financial Statements.


The Earthgrains Company                                     1999 Annual Report

26

CONSOLIDATED STATEMENTS OF CASH FLOWS

----------------------------------------------------------------------------------------------
                                                                 For the years ended
                                                         -------------------------------------
                                                         March 30,   March 31,     March 25,
(In millions)                                                 1999        1998<Fa>      1997
----------------------------------------------------------------------------------------------
Cash flows from operating activities:
  Net income                                               $  38.0     $  36.0       $  16.2
  Adjustments to reconcile earnings to
    net cash flow provided by operations:
      Depreciation and amortization                          102.4        84.6          84.5
      Deferred income taxes                                   (2.0)        6.7           1.7
      Provision for restructuring and consolidation
        ($28.0 million, less cash payments of $2.8;
        $12.7 million, less cash payments of $0.2)            25.2          --          12.5
      (Gain) on disposal of fixed assets                      (5.6)       (1.3)         (0.2)
      (Increase) in noncash working capital                  (18.9)      (15.3)         (6.9)
      Other, net                                              (7.2)       15.2          (6.0)
----------------------------------------------------------------------------------------------
      Net cash flow from operations                          131.9       125.9         101.8
----------------------------------------------------------------------------------------------

Cash flows from investing activities:
  Capital expenditures                                       (86.5)      (79.6)        (71.2)
  Acquisitions, net of cash acquired                        (169.7)     (206.6)        (38.5)
  Proceeds from sale of property/business                     40.7         7.8           4.5
----------------------------------------------------------------------------------------------
      Net cash used by investing activities                 (215.5)     (278.4)       (105.2)
----------------------------------------------------------------------------------------------

Cash flows from financing activities:
  Net increase in revolving credit facility                   90.1       163.7          10.4
  Issuance of long-term debt                                   9.9          --            --
  Principal payments on long-term debt, including current
    maturities                                                (0.9)         --          (1.3)
  Dividends to shareholders                                   (6.0)       (3.6)         (1.5)
  Purchases of treasury stock                                (13.4)       (7.0)           --
  Proceeds from issuance of preferred stock of subsidiary     10.0          --            --
  Other                                                        3.3          --            --
----------------------------------------------------------------------------------------------
      Net cash provided by financing activities               93.0       153.1           7.6
----------------------------------------------------------------------------------------------

Net increase in cash and cash equivalents                      9.4         0.6           4.2
Cash and cash equivalents, beginning of year                  43.7        43.1          38.9
----------------------------------------------------------------------------------------------

Cash and cash equivalents, end of year                     $  53.1     $  43.7       $  43.1
==============================================================================================

<Fa> Fiscal year contains 53 weeks.



See accompanying Notes to Consolidated Financial Statements.


The Earthgrains Company                                     1999 Annual Report

                                                                            27

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

------------------------------------------------------------------------------------------------------------------------------------
                                                                                                          Accum.
                                                                                                           Other  Anheuser-
                                    Common Stock     Additional           Unearned             Unearned  Compre-      Busch
                                  -----------------     Paid-In  Retained     ESOP  Treasury Restricted  hensive     Equity
(In millions, except share data)      Shares  Amount    Capital  Earnings   Shares     Stock      Stock   Income Investment   Total
------------------------------------------------------------------------------------------------------------------------------------
Balance March 26, 1996                    --    $ --     $   --     $  --    $  --    $   --      $  --   $   --    $ 582.1  $582.1
Comprehensive income:
 Net income                                                          16.2                                                      16.2
 Other comprehensive income,
  translation adjustments                                                                                  (17.5)             (17.5)
                                  --------------------------------------------------------------------------------------------------
 Comprehensive income                                                16.2                                  (17.5)              (1.3)
Shares issued upon distribution   10,092,133     0.1      582.0                                                      (582.1)     --
Dividends ($.15 per share)                                           (1.5)                                                     (1.5)
Shares issued under
 stock plan                          166,551                5.1                                    (5.1)                         --
Amortization of
 restricted stock                                                                                   0.9                         0.9
Shares issued to ESOP                513,114               16.8              (16.8)                                              --
Shares allocated under ESOP                                 0.3                1.7                                              2.0
Other                                  6,252                0.2                                                                 0.2
------------------------------------------------------------------------------------------------------------------------------------
Balance March 25, 1997            10,778,050     0.1      604.4      14.7    (15.1)       --       (4.2)   (17.5)        --   582.4
Comprehensive income:
 Net income                                                          36.0                                                      36.0
 Other comprehensive income,
  translation adjustments                                                                                   (6.9)              (6.9)
                                  --------------------------------------------------------------------------------------------------
 Comprehensive income                                                36.0                                   (6.9)              29.1
Dividends ($.175 per share)                                          (3.6)                                                     (3.6)
Two-for-one stock split           10,778,050     0.1       (0.1)                                                                 --
Shares issued under
 stock plan and
 related tax benefits                106,336                2.3                                                                 2.3
Amortization of
 restricted stock                                                                                   0.9                         0.9
Shares allocated under ESOP                                 1.3                1.0                                              2.3
Purchases of treasury stock         (168,600)                                           (7.0)                                  (7.0)
Other                                  5,028                0.2                                                                 0.2
------------------------------------------------------------------------------------------------------------------------------------
Balance March 31, 1998            21,498,864     0.2      608.1      47.1    (14.1)     (7.0)      (3.3)   (24.4)        --   606.6
Comprehensive income:
 Net income                                                          38.0                                                      38.0
 Other comprehensive income,
  translation adjustments                                                                                    3.6                3.6
                                  --------------------------------------------------------------------------------------------------
 Comprehensive income                                                38.0                                    3.6               41.6
Dividends ($.145 per share)                                          (6.0)                                                     (6.0)
Two-for-one stock split           21,498,864     0.2       (0.2)                                                                 --
Shares issued under
 stock plan and
 related tax benefits                405,086                5.7                                                                 5.7
Amortization of
 restricted stock                                                                                   0.9                         0.9
Shares allocated under ESOP                                 2.8                1.1                                              3.9
Purchases of treasury stock         (557,700)                                          (13.4)                                 (13.4)
Other                                  6,737                0.2                                    (0.1)                        0.1
------------------------------------------------------------------------------------------------------------------------------------
Balance March 30, 1999            42,851,851    $0.4     $616.6     $79.1   $(13.0)   $(20.4)     $(2.5)  $(20.8)    $   --  $639.4
====================================================================================================================================

See accompanying Notes to Consolidated Financial Statements.


The Earthgrains Company                                     1999 Annual Report

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

28
NOTE 1. BASIS OF PRESENTATION

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

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES AND POLICIES

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

FISCAL YEAR END
   The Company has a 52- or 53-week year. Concurrent with the Distribution, the Company changed its fiscal year end from the Tuesday closest to December 31 to the last Tuesday in March. The following table summarizes the periods covered in each of the three fiscal years presented in these financial statements and footnotes thereto unless otherwise stated:

---------------------------------------------------
Fiscal Year    Period Covered
---------------------------------------------------
1999           52-week period ended March 30, 1999
1998           53-week period ended March 31, 1998
1997           52-week period ended March 25, 1997

FOREIGN CURRENCY TRANSLATION
   Adjustments resulting from foreign currency transactions are recognized in income, whereas adjustments resulting from the translation of financial statements are reflected within accumulated comprehensive income in shareholders' equity.

GOODWILL
   Goodwill is amortized on a straight-line basis over a period of 40 years. Accumulated amortization at March 30, 1999, and March 31, 1998, was $86.8 million and $76.6 million, respectively. $115.2 million of the goodwill balance at March 30, 1999, relates to the acquisition of the Company by Anheuser-Busch in 1982.

SUPPLY AGREEMENTS
   Cash payments made in conjunction with long-term supply agreements with customers are capitalized as other assets and amortized over the term of the respective agreement.

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

PLANT AND EQUIPMENT
   Plant and equipment is carried at cost and includes expenditures for new facilities and expenditures that substantially increase the useful lives of existing facilities. Maintenance, repairs and minor renewals are expensed as incurred. When plant and equipment is retired or otherwise disposed, the related cost and accumulated depreciation are eliminated and any gain or loss on disposition is reflected in income or expense. Depreciation is provided principally on the straight-line method over the estimated useful lives of the assets, resulting in depreciation rates on buildings ranging from 2-10% and on machinery and equipment ranging from 5-25%.


The Earthgrains Company                                     1999 Annual Report

                                                                           29
   In conjunction with the acquisition of the Company by Anheuser-Busch in 1982, a portion of the purchase price was associated with reflecting the property, plant and equipment (buildings) at fair value through purchase accounting. Additionally, the effect of the adoption of Statement of Financial Accounting Standards No. 109 (SFAS 109) in fiscal 1992 was applied to these assets. Such amounts are being amortized on a straight-line basis over 40 years. The remaining unamortized purchase price assigned to fixed assets amounted to $202.1 million, with related deferred taxes of $76.8 million, at March 30, 1999.

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

FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK AND CONCENTRATION OF
CREDIT RISK
   The Company is a party to certain financial instruments with off-balance-sheet risk incurred in the normal course of business. These financial instruments include forward and option contracts designated as hedges. Derivative financial instruments are used solely as hedges to manage existing risks or exposure. The Company's exposure to credit loss in the event of nonperformance by the counterparties to these financial instruments (either individually or in the aggregate) is not material to the financial condition or results of operations of the Company.
   Derivative financial instruments, which are used by the Company in the management of commodity exposures, are accounted for on an accrual basis. Income and expense are recognized in the same category as that of the related asset or liability. The fair value of derivative instruments is monitored based on the estimated amounts the Company would receive or pay to terminate the contracts.
   In fiscal 1998, the Company entered into a forward starting interest rate swap transaction, in order to lock-in its future borrowing costs for an anticipated ten-year fixed rate debt issuance. Through this swap transaction, the Company was obligated at a future date, up to one year, to make payments based upon a fixed rate while receiving a LIBOR-based floating rate during a ten-year term. Any gains or losses on the swap agreement would be recognized as an adjustment to interest expense on the underlying debt instrument. The impact of the swap transaction on interest expense was immaterial to the Company's results of operations. The Company does not have a material concentration of accounts receivable or credit risk.

FAIR VALUE OF FINANCIAL INSTRUMENTS
   As of March 30, 1999, and March 31, 1998, the fair value of long-term debt was approximately equal to its recorded value of $374.1 million and $267.6 million, respectively. The fair value of long-term debt was estimated based on the quoted market values for the same or similar debt issues, or rates currently available for debt with similar terms. The fair market value of the Company's $100 million forward starting swap as of March 30, 1999 was a net payable of $1.2 million. As of March 31, 1998, this instrument was a net asset of $0.8 million.

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

SYSTEMS DEVELOPMENT COSTS
   The Company capitalizes certain systems development costs as allowed in accordance with established criteria. Amounts capitalized are amortized over a five-year period. In March 1998, the American Institute of Certified Public Accountants (AICPA) issued Statement of Position (SOP) No. 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." This statement requires that certain internal and external costs associated with the purchase and/or development of internal use software be


The Earthgrains Company                                     1999 Annual Report

30
capitalized rather than expensed. The Company adopted this statement as of the beginning of fiscal year 1999. Such adoption did not have a material impact on the Company's financial position or results of operations.

EARNINGS PER SHARE
   Earnings per share are based on the weighted average number of shares of common stock outstanding during the year. The difference in the weighted average shares outstanding used in the basic and dilutive earnings-per-share calculations represents the assumed conversion of stock options and restricted stock awards.

STOCK-BASED COMPENSATION
   The Company accounts for employee stock options using the intrinsic value method in accordance with Accounting Principles Board Opinion No. 25 (APB 25), "Accounting for Stock Issued to Employees." Under APB 25, the Company does not recognize compensation expense for options granted, because options are only granted at a price equal to market value on the date of grant. In 1996, Statement of Financial Accounting Standards No. 123 (SFAS 123), "Accounting for Stock Based Compensation" became effective, which prescribes recognition of compensation expense based upon the fair value of the options at the date of grant. However, SFAS 123 allows companies to continue to apply APB 25 and disclose pro forma effects of the fair value method. See Note 9 for additional discussion and pro forma disclosures as if the fair value method had been utilized.

COMPREHENSIVE INCOME
   Comprehensive income represents net income plus certain items that are charged directly to stockholders' equity. Other comprehensive income for the Company relates only to foreign currency translation adjustments.

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

NEW ACCOUNTING PRONOUNCEMENTS
   In fiscal 1999, the Company adopted several statements issued by the Financial Accounting Standards Board (FASB). In June 1997, the FASB issued Statement of Financial Accounting Standards No. 130 (SFAS 130), "Reporting Comprehensive Income" and SFAS No. 131 (SFAS 131), "Disclosures about Segments of an Enterprise and Related Information." The adoption of SFAS 130 modifies the format the Company uses to report noncash changes in shareholders' equity. These changes are shown together with net income in a new category of the statement of shareholders' equity titled "Comprehensive Income." SFAS 131 requires certain information to be reported about operating segments consistent with management's internal view of the Company. See Note 14 for required disclosures. In February 1998, the FASB issued SFAS No. 132 (SFAS 132), "Employers' Disclosure about Pensions and Other Postretirement Benefits." SFAS 132 revises the required disclosures about pension and other postretirement benefit plans.
   In June 1998, the FASB issued SFAS No. 133 (SFAS 133), "Accounting for Derivative Instruments and Hedging Activities." This Statement establishes accounting and reporting standards for derivative instruments, requiring recognition of the fair value of all derivatives as assets or liabilities on the balance sheet. SFAS 133 will become effective for fiscal 2001 financial reporting. Based upon preliminary reviews of the provisions of this standard, the Company believes that it will not have a significant impact on its financial position or results of operations or have a material effect on its financial statement reporting.

NOTE 3. CHANGE IN ACCOUNTING PRINCIPLE

In November 1997, the Emerging Issues Task Force (EITF), a subcommittee of the FASB, reached a consensus requiring that costs of business process re-engineering be expensed as those costs are incurred. Any such unamortized costs that were previously capitalized must be written off as a cumulative adjustment in the quarter containing November 20, 1997. Accordingly, in the third quarter of fiscal 1998, the Company recorded a $1.8 million, net of tax, (or $0.04 per diluted share (post-split)) charge against earnings to comply with the new required accounting interpretation. The charge is presented as a separate cumulative effect of accounting change line item in the Consolidated Statement of Earnings. Most of Earthgrains' system development costs affected by the accounting change are associated with implementation of the Company's new integrated SAP systems.


The Earthgrains Company                                     1999 Annual Report

                                                                           31
NOTE 4. ACQUISITIONS

On August 3, 1998, Earthgrains acquired the assets of Societe De Concept en Produits Agro-Alimentaires, S.A., which owns Chevalier Servant, S.A., of Vittel, France. Chevalier Servant, a refrigerated- and frozen-dough producer, has been combined with the Company's existing French-based refrigerated dough operations. On August 19, 1998, the Company acquired the assets of Palmetto Baking Company of Orangeburg, S.C., and Tatum Bakeries of Birmingham, Ala., from Southern Bakeries, Inc. Palmetto produces Sunbeam(R) and Country Hearth(R) brand bread, buns and rolls in South Carolina and eastern Georgia. Tatum produces specialty rolls for sale to other wholesale bakers. Effective October 5, 1998, Earthgrains completed the transaction with Interstate Bakeries Corporation to exchange assets of Earthgrains' My Bread Baking Co. in New Bedford, Mass., for those of IBC's Holsum Bakery in Grand Junction, Colo., plus a cash payment from IBC. The exchange, which added new brands and contiguous sales territory in western Colorado, did not significantly affect financial results. On March 25, 1999, the Company completed the acquisition of Reposteria Martinez Group of Santander, Spain. Reposteria Martinez Group is a producer of fresh-baked sweet goods and with this acquisition, the Company becomes the branded market leader in the retail sweet-good segments of cake and morning goods in Spain.
   All of these acquisitions were purchased for cash and will be accounted for using the purchase method. Accordingly, the results of operations are reflected in the Consolidated Statement of Earnings from the date of acquisition. The purchase price has been preliminarily allocated to the assets acquired and the liabilities assumed based upon their estimated fair market value, and the excess costs over net tangible assets are being amortized over 40 years. Had these purchases taken place on March 26, 1997, unaudited pro forma consolidated net sales would have been $2,035.0 million and $2,076.1 million for fiscal years 1999 and 1998, respectively. Consolidated net earnings and earnings per share would not have been significantly different from the amounts reflected in the accompanying financial statements.
   On July 22, 1998, the Company entered into a multiyear agreement to supply store-brand fresh bread and bakery products to Kroger Food Stores in Texas and Louisiana. Earthgrains will service this contract through its existing bakeries in Dallas and Houston. On September 21, 1998, the Company entered into a multiyear agreement to supply store-brand fresh bread, buns and rolls to Lucky Stores, Inc., in northern California. Earthgrains will service this contract through its existing bakeries in Oakland and Sacramento. Cash payments made in conjunction with long-term supply agreements with customers are capitalized as other assets and amortized over the term of the respective agreement.
   Effective January 17, 1998, the Company completed the acquisition of all of the stock of CooperSmith, Inc. of Atlanta, Ga., for a purchase price of $193 million. CooperSmith operated eight bakeries producing bread, buns and rolls in the South, Southeast and Northeast United States. On March 11, 1998, the Company acquired the assets of San Luis Sourdough, Inc., of San Luis Obispo, Calif. San Luis Sourdough produces sourdough, French and specialty hearth breads that are marketed in central and northern California and parts of Arizona. Both acquisitions were purchased for cash and were accounted for using the purchase method. Accordingly, the results of operations are reflected in the Consolidated Statement of Earnings from the respective dates of acquisition. The estimated purchase price has been preliminarily allocated to the assets acquired and liabilities assumed based upon their estimated fair market value, and the excess costs over net tangible assets are being amortized over 40 years. Had these purchases taken place on March 27, 1996, unaudited pro forma consolidated net sales would have been $1,933.2 million and $1,920.3 million for fiscal years 1998 and 1997, respectively. Consolidated net earnings and earnings per share would not have been significantly different from the amounts reflected in the accompanying financial statements.
   On November 30, 1996, the assets of Heiner's Bakery, Inc., of Huntington, W.Va., were purchased for cash. Heiner's is a wholesale manufacturer and distributor of branded bread, buns and rolls with marketing territory throughout West Virginia and in portions of Ohio and Kentucky. This acquisition has also been accounted for using the purchase method. Accordingly, the results of operations are reflected in the Consolidated Statement of Earnings from the date of acquisition. The acquisition agreement contains a provision for additional payments over the two years subsequent to the transaction date if certain minimum earnings requirements are met. The amounts earned in fiscal 1999 and 1998 under the terms of the agreement were recorded as an increase in the excess of the total acquisition cost over the fair value of the net assets acquired. Had the purchase taken place on March 27, 1996, unaudited pro forma consolidated net sales, net income and earnings per diluted share for fiscal 1997 would have been $1,691.1 million, $17.7 million and $0.43, respectively.


The Earthgrains Company                                     1999 Annual Report

32
   Pro forma data do not purport to be indicative of the results that would have been obtained had these events actually occurred at the beginning of the periods presented and such data are not intended to be a projection of future results.

NOTE 5. PROVISIONS FOR RESTRUCTURING AND CONSOLIDATION

During fiscal 1997, the Company recorded a provision of $12.7 million primarily in conjunction with closing one bakery and one refrigerated dough plant. During fiscal 1999, provisions totaling $28.0 million were recorded in conjunction with closing three bakeries, severance costs associated with the creation of a centralized Financial Shared Services Center in St. Louis, and for the restructuring of existing operations in Spain related to the fourth quarter acquisition of Reposteria Martinez Group. These provisions reflect costs of writing off certain fixed assets, employee severance benefits, and other related closing costs. In the case of plant closings, production was transferred to other facilities.
   Costs for the respective-year provisions are categorized as follows (in millions):

------------------------------------------------------
Fiscal Year                           1999       1997
------------------------------------------------------
Noncash asset write-offs             $ 3.0      $ 8.8
Other, primarily severance            25.0        3.9
------------------------------------------------------
                                     $28.0      $12.7
======================================================


   Additionally, reserves have been established in conjunction with certain acquisitions for restructuring related to the acquiree's operations. During fiscal 1998, a reserve of $4.7 million was established in conjunction with the CooperSmith acquisition related to closure of certain of that company's plants. The reserve was primarily for severance and equipment removal and relocation. During fiscal 1999, reserves totaling $7.2 million were recorded primarily for severance relative to the Chevalier Servant and Reposteria Martinez Group acquisitions. In accordance with generally accepted accounting principles, these reserves were recorded as an increase to goodwill and no provision was recorded. The reserve balance at March 30, 1999 is comprised primarily of severance yet to be paid.
   A reconciliation of activity with respect to the Company's restructuring and consolidation is as follows (in millions):

-----------------------------------------------------
Balance, March 26, 1996                      $ 15.4
Provision, 1997                                12.7
Noncash asset write-offs                      (11.5)
Cash payments associated with severance        (1.1)
Other miscellaneous items, net                 (0.1)
-----------------------------------------------------
Ending balance, March 25, 1997                 15.4
Acquisition-related reserve                     4.7
Noncash asset write-offs                      (11.3)
Cash payments associated with severance        (1.8)
Other miscellaneous items, net                 (0.9)
-----------------------------------------------------
Ending balance, March 31, 1998                  6.1
Provision, 1999                                28.0
Acquisition-related reserves                    7.2
Noncash asset write-offs                       (2.0)
Cash payments associated with severance        (5.8)
Other miscellaneous items, net                 (1.1)
-----------------------------------------------------
ENDING BALANCE, MARCH 30, 1999               $ 32.4
=====================================================

NOTE 6. LONG-TERM DEBT

Long-term debt is as follows (in millions):

----------------------------------------------------------------
                                       March 30,      March 31,
                                            1999           1998
----------------------------------------------------------------
Revolving Credit Facility due 2002        $355.3         $265.2
Euro Revolving Credit Facility
  3.25%, due 2004                            8.6             --
Reposteria Martinez Notes Payable,
  3.3% wtd. avg., due 2000-2003              6.0             --
Eurodough Notes Payable,
  5.3% wtd. avg., due 2000-2007              2.7             --
Industrial Development Bonds,
  9.5%, due 2001                             1.5            1.5
Note Payable, 9.375%, due 1998                --            0.9
----------------------------------------------------------------
                                           374.1          267.6
Less current portion                         4.8            0.9
----------------------------------------------------------------
                                          $369.3         $266.7
================================================================


   Concurrent with the Distribution, the Company used borrowings under a $215 million unsecured revolving credit facility with several financial institutions to pay $80 million to Anheuser-Busch as a settlement on its net intercompany payable, to fund working capital needs and for general corporate purposes. During fiscal 1998, the credit agreement was increased to $450 million with a maturity date of September 30, 2002, and interest on the borrowings is based on the rate for Eurodollar deposits plus a margin. Including the margin, the one month borrowing rate was 5.15% at March 30, 1999. As of March 30, 1999, $65.8 million in letters of credit were also outstanding under this credit facility,

The Earthgrains Company                                     1999 Annual Report

                                                                           33
principally related to self-insurance requirements. During the current year, three separate lines of credit for $25 million each, due in 1999, and a 27 million Euro Revolving Credit Facility, due in 2004, were added to increase the Company's borrowing flexibility. These credit facilities also contain customary covenants, including maintenance of an interest coverage ratio and certain other restrictions. The three additional components of long-term debt included in the table for fiscal 1999 relate to acquisitions completed during the year.

NOTE 7. RETIREMENT BENEFITS

PENSION PLANS
   Net pension expense for single-employer defined benefit plans was comprised of the following for the three fiscal years (in millions):

-----------------------------------------------------------------------
Fiscal Year                              1999        1998        1997
-----------------------------------------------------------------------
Service cost (benefits
  earned during the year)               $ 4.4       $ 3.2       $ 2.8
Interest cost on projected
  benefit obligation                      1.4         1.1         0.9
Expected return on assets                (1.0)       (0.6)       (0.2)
Amortization of actuarial
  gains, prior service cost,
  and the excess of
  market value of plan assets
  over projected benefit
  obligation at January 1, 1986           1.0         1.0         1.1
-----------------------------------------------------------------------
Net pension expense                     $ 5.8       $ 4.7       $ 4.6
=======================================================================

   The key actuarial assumptions used in determining pension expense for single-employer defined benefit plans were as follows for each of the three fiscal years:

-------------------------------------------------------------
Fiscal Year                     1999        1998        1997
-------------------------------------------------------------
Discount rate                  7.25%        7.5%        7.5%
Long-term rate of return
  on plan assets               10.0%       10.0%       10.0%
Weighted-average rate of
  compensation increase         4.5%        4.5%        4.5%

   The actual gain on pension assets was $1.1 million in fiscal 1999, $0.6 million in fiscal 1998, and $0 in fiscal 1997.

   The following tables set forth a reconciliation of funded status to pension liability of all Company single-employer defined benefit plans for the two years ended (in millions):

-----------------------------------------------------------------------
                                             March 30,      March 31,
                                                  1999           1998
-----------------------------------------------------------------------
Funded status -- Plan assets (less than)
  projected benefit obligation (PBO)            $(12.3)        $(10.4)
Unamortized excess of market value
  of plan assets over projected benefit
  obligation at January 1, 1986,
  being amortized over 15 years                   (0.4)          (0.4)
Unrecognized net actuarial gains                   2.7            1.1
Unrecognized prior service costs                   5.4            6.4
-----------------------------------------------------------------------
Accrued pension liability                       $ (4.6)        $ (3.3)
=======================================================================


   The assumptions used in determining the funded status of these plans were as follows:

-------------------------------------------------
                                1999        1998
-------------------------------------------------
Discount rate                   7.0%       7.25%
Weighted-average rate of
  compensation increase         4.5%        4.5%


   The following tables summarize the change in the projected benefit obligation and the change in fair market value of plan assets for all company single-employer defined benefit pension plans for the years ended (in millions):

CHANGE IN PROJECTED BENEFIT OBLIGATION (PBO):

--------------------------------------------------
                           March 30,   March 31,
                                1999        1998
--------------------------------------------------
PBO, beginning of year         $19.9       $14.7
Service cost                     4.4         3.2
Interest cost                    1.4         1.1
Actuarial loss                   1.8         1.3
Benefits paid                   (0.5)       (0.4)
--------------------------------------------------
PBO, end of year               $27.0       $19.9
==================================================

CHANGE IN PLAN ASSETS (CONSISTING PRIMARILY OF CORPORATE EQUITY SECURITIES AND PUBLICLY TRADED BONDS):

-----------------------------------------------------------------
                                       March 30,      March 31,
                                            1999           1998
-----------------------------------------------------------------
Fair market value, beginning of year       $ 9.5          $ 6.3
Actual return on plan assets                 1.1            0.6
Employer contributions                       4.6            3.0
Benefits paid                               (0.5)          (0.4)
-----------------------------------------------------------------
Fair market value, end of year             $14.7          $ 9.5
=================================================================


The Earthgrains Company                                     1999 Annual Report

34
   Contributions to multiple and multi-employer plans in which the Company participates are determined in accordance with the provisions of negotiated labor contracts. Contributions to these plans were $24.9 million, $24.4 million, and $23.2 million for fiscal 1999, 1998, and 1997, respectively.

POSTRETIREMENT BENEFITS
   The Company provides certain health care and life insurance benefits to eligible retired employees. Salaried and bargaining unit employees generally become eligible for retiree health care benefits after reaching age 55 with 15 years of service.
   The following table sets forth the accumulated postretirement benefit obligation (APBO) and the total postretirement benefit liability for all single-employer defined benefit plans in the Company's Consolidated Balance Sheets as of (in millions):

-------------------------------------------------------------------
                                             March 30,   March 31,
                                                  1999        1998
-------------------------------------------------------------------
Accumulated postretirement
  benefit obligation (APBO)                     $ 72.0      $ 82.3
Unrecognized prior service benefits               35.2        40.2
Unrecognized net actuarial gains (losses)         13.5         1.0
-------------------------------------------------------------------
Total postretirement benefit liabilities        $120.7      $123.5
===================================================================

   As of March 30, 1999, and March 31, 1998, $114.0 million and $115.3 million of this obligation was classified as a long-term liability, respectively, and $6.7 million and $8.2 million was classified as a current liability, respectively.
   Net periodic postretirement benefits expense for single-employer defined benefit plans for the following periods was comprised of the following (in millions):

-----------------------------------------------------------------------
Fiscal Year                              1999        1998        1997
-----------------------------------------------------------------------
Service cost (benefits attributed
  to service during the year)           $ 3.4       $ 4.2       $ 3.3
Interest cost on accumulated
  postretirement benefit obligation       6.1         5.9         6.7
Amortization of prior service benefit    (4.9)       (4.7)       (6.4)
Amortization of actuarial gain           (0.8)       (1.9)         --
-----------------------------------------------------------------------
Net periodic postretirement
  benefits expense                      $ 3.8       $ 3.5       $ 3.6
=======================================================================

   In measuring the APBO, the medical indemnity costs were assumed to increase 8.5% in fiscal year 1999, decreasing 0.5% per year to an ultimate rate of 5.0% in fiscal year 2006. Medicare Risk HMO costs were assumed to increase at 4.0% annually. The indemnity medical trend rate for fiscal years 1998 and 1997 were assumed to be 8.8% and 10.0%, respectively; the Medicare Risk HMO medical trend rate was an assumed 4.0%. The weighted average discount rate used in determining the APBO was 7.5% at March 30, 1999, and 8.0% at March 31, 1998.
   If the assumed health care cost trend rates were changed by 1%, the APBO as of the end of fiscal year 1999 would change by 9.1%, and the aggregate impact on the interest cost and service cost components of the net periodic postretirement benefit cost would also be an increase of 9.1%.

NOTE 8. EMPLOYEE STOCK OWNERSHIP PLAN

Substantially all domestic regular salaried and hourly employees are eligible for participation in the company-sponsored Employee Stock Ownership Plan (ESOP) that became effective July 1, 1996. The ESOP borrowed $16.8 million from the Company for a term of 10 years at an interest rate of 8.0% and used the proceeds to buy 2,052,456 shares of common stock from the Company. ESOP shares are being allocated to participants over the 10-year period, as contributions are made to the plan. At March 30, 1999, 477,856 shares have been allocated to participants.
   The ESOP cash contributions and ESOP expense accrued during the plan year are determined by several factors, including the market price and number of shares allocated to participants, ESOP debt service, dividends on unallocated shares and the Company's 401(k) matching contribution. Over the 10-year life of the ESOP, total expense recognized will equal the total cash contributions made by the Company.
   The ESOP is based on a June 30 plan year with cash contributions made monthly. Cash contributions and dividends on unallocated ESOP shares for fiscal 1999 and 1998 were $1.4 million and $0.2 million, and $1.7 million and $0.2 million, respectively.


NOTE 9. STOCK OPTIONS AND RESTRICTED STOCK

In connection with its spinoff from Anheuser-Busch, Earthgrains adopted and Anheuser-Busch, then the sole shareholder of the Company, approved The Earthgrains Company 1996 Stock Incentive Plan (the 1996 Incentive Plan). The 1996 Incentive Plan authorized the issuance of up to 4,520,000 shares of Earthgrains Common Stock pursuant to the grant of restricted stock and the exercise of incentive stock options, nonqualified stock options and stock appreciation rights. Grants under the 1996 Incentive Plan are made at the market price on the date of the grant. Options granted pursuant to the 1996



The Earthgrains Company                                     1999 Annual Report

                                                                           35
Incentive Plan vest over a three-year period from the date of grant and, once vested, are generally exercisable over 10 years from the anniversary of the grant date. The plan also provides for the granting of stock appreciation rights (SARs) in tandem with stock options. The exercise of a SAR cancels the related option and the exercise of an option cancels the related SAR. At March 30, 1999, there were no SARs outstanding under the plan.
   Under the 1996 Incentive Plan, 666,204 restricted shares of Earthgrains Common Stock were issued to certain officers of the Company. Restricted share awards vest one-half each after 54 and 66 months following the date of the award. Compensation cost is recognized over the vesting period. No further shares of restricted stock are authorized under the 1996 Incentive Plan.
   The Company applies Accounting Principles Board Opinion No. 25 (APB
25), "Accounting for Stock Issued to Employees," in accounting for its stock option plans. Accordingly, because the grant price equals the market price on the date of grant, no compensation expense is recognized for stock option grants. Had compensation cost for the Company's stock options been determined based upon the fair value at the grant date consistent with the methodology prescribed under FAS 123, the Company's net income and earnings per share for the years ended March 30, 1999 and March 31, 1998 would have been affected as follows (in millions except shares, per grant and per share amounts):

----------------------------------------------------------------
Fiscal Year                                    1999        1998
----------------------------------------------------------------
Reported net income                           $38.0       $36.0
Pro forma net income                          $35.1       $33.6
Reported earnings per diluted share           $0.89       $0.85
Pro forma earnings per diluted share          $0.82       $0.80

   The weighted-average fair value of options granted (which is amortized to expense over the option vesting period in determining the pro forma impact), is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions:

----------------------------------------------------------------------
                                                     1999        1998
----------------------------------------------------------------------
Risk-free interest rate                              6.1%        6.3%
Expected life of option                            4 Yrs.      4 Yrs.
Expected volatility of Earthgrains stock              34%         25%
Expected dividend yield on Earthgrains stock        0.75%       0.75%

   The weighted-average fair value of options granted during 1999 and 1998 is as follows:

----------------------------------------------------------------------
                                                  1999           1998
----------------------------------------------------------------------
Fair value of each option granted                $7.19          $6.32
Number of options granted                      681,928        514,370
----------------------------------------------------------------------
Total fair value of all options granted           $4.9           $3.3


   In accordance with FAS 123, the weighted-average fair value of stock options granted is required to be based on a theoretical statistical model in accord with assumptions noted above. In actuality, because employee stock options do not trade on a secondary exchange, employees receive no benefit and derive no value from holding stock options under these plans without an increase in the market price of Earthgrains stock. Such an increase in stock price would benefit all stockholders.
   The following table summarizes the stock option transactions under the Earthgrains 1996 Incentive Plan:

-------------------------------------------------------------------------
                                             Wtd. Avg.
                              Option          Exercise           Options
                              Shares             Price       Exercisable
-------------------------------------------------------------------------
Outstanding,
  March 26, 1996                   0                --                 0
    Granted                3,318,580            $ 9.35
    Exercised                     --                --
    Cancelled                111,488            $ 7.66
-------------------------------------------------------------------------
Outstanding,
  March 25, 1997           3,207,092            $ 9.40                 0
    Granted                  514,370            $21.74
    Exercised                212,672            $ 7.78
    Cancelled                 61,170            $ 9.98
-------------------------------------------------------------------------
Outstanding,
  March 31, 1998           3,447,620            $11.33           977,750
    Granted                  681,928            $22.41
    Exercised                405,086            $ 8.43
    Cancelled                 38,608            $15.10
-------------------------------------------------------------------------
OUTSTANDING,
  MARCH 30, 1999           3,685,854            $13.66         1,001,309
=========================================================================

   The following table summarizes information for options currently outstanding at March 30, 1999:

-----------------------------------------------------------------------
                        Options Outstanding
-----------------------------------------------------------------------
                                             Wtd. Avg.      Wtd. Avg.
Range                                        Remaining       Exercise
of Prices                        Number           Life          Price
-----------------------------------------------------------------------
$7-13                         2,505,006         8 Yrs.         $ 9.67
   21                           498,920         9 Yrs.          21.74
   22                           681,928        10 Yrs.          22.41
-----------------------------------------------------------------------
$7-22                         3,685,854       8.5 Yrs.         $13.66

   At March 30, 1999, 750,184 shares of Earthgrains Common Stock were available for future awards under the 1996 Incentive Plan. The plan provides for acceleration of exercisability of outstanding options and the vesting of restricted shares upon the occurrence of certain events relating to a change of control, merger, sale of assets or liquidation of the Company.


The Earthgrains Company                                     1999 Annual Report

36
NOTE 10. CAPITAL AND PREFERRED STOCK

On February 26, 1996, the Board of Directors of Anheuser-Busch declared a distribution (the Distribution) of one share of Earthgrains common stock, $.01 par value, for every 25 shares of Anheuser-Busch common stock outstanding. On March 26, 1996, Earthgrains was spun off from Anheuser-Busch, and 40,368,532 shares of Earthgrains Common Stock were distributed to Anheuser-Busch shareholders. Effective March 29, 1996, 4,520,000 shares were authorized for the issuance under the 1996 Stock Incentive Plan. Of those shares, 666,204 were issued as restricted share grants to certain Earthgrains Officers. Additionally, 2,052,456 shares were authorized for the Employee Stock Ownership Plan, activated on July 1, 1996, of which 477,856 shares have been allocated to participants. 19,200 shares have been granted as restricted shares and 22,601 shares issued as compensation to members of the Board of Directors.
   The Company's stock repurchase program authorizes the repurchase of up to 2 million shares of common stock. 894,900 shares have been repurchased into the treasury as of March 30, 1999. As of March 30, 1999, 42,851,851 shares of Earthgrains Common Stock were issued and outstanding.
   All share and per-share amounts have been adjusted to reflect the two-for-one common stock splits effective July 20, 1998 and July 28, 1997.
   During March 1999, the Company sold $10.0 million of mandatorily redeemable preferred stock in a wholly-owned subsidiary of Earthgrains. This preferred stock is presented as a Minority Interest between long-term debt and shareholders' equity. The Company authorized and issued 10,000 shares of preferred stock, which at any time on or after March 1, 2006, all (but not less than all) of the shares may be redeemed at the option of the Company, at the redemption price of $1,000 per share. On March 1, 2019, the Company shall redeem all of the then outstanding shares at the redemption price. During fiscal year 2000, the Company will begin paying dividends on this preferred stock at a LIBOR-based variable interest rate. Such dividends will be recorded as Minority Interest Expense, net of tax, below the income tax provision line.

NOTE 11. INCOME TAXES

The provision for income taxes consists of the following amounts for the periods ended (in millions):

-----------------------------------------------------------------------
Fiscal Year                              1999        1998        1997
-----------------------------------------------------------------------
Current tax provision:
  Federal                               $20.1       $13.3       $ 2.0
  State and foreign                       3.8         4.2         2.8
-----------------------------------------------------------------------
                                         23.9        17.5         4.8
-----------------------------------------------------------------------
Deferred tax provision (benefit):
  Federal                                 3.1         2.6        (0.8)
  State and foreign                      (5.1)        4.1         2.5
-----------------------------------------------------------------------
                                         (2.0)        6.7         1.7
-----------------------------------------------------------------------
Provision for income taxes              $21.9       $24.2       $ 6.5
=======================================================================

   The deferred tax assets and deferred tax liabilities as of the end of each period are comprised of the following (in millions):

--------------------------------------------------------------------------
                                                March 30,      March 31,
                                                     1999           1998
--------------------------------------------------------------------------
Deferred tax liabilities:
  Depreciation and property differences           $ 143.5         $142.2
  Deferred systems development costs                  6.8            7.9
  Pension plan                                        4.3            4.9
  Other                                              16.4           13.2
--------------------------------------------------------------------------
  Deferred tax liabilities                          171.0          168.2
--------------------------------------------------------------------------
Deferred tax assets:
  Postretirement benefits other than pensions       (44.0)         (46.4)
  Self-insurance reserves                           (23.9)         (21.7)
  Reserve for restructuring and consolidation       (12.0)          (1.9)
  Accrued liabilities                               (11.2)         (11.7)
  Deductible goodwill                                (6.8)          (8.7)
  Other                                             (10.2)          (8.7)
--------------------------------------------------------------------------
  Deferred tax (assets)                            (108.1)         (99.1)
--------------------------------------------------------------------------
  Net deferred tax liabilities                    $  62.9         $ 69.1
==========================================================================


   A reconciliation between the statutory rate and the effective rate is presented below:

--------------------------------------------------------------------------
                                      1999           1998           1997
--------------------------------------------------------------------------
Tax at statutory rate                $21.0          $21.7          $ 7.9
State income taxes,
  net of federal benefit               1.0            1.4             --
Amortization of goodwill               3.0            2.0            1.9
Foreign tax credits and other         (1.5)          (1.6)          (4.4)
Benefit management program            (2.0)            --             --
Other, net                             0.4            0.7            1.1
--------------------------------------------------------------------------
Provision for income taxes           $21.9          $24.2          $ 6.5
==========================================================================


The Earthgrains Company                                     1999 Annual Report

                                                                           37
NOTE 12. CASH FLOWS

Supplemental information with respect to the Consolidated Statements of Cash Flows for each of the periods is presented below (in millions):

--------------------------------------------------------------------------
Fiscal Year                                 1999        1998        1997
--------------------------------------------------------------------------
Interest paid, net of
  capitalized interest                    $ 19.2      $  6.4      $  5.4
Income taxes paid                           34.0        19.4         3.4
--------------------------------------------------------------------------
Changes in noncash working
  capital, net of effect of acquisitions:
Decrease (increase) in
  noncash current assets:
    Accounts receivable, net                (9.2)        4.6        (2.9)
    Inventories, net                        (1.9)        1.9         2.1
    Other current assets                     8.2       (13.0)       (0.3)
Increase (decrease) in
  current liabilities:
    Accounts payable                       (21.2)        2.3        23.1
    Accrued salaries,
      wages and benefits                    (2.9)       (5.4)       (2.1)
    Accrual for restructuring
      and consolidation                     (3.0)         --       (12.5)
    Other current liabilities               11.1        (5.7)      (14.3)
--------------------------------------------------------------------------
(Increase) in noncash working capital     $(18.9)     $(15.3)     $ (6.9)
==========================================================================

NOTE 13. COMMITMENTS AND CONTINGENCIES

The Company and certain of its subsidiaries are involved in certain claims and legal proceedings in which monetary damages and other relief are sought. These proceedings, arising in the normal course of business, are in varying stages and may proceed for protracted periods of time.
   Although it is impossible to predict the outcome of any legal proceeding, the Company believes that it has meritorious defenses or insurance coverage to meet the proceedings pending against it and that the outcome of such proceedings should not, individually or in the aggregate, have a material adverse effect on the results of operations or financial condition of the Company.
   The operations of Earthgrains, like those of similar businesses, are subject to various Federal, state and local laws and regulations with respect to environmental matters, including air and water quality, underground fuel storage tanks, and other regulations intended to protect public health and the environment. Earthgrains has been identified as a potentially responsible party ("PRP") at certain locations under the Comprehensive Environmental Responses, Compensation and Liability Act, and the Company may be required to share in the cost of cleanup with respect to two sites. Although it is difficult to quantify with certainty the financial impact of actions related to environmental matters, based on the information currently available it is management's opinion that the ultimate liability arising from such matters, taking into consideration established reserves, should not have a material effect on the Company's results of operations or financial position.
   Future rental commitments under noncancelable operating leases in effect as of the end of fiscal year 1999 were, in millions: 2000 - $12.6; 2001 - $9.8; 2002 - $6.5; 2003 - $4.3; 2004 - $3.1; thereafter - $1.9.


NOTE 14. BUSINESS SEGMENTS

In fiscal 1999, the Company adopted FAS 131, "Disclosures about Segments of an Enterprise and Related Information." The business segments of the Company are Bakery Products, which consists of the U.S. Bakery Products division and the European Bakery Products division, and Refrigerated Dough Products, which contains the U.S. Refrigerated Dough Products division and the European Refrigerated Dough Products division. Other amounts included in the results for fiscal 1998 and 1997 represent an operation disposed of during 1998. Summarized below is the Company's business segment information for 1999, 1998 and 1997 (in millions):

--------------------------------------------------------------------------
Fiscal Year                           1999           1998           1997
--------------------------------------------------------------------------
INCOME STATEMENT INFORMATION
NET SALES
  Bakery Products                 $1,632.7       $1,441.0       $1,382.1
  Refrigerated Dough Products        292.5          276.4          278.5
  Other                                 --            1.6            2.0
--------------------------------------------------------------------------
  Total                           $1,925.2       $1,719.0       $1,662.6
==========================================================================

DEPRECIATION & AMORTIZATION
  Bakery Products                   $ 77.8          $60.7          $59.5
  Refrigerated Dough Products         13.0           12.2           13.3
  Corporate<Fa>                       11.6           11.6           11.6
  Other                                 --            0.1            0.1
--------------------------------------------------------------------------
  Total                             $102.4          $84.6          $84.5
==========================================================================

OPERATING INCOME<Fb>
  Bakery Products                   $ 48.8         $ 53.1         $ 34.4
  Refrigerated Dough Products         36.0           25.5            5.2
  Corporate<Fa>                      (11.6)         (11.6)         (11.6)
  Other                                 --            0.2           (0.4)
--------------------------------------------------------------------------
  Total                             $ 73.2         $ 67.2         $ 27.6
==========================================================================


The Earthgrains Company                                     1999 Annual Report


38
--------------------------------------------------------------------------
Fiscal Year                           1999           1998           1997
--------------------------------------------------------------------------
BALANCE SHEET INFORMATION
TOTAL ASSETS
  Bakery Products                 $1,111.5       $  918.0       $  669.0
  Refrigerated Dough Products        162.8          147.5          161.2
  Corporate<Fa>                      317.3          328.8          340.4
  Other                                 --             --            1.5
--------------------------------------------------------------------------
  Total                           $1,591.6       $1,394.3       $1,172.1
==========================================================================


CAPITAL EXPENDITURES
  Bakery Products                    $71.1          $69.0          $57.4
  Refrigerated Dough Products         15.4           10.6           13.8
--------------------------------------------------------------------------
  Total                              $86.5          $79.6          $71.2
==========================================================================

<Fa> Amounts represent purchase accounting valuation in conjunction with the acquisition of the Company by Anheuser-Busch in 1982 and the related depreciation and amortization thereon.
<Fb> 1999 operating income was reduced by the $28.0 million pre-tax provision for restructuring and consolidation. This amount related to the Bakery Products segment. 1997 operating income was reduced by the $12.7 million pre-tax provision for restructuring and consolidation. $1.0 million of this amount related to Bakery Products, $10.9 million related to Refrigerated Dough Products and $0.8 million related to Other.

NOTE 15. GEOGRAPHIC INFORMATION

The Company operates in the United States and Europe. The foreign information below is comprised primarily of the Company's Spanish subsidiary.

--------------------------------------------------------------------------
(In millions)                      1999           1998           1997
--------------------------------------------------------------------------
NET SALES
  Domestic                     $1,611.1       $1,400.4       $1,297.1
  Foreign                         314.1          318.6          365.5
--------------------------------------------------------------------------
  Consolidated Total           $1,925.2       $1,719.0       $1,662.6
==========================================================================

OPERATING INCOME (LOSS)
  Domestic                        $79.2          $51.7          $ 8.0
  Foreign                          (6.0)          15.5           19.6
--------------------------------------------------------------------------
  Consolidated Total              $73.2 <Fa>     $67.2          $27.6<Fb>
==========================================================================

IDENTIFIABLE ASSETS
  Domestic                     $  852.5       $  829.5       $  775.1
  Foreign                         339.3          253.8          257.0
--------------------------------------------------------------------------
  Consolidated Total           $1,191.8       $1,083.3       $1,032.1
==========================================================================

<Fa> 1999 operating income was reduced by the $28.0 million pre-tax provision for restructuring and consolidation.
<Fb> 1997 operating income was reduced by the $12.7 million pre-tax provision for restructuring and consolidation.


NOTE 16. SUPPLEMENTAL BALANCE SHEET INFORMATION

-----------------------------------------------------------------------
                                             March 30,      March 31,
(In millions)                                     1999           1998
-----------------------------------------------------------------------
Receivables:
  Trade                                         $190.1         $162.7
  Allowance for doubtful accounts                  5.6            6.2
-----------------------------------------------------------------------
                                                $184.5         $156.5
=======================================================================
Inventories:
  Raw materials                                  $59.8          $53.5
  Finished goods                                  17.9           15.4
-----------------------------------------------------------------------
                                                 $77.7          $68.9
=======================================================================
Plant and equipment:
  Land                                        $   66.5       $   68.9
  Buildings                                      461.3          459.6
  Machinery and equipment                        860.7          757.7
  Construction in progress                        31.9           51.8
-----------------------------------------------------------------------
                                               1,420.4        1,338.0
  Less accumulated depreciation                 (659.3)        (616.0)
-----------------------------------------------------------------------
                                              $  761.1       $  722.0
=======================================================================
Accrued salaries, wages and benefits:
  Accrued payroll                                $25.5          $23.0
  Accrued vacation                                17.8           16.6
  Accrued group benefits                          13.6           16.9
-----------------------------------------------------------------------
                                                 $56.9          $56.5
=======================================================================
Other current liabilities:
  Current portion of self-insurance reserves     $14.2          $18.6
  Accrued taxes, other than income taxes          11.0            8.1
  Other items                                     42.6           12.6
-----------------------------------------------------------------------
                                                 $67.8          $39.3
=======================================================================
Other noncurrent liabilities:
  Self-insurance reserves                        $40.0          $39.3
  Other items                                     33.6           32.9
-----------------------------------------------------------------------
                                                 $73.6          $72.2
=======================================================================

-----------------------------------------------------------------------
Fiscal Year                              1999        1998        1997
-----------------------------------------------------------------------
Allowance for doubtful accounts
  Balance, beginning of period          $ 6.2       $ 6.0       $ 6.8
  Provision charged to expense            0.9         0.8         0.2
  Write-offs, less recoveries            (1.5)       (0.6)       (1.0)
-----------------------------------------------------------------------
Balance, end of period                  $ 5.6       $ 6.2       $ 6.0
=======================================================================


The Earthgrains Company                                     1999 Annual Report

                                                                           39
NOTE 17. QUARTERLY FINANCIAL DATA (UNAUDITED)

Summarized quarterly financial data for each of the fiscal years appear below (each quarter represents a period of twelve weeks except for the December quarter, which includes sixteen weeks):

-----------------------------------------------------------------------------------------------------------------------------------
                                                                     Selected Quarterly Financial Data (Unaudited)
                                            ---------------------------------------------------------------------------------------
                                               June         September          December             March            Fiscal
(In millions, except per share data)        Quarter           Quarter           Quarter           Quarter              Year
-----------------------------------------------------------------------------------------------------------------------------------
1999
Net sales                                    $433.0            $442.4            $609.2            $440.6          $1,925.2
Gross profit                                  188.9             192.4             261.3             190.2             832.8
Net income                                     10.9              10.0<Fa>          17.0<Fb>           0.1<Fc>          38.0
Basic earnings per share:
Net earnings per share                       $ 0.27            $ 0.25<Fa>        $ 0.42<Fb>        $ 0.00<Fc>      $   0.93<Fd>
-----------------------------------------------------------------------------------------------------------------------------------
Diluted earnings per share:
Net earnings per share                       $ 0.26            $ 0.23<Fa>        $ 0.40<Fb>        $ 0.00<Fc>      $   0.89
===================================================================================================================================

1998
Net sales                                    $377.4            $382.5            $514.7            $444.4<Fg>      $1,719.0<Fh>
Gross profit                                  162.7             164.0             218.9             191.8<Fg>         737.4<Fh>
Income before cumulative effect
  of accounting change                          6.9               9.3              14.1               7.5<Fg>          37.8<Fh>
Cumulative effect of accounting change           --                --               1.8<Ff>            --               1.8
-----------------------------------------------------------------------------------------------------------------------------------
Net income                                      6.9               9.3              12.3               7.5              36.0
-----------------------------------------------------------------------------------------------------------------------------------
Basic earnings per share:<Fe>
Earnings before cumulative effect
  of accounting change                       $ 0.17            $ 0.23            $ 0.34            $ 0.19<Fg>      $   0.93<Fh>
Cumulative effect of accounting change           --                --              0.04                --              0.04
-----------------------------------------------------------------------------------------------------------------------------------
Net earnings per share                       $ 0.17            $ 0.23            $ 0.30            $ 0.19          $   0.89
-----------------------------------------------------------------------------------------------------------------------------------
Diluted earnings per share:<Fe>
Earnings before cumulative effect
  of accounting change                       $ 0.17            $ 0.22            $ 0.33            $ 0.18<Fg>      $   0.89<Fd><Fh>
Cumulative effect of accounting change           --                --              0.04                --              0.04
-----------------------------------------------------------------------------------------------------------------------------------
Net earnings per share                       $ 0.17            $ 0.22            $ 0.29            $ 0.18          $   0.85<Fd>
===================================================================================================================================

<Fa>    Quarter's results include a $5.8 million pre-tax provision for restructuring and consolidation and severance costs related to creation of a Financial Shared Services Center.
<Fb>    Quarter's results include a $2.6 million pre-tax provision for restructuring and consolidation.
<Fc>    Quarter's results include a $19.6 million pre-tax provision for restructuring and consolidation and a $2.0 million one-time tax benefit.
<Fd>    Earnings per share is computed independently for each of the periods presented, therefore, the sum of the earnings per-share amounts for the quarters may not equal the total for the year.
<Fe>    Prior-year earnings per-share amounts have been restated to reflect the two-for-one stock split effective July 20, 1998.
<Ff>    See Note 3 in the Notes to the Consolidated Financial Statements
        describing the required change in accounting principle in the third quarter of fiscal 1998.
<Fg>    March 1998 quarter includes 13 weeks.
<Fh>    Fiscal 1998 contains 53 weeks.
------------------------------------------------------------------------------------------------------------------------------------

NOTE 18. SUBSEQUENT EVENT

On April 20, 1999, Earthgrains issued $150 million in 10-year, 6.5% fixed-rate senior debentures from a shelf registration statement filed with the Securities and Exchange Commission authorizing issuance of up to $250 million in debt securities, which became effective in April 1999. Proceeds from this issuance were used to repay a portion of outstanding indebtedness under the Company's Revolving Credit Facility due in 2002. The interest rate swap agreement, described in Note 2, was terminated in conjunction with this issuance.


The Earthgrains Company                                     1999 Annual Report

FIVE-YEAR FINANCIAL HIGHLIGHTS

40

------------------------------------------------------------------------------------------------------------------------------------
                                                                                  For the twelve
                                                          Fiscal Years               weeks ended              Fiscal Years
                                           --------------------------------------      March 26,     -------------------------------
(In millions, except per-share data)           1999           1998<Fb>       1997           1996<Fa>     1995<Fa>       1994<Fa><Fb>
------------------------------------------------------------------------------------------------------------------------------------
STATEMENT OF EARNINGS DATA:
Net sales                                  $1,925.2       $1,719.0       $1,662.6       $  367.7     $1,664.6       $1,720.5
Cost of products sold                       1,092.4          981.6          988.8          228.8      1,034.7        1,071.0
------------------------------------------------------------------------------------------------------------------------------------
Gross profit                                  832.8          737.4          673.8          138.9        629.9          649.5
Marketing, distribution and
  administrative expenses                     731.6          670.2          633.5          146.0        627.5          623.9
Provision for restructuring and
  consolidation, net                           28.0             --           12.7             --          9.1             --
------------------------------------------------------------------------------------------------------------------------------------
Operating income (loss)                        73.2           67.2           27.6           (7.1)        (6.7)          25.6
Other income and expenses:
  Interest (expense)                          (19.5)          (8.2)          (6.3)          (0.1)        (1.9)          (1.9)
  Other income (expense), net                   6.2            3.0            1.4           (0.1)         4.7            2.6
------------------------------------------------------------------------------------------------------------------------------------
Income (loss) before income taxes              59.9           62.0           22.7           (7.3)        (3.9)          26.3
Provision (benefit) for income taxes           21.9           24.2            6.5           (2.2)         2.7           15.0
------------------------------------------------------------------------------------------------------------------------------------
Net income (loss) before cumulative
  effect of accounting change                  38.0           37.8           16.2           (5.1)        (6.6)          11.3
Cumulative effect of change in
  accounting principle, net of tax               --            1.8 <Fc>        --             --           --             --
------------------------------------------------------------------------------------------------------------------------------------
Net income (loss)                          $   38.0 <Fd>  $   36.0       $   16.2 <Fe>  $   (5.1)    $   (6.6)<Ff>  $   11.3
====================================================================================================================================

EARNINGS PER SHARE:<Fg>
Basic
  Earnings before cumulative effect
    of change in accounting principle      $   0.93       $   0.93       $   0.40
  Cumulative effect of accounting change         --           0.04             --
---------------------------------------------------------------------------------
  Net earnings per share                   $   0.93       $   0.89       $   0.40
=================================================================================
  Weighted average shares outstanding          40.7           40.7           40.6
=================================================================================
Diluted
  Earnings before cumulative effect
    of change in accounting principle      $   0.89       $   0.89       $   0.39
  Cumulative effect of accounting change         --           0.04             --
---------------------------------------------------------------------------------
  Net earnings per share                   $   0.89       $   0.85       $   0.39
=================================================================================
  Weighted average shares outstanding          42.7           42.5           41.3
=================================================================================

BALANCE SHEET DATA:
Working capital                            $  102.1       $   92.3       $   80.6       $   74.0     $   63.1       $   69.3
Current ratio                                  1.4x           1.4x           1.4x           1.4x         1.3x           1.4x
Plant and equipment, net                   $  761.1       $  722.0       $  706.7       $  723.2     $  713.6       $  706.2
Long-term debt                             $  369.3       $  266.7       $  103.0       $   92.6     $    1.5       $    1.6
Deferred income taxes, net                 $   62.9       $   69.1       $   73.9       $   72.2     $  109.4       $  106.9
Anheuser-Busch equity investment           $     --       $     --       $     --       $  582.1     $  701.3       $  684.3
Shareholders' equity                       $  639.4       $  606.6       $  582.4       $     --     $     --       $     --
Total assets                               $1,591.6       $1,394.3       $1,172.1       $1,177.6     $1,197.2       $1,177.2
------------------------------------------------------------------------------------------------------------------------------------

<Fa> Earthgrains was a wholly-owned subsidiary of Anheuser-Busch
     Companies, Inc., until March 27, 1996. Accordingly, statements for prior periods do not include costs associated with being an independent public company.
<Fb> Fiscal years 1998 and 1994 contain 53 weeks.
<Fc> See Footnote 3 in the Notes to the Consolidated Financial Statements
     describing the required change in accounting principle in the third quarter of fiscal 1998.
<Fd> Reflects the effect of the provision for restructuring and consolidation and a one-time tax benefit. See "Management's Discussion and Analysis of Results of Operations and Financial Condition" and Note 5 in the Notes to the Consolidated Financial Statements.
<Fe> Reflects the effect of the provision for restructuring and consolidation and one-time Spanish tax incentives and credits. See "Management's Discussion and Analysis of Results of Operations and Financial Condition" and Note 5 in the Notes to the Consolidated Financial Statements.
<Ff> Reflects the effect of the provision for restructuring and consolidation.
<Fg> Prior-year shares and per-share amounts have been restated to reflect the two-for-one stock splits effective July 20, 1998 and July 28, 1997.


The Earthgrains Company                                      1999 Annual Report

                                                                            41
RESPONSIBILITY FOR FINANCIAL STATEMENTS


The management of The Earthgrains Company is responsible for the preparation and integrity of the consolidated financial statements appearing in this annual report. The financial statements were prepared in conformity with generally accepted accounting principles appropriate in the circumstances and, accordingly, include certain amounts based on our best judgments and estimates.
     We are responsible for maintaining a system of internal accounting controls and procedures which we believe are adequate to provide reasonable assurance, at an appropriate cost/benefit relationship, that assets are safeguarded against loss from unauthorized use or disposition and financial records provide a reliable basis for preparation of the financial statements. The internal accounting control system is augmented by a program of internal audits and appropriate reviews by management, written policies and guidelines, careful selection and training of qualified personnel and a written Code of Business Conduct adopted by our Company's Board of Directors, applicable to all management employees of our Company.
     The Audit and Finance Committee of our Company's Board of Directors, composed solely of directors who are not officers of our Company, meets with the independent auditors, management and internal auditors periodically to discuss internal accounting controls and auditing and financial reporting matters. The Committee reviews with the independent auditors the scope and results of the audit effort. The Committee also meets with the independent auditors and the chief internal auditor without management present to ensure that the independent auditors and the chief internal auditor have free access to the Committee.
     PricewaterhouseCoopers LLP is engaged to audit the consolidated financial statements of The Earthgrains Company and conduct such tests and related procedures as it deems necessary in conformity with generally accepted auditing standards. The opinion of the independent auditors, based upon their audits of the consolidated financial statements, is shown below.


REPORT OF INDEPENDENT ACCOUNTANTS


To the Shareholders and Board of Directors of The Earthgrains Company

     In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of earnings, of cash flows, and of shareholders' equity present fairly, in all material respects, the financial position of The Earthgrains Company at March 30, 1999 and March 31, 1998, and the results of its operations and its cash flows for the fiscal years ended March 30, 1999, March 31, 1998, and March 25, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.
     As discussed in Note 3 to the financial statements, the Company changed its method of accounting for business process re-engineering costs in fiscal year 1998.


/s/ Pricewaterhousecoopers LLP


  PricewaterhouseCoopers LLP
  St. Louis, Missouri
  April 29, 1999



The Earthgrains Company                                     1999 Annual Report

                                                                           43
QUARTERLY COMMON STOCK PRICE
(UNAUDITED)


RANGES AND DIVIDENDS
The Earthgrains Company common stock
is listed and traded on the New York Stock
Exchange under the ticker symbol "EGR."
The table below presents the high and
low market for the stock and per-share
cash dividend information for each quarter of fiscal 1999.

-----------------------------------------------------------------
FISCAL 1999         High            Low          Dividends
-----------------------------------------------------------------
June Quarter      $30 1/8         $21 7/16         $.025
September
  Quarter         $35 9/0         $26 3/4            .04
December
  Quarter         $37 1/4         $28 11/16          .04
March Quarter     $32 1/4         $20 1/2            .04



The Earthgrains Company                                     1999 Annual Report