Form 10-K, Exhibit 13
period 2000-03-28
EARTHGRAINS CO /DE/
filed 2000-06-19
CIK 1004985

============================================================================
FINANCIAL CONTENTS
----------------------------------------------------------------------------

Forward-Looking Statements                                              23
Five-Year Financial Highlights                                          24
Management's Discussion and Analysis of Results of Operations
  and Financial Condition                                               25
Consolidated Financial Statements                                       30
Notes to Consolidated Financial Statements                              34
Responsibility for Financial Statements                                 47
Report of Independent Accountants                                       47


----------------------------------------------------------------------------
FORWARD-LOOKING STATEMENTS
----------------------------------------------------------------------------

Matters discussed in this Annual Report (particularly in this section and the Letter to Shareholders) contain forward-looking information, as defined in the Private Securities Litigation Reform Act of 1995. All such forward-looking information in this report involves risks and uncertainties, including, but not limited to, variations in income levels of consumers, fluctuations in currency exchange rates for the Spanish peseta and French franc versus the U.S. dollar, the costs of raw materials, the ability of the Company to realize projected savings from productivity and product quality improvements, the ability of the Company to continue to participate in industry consolidation and to integrate acquired businesses successfully, legal proceedings to which the Company may become a party, competitive pricing, economic conditions in the Company's countries of operations, including interest-rate fluctuation, the possible impact of the Year 2000 date on the Company's information systems, operating systems, or those of its customers or suppliers, the impact of the European currency conversion, and other risks indicated in filings by the Company with the Securities and Exchange Commission.
     Earnings before interest expense, income taxes, depreciation, amortization and minority interest expense (EBITDA) is used in this Annual Report as a performance measure because it is a widely accepted financial indicator of cash-generation capability and is one component of the vesting and payout provisions in the Company's medium-term incentive program. EBITDA is not the same as income from operations or cash flow from operating activities as determined in accordance with generally accepted accounting principles. EBITDA margin is expressed as a percentage of net sales.

============================================================================


                                                  - THE EARTHGRAINS COMPANY -

====================================================================================================================================


FIVE-YEAR FINANCIAL HIGHLIGHTS


====================================================================================================================================
                                                                                              For the twelve
                                                             Fiscal Years                        weeks ended       Fiscal Year
                                        -----------------------------------------------------      March 26,       -----------
(In millions, except per-share data)        2000           1999           1998<Fa>       1997           1996<Fb>          1995<Fb>
------------------------------------------------------------------------------------------------------------------------------------
STATEMENT OF EARNINGS DATA:
Net sales                               $2,039.3       $1,925.2       $1,719.0       $1,662.6       $  367.7          $1,664.6
Cost of products sold                    1,122.5        1,092.4          981.6          988.8          228.8           1,034.7
------------------------------------------------------------------------------------------------------------------------------------
Gross profit                               916.8          832.8          737.4          673.8          138.9             629.9
Marketing, distribution and
   administrative expenses                 804.4          731.6          670.2          633.5          146.0             627.5
Provision for restructuring and
   consolidation, net                        2.3           28.0             --           12.7             --               9.1
------------------------------------------------------------------------------------------------------------------------------------
Operating income (loss)                    110.1           73.2           67.2           27.6           (7.1)             (6.7)
Other income and expenses:
   Interest (expense)                      (26.5)         (19.5)          (8.2)          (6.3)          (0.1)             (1.9)
   Other income (expense), net               4.3            6.2            3.0            1.4           (0.1)              4.7
------------------------------------------------------------------------------------------------------------------------------------
Income (loss) before income taxes           87.9           59.9           62.0           22.7           (7.3)             (3.9)
Provision (benefit) for income taxes        32.8           21.9           24.2            6.5           (2.2)              2.7
Minority interest expense                   (0.6)            --             --             --             --                --
------------------------------------------------------------------------------------------------------------------------------------
Net income (loss) before cumulative
   effect of accounting change              54.5           38.0           37.8           16.2           (5.1)             (6.6)
Cumulative effect of change in
   accounting principle, net of tax           --             --            1.8<Fc>         --             --                --
------------------------------------------------------------------------------------------------------------------------------------
Net income (loss)                       $   54.5<Fd>   $   38.0<Fe>   $   36.0       $   16.2<Ff>   $   (5.1)         $   (6.6)<Fg>
====================================================================================================================================

EARNINGS PER SHARE:<Fh>
Basic
   Earnings before cumulative effect
      of change in accounting
      principle                         $   1.34       $   0.93       $   0.93       $   0.40
   Cumulative effect of accounting
      change                                  --             --           0.04             --
---------------------------------------------------------------------------------------------
   Net earnings per share               $   1.34       $   0.93       $   0.89       $   0.40
=============================================================================================
   Weighted average shares outstanding      40.6           40.7           40.7           40.6
=============================================================================================
Diluted
   Earnings before cumulative effect
      of change in accounting
      principle                         $   1.30       $   0.89       $   0.89       $   0.39
   Cumulative effect of accounting
      change                                  --             --           0.04             --
---------------------------------------------------------------------------------------------
   Net earnings per share               $   1.30       $   0.89       $   0.85       $   0.39
=============================================================================================
   Weighted average shares outstanding      41.9           42.7           42.5           41.3
=============================================================================================

BALANCE SHEET DATA:
Working capital                         $ (346.7)      $  102.1       $   92.3       $   80.6       $   74.0          $   63.1

Current ratio                               0.6x           1.4x           1.4x           1.4x           1.4x              1.3x

Plant and equipment, net                $  915.8       $  761.1       $  722.0       $  706.7       $  723.2          $  713.6

Long-term debt                          $  562.3       $  369.3       $  266.7       $  103.0       $   92.6          $    1.5

Deferred income taxes, net              $   50.5       $   62.9       $   69.1       $   73.9       $   72.2          $  109.4

Anheuser-Busch equity investment        $     --       $     --       $     --       $     --       $  582.1          $  701.3

Shareholders' equity                    $  654.9       $  639.4       $  606.6       $  582.4       $     --          $     --

Total assets                            $2,339.5       $1,591.6       $1,394.3       $1,172.1       $1,177.6          $1,197.2

------------------------------------------------------------------------------------------------------------------------------------
<Fa> Fiscal year 1998 contains 53 weeks.
<Fb> Earthgrains was a wholly-owned subsidiary of Anheuser-Busch
     Companies, Inc., until March 27, 1996. Accordingly, statements for prior periods do not include costs associated with being an independent public company.
<Fc> See Footnote 3 in the Notes to the Consolidated Financial
     Statements describing the required change in accounting principle in the third quarter of fiscal 1998.

<Fd> Reflects the effects of a one-time write-off related to a customer bankruptcy filing and the provision for restructuring and consolidation. See "Management's Discussion and Analysis of Results of Operations and Financial Condition" and Note 5 in the Notes to the Consolidated Financial Statements.
<Fe> Reflects the effect of the provision for restructuring and consolidation, a one-time tax benefit, and nonoperating gains on the sales of property. See "Management's Discussion and Analysis of Results of Operations and Financial Condition" and Note 5 in the Notes to the Consolidated Financial Statements.
<Ff> Reflects the effect of the provision for restructuring and consolidation and one-time Spanish tax incentives and credits.
<Fg> Reflects the effect of the provision for restructuring and consolidation.
<Fh> Prior-year shares and per-share amounts have been restated to reflect the two-for-one stock splits effective July 20, 1998 and July 28, 1997.

================================================================================

                        - THE EARTHGRAINS COMPANY -

============================================================================

MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND
FINANCIAL CONDITION

----------------------------------------------------------------------------

INTRODUCTION

A number of significant factors, which are discussed below, affected the consolidated results of operations, financial condition, and liquidity of Earthgrains during the current fiscal year ended March 28, 2000, and the prior fiscal years ended March 30, 1999, and March 31, 1998. This discussion should be read in conjunction with the Consolidated Financial Statements and notes thereto for such periods, which are included elsewhere in this report. Effective at the close of business on March 26, 1996 (the Distribution Date), shares of the Company were distributed to shareholders of Anheuser-Busch Companies, Inc. (Anheuser-Busch) Common Stock, based upon a ratio of 1-to-25. Following the distribution, the Company began operations as an independent publicly held company. Accordingly, since the Company was a wholly owned subsidiary of Anheuser-Busch during the periods presented prior to fiscal 1997, financial highlights presented for these prior periods may not necessarily reflect the consolidated results of operations or the financial position of the Company or what the results of operations would have been if the Company had been an independent public company during those periods.

OVERVIEW AND OUTLOOK

Fiscal 2000 represented another record year of marked achievement for Earthgrains, setting new annual highs for net sales, operating margin, EBITDA (earnings before interest expense, income taxes, depreciation, amortization and minority interest expense) margin and earnings per share. Both business segments, Bakery Products and Refrigerated Dough Products, are contributing to the continuous delivery of year-over-year improvements on these key performance measures. Significantly improved profitability for the current year was achieved through acquisition benefits, enhanced efficiencies, price and mix improvements, and benefits of lower ingredient costs. Improved operating results were realized despite the impacts of a significant one-time accounts receivable write-off related to a customer's bankruptcy filing and increasing inflationary cost pressures experienced in employee-related costs and fuel in the second half of the year. A strong focus by both business segments on pricing, product mix improvements, and efficiencies will be continued into the coming year to further drive profitability and to overcome such costs that are expected to remain at higher than historical levels.
     The strength of acquisitions played a key role in driving improved performance, most notably in Europe, during the current year. Reposteria Martinez Group, of Santander, Spain, acquired at the end of fiscal 1999 and Patrick Raulet S.A., of Dole, France, acquired in the second quarter of the current year, were strong complements to each of our existing European operations. Further benefits from both of these acquisitions are expected in fiscal 2001, as additional synergies are obtained through completion of integrating each of the respective operations. Earthgrains' success in integrating acquisitions has been a key component in the Company's excellent performance record to date. The ability to continue to execute in this area will be a strong indicator of progress in fiscal 2001 as the Company integrates the recently acquired Metz Baking Co. Earthgrains' industry-leading investments in information systems and creation of the Financial Shared Services Center in St. Louis to centralize accounting and administrative functions, will serve as a strong foundation for gaining efficiencies through integrating the Metz operations. As a result of the size of the transaction and accordingly, the time and significant costs of integration, the acquisition is expected to be dilutive to earnings through fiscal 2001. During the upcoming year, the Company will also continue to review Metz and existing operations to balance capacity and consider opportunities to maximize efficiencies through the combined operations.
     Over the past four years since the spinoff, Earthgrains has demonstrated its ability to implement its value-creating strategies. Each business has driven growth in revenues and cash flows and demonstrated significant profitability improvements. The Company is developing strong customer relationships, often utilizing a wide range of technology to meet customer demand while at the same time focusing on high-margin products. We are committed to our core strategies: to continue investing in the Company in order to maintain plants at a level to optimize efficiencies, to capitalize on technology advancements, and to support and promote a dedicated work force. Earthgrains is committed to creating value for shareholders by being the best at what it does -- serving customers and delivering high quality, value, and a variety of products to consumers in the U.S. and throughout Western Europe.

============================================================================

                        - THE EARTHGRAINS COMPANY -

============================================================================

RESTRUCTURING AND CONSOLIDATION PROVISIONS

The Company recorded the following provisions during the periods presented:

>    A $2.3 million charge in fiscal 2000 for estimated expenses in conjunction with closing one bakery

>    A $28.0 million charge in fiscal 1999 for restructuring of existing operations in Spain related to the Reposteria Martinez acquisition, for estimated expenses to close three domestic bakeries, and for severance costs related to creation of the centralized Financial Shared Services Center in St. Louis

     The Company believes that improvements in the current fiscal year's operating results reflect continued benefits achieved through the restructuring and consolidation program. Further benefits are expected to be achieved in the coming fiscal year, particularly in European Bakery operations with the completion of the route restructuring related to integrating the Reposteria Martinez acquisition. The Company will continue to review its operations to balance capacity and to seek additional opportunities to improve efficiencies. See Note 5 in the Notes to the Consolidated Financial Statements for additional information concerning the details of the Company's restructuring charges, including a reconciliation of the balance sheet reserve relating thereto.

CONSOLIDATED RESULTS OF OPERATIONS

The following discussion addresses the consolidated operating results and financial condition of the Company for the current year ended March 28, 2000 and the prior years ended March 30, 1999 and March 31, 1998. See further discussion to follow reflecting business results by operating segment.

NET SALES
     Net sales for the 52-week fiscal year ended March 28, 2000 increased $114.1 million, or 5.9%, over the prior year, despite a significant unfavorable foreign exchange rate impact of $33.6 million. Excluding the effect of foreign exchange rates, sales increased 7.7%. Net sales increased $206.2 million, or 12.0%, in fiscal 1999 and $56.4 million, or 3.4%, in 1998, a 53-week period. After adjusting for the favorable exchange rate impact in 1999, and the unfavorable exchange rate effect and 53rd week in 1998, sales increased 13.8% and 4.8% in 1999 and 1998, respectively. Both operating segments posted increased sales in each of the three years, with the biggest contributor being Bakery Products, attributable primarily to growth from acquisitions.

GROSS MARGIN
     Gross margin increased to 45.0% in the current year from 43.3% and 42.9% in 1999 and 1998, respectively. Profit-margin improvements were experienced by both business segments during each of the last three years through continued favorable product mix improvement, acquisition benefits and lower ingredient costs. European Bakery Products demonstrated strong margin results in fiscal 2000 over year-ago performance, driven by price and mix improvements and benefits from the March 1999 acquisition of Reposteria Martinez. In 1999 and 1998, added volume from supply agreements and manufacturing synergies related to acquisitions drove margin improvements.
     Agricultural commodity costs represented 22-25% of cost of products sold during each of the last three fiscal years. Costs of products sold include agricultural commodities whose prices are influenced by weather conditions, government regulations and economic conditions. The Company utilized futures contracts and options to hedge approximately 42-48% of such agricultural commodity costs or 9-12% of cost of products sold during fiscal 2000. In 1999 and 1998, approximately 55-65% of such agricultural commodity costs or 12-16% of cost of products sold were hedged. As of March 28, 2000, the amount of the Company's aggregate obligation to purchase commodities under such contracts was $28.3 million compared with $23.0 million a year ago.

OPERATING EXPENSES
     Marketing, distribution and administrative expenses increased in 2000 to 39.4% from 38.0% on a percentage-of-sales basis. The increase is a result of the one-time, $5.4 million accounts receivable write-off related to a customer bankruptcy filing, increased goodwill amortization, and inflationary cost pressures, including increases in employee-related costs, and other expenses, including fuel. 1999 expenses decreased to 38.0% from 39.0% in 1998. During 1999, further benefits were experienced from integrating the CooperSmith, Inc. and Southern Bakeries, Inc. acquisitions. Additionally, marketing and advertising spending decreased from 1998 levels, which were increased to enable focus on brand building and promotion of new products.

INTEREST EXPENSE AND OTHER INCOME (EXPENSE)
     Interest expense increased significantly in 2000 to $26.5 million from $19.5 million in 1999, and $8.2 million in 1998, due primarily to higher debt to finance acquisitions. Interest expense is expected to increase considerably in fiscal 2001, directly resulting from the increased debt level related to the Metz acquisition. Interest expense of $8.2 million for fiscal 1998 increased from $6.3 million in the prior year, also associated with acquisition-related debt. Other income in 1999 reflected gains on property sales.

============================================================================

                        - THE EARTHGRAINS COMPANY -

============================================================================

INCOME TAXES
     The increase in the effective tax rate of 37.3% in fiscal 2000 from 36.6% in the prior year, is directly related to the $2.0 million one-time tax benefit in 1999 from a structure put into place during the fourth quarter of that year to improve management of the Company's benefit programs. Excluding this one-time tax benefit, the effective rate has decreased each of the last two years, from 39.0% in fiscal 1998, through sustained tax planning strategies. The effective tax rate for fiscal 2001 is expected to increase significantly due to the effect of increased nondeductible goodwill amortization related to the Metz acquisition.

MINORITY INTEREST EXPENSE
     This line represents dividends paid on the $10 million of mandatorily redeemable preferred stock in a wholly owned subsidiary of the Company that was sold during March 1999. See further discussion of this transaction in Note 10.

CHANGE IN ACCOUNTING PRINCIPLE
     In 1998, the $1.8 million net-of-tax charge for the change in accounting principle represents the effect of compliance with a new accounting interpretation related to the recognition of costs associated with business process re-engineering. See Note 3 for additional information.

OPERATING SEGMENT INFORMATION
     In fiscal 1999, the Company adopted FAS 131, "Disclosures about Segments of an Enterprise and Related Information." The business segments of the Company are Bakery Products, which consists of the U.S. Bakery Products division and the European Bakery Products division, and Refrigerated Dough Products, which is comprised of the U.S. Refrigerated Dough Products division and the European Refrigerated Dough Products division. This discussion has been modified to reflect business results by operating segment, as reported consistently with how management assesses operating segment performance. See Note 14 for comparative presentation of business segment data.

>    BAKERY PRODUCTS - The Bakery Products segment has consistently delivered higher sales and strong operating results in each of the last three fiscal years. Sales increased 6.9% in fiscal 2000, despite a significant unfavorable exchange rate impact, and increased by 13.3% and 4.3% in 1999 and 1998 over the prior year, respectively. In the current year, the majority of the increase in sales can be attributed to the acquisition of Reposteria Martinez (March 1999), and 10 days of sales from the Metz acquisition (March 2000). The fiscal 1999 increase in revenues is primarily attributable to supply agreements, the Southern Bakeries acquisition (August 1998) and a full year of the CooperSmith acquisition (January 1998). Fiscal 1998 also benefited from CooperSmith, the 53rd week, and a full year of the Heiner's acquisition (November
1996).
     Strong operating results have also been posted by the Bakery Products segment. Operating income increased $32.1 million, or 65.8%, in fiscal 2000, despite the $5.4 million one-time write-off associated with a major food distributor's bankruptcy filing. Fiscal 1999 operating income, which included $28.0 million in restructuring and consolidation charges, decreased $4.3 million, or 8.1%, after an increase in 1998 of $18.7 million, or 54.4%, over the prior year. Operating results have been driven on the strength and synergies of the acquisitions, related manufacturing and selling efficiencies, price-and-mix improvements and lower ingredient costs. A continued focus on mix-shift improvement to branded and premium and superpremium categories proved effective in driving improved operating results to overcome inflationary cost pressures in fiscal 2000, including increases in employee-related costs as well as fuel costs. European Bakery operations delivered improved operating results in fiscal 2000, attributable to benefits of their restructuring program, acquisition synergies, pricing and favorable product mix combined with increased volume.

>    REFRIGERATED DOUGH - Sales increased slightly in the Refrigerated
Dough segment in fiscal 2000 to $294.3 million from $292.5 million, driven primarily by acquisitions and branded sales growth in Europe. U.S. sales were negatively effected by the conclusion of a cookie-dough co-pack contract (December 1998), which was a strong contributor to the sales increase for the segment in fiscal 1999, and timing of the Easter holiday resulting in benefits of two holiday selling periods a year ago. Sales increased $16.1 million, or 5.8%, in fiscal 1999 and decreased slightly by $2.1 million, or 0.8%, in 1998. Volume and product-mix improvements in the United States, combined with acquisition-related growth in Europe, drove the increase in 1999 sales for the group. Excluding the impact of the 53rd week in fiscal 1998, sales were down $6.5 million, or 2.3%.

     The Refrigerated Dough segment has delivered strong double-digit growth in operating results in each of the last three years, even though sales were only slightly higher in fiscal 2000 over 1999 and sales decreased in fiscal 1998 over the prior year. The operating income increase of 13.3% in the current year was due in part by the benefits of the European acquisition of Patrick Raulet (June 1999). Fiscal 1999 operating income increased by $10.5 million, or 41.2%, and fiscal 1998 increased $20.3 million over the prior year, which included a $10.9 million restructuring charge for a domestic plant closing. Favorable product mix shift to specialty dough products combined with continued operating efficiencies, achieved in part from the plant closure, have driven notable benefits each year.

============================================================================

                        - THE EARTHGRAINS COMPANY -

============================================================================

LIQUIDITY AND CAPITAL RESOURCES

During fiscal 1998, the credit agreement established in conjunction with the Distribution was renegotiated to $450 million with a maturity date of September 2002. Also during fiscal 1999, two committed domestic lines of credit for $25 million each, due in 1999, and a 27 million euro revolving credit facility, due in 2004, for operations in Spain, were added to increase the Company's borrowing flexibility.
     On April 20, 1999, Earthgrains issued $150 million of 10-year 6.5% fixed-rate senior debentures under a $250 million shelf registration statement filed with the Securities and Exchange Commission. Proceeds from the offering were used to repay a portion of the borrowings under the Company's $450 million revolving-credit facility. In connection with this debt issuance, the Company terminated its related forward-starting interest rate swap.
     Beginning in July 1999, the Company initiated a $400 million commercial paper program to refinance the remaining borrowings under the revolving credit facilities and to provide short-term financing for its working capital and operating requirements. Commercial paper borrowings were at a weighted average interest rate of 6.2% during the current year.
     In conjunction with the acquisition of Metz Baking Company, the Company has recently secured a $600 million, committed revolving credit facility, due in March 2001, to initially finance the transaction. Concurrently, the Company initiated an incremental $600 million commercial paper program which will be used to refinance borrowings under the new revolving credit facility. Borrowings outstanding under both commercial paper programs are supported by the existing revolving lines of credit. In May 2000, the Company entered into three separate forward-starting interest rate swap transactions totalling $400 million to hedge future borrowing costs on anticipated three-year, five-year, and 10-year debt issuances. Through such swap transactions and the related anticipated debt issuances, it is the Company's intent during the coming year to refinance a significant portion of the variable-rate, recently secured, $600 million revolving credit facility. During the current fiscal year, the two domestic lines of credit, for $25 million each, were extended to 2000 and a 10 million euro revolving credit facility, due 2000, for the Company's French operations was added to increase the Company's borrowing capacity. All credit facilities contain customary covenants, including maintenance of interest coverage and debt-to-total capitalization ratios plus certain other restrictions.
     As of March 28, 2000, $42.2 million in letters of credit were also outstanding under the revolving credit facility, principally related to self-insurance requirements.
     Cash flow from operations, which was $106.9 million for the current fiscal year ended March 28, 2000, continues to be a primary source of liquidity. Acquisition benefits, price and mix improvements, enhanced operating efficiencies, and continued lower ingredient costs have contributed to the cash flows from operations for the current year. Net working capital, excluding cash and cash equivalents, was a negative $366.6 million at March 28, 2000, down from $49.0 million a year ago. This is directly attributed to the increase in current maturities of long-term debt related to the Metz acquisition, offset partially by the temporary increase in accounts receivable in conjunction with the transition of processing to the Financial Shared Services Center.
     The Company's primary routine cash requirements will continue to consist of funding capital expenditures, interest payments pursuant to the outstanding debt, and dividends to shareholders, coupled with the initiative to begin repaying a portion of the additional debt in fiscal 2001 and upcoming years. Investments in capital expenditures during the current fiscal year were $94.1 million. The Company expects to fund capital investments of approximately $120 million in the upcoming year.
     The consolidated capital expenditure plan for fiscal 2001 includes $20-30 million related to the newly-added Metz operations, a new croissant line in the Paris, Texas plant, and a project in the southeast United States to convert delivery racks and trays to a more efficient basket process. The Company will also continue ongoing investments in systems technology along with modernization plans for various domestic and international bakeries and refrigerated dough plants primarily to improve operating efficiencies.
     The Company's stock repurchase program authorizes the repurchase of up to 2 million shares of common stock through open market transactions as the Company determines. In fiscal 2000, Earthgrains purchased 722,300 shares of the Company's common stock on the open market at a cost of $15.4 million. During the three years of the program, 1,617,200 shares, adjusted to reflect the two stock splits, have been purchased to date for the treasury at a total cost of $35.8 million. On May 1, 2000, the Board of Directors authorized an additional stock repurchase program that allows Earthgrains to acquire up to 1.7 million shares of its common stock through December 31, 2003. Combined with the remaining shares under the existing program, the Company has authorization to repurchase approximately 2 million shares of common stock.
     In April 2000, Earthgrains filed a $750 million shelf registration statement with the Securities and Exchange Commission authorizing issuance of common or preferred stock, debt securities, or trust preferred securities. The registration statement has been declared effective, but no securities have been issued under this shelf registration to date.

============================================================================

                        - THE EARTHGRAINS COMPANY -

============================================================================

     On both a short-term and long-term basis, management believes that its cash flows from operations, together with its available borrowings under the existing credit facilities and the new shelf registration, will provide it with sufficient resources to meet its seasonal working capital needs, to finance its projected capital expenditures, to make interest and dividend payments, and to meet its foreseeable liquidity requirements.

MARKET RISK

The Company actively monitors its exposure to commodity price risk, foreign currency exchange rate risk and interest rate risks and uses derivative financial and commodity instruments to manage the impact of certain of these risks. The Company uses derivatives only for purposes of managing risk associated with underlying exposures. The Company does not trade or use instruments with the objective of earning financial gains on the instruments themselves or on a speculative basis, nor does it use instruments where there are not underlying exposures.
     The Company has estimated its market risk exposures using sensitivity analyses. Market risk exposure has been defined as the change in fair value of a derivative commodity or financial instrument assuming a hypothetical 10% adverse change in market prices or rates. Fair value was determined using quoted market prices, if available. Actual changes in market prices or rates may differ from hypothetical changes.

>    COMMODITIES - Earthgrains uses commodity futures and options to manage price risk on commodity inventories or anticipated commodity purchases. The Company typically purchases certain commodities such as wheat, corn and soy oil. Based on the results of the sensitivity analysis, the estimated market risk exposure on such instruments was approximately $2.8 million and $2.6 million as of March 28, 2000 and March 30, 1999, respectively.

>    FOREIGN EXCHANGE - For the Company's international operations, the functional currency is the local currency and any transactions denominated in a currency other than the respective functional currency are immaterial. The Company does not use derivative instruments to manage exchange risk of net investments in or earnings of its foreign operations.

>    INTEREST RATES - The Company manages its interest rate exposures to reduce its borrowing costs and risks through the use of a mix of floating and fixed-rate debt, as well as interest rate swap agreements and other appropriate hedging instruments. The Company's interest-rate-related financial instruments consist of outstanding debt, a $100 million interest rate swap agreement (which was terminated on April 20, 1999, in conjunction with the issuance of $150 million of debentures due April 15, 2009) and three separate, similar forward-starting interest rate swaps entered into in May 2000. These four-month, forward-starting swap transactions are to hedge future borrowing costs on $400 million of anticipated three-year, five-year, and 10-year debt issuances. Under such swap transactions, the Company is committing to make a fixed-rate payment in exchange for receiving floating-rate payments, on a three-month LIBOR. Concurrent with the debt issuances, any gain or loss on these related swap agreements will be recognized as an adjustment to interest expense on the underlying debt instruments.
     Assuming the year-end variable rates and the Company's average outstanding floating-rate debt during each year, an assumed adverse 10% increase in interest rates would have increased annual interest expense by $2.4 million and $1.7 million during fiscal 2000 and fiscal 1999, respectively.

YEAR 2000

The Company undertook a process of executing a plan to address the possible exposures related to the Year 2000 issue. Additionally, the plan was to address the ability of suppliers and trading partners to bring their systems into Year 2000 compliance.
     Earthgrains successfully completed all Year 2000 remediation and contingency planning activities and did not experience any system failures or disruptions in business operations. Incremental project costs associated with Year 2000 compliance were expensed as incurred, or capitalized where appropriate, and totaled approximately $5 million.

ENVIRONMENTAL MATTERS

The operations of Earthgrains, like those of similar businesses, are subject to various federal, state and local laws and regulations with respect to environmental matters, including air and water quality, underground fuel-storage tanks, and other regulations intended to protect public health and the environment. Earthgrains has been identified as a potentially responsible party ("PRP") at certain locations under the Comprehensive Environmental Responses, Compensation and Liability Act, and may be required to share in the cost of cleanup with respect to one material site. While it is difficult to quantify with certainty the financial impact of actions related to environmental matters, based on the information currently available it is management's opinion that the ultimate liability arising from such matters taking into consideration established reserves should not have a material effect on Earthgrains' results of operations, cash flows from operations, or financial position.

============================================================================

                                  - THE EARTHGRAINS COMPANY -

===============================================================================================


CONSOLIDATED BALANCE SHEETS


===============================================================================================
                                                                     March 28,      March 30,
(In millions, except share data)                                          2000           1999
-----------------------------------------------------------------------------------------------
ASSETS
Current assets:
   Cash and cash equivalents                                          $   19.9       $   53.1
   Accounts receivable, net                                              261.3          184.5
   Inventories, net                                                       91.5           77.7
   Deferred income taxes                                                  67.1           39.8
   Other current assets                                                   41.5           29.6
-----------------------------------------------------------------------------------------------
      Total current assets                                               481.3          384.7

Other assets                                                              42.4           46.0
Goodwill, net                                                            900.0          399.8
Plant and equipment, net                                                 915.8          761.1
-----------------------------------------------------------------------------------------------
      Total assets                                                    $2,339.5       $1,591.6
-----------------------------------------------------------------------------------------------


LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
   Current maturities of long-term debt                               $  442.1       $    4.8
   Accounts payable                                                      177.9          125.5
   Accrued salaries, wages and benefits                                   83.3           56.9
   Accrual for restructuring and consolidation                            17.0           32.4
   Other current liabilities                                             107.7           63.0
-----------------------------------------------------------------------------------------------
      Total current liabilities                                          828.0          282.6

Postretirement benefits                                                  104.1          114.0
Long-term debt                                                           562.3          369.3
Deferred income taxes                                                    117.6          102.7
Other noncurrent liabilities                                              62.6           73.6
Commitments and contingencies                                               --             --

Minority interest -- redeemable preferred stock of subsidiary             10.0           10.0

Shareholders' equity:
   Common stock, $.01 par value, 150,000,000 authorized,
      42,319,681 and 42,851,851 shares issued in 2000 and
      1999, respectively                                                   0.4            0.4
   Additional paid-in capital                                            621.6          616.6
   Retained earnings                                                     125.8           79.1
   Unearned ESOP shares                                                  (11.0)         (13.0)
   Treasury stock                                                        (35.8)         (20.4)
   Unearned portion of restricted stock                                   (1.6)          (2.5)
   Accumulated other comprehensive income                                (44.5)         (20.8)
-----------------------------------------------------------------------------------------------
      Total shareholders' equity                                         654.9          639.4
-----------------------------------------------------------------------------------------------
      Total liabilities and shareholders' equity                      $2,339.5       $1,591.6
===============================================================================================

See accompanying Notes to Consolidated Financial Statements.


===============================================================================================

                                                - THE EARTHGRAINS COMPANY -

===========================================================================================================================


CONSOLIDATED STATEMENTS OF EARNINGS


===========================================================================================================================
                                                                                        For the years ended
                                                                              ---------------------------------------
                                                                              March 28,      March 30,      March 31,
(In millions, except per-share data)                                               2000           1999           1998<Fa>
---------------------------------------------------------------------------------------------------------------------------
Net sales                                                                      $2,039.3       $1,925.2       $1,719.0
Cost of products sold                                                           1,122.5        1,092.4          981.6
---------------------------------------------------------------------------------------------------------------------------
Gross profit                                                                      916.8          832.8          737.4
Marketing, distribution and administrative expenses                               804.4          731.6          670.2
Provision for restructuring and consolidation                                       2.3           28.0             --
---------------------------------------------------------------------------------------------------------------------------
Operating income                                                                  110.1           73.2           67.2
Other income and expenses:
   Interest (expense)                                                             (26.5)         (19.5)          (8.2)
   Other income, net                                                                4.3            6.2            3.0
---------------------------------------------------------------------------------------------------------------------------
Income before income taxes                                                         87.9           59.9           62.0
Provision for income taxes                                                         32.8           21.9           24.2
Minority interest expense                                                          (0.6)            --             --
---------------------------------------------------------------------------------------------------------------------------
Income before cumulative effect of change in accounting principle                  54.5           38.0           37.8
Cumulative effect of change in accounting principle, net of tax                      --             --            1.8
---------------------------------------------------------------------------------------------------------------------------
Net income                                                                     $   54.5       $   38.0       $   36.0
===========================================================================================================================

Earnings per share:<Fb>
   Basic
      Earnings before cumulative effect
         of change in accounting principle                                     $   1.34       $   0.93       $   0.93
      Cumulative effect of accounting change                                         --             --           0.04
---------------------------------------------------------------------------------------------------------------------------
      Net earnings per share                                                   $   1.34       $   0.93       $   0.89
===========================================================================================================================
      Weighted average shares outstanding                                          40.6           40.7           40.7
===========================================================================================================================
   Diluted
      Earnings before cumulative effect
         of change in accounting principle                                     $   1.30       $   0.89       $   0.89
      Cumulative effect of accounting change                                         --             --           0.04
---------------------------------------------------------------------------------------------------------------------------
      Net earnings per share                                                   $   1.30       $   0.89       $   0.85
===========================================================================================================================
      Weighted average shares outstanding                                          41.9           42.7           42.5
===========================================================================================================================

<Fa> Fiscal year contains 53 weeks.
<Fb> Fiscal Year 1998 shares and per-share amounts have been restated
     to reflect the two-for-one stock split effective July 20, 1998.

See accompanying Notes to Consolidated Financial Statements.


===========================================================================================================================

                                                      - THE EARTHGRAINS COMPANY -

===========================================================================================================================


CONSOLIDATED STATEMENTS OF CASH FLOWS


===========================================================================================================================
                                                                                        For the years ended
                                                                              ---------------------------------------
                                                                              March 28,      March 30,      March 31,
(In millions)                                                                      2000           1999           1998<Fa>
---------------------------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
   Net income                                                                   $  54.5        $  38.0        $  36.0
   Adjustments to reconcile earnings to
      net cash flow provided by operations:
         Depreciation                                                              89.9           82.6           73.4
         Amortization                                                              26.3           19.8           11.2
         Deferred income taxes                                                     13.7           (2.0)           6.7
         Provision for restructuring and consolidation
            ($2.3 million, less cash payments of $1.0;
            $28.0 million, less cash payments of $2.8)                              1.3           25.2             --
         (Gain) on disposal of fixed assets                                        (0.7)          (5.6)          (1.3)
         (Increase) in noncash working capital                                    (54.0)         (18.9)         (15.3)
         Other, net                                                               (24.1)          (8.9)          15.2
---------------------------------------------------------------------------------------------------------------------------
         Net cash flow from operations                                            106.9          130.2          125.9
---------------------------------------------------------------------------------------------------------------------------

Cash flows from investing activities:
   Capital expenditures                                                           (94.1)         (86.5)         (79.6)
   Acquisitions, net of cash acquired                                            (655.2)        (169.7)        (206.6)
   Proceeds from sale of property/business                                          7.4           40.7            7.8
---------------------------------------------------------------------------------------------------------------------------
         Net cash used by investing activities                                   (741.9)        (215.5)        (278.4)
---------------------------------------------------------------------------------------------------------------------------

Cash flows from financing activities:
   Net increase in revolving credit facility                                      483.2           90.1          163.7
   Issuance of long-term debt                                                     150.0            9.9             --
   Principal payments on long-term debt, including current maturities              (4.1)          (0.9)            --
   Dividends to shareholders                                                       (7.8)          (6.0)          (3.6)
   Purchases of treasury stock                                                    (15.4)         (13.4)          (7.0)
   Proceeds from issuance of preferred stock of subsidiary                           --           10.0             --
   Other                                                                            1.6            3.3             --
---------------------------------------------------------------------------------------------------------------------------
         Net cash provided by financing activities                                607.5           93.0          153.1
---------------------------------------------------------------------------------------------------------------------------

Effect of exchange rate changes on cash                                            (5.7)           1.7             --
Net (decrease) increase in cash and cash equivalents                              (33.2)           9.4            0.6
Cash and cash equivalents, beginning of year                                       53.1           43.7           43.1
---------------------------------------------------------------------------------------------------------------------------

Cash and cash equivalents, end of year                                          $  19.9        $  53.1        $  43.7
===========================================================================================================================

<Fa> Fiscal year contains 53 weeks.

See accompanying Notes to Consolidated Financial Statements.



===========================================================================================================================

                                                    - THE EARTHGRAINS COMPANY -

====================================================================================================================================


CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY


====================================================================================================================================
                                                                                                                  Accum.
                                                                                                                   Other
                                       Common Stock      Additional             Unearned               Unearned  Compre-
                                    -------------------     Paid-In   Retained      ESOP   Treasury  Restricted  hensive
(In millions, except share data)        Shares   Amount     Capital   Earnings    Shares      Stock       Stock   Income    Total
------------------------------------------------------------------------------------------------------------------------------------
Balance March 25, 1997              10,778,050     $0.1      $604.4     $ 14.7    $(15.1)    $   --       $(4.2)  $(17.5)  $582.4
Comprehensive income:
   Net income                                                             36.0                                               36.0
   Other comprehensive income,
      translation adjustments                                                                                       (6.9)    (6.9)
                                    ------------------------------------------------------------------------------------------------
   Comprehensive income                                                   36.0                                      (6.9)    29.1
Dividends ($.175 per share)                                               (3.6)                                              (3.6)
Two-for-one stock split             10,778,050      0.1        (0.1)                                                           --
Shares issued under
   stock plan and
   related tax benefits                106,336                  2.3                                                           2.3
Amortization of
   restricted stock                                                                                         0.9               0.9
Shares allocated under ESOP                                     1.3                  1.0                                      2.3
Purchases of treasury stock           (168,600)                                                (7.0)                         (7.0)
Other                                    5,028                  0.2                                                           0.2
------------------------------------------------------------------------------------------------------------------------------------
Balance March 31, 1998              21,498,864      0.2       608.1       47.1     (14.1)      (7.0)       (3.3)   (24.4)   606.6
Comprehensive income:
   Net income                                                             38.0                                               38.0
   Other comprehensive income,
      translation adjustments                                                                                        3.6      3.6
                                    ------------------------------------------------------------------------------------------------
   Comprehensive income                                                   38.0                                       3.6     41.6
Dividends ($.145 per share)                                               (6.0)                                              (6.0)
Two-for-one stock split             21,498,864      0.2        (0.2)                                                           --
Shares issued under
   stock plan and
   related tax benefits                405,086                  5.7                                                           5.7
Amortization of
   restricted stock                                                                                         0.9               0.9
Shares allocated under ESOP                                     2.8                  1.1                                      3.9
Purchases of treasury stock           (557,700)                                               (13.4)                        (13.4)
Other                                    6,737                  0.2                                        (0.1)              0.1
------------------------------------------------------------------------------------------------------------------------------------
Balance March 30, 1999              42,851,851      0.4       616.6       79.1     (13.0)     (20.4)       (2.5)   (20.8)   639.4
Comprehensive income:
   Net income                                                             54.5                                               54.5
   Other comprehensive income,
      translation adjustments                                                                                      (23.7)   (23.7)
                                    ------------------------------------------------------------------------------------------------
   Comprehensive income                                                   54.5                                     (23.7)    30.8
Dividends ($.19 per share)                                                (7.8)                                              (7.8)
Shares issued under
   stock plan and
   related tax benefits                190,130                  2.4                                                           2.4
Amortization of
   restricted stock                                                                                         0.9               0.9
Purchases of treasury stock           (722,300)                                               (15.4)                        (15.4)
Shares allocated under ESOP                                     2.8                  2.0                                      4.8
Other                                                          (0.2)                                                         (0.2)
------------------------------------------------------------------------------------------------------------------------------------
Balance March 28, 2000              42,319,681     $0.4      $621.6     $125.8    $(11.0)    $(35.8)      $(1.6)  $(44.5)  $654.9
------------------------------------------------------------------------------------------------------------------------------------

See accompanying Notes to Consolidated Financial Statements.

====================================================================================================================================

                      - THE EARTHGRAINS COMPANY -

============================================================================


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


============================================================================

1.
==

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


2.
==

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

FISCAL YEAR END
     The Company has a 52- or 53-week year. Concurrent with the Distribution, the Company changed its fiscal year end from the Tuesday closest to December 31 to the last Tuesday in March. The following table summarizes the periods covered in each of the three fiscal years presented in these financial statements and footnotes thereto unless otherwise stated:

--------------------------------------------------------------------
Fiscal Year                      Period Covered
--------------------------------------------------------------------
2000                             52-week period ended March 28, 2000
1999                             52-week period ended March 30, 1999
1998                             53-week period ended March 31, 1998

FOREIGN CURRENCY TRANSLATION
     Adjustments resulting from foreign currency transactions are recognized in income, whereas adjustments resulting from the translation of financial statements are reflected within accumulated comprehensive income in shareholders' equity.

REVENUE RECOGNITION
     Revenue is recognized upon shipment to the customer. Discounts to customers are netted against sales. Costs and related expenses to manufacture the products are recorded as costs of sales when the related revenue is recognized.

GOODWILL
     Goodwill is amortized on a straight-line basis over a period of 40 years. Accumulated amortization at March 28, 2000, and March 30, 1999, was $99.8 million and $86.8 million, respectively. $110.3 million of the goodwill balance at March 28, 2000, relates to the acquisition of the Company by Anheuser-Busch in 1982.

SUPPLY AGREEMENTS
     Cash payments made in conjunction with long-term supply agreements with customers are capitalized as other assets and amortized over the term of the respective agreement.

CASH AND CASH EQUIVALENTS
     Cash and cash equivalents include cash on hand and temporary investments purchased with an initial maturity of three months or less.

INVENTORIES AND PRODUCTION COSTS
     Inventories are valued at the lower of cost or market. Cost is determined under the first-in, first-out method. Inventories include the cost of materials, direct labor and manufacturing overhead. Obsolete or unsalable inventories are reflected at their estimated realizable values. The Company uses commodity futures and option contracts to hedge certain of its commodity purchases as considered necessary to reduce the inherent risk associated with market-price fluctuations. Such contracts are accounted for as hedges; and accordingly, gains and losses on hedges of future commodity purchases are recognized as a component of inventory in the same period as the related purchase transaction. For any contracts that expire or are terminated, any related gains or losses are recognized in income or expense during the same period. The effect of

============================================================================

                      - THE EARTHGRAINS COMPANY -

============================================================================

any realized or deferred gains or losses is immaterial to the financial position or results of operations of the Company.

PLANT AND EQUIPMENT
     Plant and equipment is carried at cost and includes expenditures for new facilities and expenditures that substantially increase the useful lives of existing facilities. Maintenance, repairs and minor renewals are expensed as incurred. When plant and equipment is retired or otherwise disposed, the related cost and accumulated depreciation are eliminated and any gain or loss on disposition is reflected in income or expense.
     Depreciation is provided principally on the straight-line method over the estimated useful lives of the assets, resulting in depreciation rates on buildings ranging from 2-10% and on machinery and equipment ranging from 5-25%.
     In conjunction with the acquisition of the Company by Anheuser-Busch in 1982, a portion of the purchase price was associated with reflecting the property, plant and equipment (buildings) at fair value through purchase accounting. Additionally, the effect of the adoption of Statement of Financial Accounting Standards No. 109 (SFAS 109) in fiscal 1992 was applied to these assets. Such amounts are being amortized on a straight-line basis over 40 years. The remaining unamortized purchase price assigned to fixed assets amounted to $195.4 million, with related deferred tax liabilities of $74.2 million, at March 28, 2000.

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

FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK AND CONCENTRATION OF
CREDIT RISK
     The Company is a party to certain financial instruments with off-balance-sheet risk incurred in the normal course of business. These financial instruments include forward and option contracts designated as hedges. Derivative financial instruments are used solely as hedges to manage existing risks or exposure. The Company's exposure to credit loss in the event of non-performance by the counterparties to these financial instruments (either individually or in the aggregate) is not material to the financial condition or results of operations of the Company.
     Derivative financial instruments, which are used by the Company in the management of commodity exposures, are accounted for on an accrual basis. Income and expense are recognized in the same category as that of the related asset or liability. The fair value of derivative instruments is monitored based on the estimated amounts the Company would receive or pay to terminate the contracts.
     In fiscal 1998, the Company entered into a forward-starting interest rate swap transaction, in order to hedge its future borrowing costs for an anticipated 10-year fixed rate debt issuance. Through this swap transaction, the Company was obligated at a future date, up to one year, to make payments based upon a fixed rate while receiving a LIBOR-based floating rate during a 10-year term. This interest rate swap agreement was terminated in conjunction with the debt issuance on April 20, 1999. The loss of $2.3 million on the termination of this swap is reflected as a discount on the notes and amortized to interest expense over their 10-year term.
     In May 2000, the Company entered into three separate, similar four-month forward-starting interest rate swap transactions totalling $400 million, for anticipated three-year, five-year, and 10-year debt issuances. Under such swap transactions, the Company is committing to make a fixed-rate payment in exchange for receiving floating rate payments, on a three-month LIBOR. Concurrent with the debt issuances, any gain or loss on these swap agreements will be recognized as an adjustment to interest expense on the underlying debt instruments. The Company does not have a material concentration of accounts receivable or credit risk.

FAIR VALUE OF FINANCIAL INSTRUMENTS
     As of March 28, 2000, and March 30, 1999, the fair value of long-term debt was $984.0 million and $374.1 million, respectively. The fair value of long-term debt was estimated based on the quoted market values for the same or similar debt issues, or rates currently available for debt with similar terms. The fair market value of the Company's $100 million forward starting swap as of March 30, 1999 was a net payable of $1.2 million. This interest rate swap agreement was terminated in conjunction with the debt issuance in April 1999.

RESEARCH AND DEVELOPMENT AND ADVERTISING AND PROMOTIONAL COSTS
     Research and development and advertising and promotional costs are expensed in the year in which these costs are incurred.

============================================================================

                       - THE EARTHGRAINS COMPANY -

============================================================================

IMPAIRMENT OF LONG-LIVED ASSETS
     The Company reviews long-lived assets and goodwill for impairment whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable. The Company performs undiscounted cash-flow analyses to determine whether an impairment exists. Impairment losses, if any, would be determined based on the present value of the cash flows using discount rates that reflect the inherent risk of the underlying business.

SYSTEMS DEVELOPMENT COSTS
     The Company capitalizes certain systems development costs as allowed in accordance with established criteria. Amounts capitalized are amortized over a five-year period. In March 1998, the American Institute of Certified Public Accountants (AICPA) issued Statement of Position
(SOP) No. 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." This statement requires that certain internal and external costs associated with the purchase and/or development of internal use software be capitalized rather than expensed. The Company adopted this statement as of the beginning of fiscal year 1999. Such adoption did not have a material impact on the Company's financial position or results of operations.

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

NEW ACCOUNTING PRONOUNCEMENTS
     In June 1999, the Financial Accounting Standards Board (FASB) issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of FASB Statement
No. 133". This Statement established accounting and reporting standards for derivative instruments, requiring recognition of the fair value of all derivatives as assets or liabilities on the balance sheet. SFAS 133 will become effective for fiscal 2002 financial reporting. Based upon preliminary reviews of the provisions of this standard, the Company believes that it will not have a significant impact on its financial position or results of operations or have a material effect on its financial statement reporting.


3.
==

CHANGE IN ACCOUNTING PRINCIPLE

In November 1997, the Emerging Issues Task Force (EITF), a subcommittee of the FASB, reached a consensus requiring that costs of business process re-engineering be expensed as those costs are incurred. Any such unamortized costs that were previously capitalized must be written off as a cumulative adjustment in the quarter containing November 20, 1997. Accordingly, in the third quarter of fiscal 1998, the Company recorded a $1.8 million net-of-tax charge (or $0.04 per diluted share (post-split)) against earnings to comply with the new required accounting interpretation. The charge is presented as a separate cumulative effect of accounting change line item in the Consolidated Statement of Earnings. Most of Earthgrains' system development costs affected by the accounting change are associated with implementation of the Company's integrated SAP systems.

============================================================================

                      - THE EARTHGRAINS COMPANY -

============================================================================

4.
==

ACQUISITIONS

Effective June 30, 1999, Earthgrains acquired the stock of Patrick Raulet, S.A., a leading producer of refrigerated dough products in Dole, France. This acquisition complements the Company's existing European Refrigerated Dough Products business, making it the largest refrigerated dough supplier in France. This acquisition was funded through the cash flows of the local existing operations. Effective March 18, 2000, the Company acquired the stock of Metz Baking Company for $625 million. Metz, which operates 21 bread and specialty bakeries, will add major markets and brands in the upper Midwest. The acquisition has been initially financed through new and existing committed credit facilities and commercial paper.
     Both acquisitions were purchased for cash and have been accounted for using the purchase method. Accordingly, the results of operations are reflected in the Consolidated Statement of Earnings from the date of acquisition. The purchase price has been preliminarily allocated to the assets acquired and the liabilities assumed based upon their estimated fair market value, and the excess costs over net tangible assets are being amortized over 40 years. Most of the increase in excess costs over assets acquired during the current year is related to the Metz acquisition. Had these purchases taken place on April 1, 1998, unaudited pro forma consolidated net sales would have been $2,601.3 million and $2,467.2 million for fiscal years 2000 and 1999, respectively. Consolidated net earnings and earnings per diluted share would have been $35.7 million and $0.85 per share in fiscal 2000 and $19.7 million and $0.46 per share in fiscal 1999.
     On August 3, 1998, Earthgrains acquired the assets of Societe De Concept en Produits Agro-Alimentaires, S.A., which owns Chevalier Servant, S.A., of Vittel, France. Chevalier Servant, a refrigerated- and frozen-dough producer, has been combined with the Company's existing French-based refrigerated dough operations. On August 19, 1998, the Company acquired the assets of Palmetto Baking Company of Orangeburg, S.C., and Tatum Bakeries of Birmingham, Ala., from Southern Bakeries, Inc. Palmetto produces Sunbeam(R) and Country Hearth(R) brand bread, buns and rolls in South Carolina and eastern Georgia. Tatum produces specialty rolls for sale to other wholesale bakers. Effective October 5, 1998, Earthgrains completed the transaction with Interstate Bakeries Corporation to exchange assets of Earthgrains' My Bread Baking Co. in New Bedford, Mass., for those of IBC's Holsum Bakery in Grand Junction, Colo., plus a cash payment from IBC. The exchange, which added new brands and contiguous sales territory in western Colorado, did not significantly affect financial results. On March 25, 1999, the Company completed the acquisition of Reposteria Martinez Group of Santander, Spain. Reposteria Martinez Group is a producer of fresh-baked sweet goods and with this acquisition, the Company becomes the branded market leader in the retail sweet-good segments of cake and morning goods in Spain.
     All of these acquisitions were purchased for cash and have been accounted for using the purchase method. Accordingly, the results of operations are reflected in the Consolidated Statement of Earnings from the date of acquisition. The purchase price has been allocated to the assets acquired and the liabilities assumed based upon their estimated fair market value, and the excess costs over net tangible assets are being amortized over 40 years. Had these purchases taken place on March 26, 1997, unaudited pro forma consolidated net sales would have been $2,035.0 million and $2,076.1 million for fiscal years 1999 and 1998, respectively. Consolidated net earnings and earnings per share would not have been significantly different from the amounts reflected in the accompanying financial statements.
     On July 22, 1998, the Company entered into a multiyear agreement to supply store-brand fresh bread and bakery products to Kroger Food Stores in Texas and Louisiana. Earthgrains services this contract through its existing bakeries in Dallas and Houston. On September 21, 1998, the Company entered into a multiyear agreement to supply store-brand fresh bread, buns and rolls to Lucky Stores, Inc., in northern California. Earthgrains services this contract through its existing bakeries in Oakland and Sacramento. Cash payments made in conjunction with long-term supply agreements with customers are capitalized as other assets and amortized over the term of the respective agreement.
     Effective January 17, 1998, the Company completed the acquisition of all of the stock of CooperSmith, Inc. of Atlanta, Ga., for a purchase price of $193 million. CooperSmith operated eight bakeries producing bread, buns and rolls in the South, Southeast and Northeast United States. On March 11, 1998, the Company acquired the assets of San Luis Sourdough, Inc., of San Luis Obispo, Calif. San Luis Sourdough produces sourdough, French and specialty hearth breads that are marketed in central and northern California and parts of Arizona. Both acquisitions were purchased for cash and were accounted for using the purchase method. Accordingly, the results of operations are reflected in the Consolidated Statement of Earnings from the respective dates of acquisition. The purchase price has been allocated to the assets acquired and liabilities assumed based upon their estimated fair market value, and the excess costs over net tangible assets are being amortized over 40 years. Had these purchases taken place on March 26, 1997, unaudited

============================================================================

                      - THE EARTHGRAINS COMPANY -

============================================================================

pro forma consolidated net sales would have been $1,933.2 million for fiscal year 1998. Consolidated net earnings and earnings per share would not have been significantly different from the amounts reflected in the accompanying financial statements.
     Pro forma data do not purport to be indicative of the results that would have been obtained had these events actually occurred at the beginning of the periods presented and such data are not intended to be a projection of future results.


5.
==

PROVISIONS FOR RESTRUCTURING AND CONSOLIDATION

During fiscal 2000, the Company recorded a provision of $2.3 million in conjunction with closing one bakery. During fiscal 1999, provisions totaling $28.0 million were recorded in conjunction with closing three domestic bakeries, severance costs associated with the creation of a centralized Financial Shared Services Center in St. Louis, and for the restructuring of existing operations in Spain related to the fourth quarter acquisition of Reposteria Martinez Group. These provisions reflect costs of writing off certain fixed assets, employee severance benefits, and other related closing costs. In the case of plant closings, production was transferred to other facilities.
     Costs for the respective-year provisions are categorized as follows (in millions):

---------------------------------------------------------------------------
Fiscal Year                                             2000           1999
---------------------------------------------------------------------------
Noncash asset write-offs                                $0.8          $ 3.0
Other, primarily severance                               1.5           25.0
---------------------------------------------------------------------------
                                                        $2.3          $28.0
===========================================================================

     Additionally, reserves have been established in conjunction with certain acquisitions for restructuring related to the acquiree's operations. During fiscal 1998, a reserve of $4.7 million was established in conjunction with the CooperSmith acquisition related to closure of certain of that company's plants. The reserve was primarily for severance and equipment removal and relocation. During fiscal 1999, reserves totaling $7.2 million were recorded primarily for severance relative to the Chevalier Servant and Reposteria Martinez Group acquisitions. During fiscal 2000, reserves for severance of $3.8 million were established in conjunction with the Metz and Patrick Raulet acquisitions. In accordance with generally accepted accounting principles, these acquisition-related reserves were recorded as an increase to goodwill and no provision was recorded. The reserve balance at March 28, 2000 is comprised primarily of severance yet to be paid.
     A reconciliation of activity with respect to the Company's restructuring and consolidation is as follows (in millions):

---------------------------------------------------------------------------
Ending balance, March 25, 1997                                       $ 15.4
Acquisition-related reserve                                             4.7
Noncash asset write-offs                                              (11.3)
Cash payments associated with severance                                (1.8)
Other miscellaneous items, net                                         (0.9)
---------------------------------------------------------------------------
Ending balance, March 31, 1998                                          6.1
Provision, 1999                                                        28.0
Acquisition-related reserves                                            7.2
Noncash asset write-offs                                               (2.0)
Cash payments associated with severance                                (5.8)
Other miscellaneous items, net                                         (1.1)
---------------------------------------------------------------------------
Ending balance, March 30, 1999                                         32.4
Provision, 2000                                                         2.3
Acquisition-related reserves                                            3.8
Noncash asset write-offs                                               (1.8)
Cash payments associated with severance                               (19.2)
Other miscellaneous items, net                                         (0.5)
---------------------------------------------------------------------------
Ending balance, March 28, 2000                                       $ 17.0
===========================================================================


6.
==

LONG-TERM DEBT

Long-term debt is as follows (in millions):

---------------------------------------------------------------------------
                                                   March 28,      March 30,
                                                        2000           1999
---------------------------------------------------------------------------
Commercial Paper, 6.2% wtd. avg.                    $  259.1         $   --
Revolving Credit Facility due 2000                      25.0             --
Revolving Credit Facility due 2001                     568.0             --
Revolving Credit Facility due 2002                        --          355.3
Notes Payable, 6.5%, due 2009                          150.0             --
Euro Revolving Credit Facility due 2004                   --            8.6
Reposteria Martinez Notes Payable,
  3.3% wtd. avg., due 2000-2003                           --            6.0
Industrial Development Bonds,
  9.5%, due 2001                                         1.5            1.5
Other                                                    0.8            2.7
---------------------------------------------------------------------------
                                                     1,004.4          374.1
Less current portion                                   442.1            4.8
---------------------------------------------------------------------------
                                                    $  562.3         $369.3
===========================================================================

     During fiscal 1998, the existing credit agreement established in conjunction with the Distribution was increased to $450 million with a maturity date of September 30, 2002, and interest on the borrowings was based on the rate for Eurodollar deposits plus a margin. Including the margin, the one-month borrowing rate was 5.15% at March 30, 1999. Also during fiscal 1999, two committed domestic lines of credit for $25 million each, due in 1999, and a 27 million euro revolving credit facility,

============================================================================

                      - THE EARTHGRAINS COMPANY -

============================================================================

due in 2004, for operations in Spain, were added to increase the Company's borrowing flexibility.
     On April 20, 1999, Earthgrains issued $150 million of 10-year 6.5% fixed-rate senior debentures under a $250 million shelf registration statement filed with the Securities and Exchange Commission. Proceeds from the offering were used to repay a portion of the borrowings under the Company's $450 million revolving credit facility.
     Beginning in July 1999, the Company initiated a $400 million commercial paper program to refinance the remaining borrowings under the revolving credit facilities and to provide short-term financing for its working capital and operating requirements.
     In conjunction with the acquisition of Metz Baking Company, the Company has recently secured a $600 million committed revolving credit facility, due in March 2001, to initially finance the transaction. Concurrently, the Company initiated an incremental $600 million commercial paper program which will be used to refinance any borrowings under the new revolving credit facility. Borrowings outstanding under both commercial paper programs are supported by the existing revolving lines of credit. While a significant portion of the debt outstanding at March 28, 2000 is variable-rate short-term debt, through the use of the $400 million forwarding-starting swaps initiated in May 2000 and the related anticipated long-term debt issuances, the Company plans to refinance most of the recently secured, $600 million revolving credit facility. Commercial paper issued during the year generally had maturities of less than 90 days, with an average maturity of 33 days at March 28, 2000. During the current fiscal year, the two committed domestic lines of credit for $25 million each, were extended to 2000 and a 10 million committed euro revolving credit facility, due 2000, for the Company's French subsidiary, Eurodough, was added to increase the Company's borrowing capacity.
     As of March 28, 2000, $42.2 million in letters of credit were also outstanding under the revolving credit facility, principally related to self-insurance requirements. All credit facilities contain customary covenants, including maintenance of interest coverage and debt-to-total capitalization ratios plus certain other restrictions.


7.
==

RETIREMENT BENEFITS

PENSION PLANS
     During fiscal 2000, the Company adopted a nonunion hourly pension plan to provide benefit coverage for new nonunion hourly employees from acquired companies. Net pension expense for single-employer defined benefit plans was comprised of the following for the three fiscal years (in millions):

------------------------------------------------------------------------------------------
Fiscal Year                                             2000           1999           1998
------------------------------------------------------------------------------------------
Service cost (benefits
  earned during the year)                              $ 6.2          $ 4.4          $ 3.2
Interest cost on projected
  benefit obligation                                     1.9            1.4            1.1
Expected return on assets                               (2.0)          (1.0)          (0.6)
Amortization of actuarial gains,
  prior service cost, and the
  excess of market value of plan
  assets over projected benefit
  obligation at January 1, 1986                          1.2            1.0            1.0
------------------------------------------------------------------------------------------
Net pension expense                                    $ 7.3          $ 5.8          $ 4.7
==========================================================================================

     The key actuarial assumptions used in determining pension expense for single-employer defined benefit plans were as follows for each of the three fiscal years:

------------------------------------------------------------------------------------------
Fiscal Year                                             2000           1999           1998
------------------------------------------------------------------------------------------
Discount rate                                           7.0%          7.25%           7.5%
Long-term rate of return on plan assets                10.0%          10.0%          10.0%
Weighted-average rate of
  compensation increase                                 4.5%           4.5%           4.5%
==========================================================================================

     The actual gain on pension assets was $2.6 million in fiscal 2000, $1.1 million in fiscal 1999, and $0.6 million in fiscal 1998.
     The following tables set forth a reconciliation of funded status to pension liability of all Company single-employer defined benefit plans for the two years ended (in millions):

------------------------------------------------------------------------------------------
                                                                 March 28,       March 30,
                                                                      2000            1999
------------------------------------------------------------------------------------------
Funded status -- Plan assets (less than)
  projected benefit obligation (PBO)                                 $(5.6)         $(12.3)
Unamortized excess of market value
  of plan assets over projected benefit
  obligation at January 1, 1986,
  being amortized over 15 years                                       (0.4)           (0.4)
Unrecognized net actuarial gains                                       1.0             2.7
Unrecognized prior service costs                                       4.9             5.4
------------------------------------------------------------------------------------------
Accrued pension liability                                            $(0.1)         $ (4.6)
==========================================================================================



============================================================================

                         - THE EARTHGRAINS COMPANY -

============================================================================

     The assumptions used in determining the funded status of these plans were as follows:

------------------------------------------------------------------------------------------
                                                                       2000           1999
------------------------------------------------------------------------------------------
Discount rate                                                          7.5%           7.0%
Weighted-average rate of
  compensation increase                                                4.5%           4.5%
==========================================================================================

     The following tables summarize the change in the projected benefit obligation and the change in fair market value of plan assets for all company single-employer defined benefit pension plans for the years ended (in millions):

CHANGE IN PROJECTED BENEFIT OBLIGATION (PBO):

------------------------------------------------------------------------------------------
                                                                  March 28,      March 30,
                                                                       2000           1999
------------------------------------------------------------------------------------------
PBO, beginning of year                                                $27.0          $19.9
Service cost                                                            6.2            4.4
Interest cost                                                           1.9            1.4
Acquisitions                                                           32.7             --
Plan amendments                                                         0.7             --
Actuarial (gain)/loss                                                  (0.9)           1.8
Benefits paid                                                          (0.8)          (0.5)
------------------------------------------------------------------------------------------
PBO, end of year                                                      $66.8          $27.0
==========================================================================================

CHANGE IN PLAN ASSETS (CONSISTING PRIMARILY OF CORPORATE EQUITY SECURITIES AND PUBLICLY TRADED BONDS):

------------------------------------------------------------------------------------------
                                                                  March 28,      March 30,
                                                                       2000           1999
------------------------------------------------------------------------------------------
Fair market value, beginning of year                                  $14.7          $ 9.5
Actual return on plan assets                                            2.6            1.1
Acquisitions                                                           34.3             --
Employer contributions                                                 10.1            4.6
Benefits paid                                                          (0.8)          (0.5)
------------------------------------------------------------------------------------------
Fair market value, end of year                                        $60.9          $14.7
==========================================================================================

     The amounts listed as acquisitions in the preceding tables, reflect the projected benefit obligation and related pension assets from the Metz acquisition.
     Contributions to multiple and multi-employer plans in which the Company participates are determined in accordance with the provisions of negotiated labor contracts. Contributions to these plans were $24.3 million, $24.9 million, and $24.4 million for fiscal 2000, 1999, and 1998, respectively.

POSTRETIREMENT BENEFITS
     The Company provides certain health care and life insurance benefits to eligible retired employees. Salaried and bargaining unit employees generally become eligible for retiree health care benefits after reaching age 55 with 15 years of service.
     The following table sets forth the accumulated postretirement benefit obligation (APBO) and the total postretirement benefit liability for all single-employer defined benefit plans in the Company's Consolidated Balance Sheets as of (in millions):

------------------------------------------------------------------------------------------
                                                                  March 28,      March 30,
                                                                       2000           1999
------------------------------------------------------------------------------------------
Accumulated postretirement
  benefit obligation (APBO)                                          $ 68.9         $ 72.0
Unrecognized prior service benefits                                    30.2           35.2
Unrecognized net actuarial gains                                       14.3           13.5
------------------------------------------------------------------------------------------
Total postretirement benefit liabilities                             $113.4         $120.7
==========================================================================================

     As of March 28, 2000, and March 30, 1999, $104.1 million and $114.0 million of this obligation was classified as a long-term liability, respectively, and $9.3 million and $6.7 million was classified as a current liability, respectively.
     Net periodic postretirement benefits expense for single-employer defined benefit plans for the following periods was comprised of the following (in millions):

------------------------------------------------------------------------------------------
Fiscal Year                                             2000           1999           1998
------------------------------------------------------------------------------------------
Service cost (benefits attributed
  to service during the year)                          $ 3.0          $ 3.4          $ 4.2
Interest cost on accumulated
  postretirement benefit obligation                      5.0            6.1            5.9
Amortization of prior service benefit                   (4.9)          (4.9)          (4.7)
Amortization of actuarial gain                          (1.0)          (0.8)          (1.9)
------------------------------------------------------------------------------------------
Net periodic postretirement
  benefits expense                                     $ 2.1          $ 3.8          $ 3.5
==========================================================================================

     In measuring the APBO, the pre-Medicare medical indemnity costs were assumed to increase 8.0% for fiscal year 2000, decreasing by 1/3% per year to an ultimate rate of 5.0% in fiscal year 2009. The post-Medicare medical indemnity costs were assumed to increase 10.0% for fiscal year 2000, decreasing by 0.5% per year to an ultimate rate of 5.0% in fiscal year 2010. The Medicare Risk HMO medical costs were assumed to increase 6.0% in fiscal year 2000, decreasing by 0.25% per year to an ultimate rate of 4.0% in fiscal year 2008. The indemnity medical trend rate combining pre- and post-Medicare costs for fiscal years 1999 and 1998 were assumed to be 8.5% and 8.8%, respectively; the Medicare HMO medical trend rate was at an assumed 4.0%.
     The weighted average discount rate used in determining the APBO was 8.0% at March 28, 2000 and 7.5% at March 30, 1999.
     Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plan. A one-percentage-point change in assumed health care cost trend rates would have the following effects (in millions):

------------------------------------------------------------------------------------------
                                                                 Trend + 1%     Trend - 1%
------------------------------------------------------------------------------------------
Effect on total of service and
  interest cost components for 2000                                    $0.8         $(0.7)
Effect on year-end 2000 postretirement
  benefit obligation                                                   $5.7         $(5.0)
==========================================================================================

============================================================================

                      - THE EARTHGRAINS COMPANY -
===========================================================================

8.
==

EMPLOYEE STOCK OWNERSHIP PLAN

Substantially all domestic regular salaried and hourly employees are eligible for participation in the company-sponsored Employee Stock Ownership Plan (ESOP) that became effective July 1, 1996. The ESOP borrowed $16.8 million from the Company for a term of 10 years at an interest rate of 8.0% and used the proceeds to buy 2,052,456 shares of common stock from the Company. ESOP shares are being allocated to participants over the 10-year period, as contributions are made to the plan. At March 28, 2000, 705,395 shares have been allocated to participants.
     The ESOP cash contributions and ESOP expense accrued during the plan year are determined by several factors, including the market price and number of shares allocated to participants, ESOP debt service, dividends on unallocated shares and the Company's 401(k) matching contribution. Over the 10-year life of the ESOP, total expense recognized will equal the total cash contributions made by the Company.
     The ESOP is based on a June 30 plan year with cash contributions made monthly. Cash contributions and dividends on unallocated ESOP shares for fiscal 2000, 1999, and 1998 were $2.6 million and $0.3 million, $1.4 million and $0.2 million, and $1.7 million and $0.2 million, respectively.

9.
==

STOCK OPTIONS AND RESTRICTED STOCK

The 1996 Incentive Plan, adopted at the time of the Distribution, authorized the issuance of up to 4,520,000 shares of Earthgrains Common Stock pursuant to the grant of restricted stock and the exercise of incentive stock options, nonqualified stock options and stock appreciation rights. Grants under the 1996 Incentive Plan are made at the market price on the date of the grant. Options granted pursuant to the 1996 Incentive Plan vest over a three-year period from the date of grant and, once vested, are generally exercisable over 10 years from the anniversary of the grant date. The plan also provides for the granting of stock appreciation rights (SARs) in tandem with stock options. The exercise of a SAR cancels the related option and the exercise of an option cancels the related SAR. At March 28, 2000, there were no SARs outstanding under the plan.
     Under the 1996 Incentive Plan, 666,204 restricted shares of Earthgrains Common Stock were issued to certain officers of the Company. Restricted share awards vest one-half each after 54 and 66 months following the date of the award. Compensation cost is recognized over the vesting period. No further shares of restricted stock are authorized under the 1996 Incentive Plan.
     The Company applies Accounting Principles Board Opinion No. 25
(APB 25), "Accounting for Stock Issued to Employees," in accounting for its stock option plans. Accordingly, because the grant price equals the market price on the date of grant, no compensation expense is recognized for stock option grants. Had compensation cost for the Company's stock options been determined based upon the fair value at the grant date consistent with the methodology prescribed under FAS 123, the Company's net income and earnings per share for the years ended March 28, 2000 and March 30, 1999 would have been affected as follows (in millions except shares, per grant and per share amounts):

---------------------------------------------------------------------------
Fiscal Year                                             2000           1999
---------------------------------------------------------------------------
Reported net income                                    $54.5          $38.0
Pro forma net income                                   $50.5          $35.1
Reported earnings per diluted share                    $1.30          $0.89
Pro forma earnings per diluted share                   $1.21          $0.82
===========================================================================

     The weighted-average fair value of options granted (which is amortized to expense over the option vesting period in determining the pro forma impact), is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions:

---------------------------------------------------------------------------
                                                        2000           1999
---------------------------------------------------------------------------
Risk-free interest rate                                 6.2%           6.1%
Expected life of option                               5 Yrs.         4 Yrs.
Expected volatility of Earthgrains stock                 36%            34%
Expected dividend yield on Earthgrains stock           1.33%          0.75%
===========================================================================

     The weighted-average fair value of options granted during 2000 and 1999 is as follows:

---------------------------------------------------------------------------
                                                        2000           1999
---------------------------------------------------------------------------
Fair value of options granted                          $6.07          $7.19
Number of options granted                            668,715        681,928
Total fair value of all options granted                 $4.1           $4.9
===========================================================================

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


===========================================================================
                                                                         41

                      - THE EARTHGRAINS COMPANY -
===========================================================================

     The following table summarizes the stock option transactions under the Earthgrains 1996 Incentive Plan:

------------------------------------------------------------------------------------------
                                                                  Wtd. Avg.
                                                      Option       Exercise        Options
                                                      Shares          Price    Exercisable
------------------------------------------------------------------------------------------
Outstanding,
  March 25, 1997                                   3,207,092         $ 9.40              0
    Granted                                          514,370         $21.74
    Exercised                                        212,672         $ 7.78
    Cancelled                                         61,170         $ 9.98
------------------------------------------------------------------------------------------
Outstanding,
  March 31, 1998                                   3,447,620         $11.33        977,750
    Granted                                          681,928         $22.41
    Exercised                                        405,086         $ 8.43
    Cancelled                                         38,608         $15.10
------------------------------------------------------------------------------------------
Outstanding,
  March 30, 1999                                   3,685,854         $13.66      1,001,309
    Granted                                          668,715         $16.14
    Exercised                                        190,130         $ 8.67
    Cancelled                                         94,401         $20.12
------------------------------------------------------------------------------------------
Outstanding,
  March 28, 2000                                   4,070,038         $14.15      2,833,452
==========================================================================================

     The following table summarizes information for options currently outstanding at March 28, 2000:

------------------------------------------------------------------------------------------
                                    Options Outstanding
------------------------------------------------------------------------------------------
                                                                  Wtd. Avg.      Wtd. Avg.
Range                                                             Remaining       Exercise
of Prices                                             Number           Life          Price
------------------------------------------------------------------------------------------
$ 7.65-13.06                                       2,303,224       6.4 Yrs.         $ 9.76
$15.59-15.72                                         627,990        10 Yrs.          15.72
$21.34-21.73                                         466,985         8 Yrs.          21.73
$22.41                                               648,414         9 Yrs.          22.41
$22.66-25.28                                          23,425       9.3 Yrs.          23.47
------------------------------------------------------------------------------------------
$ 7.65-25.28                                       4,070,038       7.6 Yrs.         $14.15
------------------------------------------------------------------------------------------

     At March 28, 2000, 174,770 shares of Earthgrains Common Stock were available for future awards under the 1996 Incentive Plan. The plan provides for acceleration of exercisability of outstanding options and the vesting of restricted shares upon the occurrence of certain events relating to a change of control, merger, sale of assets or liquidation of the Company.

10.
===

CAPITAL AND PREFERRED STOCK

On February 26, 1996, the Board of Directors of Anheuser-Busch declared a distribution (the Distribution) of one share of Earthgrains common stock, $.01 par value, for every 25 shares of Anheuser-Busch common stock outstanding. On March 26, 1996, Earthgrains was spun off from Anheuser-Busch, and 40,368,532 shares of Earthgrains Common Stock were distributed to Anheuser-Busch shareholders. Effective March 29, 1996, 4,520,000 shares were authorized for the issuance under the 1996 Stock Incentive Plan. Of those shares, 666,204 were issued as restricted share grants to certain Earthgrains Officers. Additionally, 2,052,456 shares were authorized for the Employee Stock Ownership Plan, activated on July 1, 1996, of which 705,395 shares have been allocated to participants. 19,200 shares have been granted as restricted shares and 22,601 shares issued as compensation to members of the Board of Directors.
     The Company's stock repurchase program authorizes the repurchase of up to 2 million shares of common stock. 1,617,200 shares have been repurchased into the treasury as of March 28, 2000. As of March 28, 2000, 42,319,681 shares of Earthgrains Common Stock were issued and outstanding.
     All share and per-share amounts have been adjusted to reflect the two-for-one common stock splits effective July 20, 1998 and July 28, 1997.

     During March 1999, the Company sold $10.0 million of mandatorily redeemable preferred stock in a wholly owned subsidiary of Earthgrains. This preferred stock is presented as a Minority Interest between long-term debt and shareholders' equity. The Company authorized and issued 10,000 shares of preferred stock, which at any time on or after March 1, 2006, all (but not less than all) of the shares may be redeemed at the option of the Company, at the redemption price of $1,000 per share. On March 1, 2019, the Company shall redeem all of the then-outstanding shares at the redemption price. During fiscal year 2000, the Company began paying dividends on this preferred stock at a LIBOR-based variable interest rate. Such dividends were recorded as Minority Interest Expense below the income tax provision line.


===========================================================================
42

                     - THE EARTHGRAINS COMPANY -
===========================================================================

11.
===

INCOME TAXES

The provision for income taxes consists of the following amounts for the periods ended (in millions):

------------------------------------------------------------------------------------------
Fiscal Year                                             2000           1999           1998
------------------------------------------------------------------------------------------
Current tax provision:
  Federal                                              $16.1          $20.1          $13.3
  State and foreign                                      3.0            3.8            4.2
------------------------------------------------------------------------------------------
                                                        19.1           23.9           17.5
------------------------------------------------------------------------------------------
Deferred tax provision (benefit):
  Federal                                                8.6            3.1            2.6
  State and foreign                                      5.1           (5.1)           4.1
------------------------------------------------------------------------------------------
                                                        13.7           (2.0)           6.7
------------------------------------------------------------------------------------------
Provision for income taxes                             $32.8          $21.9          $24.2
==========================================================================================

     The deferred tax assets and deferred tax liabilities as of the end of each period are comprised of the following (in millions):

---------------------------------------------------------------------------
                                                   March 28,      March 30,
                                                        2000           1999
---------------------------------------------------------------------------
Deferred tax liabilities:
  Depreciation and property differences              $ 164.9        $ 143.5
  Deferred systems development costs                     7.0            6.8
  Pension plan                                           1.4            4.3
  Other                                                 18.1           16.4
---------------------------------------------------------------------------
  Deferred tax liabilities                             191.4          171.0
---------------------------------------------------------------------------
Deferred tax assets:
  Postretirement benefits other than pensions          (39.6)         (44.0)
  Self-insurance reserves                              (23.7)         (23.9)
  Reserve for restructuring and consolidation          (14.9)         (12.0)
  Accrued liabilities                                  (20.9)         (11.2)
  Deductible goodwill                                   (4.3)          (6.8)
  NOLs and tax credit carryforwards                    (23.6)            --
  Other                                                (13.9)         (10.2)
---------------------------------------------------------------------------
  Deferred tax (assets)                               (140.9)        (108.1)
---------------------------------------------------------------------------
  Net deferred tax liabilities                       $  50.5        $  62.9
===========================================================================

     A reconciliation between the statutory rate and the effective rate is presented below:

------------------------------------------------------------------------------------------
                                                        2000           1999           1998
------------------------------------------------------------------------------------------
Tax at statutory rate                                  $30.5          $21.0          $21.7
State income taxes,
  net of federal benefit                                 0.7            1.0            1.4
Amortization of goodwill                                 3.4            3.0            2.0
Foreign tax credits and other                           (2.4)          (1.5)          (1.6)
Benefit management program                                --           (2.0)            --
Other, net                                               0.6            0.4            0.7
------------------------------------------------------------------------------------------
Provision for income taxes                             $32.8          $21.9          $24.2
==========================================================================================

12.
===

CASH FLOWS

Supplemental information with respect to the Consolidated Statements of Cash Flows for each of the periods is presented below (in millions):

------------------------------------------------------------------------------------------
Fiscal Year                                             2000           1999           1998
------------------------------------------------------------------------------------------
Interest paid, net of
  capitalized interest                                $ 23.2         $ 19.2         $  6.4
Income taxes paid                                       25.1           34.0           19.4
------------------------------------------------------------------------------------------
Changes in noncash working
  capital, net of effect of acquisitions:
Decrease (increase) in
  noncash current assets:
    Accounts receivable, net                           (35.5)          (9.2)           4.6
    Inventories, net                                     3.2           (1.9)           1.9
    Other current assets                                (8.0)           8.2          (13.0)
Increase (decrease) in
  current liabilities:
    Accounts payable                                     9.1          (21.2)           2.3
    Accrued salaries,
      wages and benefits                                 2.7           (2.9)          (5.4)
    Accrual for restructuring
      and consolidation                                (18.7)          (3.0)            --
    Other current liabilities                           (6.8)          11.1           (5.7)
------------------------------------------------------------------------------------------
(Increase) in noncash working capital                 $(54.0)        $(18.9)        $(15.3)
==========================================================================================

13.
===

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


===========================================================================
                                                                         43

                      - THE EARTHGRAINS COMPANY -
===========================================================================

     The operations of Earthgrains, like those of similar businesses, are subject to various Federal, state and local laws and regulations with respect to environmental matters, including air and water quality, underground fuel storage tanks, and other regulations intended to protect public health and the environment. Earthgrains has been identified as a potentially responsible party ("PRP") at certain locations under the Comprehensive Environmental Responses, Compensation and Liability Act, and the Company may be required to share in the cost of cleanup with respect to one material site. Although it is difficult to quantify with certainty the financial impact of actions related to environmental matters, based on the information currently available it is management's opinion that the ultimate liability arising from such matters, taking into consideration established reserves, should not have a material effect on the Company's results of operations or financial position.
     Future rental commitments under noncancelable operating leases in effect as of the end of fiscal year 2000 were, in millions: 2001 - $20.2; 2002 - $15.8; 2003 - $12.2; 2004 - $9.7; 2005 - $7.7; thereafter
- $28.3.
     Total rental expense for all operating leases was $18.7 million, $16.8 million, and $12.8 million in fiscal 2000, 1999, and 1998, respectively.

14.
===

BUSINESS SEGMENTS

In fiscal 1999, the Company adopted FAS 131, "Disclosures about Segments of an Enterprise and Related Information." The business segments of the Company are Bakery Products, which consists of the U.S. Bakery Products division and the European Bakery Products division, and Refrigerated Dough Products, which contains the U.S. Refrigerated Dough Products division and the European Refrigerated Dough Products division. Other amounts included in the results for fiscal 1998 represent an operation disposed of during that year.

Summarized below is the Company's business segment information for 2000, 1999, and 1998 (in millions):

------------------------------------------------------------------------------------------
Fiscal Year                                             2000           1999           1998
------------------------------------------------------------------------------------------
INCOME STATEMENT INFORMATION

NET SALES
  Bakery Products                                   $1,745.0       $1,632.7       $1,441.0
  Refrigerated Dough Products                          294.3          292.5          276.4
  Other                                                   --             --            1.6
------------------------------------------------------------------------------------------
  Total                                             $2,039.3       $1,925.2       $1,719.0
==========================================================================================

DEPRECIATION & AMORTIZATION
  Bakery Products                                   $   88.1       $   77.8       $   60.7
  Refrigerated Dough Products                           16.5           13.0           12.2
  Corporate<Fa>                                         11.6           11.6           11.6
  Other                                                   --             --            0.1
------------------------------------------------------------------------------------------
  Total                                             $  116.2       $  102.4       $   84.6
==========================================================================================

OPERATING INCOME<Fb>
  Bakery Products                                   $   80.9       $   48.8       $   53.1
  Refrigerated Dough Products                           40.8           36.0           25.5
  Corporate<Fa>                                        (11.6)         (11.6)         (11.6)
  Other                                                   --             --            0.2
------------------------------------------------------------------------------------------
  Total                                             $  110.1       $   73.2       $   67.2
==========================================================================================

BALANCE SHEET INFORMATION

TOTAL ASSETS
  Bakery Products                                   $1,839.6       $1,111.5       $  918.0
  Refrigerated Dough Products                          194.2          162.8          147.5
  Corporate<Fa>                                        305.7          317.3          328.8
------------------------------------------------------------------------------------------
  Total                                             $2,339.5       $1,591.6       $1,394.3
==========================================================================================


CAPITAL EXPENDITURES
  Bakery Products                                   $   76.7       $   71.1       $   69.0
  Refrigerated Dough Products                           17.4           15.4           10.6
------------------------------------------------------------------------------------------
  Total                                             $   94.1       $   86.5       $   79.6
==========================================================================================

<Fa> Amounts represent purchase accounting valuation in conjunction with the acquisition of the Company by Anheuser-Busch in 1982 and the related depreciation and amortization thereon.
<Fb> 2000 operating income was reduced by the $5.4 million pretax write-
     off related to a customer bankruptcy filing and the $2.3 million pretax provision for restructuring and consolidation. 1999 operating income was reduced by the $28.0 million pretax provision for restructuring and consolidation. Both year amounts related to the Bakery Products segment.


===========================================================================
44

                      - THE EARTHGRAINS COMPANY -
===========================================================================

15.
===

GEOGRAPHIC INFORMATION

The Company operates in the United States and Europe. The foreign information below is comprised primarily of the Company's Spanish subsidiary.

------------------------------------------------------------------------------------------
(In millions)                                           2000           1999           1998
------------------------------------------------------------------------------------------
NET SALES
  Domestic                                          $1,638.9       $1,611.1       $1,400.4
  Foreign                                              400.4          314.1          318.6
------------------------------------------------------------------------------------------
  Consolidated Total                                $2,039.3       $1,925.2       $1,719.0
==========================================================================================

OPERATING INCOME (LOSS)
  Domestic                                          $   87.6<Fa>   $   79.2       $   51.7
  Foreign                                               22.5           (6.0)          15.5
------------------------------------------------------------------------------------------
  Consolidated Total                                $  110.1       $   73.2<Fb>   $   67.2
==========================================================================================

IDENTIFIABLE ASSETS
  Domestic                                          $1,128.4       $  852.5       $  829.5
  Foreign                                              311.1          339.3          253.8
------------------------------------------------------------------------------------------
  Consolidated Total                                $1,439.5       $1,191.8       $1,083.3
==========================================================================================

<Fa> 2000 operating income was reduced by the $5.4 million pretax write-
     off related to a customer bankruptcy filing and the $2.3 million pretax provision for restructuring and consolidation.
<Fb> 1999 operating income was reduced by the $28.0 million pretax provision for restructuring and consolidation, $19.6 million of which related to foreign operations.

16.
===

SUPPLEMENTAL BALANCE SHEET INFORMATION

---------------------------------------------------------------------------
                                                   March 28,      March 30,
(In millions)                                           2000           1999
---------------------------------------------------------------------------
Receivables:
  Trade                                             $  265.1       $  190.1
  Allowance for doubtful accounts                        3.8            5.6
---------------------------------------------------------------------------
                                                    $  261.3       $  184.5
===========================================================================
Inventories:
  Raw materials                                     $   68.3       $   59.8
  Finished goods                                        23.2           17.9
---------------------------------------------------------------------------
                                                    $   91.5       $   77.7
===========================================================================
Plant and equipment:
  Land                                              $   76.0       $   66.5
  Buildings                                            508.9          461.3
  Machinery and equipment                            1,000.2          860.7
  Construction in progress                              43.5           31.9
---------------------------------------------------------------------------
                                                     1,628.6        1,420.4
  Less accumulated depreciation                       (712.8)        (659.3)
---------------------------------------------------------------------------
                                                    $  915.8       $  761.1
===========================================================================
Accrued salaries, wages and benefits:
  Accrued payroll                                   $   29.1       $   25.5
  Accrued vacation                                      27.1           17.8
  Accrued group benefits                                27.1           13.6
---------------------------------------------------------------------------
                                                    $   83.3       $   56.9
===========================================================================
Other current liabilities:
  Current portion of
    self-insurance reserves                         $   24.9       $   14.2
  Accrued taxes, other than income taxes                15.2           11.0
  Other items                                           67.6           37.8
---------------------------------------------------------------------------
                                                    $  107.7       $   63.0

===========================================================================
Other noncurrent liabilities:
  Self-insurance reserves                           $   32.6       $   40.0
  Other items                                           30.0           33.6
---------------------------------------------------------------------------
                                                    $   62.6       $   73.6
===========================================================================

------------------------------------------------------------------------------------------
Fiscal Year                                             2000           1999           1998
------------------------------------------------------------------------------------------
Allowance for doubtful accounts
  Balance, beginning of period                        $  5.6          $ 6.2          $ 6.0
  Provision charged to expense                           7.4            0.9            0.8
  Acquisition-related additions                          1.6             --             --
  Write-offs, less recoveries                          (10.8)          (1.5)          (0.6)
------------------------------------------------------------------------------------------
Balance, end of period                                $  3.8          $ 5.6          $ 6.2
==========================================================================================

===========================================================================
                                                                         45

                      - THE EARTHGRAINS COMPANY -
===========================================================================

17.
===

QUARTERLY FINANCIAL DATA (UNAUDITED)

Summarized quarterly financial data for each of the fiscal years appear below (each quarter represents a period of twelve weeks except for the December quarter, which includes sixteen weeks):

---------------------------------------------------------------------------------------------------------------
                                                       Selected Quarterly Financial Data (Unaudited)
                                            -------------------------------------------------------------------
                                               June      September       December          March         Fiscal
(In millions, except per share data)        Quarter        Quarter        Quarter        Quarter           Year
---------------------------------------------------------------------------------------------------------------
2000
Net sales                                    $449.6         $469.4         $642.8         $477.5       $2,039.3
Gross profit                                  202.1          208.9          286.8          219.0          916.8
Net income                                     12.5           15.7           18.7<Fa>        7.6<Fb>       54.5
Basic earnings per share:
Net earnings per share                       $ 0.31         $ 0.39         $ 0.46<Fa>     $ 0.19<Fb>   $   1.34<Fc>
---------------------------------------------------------------------------------------------------------------
Diluted earnings per share:
Net earnings per share                       $ 0.30         $ 0.37         $ 0.45<Fa>     $ 0.18<Fb>   $   1.30
===============================================================================================================

1999
Net sales                                    $433.0         $442.4         $609.2         $440.6       $1,925.2
Gross profit                                  188.9          192.4          261.3          190.2          832.8
Net income                                     10.9<Fd>       10.0<Fe>       17.0<Ff>        0.1<Fg>       38.0
Basic earnings per share:
Net earnings per share                       $ 0.27<Fd>     $ 0.25<Fe>     $ 0.42<Ff>     $ 0.00<Fg>   $   0.93<Fc>
---------------------------------------------------------------------------------------------------------------
Diluted earnings per share:
Net earnings per share                       $ 0.26<Fd>     $ 0.23<Fe>     $ 0.40<Ff>     $ 0.00<Fg>   $   0.89
===============================================================================================================

<Fa> Quarter's results include a $2.3 million pretax provision for restructuring and consolidation.
<Fb> Quarter's results include a $5.4 million one-time accounts receivable write-off related to a customer bankruptcy filing.
<Fc> Earnings per share is computed independently for each of the periods presented, therefore, the sum of the earnings per-share amounts for the quarters may not equal the total for the year.
<Fd> Quarter's results include a $1.7 million pretax nonoperating gain on the sale of property.
<Fe> Quarter's results include a $5.8 million pretax provision for restructuring and consolidation and severance costs related to creation of a Financial Shared Services Center.
<Ff> Quarter's results include a $2.6 million pretax provision for restructuring and consolidation.
<Fg> Quarter's results include a $19.6 million pretax provision for restructuring and consolidation, a $2.0 million one-time tax benefit, and a $0.9 million pretax nonoperating gain on the sale of property.


18.
===

QUARTERLY COMMON STOCK PRICE (UNAUDITED)

RANGES AND DIVIDENDS
The Earthgrains Company common stock is listed and traded on the New York Stock Exchange under the ticker symbol "EGR." The table below presents the high and low market for the stock and per-share cash dividend information for each quarter of fiscal 2000.

------------------------------------------------------------------------------------------
Fiscal 2000                                             High            Low      Dividends
------------------------------------------------------------------------------------------
June Quarter                                         $25 3/8        $20 1/8           $.04
September Quarter                                     29             23 1/2            .05
December Quarter                                      24 7/16        15 5/16           .05
March Quarter                                         16 7/16        13 5/16           .05

19.
===

SUBSEQUENT EVENTS

In April 2000, Earthgrains filed a $750 million shelf registration statement with the Securities and Exchange Commission authorizing issuance of common or preferred stock, debt securities, or trust preferred securities. The registration statement has been declared effective, but no securities have been issued under this shelf registration to date.
     Additionally, in May 2000, the Company entered into three, separate four-month forward-starting interest rate swap transactions for anticipated three-year, five-year, and 10-year debt issuances totalling $400 million. See further description of these swap transactions in Notes 2 and 6.


===========================================================================
46

                      - THE EARTHGRAINS COMPANY -
===========================================================================

RESPONSIBILITY FOR FINANCIAL STATEMENTS

===========================================================================

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


REPORT OF INDEPENDENT ACCOUNTANTS

===========================================================================

To the Shareholders and Board of Directors of The Earthgrains Company

     In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of earnings, cash flows and shareholders' equity present fairly, in all material respects, the financial position of The Earthgrains Company and its subsidiaries at March 28, 2000 and March 30, 1999, and the results of their operations and their cash flows for the fiscal years ended March 28, 2000, March 30, 1999 and March 31, 1998 in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.
     As discussed in Note 3 to the financial statements, the Company changed its method of accounting for business process re-engineering costs in fiscal year 1998.



   /s/ PricewaterhouseCoopers LLP


   PricewaterhouseCoopers LLP
   St. Louis, Missouri
   April 28, 2000, except as to Note 19,
   which is as of May 3, 2000


===========================================================================
                                                                         47