Form 10-K405, Exhibit 13
period 2001-03-27
EARTHGRAINS CO /DE/
filed 2001-06-21
CIK 1004985

FINANCIAL REVIEW


-------------------------------------------------------------------------
Five-Year Financial Highlights                                         16
Management's Discussion and Analysis of Results of Operations
  and Financial Condition                                              17
Consolidated Financial Statements                                      22
Notes to Consolidated Financial Statements                             26
Responsibility for Financial Statements                                39
Report of Independent Accountants                                      39




FORWARD-LOOKING STATEMENTS AND CAUTIONARY NOTE
Matters discussed in this Annual Report (particularly in this section and the Letter to Shareholders, Employees, Customers and Consumers) contain forward-looking information, as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on the best current information and reasonable assumptions about anticipated developments in order to provide the clearest possible description of Earthgrains' business and outlook. However, because of the risks and uncertainties that always exist in any operating environment or business, Earthgrains cannot make any assurances that these expectations will prove correct. Actual results and developments may differ materially, depending upon prices of raw materials, fuel, commodities and other goods purchased; the ability of the Company to realize projected savings from productivity and product-quality improvements; the ability of the Company to continue to participate in industry consolidation and to successfully integrate acquired businesses; labor costs and labor relations; legal proceedings to which the Company may become a party; competitive pricing; economic conditions in the Company's countries of operations, including currency values and interest rates; and other factors.
     Earnings before interest expense, income taxes, depreciation, amortization and minority interest expense (EBITDA) and cash earnings per diluted share are used in this report because they are financial indicators of cash-generation capability and a company's ability to incur and service indebtedness. Earthgrains' calculation of EBITDA may not be identical to that used by other companies. EBITDA is not the same as income from operations or cash flow from operating activities, and cash earnings per diluted share is not the same as earnings per diluted share as determined in accordance with generally accepted accounting principles. EBITDA margin is expressed as a percentage of net sales.
     Further information on factors that could affect Earthgrains' financial and other results is included in the Company's filings with the Securities and Exchange Commission.

FIVE-YEAR FINANCIAL HIGHLIGHTS
THE EARTHGRAINS COMPANY

==============================================================================================================================
                                                                                    FISCAL YEARS
                                                       -----------------------------------------------------------------------
(IN MILLIONS, EXCEPT PER-SHARE DATA)                          2001           2000           1999       1998 (a)           1997
------------------------------------------------------------------------------------------------------------------------------
STATEMENT OF EARNINGS DATA:
Net sales                                                 $2,582.1       $2,039.3       $1,925.2       $1,719.0       $1,662.6
Cost of products sold                                      1,407.7        1,122.5        1,092.4          981.6          988.8
------------------------------------------------------------------------------------------------------------------------------
Gross profit                                               1,174.4          916.8          832.8          737.4          673.8
Marketing, distribution and administrative expenses        1,060.0          804.4          731.6          670.2          633.5
Provision for restructuring and consolidation                 11.5            2.3           28.0             --           12.7
------------------------------------------------------------------------------------------------------------------------------
Operating income                                             102.9          110.1           73.2           67.2           27.6
Other income and expenses:
  Interest (expense)                                         (76.8)         (26.5)         (19.5)          (8.2)          (6.3)
  Other income, net                                            3.5            4.3            6.2            3.0            1.4
------------------------------------------------------------------------------------------------------------------------------
Income before income taxes                                    29.6           87.9           59.9           62.0           22.7
Provision for income taxes                                    16.4           32.8           21.9           24.2            6.5
Minority interest expense                                     (0.8)          (0.6)            --             --             --
------------------------------------------------------------------------------------------------------------------------------
Net income before cumulative effect of accounting
  change                                                      12.4           54.5           38.0           37.8           16.2
Cumulative effect of change in accounting principle,
  net of tax                                                    --             --             --            1.8 (b)         --
------------------------------------------------------------------------------------------------------------------------------
Net income                                                $   12.4 (c)   $   54.5 (d)   $   38.0 (e)   $   36.0       $   16.2 (f)
==============================================================================================================================

EARNINGS PER SHARE:(g)
Basic
  Earnings before cumulative effect
    of change in accounting principle                     $   0.30       $   1.34       $   0.93       $   0.93       $   0.40
  Cumulative effect of accounting change                        --             --             --           0.04             --
------------------------------------------------------------------------------------------------------------------------------
  Net earnings per share                                  $   0.30       $   1.34       $   0.93       $   0.89       $   0.40
==============================================================================================================================
  Weighted average shares outstanding                         40.7           40.6           40.7           40.7           40.6
==============================================================================================================================
Diluted
  Earnings before cumulative effect
    of change in accounting principle                     $   0.30       $   1.30       $   0.89       $   0.89       $   0.39
  Cumulative effect of accounting change                        --             --             --           0.04             --
------------------------------------------------------------------------------------------------------------------------------
  Net earnings per share                                  $   0.30       $   1.30       $   0.89       $   0.85       $   0.39
==============================================================================================================================
  Weighted average shares outstanding                         41.7           41.9           42.7           42.5           41.3
==============================================================================================================================

BALANCE SHEET DATA:
Working capital                                           $  122.5       $ (346.7) (h)  $  102.1       $   92.3       $   80.6
Current ratio                                                  1.4x           0.6x           1.4x           1.4x           1.4x
Plant and equipment, net                                  $  873.8       $  915.8       $  761.1       $  722.0       $  706.7
Long-term debt                                            $  970.5       $  562.3       $  369.3       $  266.7       $  103.0
Deferred income taxes, net                                $   52.1       $   50.5       $   62.9       $   69.1       $   73.9
Shareholders' equity                                      $  658.5       $  654.9       $  639.4       $  606.6       $  582.4
Total assets                                              $2,255.9       $2,339.5       $1,591.6       $1,394.3       $1,172.1
==============================================================================================================================

(a)  Fiscal year 1998 contains 53 weeks.
(b) A change in accounting principle required that costs of business process re-engineering be expensed as incurred. Accordingly, a cumulative adjustment was recorded in the third quarter of fiscal 1998.
(c) Reflects the effects of an accounts receivable write-off and the provision for restructuring and consolidation. See "Management's Discussion and Analysis of Results of Operations and Financial Condition" and Note 3 in the Notes to the Consolidated Financial Statements.
(d) Reflects the effects of a one-time write-off related to a customer bankruptcy filing and the provision for restructuring and consolidation. See "Management's Discussion and Analysis of Results of Operations and Financial Condition" and Note 3 in the Notes to the Consolidated Financial Statements.
(e) Reflects the effects of the provision for restructuring and consolidation, a one-time tax benefit, and nonoperating gains on the sales of property. See "Management's Discussion and Analysis of Results of Operations and Financial Condition" and Note 3 in the Notes to the Consolidated Financial Statements.
(f) Reflects the effects of the provision for restructuring and consolidation and $5.3 million of one-time Spanish tax incentives and credits.
(g) Prior-year shares and per-share amounts have been restated to reflect the two-for-one stock splits effective July 20, 1998 and July 28, 1997.

(h) The negative working capital for fiscal 2000 is directly related to the current maturities of long-term debt for initially financing the Metz acquisition.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND
FINANCIAL CONDITION
THE EARTHGRAINS COMPANY



INTRODUCTION

A number of significant factors, which are discussed below, affected the consolidated results of operations, financial condition, and liquidity of Earthgrains during the current fiscal year ended March 27, 2001, and the prior fiscal years ended March 28, 2000, and March 30, 1999. This discussion should be read in conjunction with the Consolidated Financial Statements and notes thereto for such periods, which are included elsewhere in this report.

OVERVIEW AND OUTLOOK

After several consecutive years of record achievement in operating results and earnings per share, fiscal 2001 was a very challenging year for Earthgrains. A 28-day domestic labor strike, during the second and third quarters, significantly impacted results for the year, particularly in the domestic portion of the Bakery Products segment. While the Company continued to operate and service all markets during the strike and did not lose major customers or significant shelf space, the strike resulted in lost sales, incremental spending, and reduced operating efficiencies. Despite the impact of the strike and continuation of significantly unfavorable exchange rate impacts, net sales increased for both business segments, Bakery Products and Refrigerated Dough Products. The increased sales for the current year were driven primarily by the acquisition of Metz Baking Company (Metz) in March 2000. In addition to the strike, results were also negatively impacted by dramatic increases in fuel and energy costs, higher employee-related costs, continued unfavorable foreign exchange rates, an unusual charge related to collectibility of accounts receivable and the expected first-year dilution from the Metz acquisition, specifically higher interest expense and increased goodwill amortization.
     Pricing, taken in an effort to offset inflationary cost pressures, as well as improved product mix, lower ingredient costs and strong performances demonstrated by the European Baking operations and the Refrigerated Dough Products segment were all positive factors during the year, partially offsetting the negative impacts. Positive fourth-quarter performance across both business segments, with particularly strong contributions from Refrigerated Dough Products, was an important step in the Company's plan to return to pre-strike performance levels and to get back on a track to achieve established improvement goals. Full-scale marketing initiatives, which were postponed during the strike, are back in place and new products are being rolled out in both segments, with a continued focus to drive growth in the higher-margin superpremium category. Improving product mix, operating efficiencies, and pricing where appropriate will continue to be a strong focus of both business segments in the coming year in order to achieve profitability goals and to overcome higher levels of operating costs, particularly for energy and employee benefits.
     The strength of acquisitions played a key role in driving improved performance, most notably in Europe, during the current year. Reposteria Martinez Group, of Santander, Spain, acquired at the end of fiscal 1999, and Patrick Raulet, S.A., of Dole, France, acquired in the second quarter of fiscal 2000, were strong complements to each of the Company's existing European operations. Further benefits from the Reposteria Martinez acquisition are expected in fiscal 2002, as a full year's benefit will be realized from the fully completed integration. Integration of the Metz acquisition is progressing as planned. The transition of their systems to Earthgrains information systems and the related centralization of their accounting and administrative functions is well under way and on schedule for completion this coming fall. Accordingly, the Company plans to capture the targeted synergies, which is a cumulative 60 to 70 percent of the annual $30 million to $35 million of synergies, in the upcoming year and reach the full annual level in fiscal 2003. Earthgrains' success in integrating acquisitions has been a key component in the Company's excellent performance record to date, and achieving the Metz synergies will be a key component of performance improvement over the next two years. During the upcoming year, the Company will also continue to review its operations, including Metz, to balance capacity and consider further opportunities to maximize efficiencies through consolidating operations.
     Over the past years, Earthgrains has demonstrated its ability to implement its value-creating strategies. Both business segments have contributed to growth in revenues, operating margin, EBITDA (earnings before interest expense, income taxes, depreciation, amortization and minority interest expense) margin, and earnings per share. The Company remains focused on executing its successful core strategies of improving product mix, driving continuous process improvement using total quality principles, investing in technology to create competitive advantage and benefiting from industry consolidation.

DOMESTIC LABOR STRIKE

On August 26, 2000, a strike was initiated by employees at the Fort Payne, Alabama, bakery. The strike ultimately affected 27 bakeries before ending with ratification of a new Fort Payne contract on September 22. The strike resulted in lost sales, incremental spending and reduced operating efficiencies. Significant incremental costs for overtime, temporary labor, security, travel, distribution and purchased goods were incurred for the Company to continue to operate bakeries and serve customers and consumers. The labor strike had a significant impact on the Company's second and third quarter operating results. The estimated negative impact of the strike on sales, during both the strike itself and the related third-quarter recovery period, was approximately $38 million. Earnings for the year were negatively impacted by an estimated $0.50 per diluted share.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND
FINANCIAL CONDITION
THE EARTHGRAINS COMPANY



RESTRUCTURING AND CONSOLIDATION PROVISIONS

The Company recorded the following provisions during the periods presented:

* An $11.5 million charge in fiscal 2001 for estimated expenses in conjunction with closing two bakeries;

* A $2.3 million charge in fiscal 2000 for estimated expenses in conjunction with closing one bakery;

* A $28.0 million charge in fiscal 1999 for restructuring of existing operations in Spain related to the Reposteria Martinez acquisition, for estimated expenses to close three domestic bakeries, and for severance costs related to creation of the centralized Financial Shared Services Center in St. Louis.

     The Company believes that benefits continue to be achieved through the restructuring and consolidation program. Further benefits are expected to be realized in the coming fiscal year, particularly in European Bakery operations, as a full year's benefit will be reflected with the completion of the route restructuring related to integrating the Reposteria Martinez acquisition. The Company will continue to review its operations to balance capacity and to seek additional opportunities to improve efficiencies through route and manufacturing consolidation. See Note 3 in the Notes to the Consolidated Financial Statements for additional information concerning the details of the Company's restructuring charges, including a reconciliation of the balance sheet reserve relating thereto.

CONSOLIDATED RESULTS OF OPERATIONS

The following discussion addresses the consolidated operating results and financial condition of the Company for the current year ended March 27, 2001, and the prior years ended March 28, 2000, and March 30, 1999. See further discussion to follow business results by operating segment.

NET SALES
On the strength of acquisitions, net sales for the 52-week fiscal year ended March 27, 2001, increased by $542.8 million, or 26.6 percent, over the prior year, despite a significant unfavorable foreign exchange rate impact of $54.1 million. Excluding the effect of foreign exchange rates and the estimated impact of the strike of approximately $38 million, sales increased
31.1 percent. The increase in sales is primarily attributable to the March 2000 Metz acquisition, which added $568 million to net sales in fiscal 2001. Net sales increased $114.1 million, or 5.9 percent, in fiscal 2000 and $206.2 million, or 12.0 percent, in fiscal 1999. After adjusting for the unfavorable exchange rate impact in 2000, and the favorable exchange rate impact in 1999 and 53rd week in 1998, sales increased 7.7 percent and 13.8 percent in 2000 and 1999, respectively. Both operating segments posted increased sales in each of the three years, with the biggest contributor being Bakery Products, attributable primarily to growth from acquisitions.

GROSS MARGIN
Gross margin of 45.5 percent in fiscal 2001 improved slightly from the prior year level of 45.0 percent, despite impacts of the strike in the current year, and increased from 43.3 percent in 1999. In addition to the labor strike, margins were unfavorably impacted by higher fuel and energy costs and employee-related costs in the current year. These factors were partially offset by pricing initiatives and profit-margin improvements. Such margin improvements were achieved by both business segments during each of the last three years through continued favorable product mix improvement, acquisition benefits and lower ingredient costs. European Bakery Products demonstrated strong margin results in both fiscal 2001 and 2000 over prior year performance, driven by price and mix improvements and continued benefits from the March 1999 acquisition of Reposteria Martinez. In 1999, added volume from supply agreements and manufacturing synergies related to acquisitions drove margin improvements.
     Agricultural commodity costs represented 21-24 percent of cost of products sold in fiscal 2001 and 22-25 percent during each of the prior two fiscal years. Costs of products sold include agricultural commodities whose prices are influenced by weather conditions, government regulations and economic conditions. The Company utilized futures contracts and options to hedge approximately 48-55 percent of such agricultural commodity costs, or 10-13 percent of cost of products sold during fiscal 2001. In 2000, approximately 42-48 percent of such agricultural commodity costs, or 9-12 percent of cost of products sold, were hedged. In 1999, approximately 55-65 percent of such agricultural commodity costs, or 12-16 percent of cost of products sold, were hedged. As of March 27, 2001, the amount of the Company's aggregate obligation to purchase commodities under such contracts was $22.5 million compared with $28.3 million a year ago.

OPERATING EXPENSES
Marketing, distribution and administrative expenses increased in 2001 to
41.1 percent from 39.4 percent in the prior year and 38.0 percent in 1999, on a percentage-of-sales basis. The increase is a result of strike-related expenses, the unusual $8.5 million write-off taken to appropriately reflect the collectibility of accounts receivable in conjunction with centralizing that processing function, and the increased goodwill amortization of $12.0 million from the Metz acquisition. Fiscal 2000 included a one-time $5.4 million accounts receivable write-off related to a customer bankruptcy filing. Increases in expenses have also been experienced over the last two years due to inflationary cost pressures, including increases in fuel, energy and employee-related costs. 1999 expenses decreased to 38.0 percent from 39.0 percent in 1998. During 1999, benefits were experienced from integrating the CooperSmith, Inc., and Southern Bakeries, Inc., acquisitions.

INTEREST EXPENSE AND OTHER INCOME
Interest expense increased significantly in 2001 to $76.8 million from $26.5 million in 2000 and from $19.5 million in 1999, due primarily to higher debt to finance acquisitions. As expected, the considerable increase in interest expense in fiscal 2001 is a direct result of the increased debt level related to the Metz acquisition. Other income in 1999 reflected above average gains on property sales.

INCOME TAXES
The significant increase in the effective tax rate for fiscal 2001 to 55.4 percent from 37.3 percent a year ago is due to the effect of increased nondeductible goodwill amortization related to the Metz acquisition on a strike-impacted lower level of earnings in the current year. The increase in the effective tax rate in fiscal 2000 from 36.6 percent in the prior year, is directly related to the $2.0 million one-time tax benefit in 1999 from a structure put into place during the fourth quarter of that year to improve management of the Company's benefit programs. Excluding this one-time tax benefit, the effective rate decreased in each of the two years since 1998 through sustained tax planning strategies. In fiscal 2002, the effective tax rate is expected to moderate to a more normal effective tax rate of approximately 42 percent.

MINORITY INTEREST EXPENSE
This line represents dividends paid on the $10 million of mandatorily redeemable preferred stock in a wholly owned subsidiary of the Company that was sold during March 1999. See further discussion of this transaction in
Note 8.

OPERATING SEGMENT INFORMATION
The business segments of the Company are Bakery Products, which consists of the U.S. Bakery Products division and the European Bakery Products division, and Refrigerated Dough Products, which comprises the U.S. Refrigerated Dough Products division and the European Refrigerated Dough Products division. This discussion has been modified to reflect business results by operating segment, as reported consistently with how management assesses operating segment performance. See Note 12 for comparative presentation of business segment data.

BAKERY PRODUCTS -- The Bakery Products segment has delivered higher sales results in each of the last three fiscal years, primarily on contributions from acquisitions. Sales increased 30.3 percent in fiscal 2001, despite a $41.5 million unfavorable exchange rate impact and lost revenues due to the strike, and increased by 6.9 percent and 13.3 percent in 2000 and 1999 over the prior year, respectively. In the current year, the majority of the increase in sales can be attributed to the acquisition of Metz (March 2000). The fiscal 2000 increase was driven primarily by the acquisition of Reposteria Martinez (March 1999), and 10 days of sales from the Metz acquisition. The fiscal 1999 increase in revenues is primarily attributable to new customer supply agreements, the Southern Bakeries acquisition (August
1998) and a full year of the CooperSmith acquisition (January 1998).
     Faced with numerous operating challenges, unusual charges, continued unfavorable effects of foreign exchange rates and cost pressures, operating income for the Bakery Products segment decreased by $14.8 million, or 18.3 percent, in fiscal 2001. In addition to the significant impact of the strike, current year operating results include the $8.5 million write-off to reflect the collectibility of accounts receivable, an $11.5 million provision for restructuring and consolidation and the anticipated first-year dilutive effects of the Metz acquisition. Operating income increased $32.1 million, or 65.8 percent, in fiscal 2000, despite the $5.4 million one-time write-off associated with a major food distributor's bankruptcy filing and the $2.3 million charge for a plant closing. Fiscal 1999 operating income, which included $28.0 million in restructuring and consolidation charges, decreased $4.3 million, or 8.1 percent, over the prior year. Despite the unfavorable challenges in fiscal 2001, operating results have been driven in the past three years through price and mix improvements, lower ingredient costs and the strength and synergies of acquisitions. A continued focus on mix-shift improvement to branded and premium and superpremium categories proved effective to partially offset inflationary cost pressures in fiscal 2001 and overcome such pressures in 2000, including increases in fuel and energy costs as well as employee-related costs. European Bakery operations also delivered strong operating results in fiscal 2001 and 2000, attributable to benefits of their restructuring program, acquisition synergies, pricing and favorable product mix combined with increased volume.

REFRIGERATED DOUGH PRODUCTS -- Refrigerated Dough operations delivered strong operating results in fiscal 2001 on increased sales and significantly increased operating income. Sales increased by 4.6 percent to $307.7 million from $294.3 million a year ago. Excluding the unfavorable exchange rate impact, sales increased by 8.8 percent. Strong volume and favorable pricing, particularly in the last half of the year in the U.S., along with growth and acquisition benefits in Europe accounted for the strong performance. Sales increased slightly in the Refrigerated Dough segment in fiscal 2000 to $294.3 million from $292.5 million, driven primarily by acquisitions and branded sales growth in Europe. U.S. sales were negatively affected by the conclusion of a cookie-dough co-pack contract (December 1998), which was a strong contributor to the sales increase for the segment in fiscal 1999, and timing of the Easter holiday resulting in benefits of two holiday selling cycles in the prior year. Sales increased by $16.1 million, or 5.8 percent, in fiscal 1999. Volume and product-mix improvements in the United States, combined with acquisition-related growth in Europe, drove the increase in 1999 sales for the group.

     The Refrigerated Dough segment has delivered strong double-digit growth in operating results in each of the last three years, on product mix improvement and pricing in the current year and even

MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND
FINANCIAL CONDITION
THE EARTHGRAINS COMPANY



though sales were only slightly higher in fiscal 2000 over 1999. Operating income increased 18.6 percent to $48.4 million in fiscal 2001 from $40.8 million a year ago. In addition to price and mix improvement, volume growth was a strong contributor to the current year improvement. The operating income increase of 13.3 percent in fiscal 2000 over the prior year was due in part by the benefits of the European acquisition of Patrick Raulet (June
1999). Fiscal 1999 operating income increased by $10.5 million, or 41.2 percent, over the prior year. Favorable product mix shift to specialty dough products combined with continued operating efficiencies have driven notable benefits each year.

LIQUIDITY AND CAPITAL RESOURCES

On April 20, 1999, Earthgrains issued $150 million of 10-year 6.5 percent fixed-rate senior debentures under a $250 million shelf registration statement filed with the Securities and Exchange Commission (SEC). Proceeds from the offering were used to repay a portion of the borrowings under the Company's $450 million revolving-credit facility. In connection with this debt issuance, the Company terminated its related forward-starting interest rate swap. Beginning in July 1999, the Company initiated a $400 million commercial paper program to refinance the remaining borrowings under the revolving credit facilities and to provide short-term financing for its working capital and operating requirements.
     In conjunction with the acquisition of Metz Baking Company, the Company secured a $600 million, committed revolving credit facility, due in March 2001, to initially finance the transaction. Concurrently, the Company initiated an incremental $600 million commercial paper program which was used to refinance borrowings under the new revolving credit facility.
     On July 25, 2000, Earthgrains issued $300 million in three-year, 8.375 percent fixed-rate Notes due 2003 and $250 million in five-year, 8.5 percent fixed-rate Notes due 2005 from the $750 million shelf registration statement filed with the SEC, which became effective in April 2000. Proceeds from these notes, which were issued at a discount, were used to repay a portion of the outstanding commercial paper borrowings. As of March 27, 2001, $200 million of securities under this shelf registration remain unissued. The $100 million of unissued securities under the shelf registration statement filed with the SEC in 1999 have been canceled. In conjunction with the fixed rate debt issuance, the $600 million credit facility was reduced to $50 million and the $400 million in forward starting interest rate swaps, entered into in May 2000, were terminated. The $7.8 million loss on these swap agreements is being recognized as an adjustment to interest expense over the term of the underlying notes. The remaining $50 million in commitments under the $600 million revolving credit facility was terminated by the Company in October 2000. At March 27, 2001, $50 million was outstanding under the Company's $500 million in committed lines of credit.
     Borrowings outstanding under the commercial paper programs and the $50 million under the credit line at March 27, 2001, are classified as noncurrent as they are supported by $450 million in committed lines of credit due in September 2002. The commercial paper borrowings were at weighted average interest rates of 6.6 percent during fiscal 2001 compared to 5.9 percent for fiscal 2000. Maturities of the commercial paper issued during the year generally had maturities of less than 90 days, with an average maturity of 29 days at March 27, 2001. Additionally, a 10 million euro committed revolving credit facility, due 2004, for the Company's French subsidiary, EuroDough, and a 27 million euro revolving credit facility, due 2004, for operations in Spain, are in place to finance the Company's foreign operations.
     Cash flow from operations, which was $165.0 million for the current fiscal year ended March 27, 2001, continues to be a primary source of liquidity. Price and mix improvements, acquisition benefits, and continued lower ingredient costs have contributed to the cash flows from operations for the current year. Net working capital, excluding cash and cash equivalents, was $104.4 million at March 27, 2001, compared to a negative $366.6 million a year ago. The negative working capital at fiscal year end 2000 is directly attributed to the current maturities of long-term debt related to the Metz acquisition. During the second quarter, as discussed in the preceding paragraph, the initial bridge financing for the acquisition was substantially refinanced with the fixed-rate, long-term debt issuance.
     The Company's primary routine cash requirements will continue to consist of funding capital expenditures and investing in the business, repaying a portion of the outstanding debt in fiscal 2002, interest payments pursuant to the outstanding debt, and dividends to shareholders. Investments in capital expenditures during the current fiscal year were $96.7 million. The Company expects to fund capital investments of approximately $105-$115 million in the upcoming year, with approximately two-thirds of the funding toward high-return projects.
     The consolidated capital expenditure plan for fiscal 2002 includes upgrades to various mixer refrigeration systems, an additional granola line in the Rome, Georgia, plant, and an upgrade of the bun line at the Houston bakery. The Company will also continue ongoing investments in systems technology along with modernization plans for various domestic and international bakeries and refrigerated dough plants primarily to improve operating efficiencies.

     The Company's stock repurchase program authorizes the repurchase of common stock through open market transactions as the Company determines. In fiscal 2001, Earthgrains purchased 186,100 shares of the Company's common stock on the open market at a cost of $3.3 million. During the four years of the program, 1,803,300 shares, adjusted to reflect the two stock splits, have been purchased to date for the treasury at a total cost of $39.1 million. On May 1, 2000, the Board of Directors authorized an additional stock repurchase program that allows Earthgrains to acquire up to 1.7 million shares of its common stock through December 31, 2003.

     On both a short-term and long-term basis, management believes that its cash flows from operations, together with its available borrowings under the existing credit facilities and commercial paper programs and the remaining shelf registration will provide the Company with sufficient resources to meet its seasonal working capital needs, to finance its projected capital expenditures, to make interest and dividend payments, and to meet its foreseeable liquidity requirements.

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

COMMODITIES -- Earthgrains uses commodity futures and options to manage price risk on commodity inventories or anticipated commodity purchases. The Company typically purchases certain commodities such as wheat, corn and soy oil. Based on the results of the sensitivity analysis, the estimated market risk exposure on such instruments was approximately $2.2 million and $2.8 million as of March 27, 2001, and March 28, 2000, respectively.

FOREIGN EXCHANGE -- For the Company's international operations, the functional currency is the local currency and any transactions denominated in a currency other than the respective functional currency are immaterial. The Company does not use derivative instruments to manage exchange risk of net investments in or earnings of its foreign operations.

INTEREST RATES -- The Company manages its interest rate exposures to reduce its borrowing costs and risks through the use of a mix of floating- and fixed-rate debt, as well as interest rate swap agreements and other appropriate hedging instruments. The Company's interest-rate-related financial instruments consist of outstanding debt, a $100 million forward-starting interest rate swap agreement (which was terminated on April 20, 1999, in conjunction with the issuance of $150 million of debentures due April 15, 2009) and three separate, similar forward-starting interest rate swaps entered into in May 2000 (which were terminated in conjunction with the issuance of $550 million in fixed-rate debt in July 2000). Concurrent with the debt issuances, the loss on these related swap agreements is being recognized as an adjustment to interest expense over the term of the underlying debt instruments.
     Assuming the year-end variable rates and the Company's average outstanding floating-rate debt during each year, an assumed adverse 10 percent increase in interest rates would have increased annual interest expense by $3.4 million and $2.4 million during fiscal 2001 and fiscal 2000, respectively.

ENVIRONMENTAL MATTERS

The operations of Earthgrains, like those of similar businesses, are subject to various federal, state and local laws and regulations with respect to environmental matters, including air and water quality, underground fuel-storage tanks, and other regulations intended to protect public health and the environment. Earthgrains has been identified as a potentially responsible party ("PRP") at certain locations under the Comprehensive Environmental Responses, Compensation and Liability Act, and may be required to share in the cost of cleanup with respect to one material site. In June 2000, the Company received a request from the Environmental Protection Agency (EPA) for information pertaining to the Company's refrigerant handling practices. The Company is cooperating with the EPA in connection with such request. While it is difficult to quantify with certainty the financial impact of actions related to environmental matters, based on the information currently available it is management's opinion that the ultimate liability arising from such matters taking into consideration established reserves should not have a material effect on Earthgrains' results of operations, cash flows from operations, or financial position.

RECENTLY ISSUED ACCOUNTING STANDARDS

See discussion in the Summary of Significant Accounting Principles and Policies Note to the Financial Statements.

CONSOLIDATED BALANCE SHEETS
THE EARTHGRAINS COMPANY



==========================================================================================================
                                                                                MARCH 27,        MARCH 28,
(IN MILLIONS, EXCEPT SHARE DATA)                                                     2001             2000
----------------------------------------------------------------------------------------------------------
ASSETS
Current assets:
  Cash and cash equivalents                                                    $     18.1       $     19.9
  Accounts receivable, net                                                          254.4            261.3
  Inventories, net                                                                   94.7             91.5
  Deferred income taxes                                                              50.7             67.1
  Other current assets                                                               32.1             41.5
----------------------------------------------------------------------------------------------------------
    Total current assets                                                            450.0            481.3

Goodwill, net                                                                       894.8            900.0
Plant and equipment, net                                                            873.8            915.8
Other assets                                                                         37.3             42.4
----------------------------------------------------------------------------------------------------------
    Total assets                                                               $  2,255.9       $  2,339.5
==========================================================================================================


LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Current maturities of long-term debt                                         $      7.9       $    442.1
  Accounts payable                                                                  166.3            177.9
  Accrued salaries, wages and benefits                                               79.8             83.3
  Accrual for restructuring and consolidation                                         6.2             17.0
  Other current liabilities                                                          67.3            107.7
----------------------------------------------------------------------------------------------------------
    Total current liabilities                                                       327.5            828.0

Postretirement benefits                                                             103.8            104.1
Long-term debt                                                                      970.5            562.3
Deferred income taxes                                                               102.8            117.6
Other noncurrent liabilities                                                         82.8             62.6
Commitments and contingencies                                                          --               --

Minority interest-redeemable preferred stock of subsidiary                           10.0             10.0

Shareholders' equity:
  Common stock, $.01 par value, 150,000,000 authorized, 44,431,293,
    and 43,936,881 shares issued in 2001 and 2000, respectively                       0.4              0.4
  Additional paid-in capital                                                        633.4            621.6
  Retained earnings                                                                 128.7            125.8
  Unearned ESOP shares                                                               (7.0)           (11.0)
  Treasury stock                                                                    (41.3)           (35.8)
  Unearned portion of restricted stock                                               (4.0)            (1.6)
  Accumulated other comprehensive income                                            (51.7)           (44.5)
----------------------------------------------------------------------------------------------------------
    Total shareholders' equity                                                      658.5            654.9
----------------------------------------------------------------------------------------------------------
    Total liabilities and shareholders' equity                                 $  2,255.9       $  2,339.5
==========================================================================================================

See accompanying Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF EARNINGS
THE EARTHGRAINS COMPANY



==========================================================================================================
                                                                     FOR THE FISCAL YEARS ENDED
                                                        --------------------------------------------------
                                                             MARCH 27,         MARCH 28,         MARCH 30,
(IN MILLIONS, EXCEPT PER-SHARE DATA)                              2001              2000              1999
----------------------------------------------------------------------------------------------------------
Net sales                                                  $   2,582.1       $   2,039.3       $   1,925.2
Cost of products sold                                          1,407.7           1,122.5           1,092.4
----------------------------------------------------------------------------------------------------------
Gross profit                                                   1,174.4             916.8             832.8
Marketing, distribution and administrative expenses            1,060.0             804.4             731.6
Provision for restructuring and consolidation                     11.5               2.3              28.0
----------------------------------------------------------------------------------------------------------
Operating income                                                 102.9             110.1              73.2
Other income and expenses:
  Interest (expense)                                             (76.8)            (26.5)            (19.5)
  Other income, net                                                3.5               4.3               6.2
----------------------------------------------------------------------------------------------------------
Income before income taxes                                        29.6              87.9              59.9
Provision for income taxes                                        16.4              32.8              21.9
Minority interest expense                                         (0.8)             (0.6)               --
----------------------------------------------------------------------------------------------------------
Net income                                                 $      12.4       $      54.5       $      38.0
==========================================================================================================


Earnings per share:
  Basic
    Net earnings per share                                 $      0.30       $      1.34       $      0.93
==========================================================================================================
    Weighted average shares outstanding                           40.7              40.6              40.7
==========================================================================================================
  Diluted
    Net earnings per share                                 $      0.30       $      1.30       $      0.89
==========================================================================================================
    Weighted average shares outstanding                           41.7              41.9              42.7
==========================================================================================================

See accompanying Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS
THE EARTHGRAINS COMPANY



=========================================================================================================================
                                                                                       FOR THE FISCAL YEARS ENDED
                                                                            ---------------------------------------------
                                                                                  MARCH 27,      MARCH 28,      MARCH 30,
(IN MILLIONS)                                                                          2001           2000           1999
-------------------------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
  Net income                                                                       $   12.4       $   54.5       $   38.0
  Adjustments to reconcile earnings to
    net cash flow provided by operations:
      Depreciation                                                                    112.9           89.9           82.6
      Amortization                                                                     39.3           26.3           19.8
      Deferred income taxes                                                            11.2           13.7           (2.0)
      Provision for restructuring and consolidation
        ($11.5 million, less cash payments of $2.5 million in 2001;
        $2.3 million, less cash payments of $1.0 million in 2000;
        $28.0 million, less cash payments of $2.8 million in 1999)                      9.0            1.3           25.2
      (Gain) on disposal of fixed assets                                               (1.4)          (0.7)          (5.6)
      (Increase) in noncash working capital                                           (28.2)         (54.0)         (18.9)
      Other, net                                                                        9.8          (24.1)          (8.9)
-------------------------------------------------------------------------------------------------------------------------
      Net cash flow from operations                                                   165.0          106.9          130.2
-------------------------------------------------------------------------------------------------------------------------

Cash flows from investing activities:
  Capital expenditures                                                                (96.7)         (94.1)         (86.5)
  Acquisitions, net of cash acquired                                                  (32.1)        (655.2)        (169.7)
  Proceeds from sale of property/business                                               7.0            7.4           40.7
  Other                                                                                (1.5)            --             --
-------------------------------------------------------------------------------------------------------------------------
      Net cash used by investing activities                                          (123.3)        (741.9)        (215.5)
-------------------------------------------------------------------------------------------------------------------------

Cash flows from financing activities:
  Net (payments on borrowings) increase in revolving credit facility                 (566.9)         483.2           90.1
  Issuance of long-term debt                                                          538.0          150.0            9.9
  Principal payments on long-term debt, including current maturities                     --           (4.1)          (0.9)
  Dividends to shareholders                                                            (9.5)          (7.8)          (6.0)
  Purchases of treasury stock                                                          (3.3)         (15.4)         (13.4)
  Proceeds from issuance of preferred stock of subsidiary                                --             --           10.0
  Other                                                                                 2.7            1.6            3.3
-------------------------------------------------------------------------------------------------------------------------
      Net cash (used by) provided by financing activities                             (39.0)         607.5           93.0
-------------------------------------------------------------------------------------------------------------------------

Effect of exchange rate changes on cash                                                (4.5)          (5.7)           1.7
Net (decrease) increase in cash and cash equivalents                                   (1.8)         (33.2)           9.4
Cash and cash equivalents, beginning of year                                           19.9           53.1           43.7
-------------------------------------------------------------------------------------------------------------------------

Cash and cash equivalents, end of year                                             $   18.1       $   19.9       $   53.1
=========================================================================================================================

See accompanying Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
THE EARTHGRAINS COMPANY


===================================================================================================================================
                                                                                                                    ACCUM.
                                                                                                                     OTHER
                                               COMMON STOCK   ADDITIONAL            UNEARNED             UNEARNED  COMPRE-
                                            ------------------   PAID-IN  RETAINED      ESOP  TREASURY RESTRICTED  HENSIVE
(IN MILLIONS, EXCEPT SHARE DATA)                SHARES  AMOUNT   CAPITAL  EARNINGS    SHARES     STOCK      STOCK   INCOME    TOTAL
-----------------------------------------------------------------------------------------------------------------------------------
Balance March 31, 1998                      21,498,864    $0.2    $608.1    $ 47.1    $(14.1)   $ (7.0)     $(3.3)  $(24.4)  $606.6
Comprehensive income:
         Net income                                                           38.0                                             38.0
         Other comprehensive income,
           translation adjustments                                                                                     3.6      3.6
-----------------------------------------------------------------------------------------------------------------------------------
         Comprehensive income                                                 38.0                                     3.6     41.6
Dividends ($.145 per share)                                                   (6.0)                                            (6.0)
Two-for-one stock split                     21,498,864     0.2      (0.2)                                                        --
Shares issued under stock plan and
  related tax benefits                         405,086               5.7                                                        5.7
Amortization of restricted stock                                                                              0.9               0.9
Shares allocated under ESOP                                          2.8                 1.1                                    3.9
Purchases of treasury stock                   (557,700)                                          (13.4)                       (13.4)
Other                                            6,737               0.2                                     (0.1)              0.1
-----------------------------------------------------------------------------------------------------------------------------------
Balance March 30, 1999                      42,851,851     0.4     616.6      79.1     (13.0)    (20.4)      (2.5)   (20.8)   639.4
Comprehensive income:
         Net income                                                           54.5                                             54.5
         Other comprehensive income,
           translation adjustments                                                                                   (23.7)   (23.7)
-----------------------------------------------------------------------------------------------------------------------------------
         Comprehensive income                                                 54.5                                   (23.7)    30.8
Dividends ($.19 per share)                                                    (7.8)                                            (7.8)
Shares issued under stock plan and
  related tax benefits                         190,130               2.4                                                        2.4
Amortization of restricted stock                                                                              0.9               0.9
Purchases of treasury stock                   (722,300)                                          (15.4)                       (15.4)
Shares allocated under ESOP                                          2.8                 2.0                                    4.8
Other                                                               (0.2)                                                      (0.2)
-----------------------------------------------------------------------------------------------------------------------------------
Balance March 28, 2000                      42,319,681     0.4     621.6     125.8     (11.0)    (35.8)      (1.6)   (44.5)   654.9
Comprehensive income:
         Net income                                                           12.4                                             12.4
         Other comprehensive income,
           translation adjustments                                                                                    (7.2)    (7.2)
-----------------------------------------------------------------------------------------------------------------------------------
         Comprehensive income                                                 12.4                                    (7.2)     5.2
Dividends ($.23 per share)                                                    (9.5)                                            (9.5)
Shares issued under stock plans and
  related tax benefits                         376,822               8.4                 1.2      (2.2)      (3.9)              3.5
Amortization of restricted stock                                                                              1.5               1.5
Purchases of treasury stock                   (186,100)                                           (3.3)                        (3.3)
Shares allocated under ESOP                                          3.4                 2.8                                    6.2
-----------------------------------------------------------------------------------------------------------------------------------
Balance March 27, 2001                      42,510,403    $0.4    $633.4    $128.7    $ (7.0)   $(41.3)     $(4.0)  $(51.7)  $658.5
===================================================================================================================================

See accompanying Notes to Consolidated Financial Statements

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
THE EARTHGRAINS COMPANY



1    SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES
     AND POLICIES
This summary of the Company's significant accounting principles and policies is presented to assist in evaluating the Company's financial statements included in this report. These principles and policies conform to generally accepted accounting principles and are applied on a consistent basis among years.

PRINCIPLES OF CONSOLIDATION
These consolidated financial statements include the Company and all its subsidiaries. All significant intercompany transactions are eliminated.

FISCAL YEAR END
The Company has a 52- or 53-week year, with its fiscal year end being the last Tuesday in March. The following table summarizes the periods covered in each of the three fiscal years presented in these financial statements and footnotes thereto unless otherwise stated:

============================================================================
FISCAL YEAR                PERIOD COVERED
----------------------------------------------------------------------------
2001                       52-week period ended March 27, 2001
2000                       52-week period ended March 28, 2000
1999                       52-week period ended March 30, 1999

FOREIGN CURRENCY TRANSLATION
The local currency of the Company's foreign operations is considered the functional currency. Financial statements of the foreign operations are translated using exchange rates in effect at period end for assets and liabilities, and average exchange rates during the period for results of operations. Adjustments resulting from foreign currency transactions are recognized in income, whereas adjustments resulting from the translation of financial statements are reflected within accumulated other comprehensive income in shareholders' equity.

REVENUE RECOGNITION
Revenue is recognized upon shipment to and acceptance by the customer. Discounts to customers are netted against sales. Costs and related expenses to manufacture the products are recorded as costs of sales when the related revenue is recognized.

GOODWILL
Goodwill is amortized on a straight-line basis over a period of 40 years. Accumulated amortization at March 27, 2001, and March 28, 2000, was $124.6 million and $99.8 million, respectively. $105.5 million of the goodwill balance at March 27, 2001, relates to the acquisition of the Company by Anheuser-Busch in 1982.

SUPPLY AGREEMENTS
Cash payments made in conjunction with long-term supply agreements with customers are capitalized as other assets and amortized over the term of the respective agreement. Such amortization is reflected in marketing, distribution and administrative expenses in the Consolidated Statements of Earnings.

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

PLANT AND EQUIPMENT
Plant and equipment is carried at cost and includes expenditures for new facilities and expenditures that substantially increase the useful lives of existing facilities. Maintenance, repairs and minor renewals are expensed as incurred. When plant and equipment is retired or otherwise disposed, the related cost and accumulated depreciation are eliminated and any gain or loss on disposition is reflected in income or expense.
     Depreciation is provided principally on the straight-line method over the estimated useful lives of the assets, resulting in depreciation rates on buildings ranging from 2-10 percent and on machinery and equipment ranging from 5-25 percent.

     In conjunction with the acquisition of the Company by Anheuser-Busch in 1982, a portion of the purchase price was associated with reflecting the property, plant and equipment (buildings) at fair value through purchase accounting. Additionally, the effect of the adoption of Statement of Financial Accounting Standards No. 109 (SFAS 109) in fiscal 1992 was applied to these assets. The remaining unamortized purchase price assigned to fixed assets amounted to $185.0 million, with related deferred tax liabilities of $70.8 million, at March 27, 2001.

CAPITALIZATION OF INTEREST
Interest relating to the cost of acquiring certain fixed assets is capitalized. The capitalized interest is included as part of the cost of the related asset and is amortized over its estimated useful life. Such amounts capitalized were not material for any year presented.

INCOME TAXES
The provision for income taxes is based on the income and expense amounts as reported in the Consolidated Statements of Earnings. Deferred income taxes are recognized for the effect of temporary differences between financial and tax reporting in accordance with the requirements of SFAS 109.

FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK AND
CONCENTRATION OF CREDIT RISK
The Company is a party to certain financial instruments with off-balance-sheet risk incurred in the normal course of business. These financial instruments include forward and option contracts designated as hedges. Derivative financial instruments are used solely as hedges to manage existing risks or exposure. The Company's exposure to credit loss in the event of non-performance by the counterparties to these financial instruments (either individually or in the aggregate) is not material to the financial condition or results of operations of the Company.
     Derivative financial instruments, which are used by the Company in the management of commodity exposures, are accounted for on an accrual basis. Income and expense are recognized in the same category as that of the related asset or liability. The fair value of derivative instruments is determined based on the estimated amounts the Company would receive or pay to terminate the contracts.
     In fiscal 1998, the Company entered into a forward-starting interest rate swap transaction, in order to hedge its future borrowing costs for an anticipated 10-year fixed rate debt issuance. Through this swap transaction, the Company was obligated at a future date, up to one year, to make payments based upon a fixed rate while receiving a LIBOR-based floating rate during a 10-year term. This interest rate swap agreement was terminated in conjunction with the debt issuance on April 20, 1999. The loss of $2.3 million on the termination of this swap is reflected as a discount on the notes and amortized to interest expense over their 10-year term.
     In May 2000, the Company entered into three separate, similar four-month forward-starting interest rate swap transactions totaling $400 million, for anticipated three-year, five-year, and 10-year debt issuances. Concurrent with the fixed-rate debt issuances on July 25, 2000, such swap transactions were terminated. The $7.8 million loss on these swap agreements is being recognized as an adjustment to interest expense on the underlying notes over their respective three-year and five-year terms.
     The Company does not have a material concentration of accounts receivable or credit risk.

FAIR VALUE OF FINANCIAL INSTRUMENTS
As of March 27, 2001 and March 28, 2000, the fair value of long-term debt was $984.6 million and $984.0 million respectively. The fair value of long-term debt was estimated based on the quoted market values for the same or similar debt issues, or rates currently available for debt with similar terms.

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

SYSTEMS DEVELOPMENT COSTS
The Company capitalizes certain systems development costs as required in accordance with established criteria. Amounts capitalized are amortized over a five-year period. In March 1998, the American Institute of Certified Public Accountants (AICPA) issued Statement of Position (SOP) No. 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." This statement requires that certain internal and external costs associated with the purchase and/or development of internal use software be capitalized rather than expensed. The Company adopted this statement as of the beginning of fiscal year 1999. Such adoption did not have a material impact on the Company's financial position or results of operations.

EARNINGS PER SHARE
Earnings per share are based on the weighted average number of shares of common stock outstanding during the year. The difference in the weighted average shares outstanding used in the basic and dilutive earnings-per-share calculations represents the assumed conversion of stock options and restricted stock awards. The number of shares from such assumed conversion were 1.0 million, 1.3 million and 2.0 million shares in fiscal 2001, 2000 and 1999, respectively.

STOCK-BASED COMPENSATION
The Company accounts for employee stock options using the intrinsic value method in accordance with Accounting Principles Board Opinion No. 25 (APB
25), "Accounting for Stock Issued to Employees." Under APB 25, the Company does not recognize compensation expense for options granted, because options are only granted at a price equal to market value on the date of grant.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
THE EARTHGRAINS COMPANY



In 1996, Statement of Financial Accounting Standards No. 123 (SFAS 123), "Accounting for Stock Based Compensation" became effective, which prescribes recognition of compensation expense based upon the fair value of the options at the date of grant. However, SFAS 123 allows companies to continue to apply APB 25 and disclose pro forma effects of the fair value method. See Note 7 for additional discussion and pro forma disclosures as if the fair value method had been utilized.

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

NEW ACCOUNTING PRONOUNCEMENTS
In June 1999, the Financial Accounting Standards Board (FASB) issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of FASB Statement No. 133." This Statement established accounting and reporting standards for derivative instruments, requiring recognition of the fair value of all derivatives as assets or liabilities on the balance sheet. SFAS 133 will become effective for fiscal 2002 financial reporting. Based upon a review of the provisions of this standard, the Company's existing derivative positions qualify for hedge accounting treatment under SFAS
133. Accordingly, the Company expects to record a net-of-tax cumulative effect adjustment to other comprehensive income to recognize all instruments that will be designated as cash flow hedges at fair value. The Company believes that the adoption will not have a significant impact on its results of operations or financial position.
     In December 1999, the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin (SAB) No. 101, "Revenue Recognition," which provides guidance on the application of existing revenue recognition rules for transactions that existing rules do not specifically address. In June 2000, the SEC issued SAB No. 101B, which delayed the effective date of SAB No. 101, making it applicable for the Company's fourth quarter of fiscal year 2001. The implementation did not have a material impact on the Company's consolidated financial statements.
     In the third calendar quarter of fiscal 2000, the Emerging Issues Task Force (EITF) of the FASB reached a consensus on Issue No. 00-10, "Accounting for Shipping and Handling Revenues and Costs." The consensus establishes requirements for the classification and disclosure of shipping and handling costs incurred and those costs billed. The required reclassification did not have a material impact on the Company's consolidated financial statements. Approximately $484.5 million, $344.1 million and $305.0 million of shipping and handling costs are included in marketing, distribution and administrative expenses in the Consolidated Statements of Earnings for fiscal 2001, 2000, and 1999, respectively.
     In May 2000, the EITF reached a consensus on Issue No. 00-14, "Accounting for Certain Sales Incentives." This consensus establishes requirements for the recognition and presentation of sales incentives such as coupons, rebates and other discounts. In April 2001, the EITF reached a consensus to defer the effective date of this issue.
     In September 2000, the EITF released Issue No. 00-25, "Accounting for Consideration from a Vendor to a Retailer in Connection with the Purchase or Promotion of the Vendor's Products." EITF Issue No. 00-25 addresses when consideration from a vendor to a retailer (a) in connection with the retailer's purchase of the vendor's products or (b) to promote sales of the vendor's products by the retailer should be classified in the vendor's income statement as a reduction of revenue. In April 2001, a consensus was reached on this issue. The guidance under Issue No. 00-14 and Issue No. 00-25 is effective for the Company's fourth quarter of fiscal year 2002. The impact of Issue 00-14 is not expected to have a significant impact on its financial position or results of operations or have a material effect on its financial statement reporting. The Company has not completed its evaluation of the effect of Issue No. 00-25.
     The FASB is in the final stages of issuing a new statement, "Business Combinations and Intangible Assets -- Accounting for Goodwill," which would eliminate the amortization of purchased goodwill and instead require an annual review of goodwill and intangibles for impairment or when a change or event occurs that indicates goodwill may be impaired. If this new standard is issued prior to the Company's required SEC filing for the upcoming first quarter of fiscal 2002, it would permit early adoption for the Company. Accordingly, pending issuance of the new statement under the current provisions provided in the existing related Exposure Draft, the Company plans to adopt the new statement for reporting its first quarter of fiscal 2002 results. The Company expects an annual, favorable impact to net income of approximately $24 million upon adoption for fiscal 2002.

2    ACQUISITIONS
     On January 1, 2001, Earthgrains' European Bakery unit acquired the assets of Ortiz, the toasted bread business of Nutrexpa, S.A. Ortiz, which produces toasted bread through one plant in Vergel, Spain, with annual sales of approximately $12.0 million, makes the Company the market leader in toasted bread products in Spain. The cash transaction is being funded through cash flows of the local existing Spanish operations and has been accounted for using the purchase method. Accordingly, the results of operations are reflected in the Consolidated Statement of Earnings from the date of acquisition.

     Effective June 30, 1999, Earthgrains acquired the stock of Patrick Raulet, S.A., a leading producer of refrigerated dough products in Dole, France. This acquisition complements the Company's existing European Refrigerated Dough Products business, making it the largest refrigerated dough supplier in France. This acquisition was funded through the cash flows of the local existing operations. Effective March 18, 2000, the Company acquired the stock of Metz Baking Company for $625 million. Metz, which currently operates 20 bread and specialty bakeries, added major markets and brands in the upper Midwest. The acquisition was initially financed through new and existing committed credit facilities and commercial paper. In July 2000, three- and five-year notes were issued to refinance a portion of the original borrowings.
     Both acquisitions were purchased for cash and have been accounted for using the purchase method. Accordingly, the results of operations are reflected in the Consolidated Statement of Earnings from the respective dates of acquisition. The purchase price has been allocated to the assets acquired and the liabilities assumed based upon their estimated fair market value, and the excess costs over net tangible assets are being amortized over 40 years. $494.6 million in excess costs over assets acquired as of March 27, 2001 relates to the Metz acquisition. Had these purchases taken place on April 1, 1998, unaudited pro forma consolidated net sales would have been $2,601.3 million and $2,467.2 million for fiscal years 2000 and 1999, respectively. Consolidated net earnings and earnings per diluted share would have been $35.7 million and $0.85 per share in fiscal 2000 and $19.7 million and $0.46 per share in fiscal 1999.
     On August 3, 1998, Earthgrains acquired the assets of Societe De Concept en Produits Agro-Alimentaires, S.A., which owns Chevalier Servant, S.A., of Vittel, France. Chevalier Servant, a refrigerated- and frozen-dough producer, has been combined with the Company's existing French-based refrigerated dough operations. On August 19, 1998, the Company acquired the assets of Palmetto Baking Company of Orangeburg, S.C., and Tatum Bakeries of Birmingham, Ala., from Southern Bakeries, Inc. Palmetto produces Sunbeam(R) and Country Hearth(R) brand bread, buns and rolls in South Carolina and eastern Georgia. Tatum produces specialty rolls for sale to other wholesale bakers. Effective October 5, 1998, Earthgrains completed the transaction with Interstate Bakeries Corporation to exchange assets of Earthgrains' My Bread Baking Co. in New Bedford, Mass., for those of IBC's Holsum Bakery in Grand Junction, Colo., plus a cash payment from IBC. The exchange, which added new brands and contiguous sales territory in western Colorado, did not significantly affect financial results. On March 25, 1999, the Company completed the acquisition of Reposteria Martinez Group of Santander, Spain. Reposteria Martinez Group is a producer of fresh-baked sweet goods and with this acquisition, the Company became the branded market leader in the retail sweet-good segments of cake and morning goods in Spain.
     All of these acquisitions were purchased for cash and have been accounted for using the purchase method. Accordingly, the results of operations are reflected in the Consolidated Statement of Earnings from the date of acquisition. The purchase price has been allocated to the assets acquired and the liabilities assumed based upon their estimated fair market value, and the excess costs over net tangible assets are being amortized over 40 years. Had these purchases taken place on April 1, 1998, unaudited pro forma consolidated net sales would have been $2,035.0 million for fiscal year 1999. Consolidated net earnings and earnings per share would not have been significantly different from the amounts reflected in the accompanying financial statements.
     On July 22, 1998, the Company entered into a multiyear agreement to supply store-brand fresh bread and bakery products to Kroger Food Stores in Texas and Louisiana. Earthgrains services this contract through its existing bakeries in Dallas and Houston. On September 21, 1998, the Company entered into a multiyear agreement to supply store-brand fresh bread, buns and rolls to Lucky Stores, Inc., in northern California. Earthgrains services this contract through its existing bakeries in Oakland and Sacramento. Cash payments made in conjunction with long-term supply agreements with customers are capitalized as other assets and amortized over the term of the respective agreement.
     Pro forma data do not purport to be indicative of the results that would have been obtained had these events actually occurred at the beginning of the periods presented and such data are not intended to be a projection of future results.

3    PROVISIONS FOR RESTRUCTURING AND CONSOLIDATION
     The Company has recorded various provisions for restructuring and consolidation in conjunction with closing domestic bakeries and restructuring operations in Spain in order to increase efficiencies and streamline operations. Reserves have also been established in conjunction with certain acquisitions for restructuring related to the acquiree's operations. In accordance with generally accepted accounting principles, the acquisition-related reserves were recorded as an increase to goodwill and no provision was recorded.
     During fiscal 2001, an $11.5 million pretax restructuring charge was recorded for costs associated with closing bakeries in Des Moines, Iowa and Louisville, Kentucky. Additionally, the Rockford, Illinois bakery was also closed, which was acquired as part of Metz Baking Company. Costs associated with the Rockford closing are being charged against additional acquisition-related reserves of $2.6 million and no provision was recorded. These provisions and reserves include costs of reflecting certain fixed assets at net realizable value less cost of disposal, employee severance benefits, and other related closing costs that do not benefit future periods.


     In fiscal 2000, the Company recorded a provision of $2.3 million in conjunction with closing one bakery. During fiscal 1999, provisions totaling $28.0 million were recorded in conjunction with closing three domestic bakeries, severance costs associated with the creation of a centralized Financial Shared Services Center in

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
THE EARTHGRAINS COMPANY



St. Louis, and for the restructuring of existing operations in Spain related to the fourth quarter acquisition of Reposteria Martinez Group. These provisions reflect costs of writing off certain fixed assets, employee severance benefits, and other related closing costs. In the case of plant closings, production was transferred to other facilities.
     Costs for the respective-year provisions are categorized as follows (in millions):

=====================================================================
FISCAL YEAR                              2001        2000        1999
---------------------------------------------------------------------
Noncash asset write-offs                $ 8.0        $0.8       $ 3.0
Other, primarily severance                3.5         1.5        25.0
---------------------------------------------------------------------
                                        $11.5        $2.3       $28.0
=====================================================================


     Additionally, reserves have been established in conjunction with certain acquisitions in prior years for restructuring related to the acquiree's operations. During fiscal 1999, reserves totaling $7.2 million were recorded primarily for severance relative to the Chevalier Servant and Reposteria Martinez Group acquisitions. During fiscal 2000, reserves of $0.3 million and $3.5 million were established in conjunction with the Patrick Raulet and Metz acquisitions, respectively. Both reserves were for severance. In accordance with generally accepted accounting principles, these acquisition-related reserves were recorded as an increase to goodwill and no provision was recorded. At March 27, 2001, $2.6 million of the reserve balance is comprised of cash charges to be incurred, primarily severance; the remaining $3.6 million is comprised of noncash charges.
     A reconciliation of activity with respect to the Company's restructuring and consolidation is as follows (in millions):

====================================================================
Ending balance, March 31, 1998                                $  6.1
Provision, 1999                                                 28.0
Acquisition-related reserves                                     7.2
Noncash asset write-offs                                        (2.0)
Cash payments associated with severance                         (5.8)
Other miscellaneous items, net                                  (1.1)
--------------------------------------------------------------------
Ending balance, March 30, 1999                                  32.4
Provision, 2000                                                  2.3
Acquisition-related reserves                                     3.8
Noncash asset write-offs                                        (1.8)
Cash payments associated with severance                        (19.2)
Other miscellaneous items, net                                  (0.5)
--------------------------------------------------------------------
Ending balance, March 28, 2000                                  17.0
Provision, 2001                                                 11.5
Acquisition-related reserves                                     2.6
Noncash asset write-offs                                       (10.2)
Cash payments associated with severance                        (14.3)
Other miscellaneous items, net                                  (0.4)
--------------------------------------------------------------------
ENDING BALANCE, MARCH 27, 2001                                $  6.2
====================================================================

4    LONG-TERM DEBT
     Long-term debt is as follows (in millions):

=====================================================================
                                             MARCH 27,      MARCH 28,
                                                  2001           2000
---------------------------------------------------------------------
Commercial Paper, 5.7% and 6.2%
  wtd. avg., respectively                       $229.0       $  259.1
Revolving Credit Facility due 2000                  --           25.0
Revolving Credit Facility due 2001                  --          568.0
Revolving Credit Facilities due 2001              50.0             --
Notes Payable, 6.5%, due 2009                    148.0          150.0
Notes Payable, 8.375%, due 2003                  296.9             --
Notes Payable, 8.5%, due 2005                    245.5             --
Euro Revolving Credit Facility
  due 2004                                         7.4             --
Industrial Development Bonds,
  9.5%, due 2001                                   1.5            1.5
Other                                              0.1            0.8
---------------------------------------------------------------------
                                                 978.4        1,004.4
Less current portion                               7.9          442.1
---------------------------------------------------------------------
                                                $970.5       $  562.3
=====================================================================


     The aggregate maturities on long-term debt are $50.0 million, $229.0 million, $307.4 million, and $250.0 million in fiscal years 2002, 2003, 2004 and 2006, respectively.
     On April 20, 1999, Earthgrains issued $150 million of 10-year 6.5 percent fixed-rate senior debentures under a $250 million shelf registration statement filed with the SEC. Proceeds from the offering were used to repay a portion of the borrowings under the Company's existing $450 million revolving credit facility.
     Beginning in July 1999, the Company initiated a $400 million commercial paper program to refinance the remaining borrowings under the revolving credit facilities and to provide short-term financing for its working capital and operating requirements.
     In conjunction with the acquisition of Metz Baking Company in March 2000, the Company secured a $600 million committed revolving credit facility, due in March 2001, to initially finance the transaction. Concurrently, the Company initiated an incremental $600 million commercial paper program to refinance any borrowings under the new revolving credit facility.
     On July 25, 2000, Earthgrains issued $300 million in three-year,
8.375 percent fixed-rate Notes due 2003 and $250 million in five-year,
8.5 percent fixed-rate Notes due 2005 from the $750 million shelf registration statement filed with the SEC, which became effective in April 2000. Proceeds from these notes, which were issued at a discount, were used to repay a portion of the outstanding commercial paper borrowings. As of March
27, 2001, $200 million of securities under this shelf registration remain unissued. The $100 million of unissued securities under the shelf registration statement filed with the SEC in 1999 have been canceled. In conjunction with the fixed rate debt issuance, the $600 million revolving credit facility was reduced to $50 million and the $400 million in forward starting interest rate swaps, entered into in May 2000, were terminated. The $7.8 million loss on these swap agreements is being recognized as an adjustment to interest expense over the term of the underlying notes. The remaining $50 million in commitments under the $600 million revolving credit facility was terminated by the Company in October 2000. At March 27, 2001, $50 million was outstanding under the Company's $500 million in committed lines of credit.
     Borrowings outstanding under the commercial paper program and the $50 million under the credit line at March 27, 2001, are classified as noncurrent as they are supported by $450 million in committed lines of credit due in September 2002. The commercial paper borrowings were at weighted average interest rates of 6.6 percent during fiscal 2001 compared to 5.9 percent for fiscal 2000. Maturities of the commercial paper issued during the year generally were less than 90 days, with an average maturity of 29 days at March 27, 2001. Additionally, the Company has a 10 million committed Euro revolving credit facility, due 2004, for the Company's French subsidiary, EuroDough, and a 27 million Euro revolving credit facility, due 2004, for operations in Spain, to finance the Company's foreign business requirements.
     As of March 27, 2001, $26.6 million in letters of credit were also outstanding under the revolving credit facility, principally related to self-insurance requirements. Based on outstanding debt, commercial paper and letters of credit, approximately $200 million was available for incremental borrowings under the existing $500 million in committed lines of credit at March 27, 2001. All credit facilities contain customary covenants, including maintenance of interest coverage and debt-to-total capitalization ratios plus certain other restrictions.

5    RETIREMENT BENEFITS
     PENSION PLANS
For fiscal 2001, salaried employees from the Metz acquisition were included in the Company's salaried pension plan. The Metz Bargaining Unit Plan, also assumed from the acquisition, is maintained as a separate plan and is included in the disclosures below. During fiscal 2000, the Company adopted a nonunion hourly pension plan to provide benefit coverage for new nonunion hourly employees from acquired companies. Net pension expense for single-employer defined benefit plans was comprised of the following for the three fiscal years (in millions):

====================================================================
FISCAL YEAR                              2001        2000       1999
--------------------------------------------------------------------
Service cost (benefits
  earned during the year)               $ 7.8       $ 6.2       $4.4
Interest cost on projected
  benefit obligation                      4.9         1.9        1.4
Expected return on assets                (5.9)       (2.0)      (1.0)
Amortization of actuarial gains,
  prior service cost, and the
  excess of market value of plan
  assets over projected benefit
  obligation at January 1, 1986           1.1         1.2        1.0
--------------------------------------------------------------------
Net pension expense                     $ 7.9       $ 7.3       $5.8
====================================================================

     The key actuarial assumptions used in determining pension expense for single-employer defined benefit plans were as follows for each of the three fiscal years:

=====================================================================
FISCAL YEAR                               2001        2000       1999
---------------------------------------------------------------------
Discount rate                             7.5%        7.0%      7.25%
Long-term rate of return
  on plan assets                         10.0%       10.0%      10.0%
Weighted-average rate of
  compensation increase                   4.5%        4.5%       4.5%
=====================================================================

     The actual (loss) gain on pension assets was $(0.9) million in fiscal 2001, $2.6 million in fiscal 2000, and $1.1 million in fiscal 1999.

     The following tables set forth a reconciliation of funded status to pension liability of all Company single-employer defined benefit plans for the two years ended (in millions):

====================================================================
                                             MARCH 27,     MARCH 28,
                                                  2001          2000
--------------------------------------------------------------------
Funded status -- Plan assets (less than)
  projected benefit obligation (PBO)            $(14.4)        $(5.6)
Unamortized excess of market value
  of plan assets over PBO
  at January 1, 1986, being
  amortized over 15 years                         (0.4)         (0.4)
Unrecognized net actuarial loss                    7.6           1.0
Unrecognized prior service costs                    .2           4.9
--------------------------------------------------------------------
Accrued pension liability                       $ (3.0)        $(0.1)
====================================================================

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
THE EARTHGRAINS COMPANY

     The assumptions used in determining the funded status of these plans were as follows:

====================================================================
                                                   2001         2000
--------------------------------------------------------------------
Discount rate                                      7.5%         7.5%
Weighted-average rate of
  compensation increase                            4.5%         4.5%
====================================================================

     The following tables summarize the change in the projected benefit obligation and the change in fair market value of plan assets for all company single-employer defined benefit pension plans for the years ended (in millions):


CHANGE IN PROJECTED BENEFIT OBLIGATION (PBO):

====================================================================
                                              MARCH 27,    MARCH 28,
                                                   2001         2000
--------------------------------------------------------------------
PBO, beginning of year                            $66.8        $27.0
Service cost                                        7.8          6.2
Interest cost                                       4.9          1.9
Acquisitions                                         --         32.7
Plan amendments                                     0.4          0.7
Actuarial (gain)                                   (0.2)        (0.9)
Benefits paid                                      (2.1)        (0.8)
--------------------------------------------------------------------
PBO, end of year                                  $77.6        $66.8
====================================================================

CHANGE IN PLAN ASSETS (CONSISTING PRIMARILY OF CORPORATE EQUITY
SECURITIES AND PUBLICLY TRADED BONDS):

====================================================================
                                              MARCH 27,    MARCH 28,
                                                   2001         2000
--------------------------------------------------------------------
Fair market value, beginning of year              $60.9        $14.7
Actual return on plan assets                       (0.7)         2.6
Acquisitions                                         --         34.3
Employer contributions                              5.1         10.1
Benefits paid                                      (2.1)        (0.8)
--------------------------------------------------------------------
Fair market value, end of year                    $63.2        $60.9
====================================================================

     The amounts listed as acquisitions in the preceding tables, reflect the projected benefit obligation and related pension assets from the Metz acquisition.
     Contributions to multiple and multi-employer plans in which the Company participates are determined in accordance with the provisions of negotiated labor contracts. Contributions to these plans were $32.3 million, $24.3 million, and $24.9 million for fiscal 2001, 2000, and 1999, respectively.

POSTRETIREMENT BENEFITS
The Company provides certain health care and life insurance benefits to eligible retired employees. Salaried and certain bargaining unit employees generally become eligible for retiree health care benefits after reaching age 55 with 15 years of service.
     The following table sets forth the accumulated postretirement benefit obligation (APBO) and the total postretirement benefit liability for all single-employer defined benefit plans in the Company's Consolidated Balance Sheets as of (in millions):


===================================================================
                                              MARCH 27,   MARCH 28,
                                                   2001        2000
-------------------------------------------------------------------
Accumulated postretirement
  benefit obligation (APBO)                      $ 86.0      $ 68.9
Unrecognized prior service benefits                25.3        30.2
Unrecognized net actuarial gains                    2.7        14.3
-------------------------------------------------------------------
Total postretirement benefit liabilities         $114.0      $113.4
===================================================================

     As of March 27, 2001, and March 28, 2000, $103.8 million and $104.1 million of this obligation was classified as a long-term liability, respectively, and $10.2 million and $9.3 million was classified in other current liabilities, respectively.
     The following tables summarize the change in the accumulated postretirement benefit obligation for the years ended (in millions):

CHANGE IN ACCUMULATED POSTRETIREMENT BENEFIT OBLIGATION (APBO):

===================================================================
                                             MARCH 27,    MARCH 28,
                                                  2001         2000
-------------------------------------------------------------------
APBO, beginning of year                         $ 68.9        $72.0
Service cost                                       3.8          3.0
Interest cost                                      5.8          5.0
Acquisitions                                       6.6           --
Actuarial loss (gain)                             10.9         (1.8)
Benefits paid                                    (10.0)        (9.3)
-------------------------------------------------------------------
APBO, end of year                               $ 86.0        $68.9
===================================================================

     The amount listed as acquisitions in the preceding table, reflects the accumulated postretirement benefit obligation from the Metz acquisition.
     Net periodic postretirement benefits expense for single-employer defined benefit plans for the following periods was comprised of the following (in millions):

=====================================================================
FISCAL YEAR                                   2001     2000      1999
---------------------------------------------------------------------
Service cost (benefits attributed
  to service during the year)                $ 3.8    $ 3.0     $ 3.4
Interest cost on accumulated
  postretirement benefit obligation            5.8      5.0       6.1
Amortization of prior service benefit         (4.9)    (4.9)     (4.9)
Amortization of actuarial gain                (0.7)    (1.0)     (0.8)
---------------------------------------------------------------------
Net periodic postretirement
  benefits expense                           $ 4.0    $ 2.1     $ 3.8
=====================================================================

     In measuring the APBO, the pre-Medicare medical indemnity costs were assumed to increase 7.67 percent for fiscal year 2001, decreasing by 1/3 percent per year to an ultimate rate of 4.0 percent in fiscal year 2012. The post-Medicare medical indemnity costs were assumed to increase 9.5 percent for fiscal year 2001, decreasing by 0.5 percent per year to an ultimate rate of 4.0 percent in fiscal year 2012. The Medicare Risk HMO medical costs were assumed to increase 5.75 percent in fiscal year 2001, decreasing by 0.25 percent per year to an ultimate rate of 4.0 percent in fiscal year 2008. The indemnity medical trend rate combining pre- and post-Medicare costs for fiscal 1999 was assumed to be 8.5 percent; the Medicare HMO medical trend rate was at an assumed
4.0 percent.
     The weighted average discount rate used in determining the APBO was 8.0 percent at March 27, 2001, and at March 28, 2000.
     Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plan. A one-percentage-point change in assumed health care cost trend rates would have the following effects (in millions):

====================================================================
                                              TREND +1%    TREND -1%
--------------------------------------------------------------------
Effect on total of service and
  interest cost components for 2001                $1.0        $(1.0)
Effect on year-end 2001
  postretirement benefit obligation                $7.3        $(6.3)
====================================================================


6    EMPLOYEE STOCK OWNERSHIP PLAN
     Substantially all domestic regular salaried and hourly employees are eligible for participation in the company-sponsored Employee Stock Ownership Plan (ESOP) that became effective July 1, 1996. The ESOP borrowed $16.8 million from the Company for a term of 10 years at an interest rate of 8.0 percent and used the proceeds to buy 2,052,456 shares of common stock from the Company. ESOP shares are being allocated to participants over the 10-year period, as contributions are made to the plan. At March 27, 2001, 1,198,472 shares have been allocated to participants.
     The ESOP cash contributions and ESOP expense accrued during the plan year are determined by several factors, including the market price and number of shares allocated to participants, ESOP debt service, dividends on unallocated shares and the Company's 401(k) matching contribution. Over the 10-year life of the ESOP, total expense recognized will equal the total cash contributions made by the Company.
     The ESOP is based on a June 30 plan year with cash contributions made monthly. Cash contributions and dividends on unallocated ESOP shares for fiscal 2001, 2000, and 1999 were $5.1 million and $0.3 million, $2.6 million and $0.3 million, and $1.4 million and $0.2 million, respectively.

7    STOCK OPTIONS AND RESTRICTED STOCK
     The 1996 Incentive Plan, as amended, authorizes the issuance of up to 7,834,850 shares of Earthgrains Common Stock pursuant to the grant of restricted stock and the exercise of incentive stock options, nonqualified stock options and stock appreciation rights. Grants under the 1996 Incentive Plan are made at the market price on the date of the grant. Options granted pursuant to the 1996 Incentive Plan vest over a three-year period from the date of grant and, once vested, are generally exercisable over 10 years from the anniversary of the grant date. The plan also provides for the granting of stock appreciation rights (SARs) in tandem with stock options. The exercise of a SAR cancels the related option and the exercise of an option cancels the related SAR. At March 27, 2001, there were no SARs outstanding under the plan.
     Under the 1996 Incentive Plan, 666,204 restricted shares of Earthgrains Common Stock were issued to certain officers of the Company in fiscal 1997. This restricted share award vests one-half each after 54 and 66 months following the date of the award. Accordingly, one-half of the shares under this award vested and were issued in October 2000. The remaining half of the award will vest in October 2001. During fiscal 2001, 207,900 additional restricted shares of common stock were issued to certain officers of the Company. This restricted share award vests 5 years from the date of the award. Compensation cost is recognized over the vesting period.
     The Company applies Accounting Principles Board Opinion No. 25
(APB 25), "Accounting for Stock Issued to Employees," in accounting for its stock option plans. Accordingly, because the grant price equals the market price on the date of grant, no compensation expense is recognized for stock option grants. Had compensation cost for the Company's stock options been determined based upon the fair value at the grant date consistent with the methodology prescribed under FAS 123, the Company's net income and earnings per share for the years ended March 27, 2001, March 28, 2000, and March 30, 1999, would have been affected as follows (in millions except shares, per grant and per share amounts):

=====================================================================
FISCAL YEAR                                       2001    2000   1999
---------------------------------------------------------------------
Reported net income                              $12.4   $54.5  $38.0
Pro forma net income                             $ 8.1   $50.5  $35.1
Reported earnings per diluted share              $0.30   $1.30  $0.89
Pro forma earnings per diluted share             $0.19   $1.21  $0.82
=====================================================================

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
THE EARTHGRAINS COMPANY



     The weighted-average fair value of options granted (which is amortized to expense over the option vesting period in determining the pro forma impact), is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions:

=====================================================================
                                          2001        2000       1999
---------------------------------------------------------------------
Risk-free interest rate                   6.1%        6.2%       6.1%
Expected life of option                 5 YRS.      5 Yrs.     4 Yrs.
Expected volatility of
  Earthgrains stock                        38%         36%        34%
Expected dividend yield on
  Earthgrains stock                      1.12%       1.33%      0.75%
=====================================================================

     The weighted-average fair value of options granted during 2001, 2000, and 1999 is as follows:

===========================================================================
                                                2001        2000       1999
---------------------------------------------------------------------------
Fair value of options granted                  $7.29       $6.07      $7.19
Number of options granted                    493,950     668,715    681,928
Total fair value of all options granted        $ 3.6       $ 4.1      $ 4.9
===========================================================================

     In accordance with FAS 123, the weighted-average fair value of stock options granted is required to be based on a theoretical statistical model in accord with assumptions noted above. In actuality, because employee stock options do not trade on a secondary exchange, employees receive no benefit and derive no value from holding stock options under these plans without an increase in the market price of Earthgrains stock. Such an increase in stock price would benefit all stockholders.
     The following table summarizes the stock option transactions under the Earthgrains 1996 Incentive Plan:

=====================================================================
                                               WTD. AVG.
                                     OPTION     EXERCISE      OPTIONS
                                     SHARES        PRICE  EXERCISABLE
---------------------------------------------------------------------
Outstanding,
   March 31, 1998                 3,447,620       $11.33      977,750
      Granted                       681,928       $22.41
      Exercised                     405,086       $ 8.43
      Cancelled                      38,608       $15.10
---------------------------------------------------------------------
Outstanding,
   March 30, 1999                 3,685,854       $13.66    1,001,309
      Granted                       668,715       $16.14
      Exercised                     190,130       $ 8.67
      Cancelled                      94,401       $20.12
---------------------------------------------------------------------
Outstanding,
   March 28, 2000                 4,070,038       $14.15    2,833,452
      Granted                       493,950       $18.75
      Exercised                     309,444       $10.02
      Cancelled                      75,995       $20.12
---------------------------------------------------------------------
OUTSTANDING,
   MARCH 27, 2001                 4,178,549       $14.91    3,076,618
=====================================================================

     The following table summarizes information for options currently outstanding at March 27, 2001:

=====================================================================
                       OPTIONS OUTSTANDING
---------------------------------------------------------------------
                                              WTD. AVG.     WTD. AVG.
RANGE                                         REMAINING      EXERCISE
OF PRICES                        NUMBER            LIFE         PRICE
---------------------------------------------------------------------
$ 7.65-13.06                  1,991,312        5.4 YRS.        $ 9.72
$14.46-14.63                     58,450        9.0 YRS.         14.62
$15.59-15.72                    603,174        8.8 YRS.         15.72
$17.50-20.41                    422,100        9.4 YRS.         19.30
$21.34-25.28                  1,103,513        7.6 YRS.         22.15
---------------------------------------------------------------------
$ 7.65-25.28                  4,178,549        6.9 YRS.        $14.91
=====================================================================

     At March 27, 2001, 1,678,190 shares of Earthgrains Common Stock were available for future awards under the 1996 Incentive Plan. The plan provides for acceleration of exercisability of outstanding options and the vesting of restricted shares upon the occurrence of certain events relating to a change of control, merger, sale of assets or liquidation of the Company.


8    CAPITAL AND PREFERRED STOCK
     7,834,850 shares are authorized for issuance under the amended
1996 Stock Incentive Plan. Of those shares, 666,204 were issued as restricted share grants to certain Earthgrains Officers in fiscal 1997. 2,052,456 shares were authorized for the Employee Stock Ownership Plan, activated on July 1, 1996, of which 1,198,472 shares have been allocated to participants. 19,200 shares have been granted as restricted shares and 22,601 shares issued as compensation to members of the Board of Directors. During fiscal 2001, 207,900 additional shares were issued as a restricted share grant to certain officers of the Company.
     1,803,300 shares have been repurchased into the treasury under the Company's stock repurchase program. Approximately 1.7 million remaining shares are authorized for repurchase as of March 27, 2001. 42,510,403 shares of Earthgrains Common Stock were issued and outstanding as of March 27, 2001.
     All share and per-share amounts have been adjusted to reflect the two-for-one common stock splits effective July 20, 1998 and July 28, 1997.
     During March 1999, the Company sold $10.0 million of mandatorily redeemable preferred stock in a wholly owned subsidiary of Earthgrains. This preferred stock is presented as a Minority Interest between long-term debt and shareholders' equity. The Company authorized and issued 10,000 shares of preferred stock, which at any time on or after March 1, 2006, all (but not less than all) of the shares may be redeemed at the option of the Company, at the redemption price of $1,000 per share. On March 1, 2019, the Company shall redeem all of the then-outstanding shares at the redemption price. During fiscal year 2000, the Company began paying dividends on this preferred stock at a LIBOR-based variable interest rate. Such dividends were recorded as Minority Interest Expense below the income tax provision line.

9    INCOME TAXES
     The provision for income taxes consists of the following amounts for the periods ended (in millions):

=========================================================================
FISCAL YEAR                                 2001          2000       1999
-------------------------------------------------------------------------
Current tax (benefit) provision:
  Federal                                  $(0.5)        $16.1      $20.1
  State and foreign                          5.7           3.0        3.8
-------------------------------------------------------------------------
                                             5.2          19.1       23.9
-------------------------------------------------------------------------
Deferred tax provision (benefit):
  Federal                                    7.6           8.6        3.1
  State and foreign                          3.6           5.1       (5.1)
-------------------------------------------------------------------------
                                            11.2          13.7       (2.0)
-------------------------------------------------------------------------
Provision for income taxes                 $16.4         $32.8      $21.9
=========================================================================

     The deferred tax assets and deferred tax liabilities as of the end of each period are comprised of the following (in millions):

=========================================================================
                                                    MARCH 27,   MARCH 28,
                                                         2001        2000
-------------------------------------------------------------------------
Deferred tax liabilities:
  Depreciation and
    property differences                              $ 163.7     $ 164.9
  Deferred systems development costs                      5.4         7.0
  Pension plan                                            0.9         1.4
  Other                                                   8.1         8.1
-------------------------------------------------------------------------
  Deferred tax liabilities                              178.1       191.4
-------------------------------------------------------------------------
Deferred tax assets:
  Postretirement benefits other
    than pensions                                       (39.8)      (39.6)
  Self-insurance reserves                               (21.3)      (23.7)
  Reserve for restructuring and
    consolidation                                        (2.7)      (14.9)
  Accrued liabilities                                   (17.8)      (20.9)
  Deductible goodwill                                    (3.2)       (4.3)
  NOLs and tax credit carryforwards                     (29.5)      (23.6)
  Other                                                 (11.7)      (13.9)
-------------------------------------------------------------------------
  Deferred tax (assets)                                (126.0)     (140.9)
-------------------------------------------------------------------------
  Net deferred tax liabilities                        $  52.1     $  50.5
=========================================================================

     The NOLs and tax credit carryforwards expire beginning in fiscal 2008 through 2019.

     A reconciliation between the statutory rate and the effective rate is presented below:

=========================================================================
                                                  2001      2000     1999
-------------------------------------------------------------------------
Tax at statutory rate                            $10.1     $30.5    $21.0
State income taxes,
  net of federal benefit                           0.6       0.7      1.0
Amortization of goodwill                           7.5       3.4      3.0
Foreign tax credits and other                     (2.3)     (2.4)    (1.5)
Benefit management program                          --        --     (2.0)
Other, net                                         0.5       0.6      0.4
-------------------------------------------------------------------------
Provision for income taxes                       $16.4     $32.8    $21.9
=========================================================================


10   CASH FLOWS
     Supplemental information with respect to the Consolidated
Statements of Cash Flows for each of the periods is presented below (in millions):

=========================================================================
FISCAL YEAR                                       2001      2000     1999
-------------------------------------------------------------------------
Interest paid, net of
  capitalized interest                          $ 71.5    $ 23.2    $19.2
Income taxes (refunded) paid, net                 (0.9)     25.1     34.0
-------------------------------------------------------------------------
Changes in noncash working
  capital, net of effect
  of acquisitions:
Decrease (increase) in
  noncash current assets:
        Accounts receivable, net                   5.3     (35.5)    (9.2)
        Inventories, net                          (3.9)      3.2     (1.9)
        Other current assets                       9.3      (8.0)     8.2
Increase (decrease) in
  current liabilities:
        Accounts payable                         (11.9)      9.1    (21.2)
        Accrued salaries,
              wages and benefits                  (3.7)      2.7     (2.9)
        Accrual for restructuring
              and consolidation                  (10.9)    (18.7)    (3.0)
        Other current liabilities                (12.4)     (6.8)    11.1
-------------------------------------------------------------------------
(Increase) in noncash
  working capital                               $(28.2)   $(54.0)  $(18.9)
=========================================================================

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
THE EARTHGRAINS COMPANY



11   COMMITMENTS AND CONTINGENCIES
     The Company and certain of its subsidiaries are involved in certain claims and legal proceedings in which monetary damages and other relief are sought. These proceedings, arising in the normal course of business, are in varying stages and may proceed for protracted periods of time.
     Although it is impossible to predict the outcome of any legal proceeding, the Company believes that it has meritorious defenses or insurance coverage to meet the proceedings pending against it and that the outcome of such proceedings should not, individually or in the aggregate, have a material adverse effect on the results of operations or financial condition of the Company.
     The operations of Earthgrains, like those of similar businesses, are subject to various Federal, state and local laws and regulations with respect to environmental matters, including air and water quality, underground fuel storage tanks, and other regulations intended to protect public health and the environment. Earthgrains has been identified as a potentially responsible party ("PRP") at certain locations under the Comprehensive Environmental Responses, Compensation and Liability Act, and the Company may be required to share in the cost of cleanup with respect to one material site. In June 2000, the Company received a request from the Environmental Protection Agency (EPA) for information pertaining to the Company's refrigerant handling practices. The Company is cooperating with the EPA in connection with such request. Although it is difficult to quantify with certainty the financial impact of actions related to environmental matters, based on the information currently available it is management's opinion that the ultimate liability arising from such matters, taking into consideration established reserves, should not have a material effect on the Company's results of operations or financial position.
     Future rental commitments under noncancelable operating leases in effect as of the end of fiscal year 2001 were, in millions: 2002 - $22.5; 2003 - $18.5; 2004 - $15.3; 2005 - $12.5; 2006 - $9.9; thereafter -
$29.1.
     Total rental expense for all operating leases was $28.9 million, $18.7 million, and $16.8 million in fiscal 2001, 2002, and 1999, respectively.

12   BUSINESS SEGMENTS
     The business segments of the Company are Bakery Products, which consists of the U.S. Bakery Products division and the European Bakery Products division, and Refrigerated Dough Products, which contains the U.S. Refrigerated Dough Products division and the European Refrigerated Dough Products division. Summarized below is the Company's business segment information for 2001, 2000, and 1999 (in millions):

=======================================================================
FISCAL YEAR                              2001         2000         1999
-----------------------------------------------------------------------
INCOME STATEMENT INFORMATION
NET SALES
  Bakery Products                    $2,274.4     $1,745.0     $1,632.7
  Refrigerated Dough Products           307.7        294.3        292.5
-----------------------------------------------------------------------
  Total                              $2,582.1     $2,039.3     $1,925.2
=======================================================================

DEPRECIATION & AMORTIZATION
  Bakery Products                    $  124.0     $   88.1     $   77.8
  Refrigerated Dough Products            16.6         16.5         13.0
  Corporate(a)                           11.6         11.6         11.6
-----------------------------------------------------------------------
  Total                              $  152.2     $  116.2     $  102.4
=======================================================================

OPERATING INCOME(b)
  Bakery Products                    $   66.1     $   80.9     $   48.8
  Refrigerated Dough Products            48.4         40.8         36.0
  Corporate(a)                          (11.6)       (11.6)       (11.6)
-----------------------------------------------------------------------
  Total                              $  102.9     $  110.1     $   73.2
=======================================================================

BALANCE SHEET INFORMATION
TOTAL ASSETS
     Bakery Products                 $1,782.0     $1,839.6     $1,111.5
     Refrigerated Dough Products        183.5        194.2        162.8
     Corporate(a)                       290.4        305.7        317.3
-----------------------------------------------------------------------
     Total                           $2,255.9     $2,339.5     $1,591.6
=======================================================================

CAPITAL EXPENDITURES
     Bakery Products                 $   84.3     $   76.7     $   71.1
     Refrigerated Dough Products         12.4         17.4         15.4
-----------------------------------------------------------------------
     Total                           $   96.7     $   94.1     $   86.5
=======================================================================

(a) Amounts represent purchase accounting valuation in conjunction with the acquisition of the Company by Anheuser-Busch Companies, Inc. in 1982 and the related depreciation and organization thereon.

(b) 2001 operating income was reduced by the $8.5 million pretax accounts receivable write-off and the $11.5 million pretax provision for restructuring and consolidation. 2000 operating income was reduced by the $5.4 million pretax write-off related to a customer bankruptcy filing and the $2.3 million pretax provision for restructuring and consolidation. 1999 operating income was reduced by the $28.0 million pretax provision for restructuring and consolidation. All amounts related to the Bakery Products segment.

13   GEOGRAPHIC INFORMATION
     The Company operates in the United States and Europe. The foreign information below is comprised primarily of the Company's operations in Spain.

=======================================================================
(IN MILLIONS)                      2001            2000            1999
-----------------------------------------------------------------------
NET SALES
  Domestic                     $2,205.3        $1,638.9        $1,611.1
  Foreign                         376.8           400.4           314.1
-----------------------------------------------------------------------
  Consolidated Total           $2,582.1        $2,039.3        $1,925.2
=======================================================================

OPERATING INCOME (LOSS)
  Domestic                     $   74.2 (a)    $   87.6 (b)    $   79.2
  Foreign                          28.7            22.5            (6.0)
-----------------------------------------------------------------------
  Consolidated Total           $  102.9        $  110.1        $   73.2 (c)
=======================================================================

IDENTIFIABLE ASSETS
  Domestic                     $1,078.9        $1,128.4        $  852.5
  Foreign                         282.2           311.1           339.3
-----------------------------------------------------------------------
  Consolidated Total           $1,361.1        $1,439.5        $1,191.8
=======================================================================

(a) 2001 operating income was reduced by the $8.5 million pretax accounts receivable write-off and the $11.5 million pretax provision for restructuring and consolidation.
(b) 2000 operating income was reduced by the $5.4 million pretax write-off related to a customer bankruptcy filing and the $2.3 million pretax provision for restructuring and consolidation.
(c) 1999 operating income was reduced by the $28.0 million pretax provision for restructuring and consolidation, $19.6 million of which related to foreign operations.



14   SUPPLEMENTAL BALANCE SHEET
     INFORMATION

=======================================================================
                                              MARCH 27,       MARCH 28,
(IN MILLIONS)                                      2001            2000
-----------------------------------------------------------------------
Receivables:
  Trade                                        $  257.3        $  265.1
  Allowance for doubtful accounts                  (2.9)           (3.8)
-----------------------------------------------------------------------
                                               $  254.4        $  261.3
=======================================================================

Inventories:
  Raw materials                                $   67.5        $   68.3
  Finished goods                                   27.2            23.2
-----------------------------------------------------------------------
                                               $   94.7        $   91.5
=======================================================================

Plant and equipment:
  Land                                         $   71.8        $   76.0
  Buildings                                       513.5           508.9
  Machinery and equipment                       1,055.1         1,000.2
  Construction in progress                         28.6            43.5
-----------------------------------------------------------------------
                                                1,669.0         1,628.6
  Less accumulated depreciation                  (795.2)         (712.8)
-----------------------------------------------------------------------
                                               $  873.8        $  915.8
=======================================================================

Accrued salaries, wages and benefits:
  Accrued payroll                              $   31.2        $   29.1
  Accrued vacation                                 23.6            27.1
  Accrued group benefits                           25.0            27.1
-----------------------------------------------------------------------
                                               $   79.8        $   83.3
=======================================================================

Other current liabilities:
  Current portion of
    self-insurance reserves                    $   21.5        $   24.9
  Accrued taxes, other than
    income taxes                                   10.6            15.2
  Other items                                      35.2            67.6
-----------------------------------------------------------------------
                                               $   67.3        $  107.7
=======================================================================

Other noncurrent liabilities:
  Self-insurance reserves                      $   30.5        $   32.6
  Environmental reserves                           13.1            10.1
  Other items                                      39.2            19.9
-----------------------------------------------------------------------
                                               $   82.8        $   62.6
=======================================================================

=======================================================================
FISCAL YEAR                              2001         2000         1999
-----------------------------------------------------------------------
Allowance for doubtful accounts
  Balance, beginning of period         $  3.8       $  5.6       $  6.2
  Provision charged to expense           10.9          7.4          0.9
  Acquisition-related additions            --          1.6           --
  Write-offs, less recoveries           (11.8)       (10.8)        (1.5)
-----------------------------------------------------------------------
Balance, end of period                 $  2.9       $  3.9       $  5.6
=======================================================================

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
THE EARTHGRAINS COMPANY



15   QUARTERLY FINANCIAL DATA (UNAUDITED)
     Summarized quarterly financial data for each of the fiscal years appear below (each quarter represents a period of twelve weeks except for the December quarter, which includes sixteen weeks):

========================================================================================================
                                                  SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)
                                        ----------------------------------------------------------------
                                              JUNE    SEPTEMBER    DECEMBER         MARCH         FISCAL
(IN MILLIONS, EXCEPT PER SHARE DATA)       QUARTER      QUARTER     QUARTER       QUARTER           YEAR
--------------------------------------------------------------------------------------------------------
FISCAL 2001
Net sales                                   $599.6       $603.2       $782.1       $597.2       $2,582.1
Gross profit                                 279.8        277.6        344.9        272.1        1,174.4
Net income (loss)                             10.9          8.9 (a)    (13.0)(b)      5.6           12.4
Basic earnings per share:
Net earnings per share                      $ 0.27       $ 0.22 (a)   $(0.32)(b)   $ 0.14       $   0.30 (c)
========================================================================================================
Diluted earnings per share:
Net earnings per share                      $ 0.27       $ 0.21 (a)   $(0.32)(b)   $ 0.13       $   0.30 (c)
========================================================================================================

FISCAL 2000
Net sales                                   $449.6       $469.4       $642.8       $477.5       $2,039.3
Gross profit                                 202.1        208.9        286.8        219.0          916.8
Net income                                    12.5         15.7         18.7 (d)      7.6 (e)       54.5
Basic earnings per share:
Net earnings per share                      $ 0.31       $ 0.39       $ 0.46 (d)   $ 0.19 (e)   $   1.34 (c)
========================================================================================================
Diluted earnings per share:
Net earnings per share                      $ 0.30       $ 0.37       $ 0.45 (d)   $ 0.18 (e)   $   1.30
========================================================================================================

(a) Quarter's results include an estimated $7.3 million pretax or $0.13 per share impact from the strike.
(b) Quarter's results include an $11.5 million pretax provision for restructuring and consolidation, an $8.5 million pretax accounts receivable write-off and an estimated $24.0 million pretax or $0.37 per share impact from the strike.
(c) Earnings per share is computed independently for each of the periods presented, therefore, the sum of the earnings per share amounts for the quarters may not equal the total for the year.
(d) Quarter's results include a $2.3 million pretax provision for restructuring and consolidation.
(e) Quarter's results include a $5.4 million pretax accounts receivable write-off related to a customer bankruptcy filing.


16   QUARTERLY COMMON STOCK PRICE (UNAUDITED)
     RANGES AND DIVIDENDS
The Earthgrains Company common stock is listed and traded on the New York Stock Exchange under the ticker symbol "EGR." The table below presents the high and low market for the stock and per-share cash dividend information for each quarter of fiscal 2001 and 2000.

============================================================================================================
                                              FISCAL 2001                              FISCAL 2000
                                    ------------------------------------------------------------------------
                                      HIGH         LOW    DIVIDENDS            HIGH         LOW    DIVIDENDS
------------------------------------------------------------------------------------------------------------
June Quarter                        $21.00      $13.50         $.05          $25.38      $20.13         $.04
September Quarter                    21.94       16.44          .06           29.00       23.50          .05
December Quarter                     24.00       14.94          .06           24.44       15.31          .05
March Quarter                        21.20       15.13          .06           16.44       13.31          .05
============================================================================================================

RESPONSIBILITY FOR FINANCIAL STATEMENTS



The management of The Earthgrains Company is responsible for the preparation and integrity of the consolidated financial statements appearing in this annual report. The financial statements were prepared in conformity with generally accepted accounting principles appropriate in the circumstances and, accordingly, include certain amounts based on our best judgments and estimates.
     We are responsible for maintaining a system of internal accounting controls and procedures, which we believe are adequate to provide reasonable assurance, at an appropriate cost/benefit relationship, that assets are safeguarded against loss from unauthorized use or disposition and financial records provide a reliable basis for preparation of the financial statements. The internal accounting control system is augmented by a program of internal audits and appropriate reviews by management, written policies and guidelines, careful selection and training of qualified personnel, and a written Code of Business Conduct adopted by our Company's Board of Directors, applicable to all management employees of our Company.
     The Audit and Finance Committee of our Company's Board of Directors, composed solely of directors who are not officers of our Company, meets with the independent auditors, management and internal auditors periodically to discuss internal accounting controls and auditing and financial reporting matters. The Committee reviews with the independent auditors the scope and results of the audit effort. The Committee also meets with the independent auditors and the chief internal auditor without management present to ensure that the independent auditors and the chief internal auditor have free access to the Committee.
     PricewaterhouseCoopers LLP is engaged to audit the consolidated financial statements of The Earthgrains Company and conduct such tests and related procedures as it deems necessary in conformity with generally accepted auditing standards. The opinion of the independent auditors, based upon their audits of the consolidated financial statements, is shown below.


REPORT OF INDEPENDENT ACCOUNTANTS


To the Shareholders and Board of Directors of The Earthgrains Company

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of earnings, cash flows and shareholders' equity present fairly, in all material respects, the financial position of The Earthgrains Company and its subsidiaries at March 27, 2001, and March 28, 2000, and the results of their operations and their cash flows for the fiscal years ended March 27, 2001, March 28, 2000, and March 30, 1999, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP


St. Louis, Missouri
April 26, 2001